UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary proxy statement
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☑	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under § 240.14a-12

BRYN MAWR BANK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of WSFS Financial Corporation and Bryn Mawr Bank Corporation:

On March 9, 2021, WSFS Financial Corporation, which we refer to as WSFS, a Delaware corporation and the parent holding company of Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned subsidiary of WSFS, which we refer to as WSFS Bank, and Bryn Mawr Bank Corporation, which we refer to as Bryn Mawr, a Pennsylvania corporation and the parent holding company of The Bryn Mawr Trust Company, a Pennsylvania chartered bank and wholly owned subsidiary of Bryn Mawr, or Bryn Mawr Bank, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Under the terms and subject to the conditions of the merger agreement, among other things, (i) Bryn Mawr will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, Bryn Mawr Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers.

If the merger is completed, each share of common stock, par value $1.00 per share, of Bryn Mawr, which we refer to as Bryn Mawr common stock, excluding certain specified shares, will be converted into the right to receive 0.90 of a share, or the exchange ratio, of common stock par value $0.01 per share, of WSFS, which we refer to as WSFS common stock, with cash paid in lieu of fractional shares. We refer to the 0.90 of a share of WSFS common stock into which each share of Bryn Mawr common stock will convert in the merger, as the merger consideration.

Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of WSFS common stock. Shares of WSFS common stock are listed on the Nasdaq Global Select Market, which we refer to as Nasdaq, under the ticker symbol “WSFS” and shares of Bryn Mawr common stock are listed on Nasdaq under the ticker symbol “BMTC.” The following table sets forth the closing sale prices per share of WSFS common stock and Bryn Mawr common stock on March 9, 2021, the last trading day before the public announcement of the signing of the merger agreement, and on May 3, 2021, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Bryn Mawr common stock on March 9, 2021 and on May 3, 2021, the latest practicable trading day before the printing date of this joint proxy statement/prospectus, determined by multiplying the closing price of the WSFS common stock on such dates by the exchange ratio of 0.90. We urge you to obtain current market quotations for WSFS common stock and Bryn Mawr common stock.

	WSFS Common Stock	Bryn Mawr Common Stock	Implied Value of Merger Consideration
March 9, 2021	$53.94	$42.50	$48.55
May 3, 2021	$51.27	$46.03	$46.14

Based on the number of shares of Bryn Mawr common stock that are outstanding (which includes the shares of Bryn Mawr common stock underlying Bryn Mawr restricted stock awards) as of May 3, 2021, WSFS currently expects to issue approximately 18,351,464 shares of WSFS common stock in connection with the merger. However, an increase or decrease in the number of outstanding shares of Bryn Mawr common stock prior to completion of the merger could cause the actual number of shares issued in connection with the merger to change.

WSFS and Bryn Mawr will each hold a special meeting of their respective stockholders in connection with the proposed mergers. WSFS and Bryn Mawr cannot complete the proposed mergers unless (1) the WSFS stockholders vote to adopt the merger agreement and approve the transactions contemplated thereby, including the merger and the issuance of shares of WSFS common stock in connection with the merger and (2) the Bryn Mawr shareholders vote to approve the merger agreement and the transactions contemplated by thereby, including the merger. Our respective boards of directors are providing this document to solicit your proxy to vote in connection with the merger agreement and related matters. In addition, this document is also being delivered to Bryn Mawr shareholders as WSFS’s prospectus for its offering of WSFS common stock in connection with the merger.

The WSFS special meeting will be held in a virtual-only format on June 10, 2021, at 4:00 p.m., Eastern Time. In order to attend the WSFS special meeting, WSFS stockholders must register at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp by 11:59 p.m., Eastern Time on June 7, 2021. On the day of the WSFS special meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. You will be able to listen to the meeting live, submit questions and vote.

The Bryn Mawr special meeting will be held at Bryn Mawr’s headquarters at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010 on June 10, 2021, at 11:00 a.m., Eastern Time. In addition, and due to the COVID-19 pandemic, Bryn Mawr is providing a virtual format for meeting attendance for those who do not wish or are not able to attend the Bryn Mawr special meeting in person.

Your vote is very important. To ensure your representation at the special meeting of WSFS or Bryn Mawr, as applicable, please complete, sign, date and return the enclosed proxy card or voting instruction form, as applicable, which we refer to as a proxy card (or submit your proxy by telephone or through the internet). Whether or not you expect to attend the special meeting of WSFS or Bryn Mawr, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person (including remote participation at a virtual meeting) at the applicable special meeting.

Each of the WSFS and Bryn Mawr boards of directors has approved the merger agreement and the transactions contemplated thereby and recommends to its stockholders to vote “FOR” approval of its respective proposals.

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The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety, including “Risk Factors,” beginning on page 46, for a discussion of the risks relating to the mergers. You also can obtain information about WSFS and Bryn Mawr from documents that they have filed with the Securities and Exchange Commission.

Sincerely,

Rodger Levenson	Francis J. Leto
President and Chief Executive Officer	President and Chief Executive Officer
WSFS Financial Corporation	Bryn Mawr Bank Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either WSFS or Bryn Mawr, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is May 6, 2021, and it is first being mailed or otherwise delivered to the stockholders of WSFS and Bryn Mawr on or about May 6, 2021.

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WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2021

To the Stockholders of WSFS Financial Corporation:

Notice is hereby given that WSFS Financial Corporation, which we refer to as WSFS, will hold a special meeting of stockholders, which we refer to as the WSFS special meeting, to be held in a virtual-only format on June 10, 2021, 4:00 p.m., Eastern Time. In order to attend the WSFS special meeting, WSFS stockholders must register at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp by 11:59 p.m., Eastern Time on June 7, 2021. On the day of the WSFS special meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. You will be able to listen to the meeting live, submit questions and vote. The WSFS special meeting will be held for the purposes of allowing WSFS stockholders to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 2021 which we refer to as the merger agreement, by and between WSFS and Bryn Mawr Bank Corporation, which we refer to as Bryn Mawr, pursuant to which, among other things, (i) Bryn Mawr will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, The Bryn Mawr Trust Company, which we refer to as Bryn Mawr Bank, will merge with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, and to approve the transactions contemplated by the merger agreement, including the merger and the issuance of shares of common stock, par value of $0.01 per share, of WSFS, or WSFS common stock, as consideration under the merger agreement, which we refer to as the WSFS share issuance, each as more fully described in the attached joint proxy statement/prospectus, which we refer to as the WSFS merger and share issuance proposal; and
•	a proposal to approve one or more adjournments of the WSFS special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the WSFS merger and share issuance proposal, which we refer to as the WSFS adjournment proposal.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. WSFS will transact no other business at the WSFS special meeting, except for the business properly brought before the WSFS special meeting or any adjournment or postponement thereof.

WSFS has fixed the close of business on May 3, 2021 as the record date for the WSFS special meeting. Only WSFS stockholders of record on that date are entitled to notice of, and to vote at, the WSFS special meeting, or any adjournment or postponement thereof. Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. Approval of the WSFS adjournment proposal requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy at the WSFS special meeting and entitled to vote on such proposal. At the close of business on the record date, 47,532,042 shares of WSFS common stock were outstanding and entitled to vote.

Your vote is very important. WSFS and Bryn Mawr cannot complete the mergers unless WSFS’s stockholders adopt the merger agreement.

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To ensure your representation at the WSFS special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or on the internet. If your shares of WSFS common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the WSFS special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote virtually at the virtual WSFS special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The WSFS board of directors has approved the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal and “FOR” the WSFS adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Rodger Levenson
President and Chief Executive Officer
Wilmington, Delaware

May 6, 2021

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Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010-3396

(610) 525-1700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2021

To the Shareholders of Bryn Mawr Bank Corporation:

Notice is hereby given that Bryn Mawr Bank Corporation, which we refer to as Bryn Mawr, will hold a special meeting of shareholders, which we refer to as the Bryn Mawr special meeting, on June 10, 2021, at 11:00 a.m., Eastern Time, at Bryn Mawr’s headquarters, 801 Lancaster Ave, Bryn Mawr, Pennsylvania 19010. In addition, and due to the COVID-19 pandemic, Bryn Mawr is providing a virtual format for meeting attendance for those who do not wish or are not able to attend the meeting in person. For more information on how to attend the meeting virtually, see the section entitled “The Bryn Mawr Special Meeting” of the attached joint proxy statement/prospectus. As Bryn Mawr and our board of directors continue to monitor and assess efforts to limit the impact of COVID-19, all future updates pertaining to Bryn Mawr’s COVID-19 response in relation to the Bryn Mawr special meeting will be found in press releases and our filings with the U.S. Securities and Exchange Commission. The Bryn Mawr special meeting will be held for the purposes of allowing Bryn Mawr shareholders to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of March 9, 2021, which we refer to as the merger agreement, by and between WSFS Financial Corporation, which we refer to as WSFS, and Bryn Mawr, pursuant to which, among other things, (i) Bryn Mawr will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, The Bryn Mawr Trust Company, or Bryn Mawr Bank, will merge with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, each as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Bryn Mawr merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Bryn Mawr in connection with the merger, which we refer to as the Bryn Mawr advisory proposal on specified compensation; and

•	a proposal to approve one or more adjournments of the Bryn Mawr special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Bryn Mawr merger proposal, which we refer to as the Bryn Mawr adjournment proposal.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. Bryn Mawr will transact no other business at the Bryn Mawr special meeting, except for business properly brought before the Bryn Mawr special meeting or any adjournment or postponement thereof.

Bryn Mawr has fixed the close of business on May 3, 2021 as the record date for the Bryn Mawr special meeting. Only Bryn Mawr shareholders of record on that date are entitled to notice of, and to vote at, the Bryn

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Mawr special meeting, or any adjournment or postponement thereof. Approval of the Bryn Mawr merger proposal requires the affirmative vote of a majority of the votes cast by holders of Bryn Mawr common stock in person (including remote participation through the virtual format of the meeting) or by proxy at the Bryn Mawr special meeting and entitled to vote thereon. Approval of the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal each requires the affirmative vote of holders of a majority of the outstanding shares of Bryn Mawr common stock having voting powers present, in person (including remote participation through the virtual format of the meeting) or by proxy, at the Bryn Mawr special meeting. At the close of business on the record date, 19,930,498 shares of Bryn Mawr common stock were outstanding and entitled to vote.

Your vote is very important. WSFS and Bryn Mawr cannot complete the mergers unless Bryn Mawr’s shareholders approve the merger agreement.

To ensure your representation at the Bryn Mawr special meeting, please complete, sign, date and return the enclosed proxy card or voting instruction form, as applicable, which we refer to as a proxy card, or submit your proxy by telephone or through the internet. If your shares of Bryn Mawr common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Bryn Mawr special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The Bryn Mawr board of directors has approved the merger agreement and recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, “FOR” the Bryn Mawr advisory proposal on specified compensation and “FOR” the Bryn Mawr adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Francis J. Leto
Bryn Mawr, Pennsylvania

May 6, 2021
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ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about WSFS and Bryn Mawr from documents that have been filed with the United States Securities and Exchange Commission, or the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You will also be able to obtain these documents, free of charge, from WSFS at www.wsfsbank.com or from Bryn Mawr at www.bmtc.com. These documents are also available without charge on the SEC’s website at www.sec.gov and upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 Attention: Corporate Secretary Telephone: (302) 792-6000	Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr, Pennsylvania 19010 Attention: Corporate Secretary Telephone: (610) 525-1700

The websites listed above are inactive textual references only and the information provided on the websites listed above is not a part of the accompanying joint proxy statement/prospectus and therefore is not incorporated by reference into the accompanying joint proxy statement/prospectus.

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of your special meeting, you must make your request no later than June 3, 2021 in order to receive them before the WSFS special meeting and the Bryn Mawr special meeting.

For a more detailed description of the information incorporated by reference into the accompanying joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. WSFS and Bryn Mawr have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 6, 2021. You should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

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Annex Index

Annex A:	Agreement and Plan of Merger, dated as of March 9, 2021, by and between WSFS Financial Corporation and Bryn Mawr Bank Corporation

Annex B:	Form of Voting Agreement, dated March 9, 2021, by and among WSFS Financial Corporation, Bryn Mawr Bank Corporation and certain shareholders of Bryn Mawr Bank Corporation

Annex C:	Opinion of Keefe, Bruyette & Woods, Inc.

Annex D:	Opinion of Piper Sandler & Co.
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QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGERS, THE WSFS SPECIAL MEETING AND THE BRYN MAWR SPECIAL MEETING

The following are some questions that you may have regarding the mergers, the WSFS special meeting of stockholders, or the WSFS special meeting, and the Bryn Mawr special meeting of the shareholders, or the Bryn Mawr special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the WSFS special meeting and the Bryn Mawr special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Unless otherwise indicated, references in this joint proxy statement/prospectus to WSFS refer to WSFS Financial Corporation and its consolidated subsidiaries and references to Bryn Mawr refer to Bryn Mawr Bank Corporation and its consolidated subsidiaries, and references to “we,” “our” and “us” refer to WSFS and Bryn Mawr together.

Q:	What are the mergers?
A:	WSFS and Bryn Mawr have entered into an Agreement and Plan of Merger, dated as of March 9, 2021, which we refer to as the merger agreement, pursuant to which, among other things, (i) Bryn Mawr will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, The Bryn Mawr Trust Company, which we refer to as Bryn Mawr Bank, will merge with and into Wilmington Savings Fund Society, FSB, which we refer to as WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Following the merger, the shares of common stock, par value $1.00 per share, of Bryn Mawr, which we refer to as Bryn Mawr common stock, will be delisted from the Nasdaq Global Select Market, which we refer to as Nasdaq, and thereafter will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:	Each of WSFS and Bryn Mawr is sending these materials to its stockholders to help them decide how to vote their shares of common stock, par value $0.01 per share, of WSFS, which we refer to as WSFS common stock, and/or Bryn Mawr common stock, as the case may be, with respect to the matters to be considered at the WSFS special meeting and/or the Bryn Mawr special meeting.

The mergers cannot be completed unless the WSFS stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the issuance of shares of WSFS common stock in connection with the merger, which we refer to as the WSFS share issuance, and the Bryn Mawr shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. Each of WSFS and Bryn Mawr is holding a special meeting of its stockholders to vote on the proposals necessary to complete the mergers as well as other related matters. Information about these special meetings, the mergers and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus.

This document constitutes both a joint proxy statement of WSFS and Bryn Mawr and a prospectus of WSFS. It is a joint proxy statement because each of the boards of directors of WSFS and Bryn Mawr is soliciting proxies from its respective stockholders using this document. It is a prospectus because WSFS, in connection with the merger, is offering shares of WSFS common stock in exchange for outstanding shares of Bryn Mawr common stock.

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Q:	What will Bryn Mawr receive in the merger?
A:	At the time the merger is completed, which we refer to as the effective time, each outstanding share of Bryn Mawr common stock, except for certain shares of Bryn Mawr common stock owned by Bryn Mawr or WSFS, will be converted into the right to receive 0.90 of a share, or the exchange ratio, of WSFS common stock, which we refer to as the merger consideration.

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Bryn Mawr shareholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average of the daily closing prices of shares of WSFS common stock for the ten consecutive full trading days on which shares are actually traded on Nasdaq, ending at the close of trading on the fifth business day prior to the date on which the mergers become effective (or the immediately preceding day to the fifth business day prior to the date on which the mergers become effective if shares of WSFS common stock are not actually traded on Nasdaq on such day), which we refer to as the average closing price.

It is currently expected that the former shareholders of Bryn Mawr as a group will receive shares in the merger constituting approximately 28% of the outstanding shares of the combined company’s common stock immediately after the consummation of the merger.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the effective time?
A:	Yes. Although the exchange ratio is fixed, the market value of the consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based on the market value of WSFS common stock. Any change in the market price of WSFS common stock after the date of this joint proxy statement/prospectus will change the value of the merger consideration that Bryn Mawr shareholders will receive.
Q:	What will happen to Bryn Mawr equity awards in the merger?
A:	Bryn Mawr Restricted Stock Awards. At the effective time, each award in respect of a share of Bryn Mawr common stock subject to vesting, repurchase or other lapse restriction granted under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan, Bryn Mawr 2010 Long-Term Incentive Plan, Amended and Restated Bryn Mawr 2010 Long-Term Incentive Plan, and Bryn Mawr Director Stock Retainer Plan, which we refer to collectively as the Bryn Mawr stock plans, that is either outstanding or subject to a restricted stock unit or other equity right (other than a Bryn Mawr stock option, described below) immediately prior to the effective time, which we refer to as a Bryn Mawr restricted stock award, will fully vest, with any performance-based vesting condition applicable to such Bryn Mawr restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated), and will be canceled and converted automatically into the right to receive the merger consideration.
Bryn Mawr Stock Options. At the effective time, each option granted by Bryn Mawr to purchase shares of Bryn Mawr common stock under the Bryn Mawr stock plans, which we refer to as Bryn Mawr stock options, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will, automatically and without any required action on the part of the holder, be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the average closing price multiplied by the exchange ratio, which we refer to as the per share cash equivalent consideration, and

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the exercise price of the Bryn Mawr stock option. Bryn Mawr stock options are outstanding only under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan.
Q:	When do you expect to complete the mergers?
A:	We expect to complete the mergers in the fourth quarter of 2021. However, we cannot assure you of when or if the mergers will be completed. We must first obtain the approval of our respective stockholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.”
Q:	What am I being asked to vote on?
A:	Bryn Mawr Special Meeting. Bryn Mawr shareholders are being asked to vote on the following:
•	a proposal to approve the merger agreement, a copy of which is attached as Annex A, and the transactions contemplated thereby, including the merger, which we refer to as the Bryn Mawr merger proposal;
•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Bryn Mawr in connection with the merger, which we refer to as the Bryn Mawr advisory proposal on specified compensation; and
•	a proposal to approve one or more adjournments of the Bryn Mawr special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Bryn Mawr merger proposal, which we refer to as the Bryn Mawr adjournment proposal.

Shareholder approval of the Bryn Mawr merger proposal is required to complete the merger. Bryn Mawr will transact no other business at the Bryn Mawr special meeting, except for the business properly brought before the Bryn Mawr special meeting or any adjournment or postponement thereof.

WSFS Special Meeting. WSFS stockholders are being asked to vote on the following:

•	a proposal to adopt the merger agreement, a copy of which is attached as Annex A, and approve the transactions contemplated thereby, including the merger and the WSFS share issuance, which we refer to as the WSFS merger and share issuance proposal; and
•	a proposal to approve one or more adjournments of the WSFS special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the WSFS merger and share issuance proposal, which we refer to as the WSFS adjournment proposal.

Stockholder approval of the WSFS merger and share issuance proposal is required to complete the merger. WSFS will transact no other business at the WSFS special meeting, except for the business properly brought before the WSFS special meeting or any adjournment or postponement thereof.

Q:	How does the Bryn Mawr board of directors recommend that Bryn Mawr shareholders vote at the Bryn Mawr special meeting?
A:	The Bryn Mawr board of directors has approved the merger agreement and recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, “FOR” the Bryn Mawr advisory proposal on specified compensation, and “FOR” the Bryn Mawr adjournment proposal.
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Q:	How does the WSFS board of directors recommend that WSFS stockholders vote at the WSFS special meeting?
A:	The WSFS board of directors has approved the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal and “FOR” the WSFS adjournment proposal.
Q:	When and where are the meetings?
A:	Bryn Mawr Special Meeting. The Bryn Mawr special meeting will be held on June 10, 2021, commencing at 11:00 a.m., Eastern Time, at Bryn Mawr’s headquarters, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010. Subject to space availability and COVID-19 protocols, all Bryn Mawr shareholders as of the record date for the Bryn Mawr special meeting, or the Bryn Mawr record date, or their duly appointed proxies, may attend the Bryn Mawr special meeting. Since seating is limited, admission to the Bryn Mawr special meeting will be on a first come, first served basis. Bryn Mawr shareholders who intend to attend the Bryn Mawr special meeting in person and are legally permitted to do so, must contact the Corporate Secretary’s Office at (610) 526-2303 no later than 5:00 p.m. Eastern Time on June 4, 2021. Only shareholders of record, or those holding shares of Bryn Mawr common stock in street name who have a legal proxy to vote their shares, will be permitted to attend the Bryn Mawr special meeting in person. Any shareholder intending to attend the Bryn Mawr special meeting in person will also be required to comply with the Bryn Mawr’s COVID-19 protocols, including, but not limited to, undergoing COVID-19 screening questions in advance of the meeting, wearing a mask that covers your nose and mouth, maintaining appropriate social distancing, and a temperature check on the day of the meeting. All future updates pertaining to Bryn Mawr’s COVID-19 response and any implications for the Bryn Mawr special meeting will be found in press releases and our filings with the SEC. Registration and seating the day of the meeting will begin at 10:45 a.m., Eastern Time. In addition, Bryn Mawr is providing a virtual format for meeting attendance for those who do not wish or are not able to attend the Bryn Mawr special meeting in person. Shareholders can access the virtual format of the meeting at www.meetingcenter.io/255742583 with the password BMTC2021 by entering their 15-digit voting control number. Shareholders who hold shares in “record” form can find their control number on their proxy card or notice. Shareholders who hold Bryn Mawr shares in “street name” through a bank, broker or other nominee must register in advance with Bryn Mawr’s transfer agent, Computershare Trust Company, N.A., or Computershare, in order to obtain a control number and access the virtual format of the meeting. To register, such shareholders must submit to Computershare their name, email address and proof of proxy power (legal proxy) reflecting their Bryn Mawr holdings, and must also include “BMTC Legal Proxy” in the subject or address line of the registration request. Registration requests should be sent to Computershare via email at legalproxy@computershare.com, or via U.S. mail at Computershare, BMTC Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received by Computershare no later than 5:00 p.m. Eastern Time on June 4, 2021. Shareholders will receive a confirmation of their registration by email from Computershare with a control number to be used to access the meeting at www.meetingcenter.io/255742583 with the password BMTC2021. Any questions regarding the virtual format of the meeting, or how to access it, should be directed to Computershare at (877) 238-6956.

WSFS Special Meeting. The WSFS special meeting will be held in a virtual-only format on June 10, 2021, at 4:00 p.m., Eastern Time. In order to attend the meeting, you must register at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp by 11:59 p.m. Eastern Time on June 7, 2021. On the day of the special meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. The virtual format allows stockholders to ask questions during the registration process and also during the virtual special meeting by typing a question into the question/chat box on the meeting screen. During the live Q&A session of the special meeting, WSFS may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the special meeting, as time permits. There will be technicians

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ready to assist you with any technical difficulties you may have accessing the special meeting live audio webcast. Please be sure to check in 15 minutes prior to the start of the meeting on the day of the meeting, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

If you hold your shares beneficially through a bank, broker or other nominee, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp.

Q:	What constitutes a quorum?
A:	Bryn Mawr Special Meeting. The presence, in person (including remote participation through the virtual format of the meeting) or by proxy, of a majority of the shares of Bryn Mawr common stock outstanding and entitled to vote as of the Bryn Mawr record date will constitute a quorum for the purposes of the Bryn Mawr special meeting. All shares of Bryn Mawr common stock present in person (including remote participation through the virtual format of the meeting) or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Bryn Mawr special meeting.

WSFS Special Meeting. The presence, in person by participation at the virtual WSFS special meeting or represented by proxy, of a majority of the shares of WSFS common stock outstanding and entitled to vote as of the WSFS record date will constitute a quorum for the purposes of the WSFS special meeting. All shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the WSFS special meeting.

Q:	Who is entitled to vote?
A:	Bryn Mawr Special Meeting. Holders of record of Bryn Mawr common stock at the close of business on May 3, 2021, which is the date that the Bryn Mawr board of directors has fixed as the Bryn Mawr record date, will be entitled to vote at the Bryn Mawr special meeting.

WSFS Special Meeting. Holders of record of WSFS common stock at the close of business on May 3, 2021, which is the date that the WSFS board of directors has fixed as the WSFS record date, will be entitled to vote at the WSFS special meeting.

Q:	What if I hold shares in both WSFS and Bryn Mawr?
A:	If you are both a WSFS stockholder and a Bryn Mawr shareholder, you will receive two separate packages of proxy materials. A vote cast as a WSFS stockholder will not count as a vote cast as a Bryn Mawr shareholder, and a vote cast as a Bryn Mawr shareholder will not count as a vote cast as a WSFS stockholder. Therefore, please separately submit a proxy for each of your WSFS and Bryn Mawr shares.
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Q:	What is the vote required to approve each proposal at the Bryn Mawr special meeting?
A:	Bryn Mawr Merger Proposal:
•	Standard: Approval of the Bryn Mawr merger proposal requires the affirmative vote of a majority of the votes cast by holders of Bryn Mawr common stock in person (including remote participation through the virtual format of the meeting) or by proxy at the Bryn Mawr special meeting and entitled to vote thereon.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr merger proposal.

Bryn Mawr Advisory Proposal on Specified Compensation and Bryn Mawr Adjournment Proposal:

•	Standard: Approval of the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal each requires the affirmative vote of holders of a majority of the outstanding shares of Bryn Mawr common stock having voting powers present, in person (including remote participation through the virtual format of the meeting) or by proxy, at the Bryn Mawr special meeting.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr advisory proposal on specified compensation or the Bryn Mawr adjournment proposal.
Q:	What is the vote required to approve each proposal at the WSFS special meeting?
A:	WSFS Merger and Share Issuance Proposal:
•	Standard: Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the WSFS merger and share issuance proposal.

WSFS Adjournment Proposal:

•	Standard: Approval of the WSFS adjournment proposal requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy at the WSFS special meeting and entitled to vote on such proposal.
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•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the WSFS adjournment proposal.
Q:	Are there any voting agreements with existing shareholders?
A:	Yes. In connection with entering into the merger agreement, each member of the board of directors of Bryn Mawr and each executive officer of Bryn Mawr, in their capacities as Bryn Mawr shareholders, have entered into voting agreements with WSFS and Bryn Mawr, which we refer to as the voting agreements. The voting agreements require, among other things, that the shareholder party thereto vote all of his or her shares of Bryn Mawr common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Bryn Mawr common stock, subject to certain exceptions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”
Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Bryn Mawr or WSFS to obtain the necessary quorums to hold the Bryn Mawr special meeting or WSFS special meeting, respectively. Additionally, each proposal must be approved by the voting requirements described above. The Bryn Mawr board of directors recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, “FOR” the Bryn Mawr advisory proposal on specified compensation, and “FOR” the Bryn Mawr adjournment proposal, and the WSFS board of directors recommends that the WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal and “FOR” the WSFS adjournment proposal.
Q:	How many votes do I have?
A:	Bryn Mawr Shareholders. Each holder of shares of Bryn Mawr common stock outstanding on the Bryn Mawr record date will be entitled to one vote for each share held of record. As of the Bryn Mawr record date, there were 19,930,498 shares of Bryn Mawr common stock entitled to vote at the Bryn Mawr special meeting. As of the Bryn Mawr record date, the directors and executive officers of Bryn Mawr and their affiliates beneficially owned and were entitled to vote approximately 275,354 shares of Bryn Mawr common stock, representing approximately 1.38% of the shares of Bryn Mawr common stock outstanding on that date.

WSFS Stockholders. Each holder of shares of WSFS common stock outstanding on the WSFS record date will be entitled to one vote for each share held of record. As of the WSFS record date, there were 47,532,042 shares of WSFS common stock entitled to vote at the WSFS special meeting. As of the WSFS record date, the directors and executive officers of WSFS and their affiliates beneficially owned and were entitled to vote approximately 816,038 shares of WSFS common stock, representing approximately 1.72% of the shares of WSFS common stock outstanding on that date.

Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, please complete, sign, date and return the enclosed proxy card or voting instruction form, as applicable, which we refer to as a proxy card, in the enclosed envelope (or vote by telephone or on the internet) as soon as possible so that your shares will be represented at the Bryn Mawr special meeting or WSFS special meeting, as applicable.
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Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.

Q:	How do I vote?
A:	If you are a shareholder of record of Bryn Mawr as of the Bryn Mawr record date or a stockholder of record of WSFS as of the WSFS record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:
•	completing, signing, dating and returning the enclosed proxy card and returning it in the postage-paid envelope provided;
•	accessing the website specified on your proxy card;
•	calling the toll-free number specified on your proxy card;
•	if you are a Bryn Mawr shareholder, casting your vote in person or virtually at the Bryn Mawr special meeting; or
•	if you are a WSFS stockholder, casting your vote in person by participating at the virtual WSFS special meeting.

If your shares are held in “street name” by a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at their respective meeting will need to obtain a proxy form or “legal proxy” from their bank, broker or other nominee. On the day of the WSFS special meeting, “street name” WSFS stockholders may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the WSFS special meeting.

Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:	No. If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Bryn Mawr or WSFS or by voting in person (including remote participation at a virtual meeting) at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Under stock exchange rules, banks, brokers and other nominees who hold shares of Bryn Mawr common stock or WSFS common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Bryn Mawr and WSFS special meetings are such “non-routine” matters. Broker non-votes occur when a bank, broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the bank, broker or nominee does not have discretionary voting power.

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If you are a Bryn Mawr shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee may not vote your shares on the Bryn Mawr merger proposal, which broker non-votes will have no effect on such proposal;
•	your bank, broker or other nominee may not vote your shares on the Bryn Mawr advisory proposal on specified compensation, which broker non-votes will have no effect on such proposal; and
•	your bank, broker or other nominee may not vote your shares on the Bryn Mawr adjournment proposal, which broker non-votes will have no effect on such proposal.

If you are a WSFS stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee may not vote your shares on the WSFS merger and share issuance proposal, which broker non-votes will have the same effect as a vote against such proposal; and
•	your bank, broker or other nominee may not vote your shares on the WSFS adjournment proposal, which broker non-votes will have no effect on such proposal.
Q:	What if I abstain or do not vote?
A:	For purposes of each of the Bryn Mawr special meeting and the WSFS special meeting, an abstention occurs when a stockholder attends the applicable special meeting, either in person (including remote participation at a virtual meeting) or represented by proxy, but abstains from voting.

Bryn Mawr Shareholders: With respect to the Bryn Mawr merger proposal, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr merger proposal. With respect to the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

WSFS Stockholders: With respect to the WSFS merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the WSFS merger and share issuance proposal. With respect to the WSFS adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

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Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Bryn Mawr common stock represented by your proxy will be voted as recommended by the Bryn Mawr board of directors with respect to each Bryn Mawr proposal and the WSFS common stock represented by your proxy will be voted as recommended by the WSFS board of directors with respect to each WSFS proposal.
Q:	May I change my vote after I have delivered my proxy card?
A:	Yes. You may change your vote at any time before your proxy is voted at the Bryn Mawr or WSFS special meeting. You may do this in one of the following ways:
•	by completing, signing, dating and returning a proxy card with a later date than your original proxy card;
•	by delivering a written revocation letter to Bryn Mawr or WSFS, as applicable;
•	if you are a Bryn Mawr shareholder, by attending the Bryn Mawr special meeting in person and asking to withdraw the proxy prior to its use for any purpose and you can vote in person;
•	if you are a WSFS stockholder, by attending the WSFS special meeting in person by participating at the virtual WSFS special meeting, notifying the corporate secretary and voting by ballot; or
•	by voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline).

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Q:	Do I need identification to attend the Bryn Mawr special meeting in person?
A:	If you hold your shares of Bryn Mawr common stock in “street name”, you will need proof of ownership to be admitted to the Bryn Mawr special meeting. A brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership that will allow you to attend the Bryn Mawr special meeting. However, if you want to vote your shares of Bryn Mawr common stock held in “street name” in person at the Bryn Mawr special meeting, you must obtain a written proxy or legal proxy in your name from the bank, broker or other nominee through which you beneficially own Bryn Mawr common stock.
Q:	Are WSFS stockholders entitled to dissenters’ rights?
A:	No. Under Delaware law, WSFS stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger. See the section entitled “The Mergers—Appraisal and Dissenters’ Rights.”
Q:	Are Bryn Mawr shareholders entitled to dissenters’ rights?
A:	No. Under Pennsylvania law, Bryn Mawr shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger. See the section entitled “The Mergers—Appraisal and Dissenters’ Rights.”
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Q:	What are the material U.S. federal income tax consequences of the merger to Bryn Mawr shareholders?
A:	WSFS and Bryn Mawr intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code. The obligations of WSFS and Bryn Mawr to complete the mergers are subject to the receipt of a legal opinion from Covington & Burling LLP, which we refer to as Covington & Burling, and Squire Patton Boggs (US) LLP, which we refer to as Squire Patton Boggs, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither WSFS nor Bryn Mawr currently intends to waive these conditions to the consummation of the mergers. In the event that WSFS and Bryn Mawr waive the condition to receive such tax opinion and the tax consequences of the merger materially change, then WSFS and Bryn Mawr will recirculate appropriate soliciting materials and seek new approval of the merger from Bryn Mawr and WSFS stockholders. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder of Bryn Mawr common stock generally will not recognize any gain or loss upon surrendering its Bryn Mawr common stock. U.S. holders of Bryn Mawr common stock receiving cash in lieu of fractional shares of WSFS common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of WSFS common stock.
For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of Bryn Mawr common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:	If I am a Bryn Mawr shareholder, should I send in my stock certificates now?
A:	No. Bryn Mawr shareholders SHOULD NOT send in any stock certificates now. If the mergers are consummated, transmittal materials with instructions for their completion will be provided to Bryn Mawr shareholders under separate cover and the stock certificates should be sent at that time.
Q:	What should I do if I have my shares of Bryn Mawr common stock in book-entry form?
A:	If the mergers are consummated, you are not required to take any special additional action to receive the merger consideration if your shares of Bryn Mawr common stock are held in book-entry form. After the completion of the merger, shares of Bryn Mawr common stock held in book entry form will be exchanged automatically for the merger consideration, including shares of WSFS common stock in book-entry form, and any cash to be paid in exchange for fractional shares in the merger.
Q:	Whom may I contact if I cannot locate my Bryn Mawr stock certificate(s)?
A:	If you are unable to locate your original Bryn Mawr stock certificate(s), you should contact Computershare, Bryn Mawr’s transfer agent, at (877) 238-6956.
Q:	What should I do if I receive more than one set of voting materials?
A:	WSFS stockholders and Bryn Mawr shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of WSFS and/or Bryn Mawr common stock in more
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than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of WSFS common stock or Bryn Mawr common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both WSFS common stock and Bryn Mawr common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Bryn Mawr common stock and/or WSFS common stock that you own.
Q:	What happens if I sell my shares of Bryn Mawr common stock after the Bryn Mawr record date but before the Bryn Mawr special meeting?
A:	The Bryn Mawr record date is earlier than the date of the Bryn Mawr special meeting and the date that the mergers are expected to be completed. If you transfer your shares of Bryn Mawr common stock after the Bryn Mawr record date but before the date of the Bryn Mawr special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive any merger consideration for the transferred shares of Bryn Mawr common stock. You will only be entitled to receive the merger consideration in respect of shares of Bryn Mawr common stock that you hold at the effective time.
Q:	Are there risks involved in undertaking the merger?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 46.
Q:	What happens if the mergers are not completed?
A:	If the mergers are not completed, Bryn Mawr shareholders will not receive the merger consideration. Instead, each of Bryn Mawr and WSFS will remain an independent public company and shares of common stock of each will continue to be listed and traded on Nasdaq.
Q:	Whom should I contact if I have questions?
A:	If you are a Bryn Mawr shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Bryn Mawr’s corporate secretary at (610) 525-1700 or Bryn Mawr’s proxy solicitor, Georgeson LLC, at (800) 509-0984.

If you are a WSFS stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact WSFS Investor Relations at (302) 792-6000 or WSFS’s proxy solicitor, Alliance Advisors, at (844) 618-1691.

Q:	Where can I find more information about WSFS and Bryn Mawr?
A:	You can find more information about WSFS and Bryn Mawr from the various sources described under the section entitled “Where You Can Find More Information.”
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SUMMARY

The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire joint proxy statement/prospectus, including any document incorporated by reference in this joint proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 68)

WSFS Financial Corporation

WSFS Bank Center 500 Delaware Avenue

Wilmington, Delaware 19801

Telephone: (302) 792-6000

WSFS is a savings and loan holding company headquartered in Wilmington, Delaware and the parent to WSFS Bank, one of the ten oldest bank and trust companies in the United States continuously operating under the same name. WSFS Bank is also the oldest and largest locally-managed bank and trust company headquartered in the Delaware and Greater Philadelphia region. WSFS common stock is traded on Nasdaq under the symbol “WSFS.”

Bryn Mawr Bank Corporation

801 Lancaster Ave

Bryn Mawr, Pennsylvania 19010

Telephone: (610) 525-1700

Bryn Mawr and Bryn Mawr Bank are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia. Bryn Mawr and its direct and indirect subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning from 41 banking locations, seven wealth management offices and two insurance and risk management locations in the following counties: Montgomery, Chester, Delaware, Philadelphia, and Dauphin Counties in Pennsylvania; New Castle County in Delaware; and Mercer and Camden Counties in New Jersey. Bryn Mawr common stock is traded on Nasdaq under the symbol “BMTC.”

The Mergers (page 70)

The terms and conditions of the mergers are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the mergers are subject to, and qualified in their entirety by reference to, the merger agreement.

Under the terms and subject to the conditions of the merger agreement, among other things, (i) Bryn Mawr will merge with and into WSFS, with WSFS continuing as the surviving corporation in the merger, and (ii) simultaneously with the merger, Bryn Mawr Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank.

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At the effective time, each share of Bryn Mawr common stock, excluding certain specified shares, will be converted into the right to receive 0.90 of a share of WSFS common stock. WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Bryn Mawr shareholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of WSFS common stock. Based on the closing sale price of WSFS common stock on March 9, 2021, the last trading day before the public announcement of the signing of the merger agreement, the implied value of the per share merger consideration payable to holders of Bryn Mawr common stock was $48.55. Based upon the closing sale price of WSFS common stock of $51.27 on May 3, 2021, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the per share merger consideration was $46.14.

Treatment of Bryn Mawr Equity Awards (page 120)

Bryn Mawr Restricted Stock Awards. At the effective time, each Bryn Mawr restricted stock award will fully vest, with any performance- based vesting condition applicable to such Bryn Mawr restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated), and will be canceled and converted automatically into the right to receive the merger consideration.

Bryn Mawr Stock Options. At the effective time, each Bryn Mawr stock option, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the per share cash equivalent consideration and the exercise price of the Bryn Mawr stock option. Any Bryn Mawr stock option with an exercise price that equals or exceeds the per share cash equivalent consideration will be canceled with no consideration being paid to the optionholder with respect to such Bryn Mawr stock option. Bryn Mawr stock options are outstanding only under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan.

Bryn Mawr’s Reasons for the Mergers and Recommendations of the Bryn Mawr Board of Directors (page 76)

The Bryn Mawr board of directors has approved the merger agreement and recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, “FOR” the Bryn Mawr advisory proposal on specified compensation and “FOR” the Bryn Mawr adjournment proposal. Please see the section entitled “The Mergers—Bryn Mawr’s Reasons for the Mergers and Recommendations of the Bryn Mawr Board of Directors” for a more detailed discussion of the factors considered by the Bryn Mawr board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of Bryn Mawr’s Financial Advisor (page 78)

In connection with the merger, Bryn Mawr’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered a written opinion, dated March 9, 2021, to the Bryn Mawr board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Bryn Mawr common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Bryn Mawr board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Bryn Mawr

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to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bryn Mawr board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Bryn Mawr common stock or any shareholder or stockholder of any other entity as to how to vote or act in connection with the merger or any other matter.

WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors (page 92)

The WSFS board of directors has approved the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal and “FOR” the WSFS adjournment proposal. Please see the section entitled “The Mergers—WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors” for a more detailed discussion of the factors considered by the WSFS board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of WSFS’s Financial Advisor (page 94)

In connection with the merger, WSFS’s financial advisor, Piper Sandler & Co., which we refer to as Piper Sandler, delivered a written opinion, dated March 9, 2021, to the WSFS board of directors as to the fairness, from a financial point of view, of the merger consideration to WSFS. The full text of Piper Sandler’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.

Piper Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to the WSFS board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of WSFS as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to WSFS and did not address the underlying business decision of WSFS to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for WSFS or the effect of any other transaction in which WSFS might engage.

Bryn Mawr Special Meeting (page 54)

Bryn Mawr will hold the Bryn Mawr special meeting at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, commencing at 11:00 a.m., Eastern Time, on June 10, 2021. In addition, Bryn Mawr is providing a virtual format for meeting attendance for those who do not wish to or are not able to attend the Bryn Mawr special meeting in person. Bryn Mawr shareholders can access the virtual format of the meeting at www.meetingcenter.io/255742583 with the password BMTC2021 by entering their 15-digit voting control number. At the Bryn Mawr special meeting, Bryn Mawr shareholders will be asked to consider and vote on the Bryn Mawr merger proposal, the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal, if necessary or appropriate.

Bryn Mawr has fixed the close of business on May 3, 2021 as the Bryn Mawr record date for the Bryn Mawr special meeting. Only Bryn Mawr shareholders of record on that date are entitled to notice of and vote at the Bryn Mawr special meeting or any adjournment or postponement of the Bryn Mawr special meeting. Each holder of shares of Bryn Mawr common stock outstanding on the Bryn Mawr record date will be entitled to one vote for each share held of record. As of the Bryn Mawr record date, there were 19,930,498 shares of Bryn Mawr common stock entitled to vote at the Bryn Mawr special meeting. As of the Bryn Mawr record date, the directors and executive officers of Bryn Mawr and their affiliates beneficially owned and were entitled to vote approximately 275,354 shares of Bryn Mawr common stock, representing approximately 1.38% of the shares of Bryn Mawr common stock outstanding on that date.

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Approval of the Bryn Mawr merger proposal requires the affirmative vote of a majority of the votes cast by holders of Bryn Mawr common stock in person (including remote participation through the virtual format of the meeting) or by proxy at the Bryn Mawr special meeting and entitled to vote thereon. Approval of the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal each requires the affirmative vote of holders of a majority of the outstanding shares of Bryn Mawr common stock having voting power present, in person (including remote participation through the virtual format of the meeting) or by proxy at the Bryn Mawr special meeting.

With respect to the Bryn Mawr merger proposal, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr merger proposal. With respect to the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

WSFS Special Meeting (page 61)

WSFS will hold the special meeting in a virtual-only format on June 10, at 4:00 p.m., Eastern Time. In order to attend the WSFS special meeting, WSFS stockholders must register at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp by 11:59 p.m., Eastern time on June 7, 2021. On the day of the special meeting, if WSFS stockholders have properly registered, they may enter the meeting by clicking on the link provided and the password they received via email in their registration confirmations. At the WSFS special meeting, WSFS stockholders will be asked to consider and vote on the WSFS merger and share issuance proposal and the WSFS adjournment proposal, if necessary or appropriate.

WSFS has fixed the close of business on May 3, 2021 as the WSFS record date for the WSFS special meeting. Only WSFS stockholders of record on that date are entitled to notice of and to vote at the WSFS special meeting or any adjournment or postponement of the WSFS special meeting. As of the WSFS record date, there were 47,532,042 shares of WSFS common stock entitled to vote at the WSFS special meeting.

As of the WSFS record date, the directors and executive officers of WSFS and their affiliates beneficially owned and were entitled to vote approximately 816,038 shares of WSFS common stock, representing approximately 1.72% of the shares of WSFS common stock outstanding on that date.

Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. Approval of the WSFS adjournment proposal requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy at the WSFS special meeting and entitled to vote on such proposal.

With respect to the WSFS merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the WSFS adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

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Interests of Bryn Mawr’s Directors and Executive Officers in the Mergers (page 108)

In considering the recommendations of the Bryn Mawr board of directors, Bryn Mawr shareholders should be aware that Bryn Mawr’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Bryn Mawr shareholders generally. The Bryn Mawr board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Bryn Mawr shareholders that they vote to approve the Bryn Mawr merger proposal. These interests include:

•	At the effective time, each Bryn Mawr restricted stock award will fully vest, with any performance-based vesting condition applicable to such Bryn Mawr restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated), and will be canceled and converted automatically into the right to receive the merger consideration.
•	Bryn Mawr intends to pay Annual Incentive Awards (Bryn Mawr’s short-term, cash-based incentive compensation plan) to Bryn Mawr’s executive officers for 2021 at the “target” level established by Bryn Mawr board of directors’ compensation committee pursuant to the Annual Incentive Methodology under such plan.
•	Bryn Mawr and Bryn Mawr Bank intend to terminate the change-of-control severance agreements with the executive officers contingent upon the closing of the mergers, which we refer to as the closing, in exchange for lump sum payments approximating the value of the payments that might have otherwise become payable under the change-of-control severance agreements.
•	Letter agreements that certain employees, including the executive officers, of Bryn Mawr have entered into with WSFS provide for employment for 12 months following the closing of the mergers and, if any such employee is terminated without cause or resigns for good reason prior to the first anniversary of the closing, the letter agreement provides for severance benefits of (i) an amount equal to the sum of his or her base salary through the end of the letter agreement term, and his or her target annual cash bonus for the year in which the termination occurs, to be paid in equal installments over 12 months following the termination date, and (ii) the employer-portion of COBRA continuation benefits through the end of the letter agreement term, other than (1) Francis Leto, President and Chief Executive Officer of Bryn Mawr, who will terminate employment as of the closing, and (2) Jennifer Fox, whose letter agreement provides for employment for 36 months following the closing of the mergers and, if Ms. Fox is terminated without cause or resigns for good reason (as such terms are defined in the letter agreements) prior to the third anniversary of the closing, the letter agreement provides for severance benefits of (i) salary continuation for 18 months, (ii) the employer-portion of COBRA continuation benefits for 18 months, (iii) a pro-rated annual cash bonus for the year in which the termination occurs and (iv) accelerated vesting of an initial equity grant. Mr. Leto will be designated to serve as a member of the boards of directors of WSFS and WSFS Bank, which we refer to collectively as the WSFS boards. During the period that he serves as a member of the WSFS boards, Mr. Leto will receive such fees as are generally paid to other members of the WSFS boards. The letter agreement with Mr. Leto provides for an additional payment as consideration for certain restrictive covenants.
•	WSFS has agreed to appoint Mr. Leto and two other members of the Bryn Mawr board of directors to the WSFS boards.
•	The merger agreement provides Bryn Mawr’s directors and officers with rights to indemnification and continued coverage under directors’ and officers’ liability insurance policies.

These interests are described in more detail under the section entitled “The Mergers—Interests of Bryn Mawr’s Directors and Executive Officers in the Mergers.”

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Management and Board of Directors of WSFS after the Mergers (page 108)

Pursuant to the merger agreement, at or prior to the time the mergers are completed, the number of directors constituting the full WSFS boards will increased by three and comprised of the current members of the WSFS boards prior to the consummation of the mergers and Francis Leto, who is the current President and Chief Executive Officer of Bryn Mawr and a member of the current Bryn Mawr board of directors, along with two other current members of the Bryn Mawr board of directors as mutually agreed by Bryn Mawr and WSFS. It is anticipated that, following the effective time, Rodger Levenson will be the Chairman, President and Chief Executive Officer of the combined company.

Regulatory Approvals Required for the Mergers (page 118)

The completion of the mergers is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities and providing of prior written notice in certain instances. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Office of the Comptroller of the Currency, or the OCC. To facilitate the mergers, Bryn Mawr Bank intends to convert from a Pennsylvania chartered bank to a national bank and then to a federal stock savings association shortly prior to mergers. Related to the charter conversions of Bryn Mawr Bank, Bryn Mawr intends to register as a savings and loan holding company and cease to be a bank holding company. Following these steps, Bryn Mawr will merge with and into WSFS and Bryn Mawr Bank will simultaneously merge with and into WSFS Bank. Bryn Mawr and WSFS plan to file all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

The conversions of Bryn Mawr Bank into a national bank and then into a federal savings association require approvals from the OCC and, solely with respect to the conversion to a national bank, notices to the Federal Reserve and the Pennsylvania Department of Banking and Securities, or PDBS. The registration of Bryn Mawr as a savings and loan holding company requires the approval of the Federal Reserve under Home Owners’ Loan Act of 1933, as amended, which we refer to as HOLA. The merger of Bryn Mawr with and into WSFS requires the approval of the Federal Reserve under HOLA. The merger of Bryn Mawr Bank with and into WSFS Bank requires the approval of the OCC under the Bank Merger Act. WSFS’s acquisition of The Bryn Mawr Trust Company of Delaware requires the approval of the Delaware Office of the State Bank Commissioner, or DOSBC. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations as well.

The U.S. Department of Justice, or the DOJ, has between 15- and 30-days following approval of the merger or the bank merger by the Federal Reserve and OCC, as applicable, to challenge the approval on antitrust grounds.

WSFS and Bryn Mawr are not aware of any material governmental approvals or actions that are required prior to the completion of the mergers and related transactions other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required other than those described in this joint proxy statement/prospectus, Bryn Mawr and WSFS presently intend to seek those approvals or actions. However, Bryn Mawr and WSFS cannot assure you that any of these additional approvals or actions will be obtained

Accounting Treatment (page 119)

The mergers will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Bryn Mawr as of the date of acquisition will be recorded at their respective fair values. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the date of acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Bryn Mawr.

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Public Trading Markets (page 119)

WSFS common stock is listed on Nasdaq under the symbol “WSFS.” Bryn Mawr common stock is listed on Nasdaq under the symbol “BMTC.” Upon completion of the merger, Bryn Mawr common stock will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The WSFS common stock issuable in the merger will be listed on Nasdaq.

Appraisal and Dissenters’ Rights (page 119)

Under Delaware law, WSFS stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger. Under Pennsylvania law, Bryn Mawr shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.

Litigation Related to the Mergers (page 119)

On April 21, 2021, a purported Bryn Mawr shareholder filed a lawsuit against Bryn Mawr, the members of the Bryn Mawr board of directors, and WSFS in the United States District Court for the District of Delaware, captioned Stein v. Bryn Mawr Corp., et al. (Case No. 1:99-mc-09999-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to Bryn Mawr shareholders. The plaintiff seeks injunctive relief, rescissory and compensatory damages and an award of attorneys’ fees and expenses.

On April 27, 2021, another purported Bryn Mawr shareholder filed a lawsuit against Bryn Mawr, the members of the Bryn Mawr board of directors, and WSFS in the United States District Court for the District of Delaware, captioned Artis v. Bryn Mawr Corp., et al. (Case No. 1:21-cv-00588-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to Bryn Mawr shareholders. The plaintiff seeks injunctive relief, declaratory relief, rescissory damages and an award of attorneys’ and experts’ fees and expenses.

On April 28, 2021, a purported WSFS stockholder filed a lawsuit against WSFS and the members of the WSFS board of directors in the United States District Court for the District of Delaware, captioned Karp v. WSFS Fin. Corp., et al. (Case No. 1:21-cv-00605-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to WSFS stockholders. The plaintiff seeks injunctive relief, compensatory damages and an award of attorneys’ and experts’ fees and expenses.

On May 5, 2021, another purported WSFS stockholder filed a lawsuit against WSFS and the members of the WSFS board of directors in the United States District Court for the District of New Jersey, captioned Bushansky v. WSFS Fin. Corp., et al. (Case No. 1:21-cv-10789). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to WSFS stockholders. The plaintiff seeks injunctive relief, compensatory damages and an award of attorneys’ and experts’ fees and expenses.

Agreement Not to Solicit Other Offers (page 132)

Bryn Mawr has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”);
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•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, except to notify a person that has made or, to the knowledge of Bryn Mawr, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the non-solicitation obligations of the merger agreement;
•	approve, agree to, accept, endorse or recommend any acquisition proposal;
•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) contemplating or otherwise relating to any acquisition transaction (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”); or
•	otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Notwithstanding Bryn Mawr’s non-solicitation obligations described above, if Bryn Mawr or any of its representatives receives an unsolicited written bona fide acquisition proposal by any person at any time prior to the requisite Bryn Mawr shareholder approval of the merger agreement, or the Bryn Mawr shareholder approval, that did not result from or arise in connection with a breach of its non-solicitation obligations, then Bryn Mawr and its representatives may, prior to (but not after) the Bryn Mawr special meeting, furnish information or data to and enter into discussions and negotiations with respect to such acquisition proposal if the Bryn Mawr board of directors (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes, or would reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable law and (ii) obtained from such person an executed confidentiality agreement containing terms at least as restrictive with respect to such person as the terms of the confidentiality agreement is in each provision with respect to WSFS. However, Bryn Mawr may not terminate the merger agreement pursuant to these provisions and is required to call a stockholder meeting to consider and vote upon the mergers notwithstanding negotiations with such third parties.

Stockholder Meetings and Recommendation of WSFS and Bryn Mawr Boards of Directors (page 133)

Each of WSFS and Bryn Mawr have agreed to hold a meeting of its stockholders as promptly as reasonably practicable after this joint proxy statement/prospectus is declared effective for the purpose of obtaining the Bryn Mawr shareholder approval, in the case of Bryn Mawr shareholders, and obtaining the requisite WSFS stockholder approval of the merger agreement, or the WSFS stockholder approval, in the case of WSFS stockholders.

The board of directors of each of Bryn Mawr and WSFS have agreed to recommend to its stockholders the approval of the Bryn Mawr merger proposal, in the case of Bryn Mawr and the approval of the WSFS merger and share issuance proposal, in the case of WSFS, and to include such recommendations in this joint proxy statement/prospectus and to use its respective reasonable best efforts to obtain, in the case of Bryn Mawr, the Bryn Mawr shareholder approval and, in the case of WSFS, the WSFS stockholder approval. The board of directors of each of Bryn Mawr and WSFS and any committee thereof agreed to not (1) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) such recommendation in any manner adverse to WSFS or Bryn Mawr, respectively, (2) fail to make such recommendation in this joint proxy statement/prospectus, or otherwise submit the merger agreement to its respective stockholders without recommendation or (3) take any action or make any public statement, filing or release inconsistent with such recommendation, or

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submit their respective merger proposals to its stockholders without such recommendation, which we refer to as a change in recommendation. In addition, the Bryn Mawr board of directors and any committee thereof agreed to not (1) fail to publicly and without qualification (x) recommend against any acquisition proposal or (y) reaffirm such recommendation, in each case within ten business days (or such fewer number of days as remains prior to the Bryn Mawr special meeting) after an acquisition proposal is made public or any request by the other party to do so or (2) adopt, approve, recommend or endorse an acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal.

However, the Bryn Mawr board of directors may make a change in recommendation (including approving, endorsing or recommending any acquisition proposal), if Bryn Mawr has received a superior proposal (after giving effect to any revised offer from WSFS) and the Bryn Mawr board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the Bryn Mawr board of directors may not make a change in recommendation unless:

•	Bryn Mawr has complied in all material respects with its non-solicit obligations described above;
•	Bryn Mawr gives WSFS at least five business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such five-business day period, Bryn Mawr has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS (to the extent WSFS desires to so negotiate) in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by WSFS; and
•	the Bryn Mawr board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by WSFS that such superior proposal remains a superior proposal and that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the Bryn Mawr board of directors may communicate the basis for its lack of recommendation to its shareholders to the extent required by law.

Any material amendment to any superior proposal will require a new determination and notice period.

In addition, the WSFS board of directors may make a change in recommendation, if the WSFS board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the WSFS board of directors may not make a change in recommendation unless:

•	WSFS gives Bryn Mawr at least five business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such five-business day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Bryn Mawr (to the extent Bryn Mawr desires to so negotiate) in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Bryn Mawr; and
•	the WSFS board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals,
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amendments or modifications proposed by Bryn Mawr, if any, that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the WSFS board of directors may communicate the basis for its lack of recommendation to its stockholders to the extent required by law.

Conditions to Consummation of the Mergers (page 135)

The respective obligation of each party to consummate the mergers is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the Bryn Mawr merger proposal by the Bryn Mawr shareholders and the approval of the WSFS merger and share issuance proposal by the WSFS stockholders;
•	the receipt of all requisite regulatory approvals;
•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers);
•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement; and
•	the authorization of the listing on Nasdaq of WSFS common stock to be issued pursuant to the merger, subject to official notice of issuance.

Each party’s obligation to consummate the mergers is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;
•	the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;
•	the receipt of (1) a certificate from the other party to the effect that the two conditions described above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request;
•	in the case of WSFS, the receipt by WSFS of a written opinion of Covington & Burling in form reasonably satisfactory to WSFS to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes;
•	in the case of WSFS, the receipt of requisite regulatory approvals without the imposition of a burdensome condition; and
•	in the case of Bryn Mawr, the receipt by Bryn Mawr of a written opinion of Squire Patton Boggs in form reasonably satisfactory to Bryn Mawr to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.
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We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed in the fourth quarter of 2021 or at all. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement (page 136)

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by Bryn Mawr shareholders or by WSFS stockholders) by mutual written agreement, or by either party in the following circumstances:

•	any regulatory authority (1) denies a requisite regulatory approval and such denial is final, or has advised either party in writing or both parties orally that is will not grant (or intends to rescind or revoke a previously approved) requisite regulatory approval, (2) requests in writing that WSFS, WSFS Bank, Bryn Mawr, Bryn Mawr Bank, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to any requisite regulatory approval, or (3) has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action is final and nonappealable, so long as such denial in (1), (2) or (2) is not materially caused by, or is not as a result of a failure of the terminating party to comply with its obligations under the merger agreement;
•	the Bryn Mawr shareholders fail to vote their approval of the Bryn Mawr merger proposal, so long as such failure is not materially caused by, or a result of, a failure of the terminating party to comply with its obligations under the merger agreement, which we refer to as a no-vote termination;
•	the WSFS stockholders fail to vote their approval of the WSFS merger and share issuance proposal, so long as such failure is not materially caused by, or a result of, a failure of the terminating party to comply with its obligations under the merger agreement;
•	the mergers have not been consummated by March 9, 2022, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before that date is not caused by the terminating party’s breach of such merger agreement, which we refer to as an outside date termination; or
•	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Bryn Mawr, in the case of a termination by WSFS, or WSFS, in the case of a termination by Bryn Mawr, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a WSFS or Bryn Mawr condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination.

In addition, WSFS may terminate the merger agreement if:

•	the Bryn Mawr board of directors fails to recommend that the Bryn Mawr shareholders approve the Bryn Mawr merger proposal, effects a change in their recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to WSFS (other than unintentional, immaterial breaches that do not prejudice WSFS’s rights under the merger agreement) or fails to call, give notice of, convene or hold the Bryn Mawr special meeting; or
23

•	if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

In addition, Bryn Mawr may terminate the merger agreement if:

•	the WSFS board of directors fails to recommend that the WSFS stockholders approve the WSFS merger and share issuance proposal, effects a change in their recommendation, or fails to call, give notice of, convene or hold the WSFS special meeting.

Termination Fee (page 137)

Bryn Mawr will pay WSFS a $37,725,000 termination fee if:

•	(1) either Bryn Mawr or WSFS effects a no-vote termination or outside date termination (and the approval of the Bryn Mawr merger proposal has not been obtained), or (2) WSFS effects a breach termination and, in each case, prior to such termination, an acquisition proposal for Bryn Mawr has been made or an intention to make an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal results in a definitive agreement or a completed transaction; or
•	WSFS terminates the merger agreement because the Bryn Mawr board of directors fails to recommend that the Bryn Mawr shareholders approve the Bryn Mawr merger proposal, effects a change in their recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to WSFS (other than unintentional, immaterial breaches that do not prejudice WSFS’s rights under the merger agreement) or fails to call, give notice of, convene or hold the Bryn Mawr special meeting.

If Bryn Mawr fails to pay any termination fee payable when due, then Bryn Mawr must pay to WSFS its costs and expenses incurred (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing on the date such payment was due under the merger agreement until the date of payment.

Voting Agreements (page 138)

In connection with entering into the merger agreement, each member of the board of directors of Bryn Mawr and each executive officer of Bryn Mawr, in their capacities as Bryn Mawr shareholders, have entered into the voting agreements. The voting agreements require, among other things, that the shareholder party thereto vote all of his or her shares of Bryn Mawr common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Bryn Mawr common stock, subject to certain exceptions.

Material U.S. Federal Income Tax Consequences of the Merger (page 140)

WSFS and Bryn Mawr intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of WSFS and Bryn Mawr to complete the merger that WSFS and Bryn Mawr each receive a legal opinion from Covington & Burling and Squire Patton Boggs, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither WSFS nor Bryn Mawr currently intends to waive these conditions to the consummation of the mergers. In the event that WSFS and Bryn Mawr waive the condition to receive such tax opinion and the tax consequences of the merger materially change, then WSFS and Bryn Mawr will recirculate

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appropriate soliciting materials and seek new approval of the merger from Bryn Mawr and WSFS stockholders. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then for U.S. federal income tax purposes a U.S. holder of Bryn Mawr common stock generally will not recognize any gain or loss upon surrendering its Bryn Mawr common stock. U.S. holders of Bryn Mawr common stock receiving cash in lieu of fractional shares of WSFS common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of WSFS common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Bryn Mawr common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult an independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Stockholders’ Rights (page 143)

Upon completion of the merger, the rights of former Bryn Mawr shareholders will be governed by the amended and restated certificate of incorporation, as amended, and bylaws of WSFS, which we refer to as the WSFS charter and the WSFS bylaws, respectively. WSFS is organized under Delaware law, while Bryn Mawr is organized under Pennsylvania law. The rights associated with Bryn Mawr common stock are different from the rights associated with WSFS common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with WSFS common stock.

Risk Factors (page 46)

Before voting at the Bryn Mawr special meeting or the WSFS special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Bryn Mawr’s and WSFS’s Annual Reports on Form 10-K for the fiscal year ended on December 31, 2020, and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WSFS

The following table summarizes financial results achieved by WSFS for the periods and at the dates indicated and should be read in conjunction with WSFS’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that WSFS has previously filed with the SEC. Historical financial information for WSFS can be found in its Annual Report on Form 10-K for the year ended December 31, 2020. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past years indicate results for any future period.

WSFS FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in thousands, except share and per share data)

	As of December 31,
	2020(1)	2019	2018	2017	2016
Total assets	$14,333,914	$12,256,302	$7,248,870	$6,999,540	$6,765,270
Net loans and leases(2)(6)	8,993,476	8,508,336	4,889,237	4,807,373	4,499,157
Investment securities(3)	2,640,798	2,078,515	1,355,029	998,685	958,266
Other investments(4)	23,003	91,350	57,662	52,863	48,887
Total deposits	11,856,664	9,586,857	5,640,431	5,247,604	4,738,438
Borrowings(5)	27,013	323,672	534,389	772,624	1,048,386
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011
Senior debt	246,617	98,605	98,388	98,171	152,050
Noncontrolling interest	(2,246)	(815)	—	—	—
Stockholders’ equity of WSFS	1,791,726	1,850,306	820,920	724,345	687,336
Number of banking offices	89	93	58	58	60

	For the Years Ended December 31,
	2020(1)	2019	2018	2017	2016
Interest income	$514,405	$521,092	$292,973	$254,726	$216,578
Interest expense	48,450	76,144	46,499	33,455	22,833
Net interest income	465,955	444,948	246,474	221,271	193,745
Noninterest income	201,025	188,109	162,541	124,644	105,061
Noninterest expense	368,844	413,127	225,047	226,461	188,666
Provision for credit losses	153,180	25,560	13,170	10,964	12,986
Income tax provision	31,636	46,452	36,055	58,246	33,074
Net income	113,320	147,918	134,743	50,244	64,080
Less: Net loss attributed to noncontrolling interest	(1,454)	(891)	—	—	—
Net income allocable to WSFS	$114,774	$148,809	$134,743	$50,244	$64,080
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	As of December 31,
	2020(1)	2019	2018	2017	2016
Earnings per share allocable to common stockholders:
Basic	$2.27	$3.02	$4.27	$1.60	$2.12
Diluted	$2.27	$3.00	$4.19	$1.56	$2.06
Interest rate spread	3.77%	4.15%	3.87%	3.81%	3.79%
Net interest margin	3.96	4.44	4.09	3.95	3.88
Efficiency ratio	55.21	65.13	54.84	64.91	62.52
Noninterest income as a percentage of total revenue(7)	30.09	29.66	39.61	35.72	34.81
Return on average assets	0.87	1.30	1.92	0.74	1.06
Return on average equity	6.25	8.91	17.63	6.92	10.03
Return on average tangible common equity(8)	9.68	13.48	23.72	9.73	12.84
Average equity to average assets	13.96	14.56	10.90	10.64	10.57
Tangible common equity to tangible assets(8)	8.96	10.97	8.99	7.87	7.55
Ratio of nonperforming assets to total assets	0.42	0.32	0.66	0.84	0.60
Ratio of allowance for loan losses to total gross loans and leases	2.51	0.56	0.81	0.84	0.89
Ratio of allowances for loan losses to nonaccruing loans	546	208	132	111	174
Ratio of net charge-offs to average gross loans and leases	0.09	0.22	0.29	0.22	0.25

(1)	Includes the impact of WSFS’s adoption of Current Expected Credit Loss method of accounting on January 1, 2020.
(2)	Includes loans held for sale and reverse mortgage.
(3)	Includes securities available for sale and held to maturity.
(4)	Includes equity investments as well as interest bearing deposits in other banks and Federal Home Loan Banks, or FHLB, stock
(5)	Borrowings consist of FHLB advances, federal funds purchased and other borrowed funds.
(6)	Net of unearned income.
(7)	Computed on a fully tax-equivalent basis.
(8)	This is a measure based on certain additional financial measures other than generally accepted accounting principles, which we refer to as a non-GAAP financial measure. See “—Reconciliation of WSFS Non-GAAP Financial Measures.”
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Reconciliation of WSFS Non-GAAP Financial Measures

WSFS’s accounting and reporting policies conform to United States generally accepted accounting principles, or GAAP, and the prevailing practices in the banking industry. However, WSFS also evaluates its performance based on certain additional financial measures which are discussed herein as being non-GAAP financial measures. These non-GAAP financial measures are presented in order to provide investors with a better understanding of WSFS’s performance when analyzing changes in WSFS’s underlying business between reporting periods and provide for greater transparency with respect to supplemental information used by WSFS’s management in its financial and operational decision making. WSFS believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing WSFS’s operating performance and underlying prospects.

WSFS classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP, as in effect from time to time in the United States, in WSFS’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that WSFS discusses herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which WSFS calculates the non-GAAP financial measures may differ from that of other companies’ reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures WSFS discusses herein when comparing such non-GAAP financial measures.

The non-GAAP measures used by WSFS include the following:

•	Tangible assets is defined as total assets less goodwill and intangible assets;
•	Tangible common equity is defined as total stockholders’ equity less goodwill and intangible assets;
•	Tangible common equity to tangible assets is a ratio that is determined by dividing tangible common equity by tangible assets;
•	Average tangible common equity is defined as average stockholders’ equity less average goodwill and intangible assets; and
•	Return on average tangible common equity is a ratio that is determined by dividing net tangible income by average tangible common equity.
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	For the Years Ended December 31,
(Dollars in thousands, except share and per share data)	2020	2019	2018	2017	2016
Period End Tangible Assets
Period end assets	$14,333,914	$12,256,302	$7,248,870	$6,999,540	$6,765,270
Less: Goodwill and intangible assets	557,386	568,745	186,023	188,444	191,247
Tangible assets (non-GAAP)	$13,776,528	$11,687,557	$7,062,847	$6,811,096	$6,574,023
Period End Tangible Common Equity
Period end Stockholder’s equity of WSFS	$1,791,726	$1,850,306	$820,920	$724,345	$687,336
Less: Goodwill and intangible assets	557,386	568,745	186,023	188,444	191,247
Tangible common equity (non-GAAP)	$1,234,340	$1,281,561	$634,897	$535,901	$496,089
Tangible common equity to tangible assets (non-GAAP)	8.96%	10.97%	8.99%	7.87%	7.55%
Period End Tangible Income
GAAP net income attributable to WSFS	$114,774	$148,809	$134,743	$50,244	$64,080
Tax effected amortization of intangible assets	8,481	7,373	2,164	1,915	1,587
Net tangible income (non-GAAP)	$123,255	$156,182	$136,907	$52,159	$65,667
Average Tangible Common Equity
Average stockholder’s equity	$1,836,115	$1,670,869	$764,489	$725,763	$638,624
Less: Average goodwill and intangible assets	563,126	512,187	187,297	189,784	127,168
Average tangible common equity (non-GAAP)	$1,272,989	$1,158,682	$577,192	$535,979	$511,456
Return on average tangible common equity (non-GAAP)	9.68%	13.48%	23.72%	9.73%	12.84%
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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BRYN MAWR

The following table summarizes consolidated financial results achieved by Bryn Mawr for the periods and at the dates indicated and should be read in conjunction with Bryn Mawr’s consolidated financial statements and the notes to the consolidated financial statements contained in the reports that Bryn Mawr has previously filed with the SEC. Historical financial information for Bryn Mawr can be found in its Annual Report on Form 10-K for the year ended December 31, 2020. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past years indicate results for any future period.

BRYN MAWR BANK CORPORATION AND SUBSIDIARIES

(Dollars in thousands, except share and per share data)

Earnings	As of or for the Year Ended December 31,
	2020	2019	2018	2017	2016
Interest income	$167,681	$193,389	$181,055	$129,559	$116,991
Interest expense	23,894	45,748	31,584	14,432	10,755
Net interest income	143,787	147,641	149,471	115,127	106,236
Provision for credit losses	41,677	8,595	7,089	2,535	4,347
Net interest income after provision for credit losses	102,110	139,046	142,382	112,592	101,889
Noninterest income	81,971	82,184	75,982	59,132	53,968
Noninterest expense	142,727	146,427	140,407	114,478	101,653
Income before income taxes	41,354	74,803	77,957	57,246	54,204
Income tax expense	8,856	15,607	14,165	34,230	18,168
Net income	$32,498	$59,196	$63,792	$23,016	$36,036
Net loss attributable to noncontrolling interest	(75)	(10)	—	—	—
Net income attributable to Bryn Mawr Bank Corporation	$32,573	$59,206	$63,792	$23,016	$36,036
Per Share Data
Weighted-average shares outstanding	19,970,921	20,142,306	20,234,792	17,150,125	16,859,623
Dilutive potential common stock	71,424	91,065	155,375	248,798	168,499
Adjusted weighted-average shares	20,042,345	20,233,371	20,390,167	17,398,923	17,028,122
Earnings per common share:
Basic	$1.63	$2.94	$3.15	$1.34	$2.14
Diluted	1.63	2.93	3.13	1.32	2.12
Dividends paid or accrued	1.06	1.02	0.94	0.86	0.82
Dividends paid or accrued per share to net income per basic common share	65.03%	34.7%	29.8%	64.2%	38.3%
Shares outstanding at year end	19,960,294	20,126,296	20,163,816	20,161,395	16,939,715
Book value per share	$31.18	$30.42	$28.01	$26.19	$22.50
Tangible book value per share(1)	21.22	20.36	17.75	16.02	15.11
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Earnings	As of or for the Year Ended December 31,
	2020	2019	2018	2017	2016
Profitability Ratios
Tax-equivalent net interest margin	3.16%	3.55%	3.80%	3.69%	3.76%
Return on average assets	0.64	1.26	1.47	0.67	1.16
Return on average equity	5.32	10.05	11.78	5.76	9.75
Noninterest expense to net interest income and noninterest income	63.2	63.7	62.3	65.7	63.5
Noninterest income to net interest income and noninterest income	36.3	35.8	33.7	33.9	33.7
Average equity to average total assets	12.00	12.57	12.44	11.69	11.90
Financial Condition
Total assets	$5,432,022	$5,263,259	$4,652,485	$4,449,720	$3,421,530
Total liabilities	4,809,700	4,651,032	4,087,781	3,921,601	3,040,403
Total shareholders’ equity	622,322	612,227	564,704	528,119	381,127
Interest-earning assets	4,917,783	4,763,072	4,216,888	4,039,763	3,153,015
Portfolio loans and leases	3,628,411	3,689,313	3,427,154	3,285,858	2,535,425
Investment securities	1,198,346	1,027,182	753,628	701,744	573,763
Goodwill	184,012	184,012	184,012	179,889	104,765
Intangible assets	15,564	19,131	23,455	25,966	20,405
Deposits	4,376,254	3,842,245	3,599,087	3,373,798	2,579,675
Borrowings	232,885	665,946	427,847	496,837	423,425
Wealth assets under management, administration, supervision and brokerage	18,976,544	16,548,060	13,429,544	12,968,738	11,328,457
Capital Ratios
Tier I leverage ratio (Tier I capital to total quarterly average assets)	9.04%	9.33%	9.06%	10.10%	8.73%
Tier I capital to risk weighted assets	11.86	11.42	10.92	10.42	10.51
Total regulatory capital to risk weighted assets	15.55	14.69	14.30	13.92	12.35
Asset quality
Allowance for credit losses as a percentage of portfolio loans and leases	1.48	0.61	0.57	0.53	0.69
Non-performing loans and leases as a % of portfolio loans and leases	0.15	0.29	0.37	0.26	0.33

(1)	This is a non-GAAP financial measure. See “—Reconciliation of Bryn Mawr Non-GAAP Financial Measures.”

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Reconciliation of Bryn Mawr Non-GAAP Financial Measures

Bryn Mawr’s accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, Bryn Mawr also evaluates its performance based on certain additional financial measures that are discussed herein as being non-GAAP financial measures. These non-GAAP financial measures are presented in order to provide investors with a better understanding of Bryn Mawr’s performance when analyzing changes in Bryn Mawr’s underlying business between reporting periods and provide for greater transparency with respect to supplemental information used by Bryn Mawr’s management in its financial and operational decision making. Bryn Mawr believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing Bryn Mawr’s operating performance and underlying prospects.

Bryn Mawr classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP, as in effect from time to time in the United States, in Bryn Mawr’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that Bryn Mawr discusses herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Bryn Mawr calculates the non-GAAP financial measures may differ from that of other companies’ reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Bryn Mawr discusses herein when comparing such non-GAAP financial measures. The non-GAAP measure used by Bryn Mawr herein is tangible book value per share, which is defined as total shareholders’ equity, excluding goodwill and intangible assets and non-controlling interest, divided by the number of shares of Bryn Mawr common stock outstanding.

	As of or for the Year Ended December 31,
(Dollars in thousands, except share and per share data)	2020	2019	2018	2017	2016
Calculation of tangible book value per common share:
Total shareholders’ equity	$622,322	$612,227	$564,704	$528,119	$381,127
Less: Noncontrolling interest	770	695	685	683	—
Less: Goodwill and intangible assets	(199,576)	(203,143)	(207,467)	(205,855)	(125,170)
Net tangible equity (numerator) (non-GAAP)	$423,516	$409,779	$357,922	$322,947	$255,957

Shares outstanding, end of period (denominator)	19,960,294	20,126,296	20,163,816	20,161,395	16,939,715

Tangible book value per common share (non-GAAP)	$21.22	$20.36	$17.75	$16.02	$15.11
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UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of WSFS and Bryn Mawr and give effect to the merger of WSFS and Bryn Mawr, including pro forma assumptions and adjustments related to the mergers, as described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

A final determination of the fair values of Bryn Mawr’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Bryn Mawr that exist as of the closing date. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of WSFS common stock on the date the merger becomes effective. The closing price of WSFS common stock on April 9, 2021 was used for purposes of presenting the pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial information has been prepared to give effect to the following:

•	the acquisition of Bryn Mawr by WSFS under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, Business Combinations where the assets and liabilities of Bryn Mawr will be recorded by WSFS at their respective fair values as of the date the merger is completed;
•	the distribution of shares of WSFS common stock to Bryn Mawr’s shareholders in exchange for shares of Bryn Mawr common stock at an exchange ratio of 0.90;
•	certain reclassifications to conform historical financial presentation of Bryn Mawr to WSFS; and
•	transaction costs in connection with the mergers.

The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined condensed financial statements as a result of:

•	changes in the trading price for WSFS common stock;
•	net cash used or generated in WSFS’s or Bryn Mawr’s operations between the signing of the merger agreement and completion of the mergers;
•	changes in the fair values of WSFS’s or Bryn Mawr’s assets and liabilities;
•	other changes in WSFS’s or Bryn Mawr’s net assets that occur prior to the completion of the mergers, which could cause material changes in the information presented below; and
•	the actual financial results of the combined company.
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The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;
•	WSFS’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein;
•	Bryn Mawr’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein; and
•	other information pertaining to WSFS and Bryn Mawr contained in or incorporated by reference into this document. Please see the sections entitled “Selected Historical Consolidated Financial Data of WSFS” and “Selected Historical Consolidated Financial Data of Bryn Mawr.”
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WSFS FINANCIAL CORPORATION/BRYN MAWR BANK CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(In thousands)

	As of December 31, 2020
			Pro Forma Adjustments
	WSFS (as reported)	Bryn Mawr (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash, cash equivalents and restricted cash	$1,654,735	$96,313	$(140,461)	(A)	$1,610,587
Investment securities	2,640,798	1,198,346	—		3,839,144
Net loans and leases	8,993,476	3,580,702	(13,116)	(B)	12,561,062
Premises and equipment	96,556	56,662	23,963	(C)	177,181
Goodwill	472,828	184,012	238,554	(D)	895,394
Intangible assets	84,558	15,564	57,072	(E)	157,194
Other assets	390,963	300,423	23,708	(F)	715,094
Total assets	$14,333,914	$5,432,022	$189,720		$19,955,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$3,415,021	$1,401,843	$—		$4,816,864
Interest-bearing	8,441,643	2,974,411	3,254	(G)	11,419,308
Total deposits	11,856,664	4,376,254	3,254		16,236,172
Borrowed funds	340,641	232,885	11,049	(H)	584,575
Other liabilities	347,129	200,561	—		547,690
Total liabilities	12,544,434	4,809,700	14,303		17,368,437
Stockholders’ equity:
Common stock	576	24,714	(24,532)	(I)	758
Capital in excess of par value	1,053,022	381,653	541,440	(J)	1,976,115
Accumulated other comprehensive income	56,007	8,948	(8,948)	(K)	56,007
Retained earnings	977,414	296,941	(421,707)	(L)	852,648
Treasury stock	(295,293)	(89,164)	89,164	(M)	(295,293)
Noncontrolling interest	(2,246)	(770)	—		(3,016)
Total stockholders’ equity	1,789,480	622,322	175,417		2,587,219
Total liabilities and stockholders’ equity	$14,333,914	$5,432,022	$189,720		$19,955,656
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WSFS FINANCIAL CORPORATION/BRYN MAWR BANK CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(In thousands, except per share information)

	For the Year Ended December 31, 2020
			Pro Forma Adjustments
	WSFS (as reported)	Bryn Mawr (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Interest income:
Interest and fees on loans and leases	$460,394	$155,916	$(3,481)	(A)	$612,829
Interest on investment securities	52,996	11,470	—		64,466
Other interest income	1,015	295	—		1,310
Total interest income	514,405	167,681	(3,481)		678,605
Interest expense:
Interest on deposits	39,262	16,971	(759)	(B)	55,474
Interest on borrowed funds	9,188	6,923	(867)	(C)	15,244
Total interest expense	48,450	23,894	(1,626)		70,718
Net interest income	465,955	143,787	(1,855)		607,887
Provision for credit losses	153,180	39,963	41,801	(D)	234,944
Net interest income after provision for credit losses	312,775	103,824	(43,656)		372,943
Noninterest income:
Credit/debit card and ATM income	35,014	2,864	—		37,878
Investment management and fiduciary income	48,979	44,532	—		93,511
Deposit service charges	19,999	2,868	—		22,867
Other income	97,033	31,707	—		128,740
Total noninterest income	201,025	81,971	—		282,996
Noninterest expense:
Salaries, benefits and other compensation	194,317	81,451	—		275,768
Occupancy expense	32,105	12,727	2,964	(E)	47,796
Other operating expense	142,422	50,263	117,079	(F)	309,764
Total noninterest expense	368,844	144,441	120,043		633,328
Income before taxes	144,956	41,354	(163,699)		22,611
Income tax provision (benefit)	31,636	8,856	(40,597)	(G)	(105)
Net income	113,320	32,498	(123,102)		22,716
Less: Net loss attributable to noncontrolling interest	(1,454)	(75)	—		(1,529)
Net income attributable to WSFS	$114,774	$32,573	$(123,102)		$24,245
Basic earnings per share	$2.27				$0.35
Diluted earnings per share	$2.27				$0.35
Weighted-average shares outstanding for basic earnings per share	50,509,900	19,970,921	17,973,829	(H)	68,483,729
Weighted-average shares outstanding for diluted earnings per share	50,546,497	20,042,345	18,038,111	(H)	68,584,608
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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of WSFS and Bryn Mawr and give effect to the merger of WSFS and Bryn Mawr, including pro forma assumptions and adjustments related to the mergers, as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet as of December 31, 2020 is presented as if the mergers occurred on December 31, 2020. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2020 are presented as if the mergers occurred on January 1, 2020. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the mergers and, with respect to the statements of earnings only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments, and presentation of the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as management’s adjustments. WSFS has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Bryn Mawr’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of WSFS. At the time of preparing the unaudited pro forma condensed combined financial information, WSFS had not identified all adjustments necessary to conform Bryn Mawr’s accounting policies to WSFS’s accounting policies. Certain reclassifications have been made to the historical financial statements of Bryn Mawr to conform to the presentation in WSFS’s financial statements. These adjustments represent WSFS’s best estimates based upon the information currently available and could be subject to change once more detailed information is available.

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Note 2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration:

(Dollars in thousands, except per share data)
Shares of Bryn Mawr as of December 31, 2020	20,225,051
Exchange ratio	0.90
Price per share of WSFS common stock on April 9, 2021	$50.68
Preliminary purchase price	$922,505
Assets of acquired bank (Bryn Mawr):
Cash and cash equivalents	$96,313
Investment securities	1,198,346
Loans and leases, net	3,609,387
Premises and equipment	67,162
Intangible assets	72,636
Other assets	280,098
Total assets acquired	5,323,942
Liabilities of acquired bank (Bryn Mawr):
Deposits	4,379,508
Other borrowed funds	243,934
Other liabilities	200,561
Total liabilities assumed	4,824,003
Net assets acquired	499,939
Preliminary pro forma goodwill	$422,566

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of WSFS common stock at a price of $50.68 as of April 9, 2021:

Share Price Sensitivity (unaudited, dollars in thousands)
	Purchase Price	Estimated Goodwill
Increase of 20%	$1,107,006	$607,067
Increase of 10%	1,014,756	514,817
As presented in pro forma	922,505	422,566
Decrease of 10%	830,255	330,316
Decrease of 20%	738,004	238,065

Note 3. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 24.8% tax rate, which represents the blended statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

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(A)	Adjustments to cash, cash equivalents and restricted cash to reflect estimated transaction costs. The adjustments include the following:
(Dollars in thousands)	December 31, 2020
WSFS’s estimated transaction costs comprised of merger costs, which include professional fees of $23.7 million and investment banker fees of $5.7 million, restructuring costs of $85.6 million, which includes severance payments and contract termination costs, and capitalized transaction costs of $13.5 million.	$(128,461)
Bryn Mawr’s estimated transaction costs comprised of investment banker fees of $10.0 million, professional fees of $1.0 million and other transaction costs of $1.0 million.	(12,000)
$(140,461)

(B)	Adjustments to loans and leases, net reflect fair value adjustments, which includes lifetime credit loss expectations, current interest rates and liquidity. The adjustments include the following:
(Dollars in thousands)	December 31, 2020
Adjustments to gross loans and leases:
Reversal of Bryn Mawr’s historical loan and lease fair value adjustments	$6,288
Estimate of lifetime credit mark	(72,358)
Estimate of fair value related to current interest rates and liquidity	41,046
Gross up of acquired purchased credit deteriorated loans and leases for allowance for credit losses	30,557
5,533
Adjustments to allowance for credit losses:
Reversal of Bryn Mawr’s allowance for credit losses	53,709
Establishment of allowance for credit losses reserve equal to credit mark	(72,358)
(18,649)
Total adjustments for loans and leases, net	$(13,116)
(C)	Adjustments to premises and equipment to reflect $13.5 million of capitalized assets from transaction costs and $10.5 million estimated fair value of acquired property and equipment. The average life of the capitalized assets from transaction costs and acquired property and equipment will be 8 and 30 years, respectively.
(D)	Adjustments to eliminate historical Bryn Mawr goodwill of $184.0 million and reflect $422.6 million of goodwill for amount of consideration paid in excess of fair value of asset received and liabilities assumed.
(E)	Adjustments to intangible assets reflect the following:
(Dollars in thousands)	December 31, 2020
Reversal of Bryn Mawr’s historical intangible assets	$(15,564)

Estimated customer relationships expected to amortize over 15 years using the straight-line method	67,500
Estimated core deposit intangible expected to amortize over 10 years using the sum-of-the-years-digits method	5,136
$57,072
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(F)	Adjustment to other assets reflect the following:
(Dollars in thousands)	December 31, 2020
To reflect WSFS’s current tax recoverable from estimated transaction costs which is comprised of estimated non-facilitative transaction costs and a deductible success-based investment banker fee using the 70% safe harbor election multiplied by a tax rate of 24.8%	$31,434

To reflect Bryn Mawr ’s current tax recoverable from estimated transaction costs which is comprised of estimated non-facilitative transaction costs and a deductible success-based investment banker fee using the 70% safe harbor election multiplied by a tax rate of 24.8%	2,232
To reflect fair market adjustment on deferred tax accounts	(9,958)
$23,708
(G)	Adjustment to interest-bearing deposits to eliminate Bryn Mawr’s historical deposit premium of $0.2 million and reflect an estimated premium of $3.5 million on acquired certificates of deposits.
(H)	Adjustment to borrowed funds to eliminate Bryn Mawr’s historical long-term borrowings discount of $3.9 million and to reflect an estimated premium of $7.1 million on acquired long-term borrowings.
(I)	Adjustments to common stock to eliminate Bryn Mawr common stock of $24.7 million and record the issuance of WSFS common stock to Bryn Mawr shareholders of $0.2 million par value.
(J)	Adjustments to capital in excess of par value to eliminate Bryn Mawr’s capital surplus (less noncontrolling interest) of $380.9 million and record the issuance of WSFS capital in excess of par value to Bryn Mawr shareholders of $922.3 million.
(K)	Adjustment to eliminate Bryn Mawr’s accumulated other comprehensive income of $8.9 million.
(L)	Adjustments to retained earnings.
(Dollars in thousands)	December 31, 2020
To eliminate Bryn Mawr’s retained earnings	$(296,941)
To reflect WSFS’s estimated transaction costs, net of tax	(83,564)
To reflect Bryn Mawr’s estimated transaction costs, net of tax	(9,768)
To reflect allowance for credit losses provision impact, net of tax	(31,434)
$(421,707)
(M)	Adjustment to eliminate Bryn Mawr’s treasury stock of $89.2 million.

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 24.8% tax rate, which represents the blended statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

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(A)	Adjustments to interest income of $3.6 million for the year ended December 31, 2020 to eliminate Bryn Mawr’s discount accretion on previously acquired loans and leases and record the estimated accretion of $0.2 million for the net discount on acquired loans and leases.
(B)	Adjustment to reflect interest expense on deposits for the year ended December 31, 2020 to eliminate Bryn Mawr’s premium amortization of $0.4 million on previously acquired deposits and to record the estimated amortization of $1.2 million for the premium on acquired interest-bearing deposits.
(C)	Adjustment to reflect interest expense on borrowings for the year ended December 31, 2020 to eliminate Bryn Mawr’s discount accretion of $0.3 million on previously acquired borrowings and to record the estimated amortization of $0.5 million for the premium on acquired long-term debt.
(D)	Adjustment to record provision expense on Bryn Mawr’s non-purchased credit deteriorated loans of $41.8 million.
(E)	Adjustments to occupancy expense to record estimated depreciation expense of $0.4 million for acquired real estate and $2.6 million for capitalized transaction costs.
(F)	Adjustments to other operating expense includes the following:
(Dollars in thousands)	December 31, 2020
Reversal of Bryn Mawr’s intangible amortization expense	$(5,391)
Record estimated intangible amortization expense	5,472
Record WSFS’s estimated transaction costs	114,998
Commitment to WSFS Community Foundation	2,000
$117,079
(G)	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 24.8%.
(H)	Adjustments to weighted-average shares of WSFS common stock outstanding to eliminate weighted-average shares of Bryn Mawr common stock outstanding and record shares of WSFS common stock outstanding, calculated using an exchange ratio of 0.90 per share for all shares.
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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) WSFS on a historical basis, (b) Bryn Mawr on a historical basis, (c) WSFS and Bryn Mawr on a pro forma combined basis and (d) Bryn Mawr on a pro forma equivalent basis.

The following pro forma information has been derived from and should be read in conjunction with WSFS’s and Bryn Mawr’s respective audited consolidated financial statements for the year ended December 31, 2020, each of which is incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger-related costs that are reflected in the unaudited pro forma combined condensed balance sheet included elsewhere herein), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements.”

	WSFS	Bryn Mawr	Pro Forma	Pro Forma
	Historical	Historical	Combined	Per Equivalent Bryn Mawr Share(1)
For the 12 months ended December 31, 2020:
Basic earnings per share	$2.27	$1.63	$0.35	$0.32
Diluted earnings per share	2.27	1.63	0.35	0.32
Cash dividend per share(2)	0.48	1.06	0.48	0.43
Book value per common share as of December 31, 2020	37.52	31.18	39.37	35.43
(1)	Calculated by multiplying the amounts under the “Pro Forma Combined” column by the exchange ratio of 0.90.
(2)	Pro forma combined cash dividends are based only upon WSFS’s historical amounts.
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COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

WSFS common stock trades on Nasdaq under the symbol “WSFS.” Bryn Mawr common stock trades on Nasdaq under the symbol “BMTC.” As of May 3, 2021, there were approximately 3,349 registered WSFS stockholders and approximately 777 registered Bryn Mawr shareholders.

After the merger, WSFS currently expects to pay (when, as and if declared by the WSFS board of directors) regular quarterly cash dividends of $0.13 per share. While WSFS currently pays dividends on WSFS common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on WSFS common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the WSFS board of directors. There are also regulatory requirements related to WSFS’s ability to pay dividends.

During the third and fourth quarters of 2020, Bryn Mawr declared and paid quarterly cash dividends of $0.27 per share. Bryn Mawr currently expects that it will continue to pay comparable quarterly cash dividends for the foreseeable future or until the completion of the mergers. The merger agreement prohibits Bryn Mawr from declaring regular quarterly cash dividends at a rate in excess of $0.27 per share, increasing to $0.28 per share beginning in the third quarter of 2021. The Bryn Mawr board of directors will consider Bryn Mawr’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors in determining whether to pay dividends in the future and the amount of such dividends. There are also regulatory requirements related to Bryn Mawr’s ability to pay dividends.

The following table sets forth the closing sale prices per share of WSFS common stock and Bryn Mawr common stock on March 9, 2021, the last trading day before the public announcement of the signing of the merger agreement, and on May 3, 2021, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Bryn Mawr common stock on March 9, 2021 and on May 3, 2021, the latest practicable trading day before the printing date of this joint proxy statement/prospectus, determined by multiplying the closing price of the WSFS common stock on such dates by the exchange ratio of 0.90.

	WSFS Common Stock	Bryn Mawr Common Stock	Implied Value of Merger Consideration
March 9, 2021	$53.94	$42.50	$48.55
May 3, 2021	$51.27	$46.03	$46.14
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS and Bryn Mawr expect the mergers to have on the combined company’s operations, financial condition, and financial results, and WSFS’s and Bryn Mawr’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and overall operational efficiencies WSFS and Bryn Mawr expect to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “intend,” “expect,” “anticipate,” “strategy,” “plan,” “estimate,” “approximately,” “target,” “project,” “propose,” “possible,” “potential,” “should” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Bryn Mawr) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

In addition to factors previously disclosed in WSFS’s and Bryn Mawr’s reports filed with the SEC, and those identified elsewhere in this filing (including the section entitled “Risk Factors”), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance.

•	the possibility that the mergers do not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;
•	failure to close or delay in closing the mergers;
•	difficulties and delays in integrating the WSFS and Bryn Mawr businesses successfully;
•	the possibility that the cost savings, any synergies or other anticipated benefits from the mergers may not be fully realized or may take longer to realize than expected;
•	disruption from the proposed mergers making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Bryn Mawr have business relationships;
•	diversion of management time on merger-related issues;
•	changes in WSFS’s or Bryn Mawr’s stock price before the closing, including as a result of the financial performance of WSFS or Bryn Mawr prior to the closing;
•	the reaction to the mergers of the companies’ customers, employees and counterparties;
•	the potential dilutive effect of the shares of WSFS common stock to be issued in the merger;
•	the ability to recruit and retain executive officers and key employees and their customer and community relationships, whether as a result of the mergers or otherwise;
•	the sufficiency of the assumptions and estimates WSFS or Bryn Mawr make in establishing reserves for potential loan losses;
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•	future financial and operating results of WSFS, Bryn Mawr or the combined company following the completion of the mergers;
•	the impact of the COVID-19 pandemic on WSFS’s and/or Bryn Mawr’s businesses, the ability to complete the mergers and/or any of the other foregoing risks; and
•	other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Annual Report on Form 10-K filed by WSFS for the year ended December 31, 2020, the Annual Report on Form 10-K filed by Bryn Mawr for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Bryn Mawr or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Bryn Mawr undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, WSFS stockholders and Bryn Mawr shareholders should carefully consider the following factors in deciding whether to vote for each company’s respective proposals. Please also see the section entitled “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of WSFS common stock will fluctuate, the value of the merger consideration to be received by Bryn Mawr shareholders may change.

Pursuant to the merger agreement, upon completion of the merger, each outstanding share of Bryn Mawr common stock, except for certain shares of Bryn Mawr common stock owned by Bryn Mawr or WSFS, will be converted into the right to receive 0.90 of a share of WSFS common stock. The closing price of WSFS common stock on the date that the merger is completed may vary from the closing price of WSFS common stock on the date WSFS and Bryn Mawr announced the signing of the merger agreement, the date that this document is being mailed to each of the WSFS and Bryn Mawr stockholders and the date of the special meetings of WSFS and Bryn Mawr stockholders. Because the merger consideration is determined by a fixed exchange ratio, at the time of the Bryn Mawr special meeting, Bryn Mawr shareholders will not know or be able to calculate the value of the WSFS common stock they will receive upon completion of the merger. Any change in the market price of WSFS common stock prior to completion of the merger may affect the value of the merger consideration that Bryn Mawr shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, impacts and disruptions resulting from the ongoing COVID-19 pandemic, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of WSFS and Bryn Mawr. Bryn Mawr shareholders should obtain current market quotations for shares of WSFS common stock and Bryn Mawr common stock before voting their shares at the Bryn Mawr special meeting.

There will be no adjustment to the merger consideration based upon changes in the market price of WSFS common stock or Bryn Mawr common stock prior to the time the mergers are completed. In addition, the merger agreement cannot be terminated due to a change in the price of WSFS common stock.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the mergers, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the competitive impact of the proposal in the relevant geographic markets; financial, managerial and other supervisory considerations of each party; convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, or the Community Reinvestment Act; effectiveness of the parties in combating money laundering activities; and the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. These regulatory authorities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals

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could have the effect of delaying completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the mergers that are not anticipated or cannot be met. Furthermore, such conditions or changes may constitute a burdensome condition that may allow WSFS to terminate the merger agreement and WSFS may exercise its right to terminate the merger agreement. If the consummation of the mergers is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each company may also be materially and adversely affected. See the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Failure of the mergers to be completed, the termination of the merger agreement or a significant delay in the consummation of the mergers could negatively impact WSFS and Bryn Mawr.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the mergers. Please see the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.” These conditions to the consummation of the mergers may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the mergers are not completed by March 9, 2022, either WSFS or Bryn Mawr may choose to terminate the merger agreement at any time after that date if the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement, before or after stockholder approval.

If the mergers are not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the mergers will be consummated. If the consummation of the mergers are delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the mergers are not completed, the parties would have to recognize these expenses without realizing the expected benefits of the mergers. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the mergers, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the mergers, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, WSFS’s or Bryn Mawr’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers, and the market price of WSFS common stock or Bryn Mawr common stock might decline to the extent that the current market price reflects a market assumption that the mergers will be completed. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the mergers.

Some of the conditions to the mergers may be waived by Bryn Mawr or WSFS without resoliciting stockholder adoption and approval of the merger agreement.

Some of the conditions to the mergers set forth in the merger agreement may be waived by Bryn Mawr or WSFS, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.” If any such conditions are waived, Bryn Mawr and WSFS will evaluate whether an amendment of this joint proxy statement/prospectus and resolicitation of proxies

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is warranted. In the event that the Bryn Mawr board of directors or the WSFS board of directors, as applicable, determines that resolicitation of stockholders is not warranted, Bryn Mawr and WSFS will have the discretion to complete the mergers without seeking further Bryn Mawr and WSFS stockholder approval.

WSFS and Bryn Mawr will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Bryn Mawr and WSFS. These uncertainties may impair WSFS’s or Bryn Mawr’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the mergers, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Bryn Mawr and/or WSFS to seek to change existing business relationships with Bryn Mawr and/or WSFS or fail to extend an existing relationship with Bryn Mawr and/or WSFS. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.

The pursuit of the mergers and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the mergers are pending. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Effective Time” for a description of the restrictive covenants applicable to Bryn Mawr and WSFS.

Bryn Mawr’s directors and executive officers have interests in the mergers that may be different from the interests of other Bryn Mawr shareholders.

Bryn Mawr’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Bryn Mawr shareholders generally. The Bryn Mawr board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Bryn Mawr shareholders that they vote to approve the Bryn Mawr merger proposal. These interests are described in more detail under the section entitled “The Mergers—Interests of Bryn Mawr’s Directors and Executive Officers in the Mergers.”

Shares of WSFS common stock to be received by Bryn Mawr shareholders as a result of the merger will have rights different from the shares of Bryn Mawr common stock.

The rights of Bryn Mawr shareholders are currently governed by the amended and restated articles of incorporation of Bryn Mawr, which we refer to as the Bryn Mawr charter, and the amended and restated bylaws of Bryn Mawr, which we refer to as the Bryn Mawr bylaws. Upon completion of the merger, the rights of former Bryn Mawr shareholders will be governed by the WSFS charter and the WSFS bylaws. WSFS is organized under Delaware law, while Bryn Mawr is organized under Pennsylvania law. The rights associated with Bryn Mawr common stock are different from the rights associated with WSFS common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with WSFS common stock.

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The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Bryn Mawr that might result in greater value to Bryn Mawr shareholders.

The merger agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Bryn Mawr that might result in greater value to the Bryn Mawr shareholders than the mergers. These provisions include a general prohibition on Bryn Mawr from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.” Furthermore, if the merger agreement is terminated, under certain circumstances, Bryn Mawr may be required to pay WSFS a termination fee equal to $37,725,000, as described under the section entitled “The Merger Agreement—Termination Fee.” Each party also has an unqualified obligation to submit their respective merger-related proposals to a vote by such party’s stockholders, including if Bryn Mawr receives an unsolicited proposal that the Bryn Mawr board of directors believes is superior to the merger. See the section entitled “The Merger Agreement— Stockholder Meetings and Recommendation of WSFS and Bryn Mawr Boards of Directors.”

In connection with entering into the merger agreement, each member of the board of directors of Bryn Mawr and each executive officer of Bryn Mawr, in their capacities as Bryn Mawr shareholders, have entered into the voting agreements. The voting agreements require, among other things, that the shareholder party thereto vote all of his or her shares of Bryn Mawr common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Bryn Mawr common stock, subject to certain exceptions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

The merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligations of WSFS and Bryn Mawr to complete the mergers are conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Covington & Burling and Squire Patton Boggs, respectively. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the United States Internal Revenue Service, or the IRS, or the courts. The expectation that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflects assumptions and was prepared taking into account the relevant information available to WSFS and Bryn Mawr at the time. However, this information is not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward- looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a Bryn Mawr shareholder may be required to recognize any gain or loss equal to the difference between (1) the fair market value of WSFS common stock received by the Bryn Mawr shareholder in the merger and (2) the Bryn Mawr shareholder’s adjusted tax basis in the shares of Bryn Mawr common stock exchanged therefor. For further information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinions of KBW and Piper Sandler delivered to the respective boards of directors of Bryn Mawr and WSFS prior to the signing of the merger agreement will not reflect changes in circumstances after the dates of the opinions.

Prior to the execution of the merger agreement, each of the Bryn Mawr and WSFS board of directors received an opinion to address the fairness of the exchange ratio or the merger consideration from a financial point of view as of their respective dates and subject to the limitations and assumptions contained therein.

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Subsequent changes in the operations and prospects of Bryn Mawr or WSFS, general market and economic conditions and other factors that may be beyond the control of Bryn Mawr or WSFS, may significantly alter the value of Bryn Mawr or WSFS or the prices of the shares of Bryn Mawr common stock or WSFS common stock by the time the mergers are completed. The opinions do not speak as of the effective time or as of any other date other than the date of such opinions. For a description of the opinions received by the respective boards of directors of Bryn Mawr and WSFS, please refer to the sections entitled, respectively, “The Mergers—Opinion of Bryn Mawr’s Financial Advisor” and “The Mergers—Opinion of WSFS’s Financial Advisor.”

Litigation relating to the mergers could result in significant costs, management distraction, and/or a delay of or injunction against the mergers.

On April 21, 2021, a purported Bryn Mawr shareholder filed a lawsuit against Bryn Mawr, the members of the Bryn Mawr board of directors, and WSFS in the United States District Court for the District of Delaware, captioned Stein v. Bryn Mawr Corp., et al. (Case No. 1:99-mc-09999-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to Bryn Mawr shareholders. The plaintiff seeks injunctive relief, rescissory and compensatory damages and an award of attorneys’ fees and expenses.

On April 27, 2021, another purported Bryn Mawr shareholder filed a lawsuit against Bryn Mawr, the members of the Bryn Mawr board of directors, and WSFS in the United States District Court for the District of Delaware, captioned Artis v. Bryn Mawr Corp., et al. (Case No. 1:21-cv-00588-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to Bryn Mawr shareholders. The plaintiff seeks injunctive relief, declaratory relief, rescissory damages and an award of attorneys’ and experts’ fees and expenses.

On April 28, 2021, a purported WSFS stockholder filed a lawsuit against WSFS and the members of the WSFS board of directors in the United States District Court for the District of Delaware, captioned Karp v. WSFS Fin. Corp., et al. (Case No. 1:21-cv-00605-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to WSFS stockholders. The plaintiff seeks injunctive relief, compensatory damages and an award of attorneys’ and experts’ fees and expenses.

On May 5, 2021, another purported WSFS stockholder filed a lawsuit against WSFS and the members of the WSFS board of directors in the United States District Court for the District of New Jersey, captioned Bushansky v. WSFS Fin. Corp., et al. (Case No. 1:21-cv-10789). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to WSFS stockholders. The plaintiff seeks injunctive relief, compensatory damages and an award of attorneys’ and experts’ fees and expenses.

The outcomes of these actions are uncertain and could result in significant costs to WSFS and/or Bryn Mawr, including costs associated with the indemnification of WSFS’s and Bryn Mawr’s directors and officers. Other plaintiffs may also file lawsuits against WSFS, Bryn Mawr and/or their directors and officers in connection with the merger. The defense or settlement of any lawsuits or claims relating to the merger may have an adverse effect on the business, financial condition and results of operations of WSFS, Bryn Mawr and/or the combined company.

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If the actions remain unresolved, they could prevent or delay the completion of the mergers. One of the conditions to the consummation of the mergers is the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers), then such injunctive or other relief may prevent the mergers from becoming effective in a timely manner or at all.

The COVID-19 pandemic may delay and adversely affect the completion of the mergers.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of WSFS and Bryn Mawr. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of WSFS or Bryn Mawr, or the business operations of WSFS or Bryn Mawr are disrupted as a result of the COVID-19 pandemic, efforts to complete the mergers and integrate the businesses of WSFS and Bryn Mawr may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and regulatory authorities may impose additional requirements on WSFS or Bryn Mawr that must be satisfied prior to completion of the mergers, which could delay and adversely affect the completion of the mergers.

Risks Relating to the Combined Company’s Business Following the Mergers

The market price of the common stock of the combined company after the mergers may be affected by factors different from those currently affecting the shares of WSFS or Bryn Mawr common stock.

Upon the completion of the mergers, WSFS stockholders and Bryn Mawr shareholders will become stockholders of the combined company. WSFS’s business differs from that of Bryn Mawr, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Bryn Mawr and WSFS. For a discussion of the businesses of WSFS and Bryn Mawr, please see the section entitled “Information About the Companies.” For a discussion of the businesses of WSFS and Bryn Mawr and of certain factors to consider in connection with such businesses, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

Sales of substantial amounts of WSFS common stock in the open market by former Bryn Mawr shareholders could depress WSFS’s stock price.

Shares of WSFS common stock that are issued to Bryn Mawr shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. Based on the number of shares of Bryn Mawr common stock that are outstanding (which includes the shares of Bryn Mawr common stock underlying Bryn Mawr restricted stock awards), WSFS currently expects to issue approximately 18,351,464 shares of WSFS common stock in connection with the merger. If the mergers are completed and if Bryn Mawr’s former shareholders sell substantial amounts of WSFS common stock in the public market following completion of the mergers, the market price of WSFS common stock may decrease. These sales might also make it more difficult for WSFS to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

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Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the mergers may not be realized.

The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of WSFS and Bryn Mawr. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

WSFS and Bryn Mawr have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of WSFS and Bryn Mawr. To realize these anticipated benefits and cost savings, after the completion of the mergers, WSFS expects to integrate Bryn Mawr’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. In addition, the impacts of the COVID-19 pandemic may make it more costly or more difficult to integrate the business of WSFS and Bryn Mawr. If WSFS experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Bryn Mawr or WSFS to lose current customers or cause current customers to remove their accounts from Bryn Mawr or WSFS and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Bryn Mawr and WSFS during this transition period and for an undetermined period after consummation of the mergers.

The combined company expects to incur substantial expenses related to the mergers.

The combined company expects to incur substantial expenses in connection with consummation of the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although WSFS and Bryn Mawr have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, both WSFS and Bryn Mawr expect to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Holders of WSFS and Bryn Mawr common stock will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

Holders of WSFS and Bryn Mawr common stock currently have the right to vote for the election of the directors and on other matters affecting WSFS and Bryn Mawr, respectively. Upon the completion of the mergers, each Bryn Mawr shareholder will become a stockholder of WSFS with a percentage ownership of WSFS common stock that is smaller than such shareholder’s percentage ownership of Bryn Mawr common stock. Following completion of the mergers, it is currently expected that former holders of Bryn Mawr common stock as a group will own approximately 28% of the combined company’s common stock and existing WSFS stockholders

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as a group will own approximately 72% of the combined company’s common stock. As a result, holders of WSFS and Bryn Mawr common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of WSFS or Bryn Mawr, as applicable.

The mergers will result in changes to the board of directors of the combined company.

Upon completion of the mergers, the composition of the combined company board of directors will be different than the current WSFS and Bryn Mawr boards of directors. Upon the completion of the mergers, the WSFS board of directors will consist of the current members of the WSFS board of directors and three current members of the Bryn Mawr board of directors (including Francis Leto and two other current members of the Bryn Mawr board of directors as mutually agreed by Bryn Mawr and WSFS). This new composition of the combined company board of directors may affect the future decisions of the combined company.

The unaudited pro forma combined condensed financial information included in this document is illustrative only and the actual financial condition and results of operations after the mergers may differ materially.

The unaudited pro forma combined condensed financial statements in this document are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of Bryn Mawr’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Bryn Mawr that exist as of the date the merger becomes effective. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of WSFS common stock on the date the merger becomes effective. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements.”

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THE BRYN MAWR SPECIAL MEETING

This section contains information for Bryn Mawr shareholders about the Bryn Mawr special meeting. Bryn Mawr is mailing this joint proxy statement/prospectus to you, as a Bryn Mawr shareholder, on or about May 6, 2021. This joint proxy statement/prospectus is accompanied by a notice of the Bryn Mawr special meeting and a proxy card that the Bryn Mawr board of directors is soliciting for use at the Bryn Mawr special meeting and at any adjournments or postponements of the Bryn Mawr special meeting. References to “you” and “your” in this section are to Bryn Mawr shareholders.

Date, Time and Place of the Bryn Mawr Special Meeting

Bryn Mawr will hold the Bryn Mawr special meeting at Bryn Mawr’s headquarters, 801 Lancaster Ave, Bryn Mawr, Pennsylvania 19010, commencing at 11:00 a.m., Eastern Time, on June 10, 2021. In addition, and due to the COVID-19 pandemic, Bryn Mawr is providing a virtual format for meeting attendance for those who do not wish or are not able to attend the meeting in person. On or about May 6, 2021, Bryn Mawr commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the Bryn Mawr special meeting.

Purpose of the Bryn Mawr Special Meeting

At the Bryn Mawr special meeting, Bryn Mawr shareholders will be asked to consider and vote on the following matters:

•	the Bryn Mawr merger proposal;

•	the Bryn Mawr advisory proposal on specified compensation; and

•	the Bryn Mawr adjournment proposal, if necessary or appropriate.

Recommendation of the Bryn Mawr Board of Directors

The Bryn Mawr board of directors approved the mergers and the merger agreement and recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, “FOR” the Bryn Mawr advisory proposal on specified compensation and “FOR” the Bryn Mawr adjournment proposal. Please see the section entitled “The Mergers—Bryn Mawr’s Reasons for the Mergers and Recommendations of the Bryn Mawr Board of Directors” for a more detailed discussion of the factors considered by the Bryn Mawr board of directors in reaching its decision to approve the merger agreement.

Completion of the mergers is conditioned upon the approval of the Bryn Mawr merger proposal, but is not conditioned upon the approval of the Bryn Mawr advisory proposal on specified compensation or the Bryn Mawr adjournment proposal.

Record Date and Quorum

Bryn Mawr has fixed the close of business on May 3, 2021 as the Bryn Mawr record date for the Bryn Mawr special meeting. Only Bryn Mawr shareholders of record on that date are entitled to notice of and vote at the Bryn Mawr special meeting or any adjournment or postponement of the Bryn Mawr special meeting. As of the Bryn Mawr record date, there were 19,930,498 shares of Bryn Mawr common stock outstanding and entitled to notice of, and to vote at, the Bryn Mawr special meeting, held by approximately 777 shareholders of record. Each holder of shares of Bryn Mawr common stock outstanding on the Bryn Mawr record date will be entitled to one vote for each share held of record.

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The presence at the Bryn Mawr special meeting, in person (including remote participation through the virtual format of the meeting) or by proxy, of a majority of the shares of Bryn Mawr common stock outstanding and entitled to vote as of the Bryn Mawr record date will constitute a quorum for the purposes of the Bryn Mawr special meeting. All shares of Bryn Mawr common stock present in person (including remote participation through the virtual format of the meeting) or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Bryn Mawr special meeting.

If a quorum is not present at the Bryn Mawr special meeting, it will be postponed until the holders of the number of shares of Bryn Mawr common stock required to constitute a quorum attend. If additional votes must be solicited in order for Bryn Mawr shareholders to approve the Bryn Mawr merger proposal and the Bryn Mawr adjournment proposal is approved, the Bryn Mawr special meeting will be adjourned to solicit additional proxies.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the Bryn Mawr merger proposal requires the affirmative vote of a majority of the votes cast by holders of Bryn Mawr common stock in person (including remote participation through the virtual format of the meeting) or by proxy at the Bryn Mawr special meeting and entitled to vote thereon. Approval of the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal each require the affirmative vote of holders of a majority of the outstanding shares of Bryn Mawr common stock having voting powers present, in person (including remote participation through the virtual format of the meeting) or by proxy, at the Bryn Mawr special meeting.

With respect to the Bryn Mawr merger proposal, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr merger proposal. With respect to the Bryn Mawr advisory proposal on specified compensation and the Bryn Mawr adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr advisory proposal on specified compensation or the Bryn Mawr adjournment proposal.

Shares Held by Directors and Executive Officers

As of the Bryn Mawr record date, there were 19,930,498 shares of Bryn Mawr common stock entitled to vote at the Bryn Mawr special meeting. As of the Bryn Mawr record date, the directors and executive officers of Bryn Mawr and their affiliates beneficially owned and were entitled to vote approximately 275,354 shares of Bryn Mawr common stock, representing approximately 1.38% of the shares of Bryn Mawr common stock outstanding on that date. Bryn Mawr currently expects that each of its directors and executive officers will vote their shares of Bryn Mawr common stock in favor of the Bryn Mawr merger proposal and the Bryn Mawr adjournment proposal. In connection with entering into the merger agreement, each member of the board of directors of Bryn Mawr and each executive officer of Bryn Mawr, in their capacities as Bryn Mawr shareholders, have entered into the voting agreements. The voting agreements require, among other things, that the shareholder party thereto vote all of his or her shares of Bryn Mawr common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Bryn Mawr common stock, subject to certain exceptions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

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Voting of Proxies; Incomplete Proxies

A Bryn Mawr shareholder may vote by proxy or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting. If you hold your shares of Bryn Mawr common stock in your name as a shareholder of record, to submit a proxy, you, as a Bryn Mawr shareholder, may use one of the following methods:

•	through the internet by visiting www.envisionreports.com/BMTCSpecial and following the instructions;

•	by telephone by calling (800) 652-8683 and following the recorded instructions; or

•	by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

When a properly executed proxy card is returned, the shares of Bryn Mawr common stock represented by it will be voted at the Bryn Mawr special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Bryn Mawr common stock represented by the proxy card will be voted as recommended by the Bryn Mawr board of directors.

For shareholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee for information about the deadline for voting by telephone or through the internet.

If a Bryn Mawr shareholder’s shares are held in “street name” by a bank, broker or other nominee, the shareholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Bryn Mawr or by voting in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Bryn Mawr shareholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Bryn Mawr special meeting in person (including remote participation through the virtual format of the meeting). Sending in your proxy card will not prevent you from voting your shares personally or virtually at the Bryn Mawr special meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Under stock exchange rules, banks, brokers and other nominees who hold shares of Bryn Mawr common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. Bryn Mawr expects that all proposals to be voted on at the Bryn Mawr special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Bryn Mawr common stock in “street name,” such entity will vote your shares of Bryn Mawr common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

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Revocability of Proxies and Changes to a Bryn Mawr Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may change your vote or revoke any proxy at any time before it is voted by

(1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to Bryn Mawr’s corporate secretary, (3) attending the Bryn Mawr special meeting in person or virtually and ask to withdraw the proxy prior to its use for any purpose and you can vote in person, or (4) voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline). If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Bryn Mawr special meeting.

Any Bryn Mawr shareholder entitled to vote in person or virtually at the Bryn Mawr special meeting may vote in person or virtually regardless of whether a proxy has been previously given, but the mere presence (without notifying Bryn Mawr’s corporate secretary) of a shareholder at the Bryn Mawr special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Bryn Mawr is soliciting proxies from its shareholders in conjunction with the mergers. Bryn Mawr will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Bryn Mawr will request that banks, brokers and other record holders send proxies and proxy material to the owners of Bryn Mawr common stock and secure their voting instructions. Bryn Mawr will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Bryn Mawr may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from Bryn Mawr shareholders, either personally or by telephone, facsimile, letter or electronic means. Bryn Mawr has also made arrangements with Georgeson LLC to assist it in soliciting proxies for the Bryn Mawr special meeting and has agreed to pay approximately $10,000 plus out-of-pocket expenses and certain additional charges related to these services.

Attending the Bryn Mawr Special Meeting

Subject to space availability, all Bryn Mawr shareholders as of the Bryn Mawr record date, or their duly appointed proxies, may attend the Bryn Mawr special meeting. Since seating is limited, admission to the Bryn Mawr special meeting will be on a first-come, first-served basis. Bryn Mawr shareholders who intend to attend the Bryn Mawr special meeting in person and are legally permitted to do so, must contact the Corporate Secretary’s Office at (610) 526-2303 no later than 5:00 p.m. Eastern Time on June 4, 2021. Only shareholders of record, or those holding shares of Bryn Mawr common stock in street name who have a legal proxy to vote their shares, will be permitted to attend the Bryn Mawr special meeting in person. Any shareholder intending to attend the Bryn Mawr special meeting in person will also be required to comply with the Bryn Mawr’s COVID-19 protocols, including, but not limited to, undergoing COVID-19 screening questions in advance of the meeting, wearing a mask that covers your nose and mouth, maintaining appropriate social distancing, and a temperature check on the day of the meeting. All future updates pertaining to Bryn Mawr’s COVID-19 response and any implications for the Bryn Mawr special meeting will be found in press releases and our filings with the SEC.

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Registration and seating will begin at 10:45 a.m., Eastern Time. In addition, Bryn Mawr is providing a virtual format for meeting attendance for those who do not wish or are not able to attend the Bryn Mawr special meeting in person. Shareholders can access the virtual format of the meeting at www.meetingcenter.io/255742583 with the password BMTC2021 by entering their 15-digit voting control number. Shareholders who hold shares in “record” form can find their control number on their proxy card or notice. Shareholders who hold Bryn Mawr shares in “street name” through a bank, broker or other nominee must register in advance with the Corporation’s transfer agent, Computershare, in order to obtain a control number and access the virtual format of the meeting. To register, such shareholders must submit to Computershare their name, email address and proof of proxy power (legal proxy) reflecting their Bryn Mawr holdings, and must also include “BMTC Legal Proxy” in the subject or address line of the registration request. Registration requests should be sent to Computershare via email at legalproxy@computershare.com, or via U.S. mail at Computershare, BMTC Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Time on June 4, 2021. Shareholders will receive a confirmation of their registration by email from Computershare with a control number to be used to access the meeting at www.meetingcenter.io/255742583 with the password BMTC2021. Any questions regarding the virtual format of the meeting, or how to access it, should be directed to Computershare at (877) 238-6956.

We encourage you to register your vote through the internet or by telephone whenever possible. When a shareholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the Bryn Mawr special meeting, you may also submit your vote in person or virtually. Any votes that you previously submitted—whether through the internet, by telephone or by mail—will be superseded by any vote that you cast at the Bryn Mawr special meeting.

If you hold your shares of Bryn Mawr common stock in “street name”, you will need proof of ownership to be admitted to the Bryn Mawr special meeting. A brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership that will allow you to attend the Bryn Mawr special meeting. However, if you want to vote your shares of Bryn Mawr common stock held in “street name” in person at the Bryn Mawr special meeting, you must obtain a written proxy or legal proxy in your name from the bank, broker or other nominee through which you beneficially own Bryn Mawr common stock.

The use of cameras, sound recording equipment, communications devices or any similar equipment during the Bryn Mawr special meeting is prohibited without the express written consent of Bryn Mawr.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Bryn Mawr shareholders residing at the same address, unless such Bryn Mawr shareholders have notified Bryn Mawr of their desire to receive multiple copies of this joint proxy statement/prospectus.

Bryn Mawr will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Bryn Mawr’s corporate secretary at (610) 525-1700 or Bryn Mawr’s proxy solicitor Georgeson LLC, at (800) 509-0984.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Bryn Mawr special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Bryn Mawr’s proxy solicitor, Georgeson LLC, at (800) 509-0984.

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THE BRYN MAWR PROPOSALS

Proposal 1: Bryn Mawr Merger Proposal

Bryn Mawr is asking its shareholders to approve the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” Bryn Mawr shareholders should read this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Mergers—Bryn Mawr’s Reasons for the Mergers and Recommendations of the Bryn Mawr Board of Directors,” after careful consideration, the Bryn Mawr board of directors approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers, to be advisable and in the best interest of Bryn Mawr and the Bryn Mawr shareholders.

Required Vote

Approval of the Bryn Mawr merger proposal requires the affirmative vote of a majority of the votes cast by holders of Bryn Mawr common stock in person (including remote participation through the virtual format of the meeting) or by proxy at the Bryn Mawr special meeting and entitled to vote thereon. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr merger proposal.

The Bryn Mawr board of directors recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal.

Proposal 2: Bryn Mawr Advisory Proposal on Specified Compensation

In accordance with Section 14A of the Exchange Act, Bryn Mawr is providing its shareholders with the opportunity to cast an advisory (non- binding) vote on the compensation that may be payable to its named executive officers in connection with the mergers, the value of which is set forth in the table included in the section of this document entitled “The Mergers—Merger-Related Compensation for Bryn Mawr’s Named Executive Officers.” As required by Section 14A of the Exchange Act, Bryn Mawr is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Bryn Mawr’s named executive officers in connection with the mergers, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled “The Mergers— Merger-Related Compensation for Bryn Mawr’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the mergers is a vote separate and apart from the vote to approve the merger agreement. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger agreement and vice versa. Because the vote is advisory only, it will not be binding on either Bryn Mawr or WSFS. Accordingly, because Bryn Mawr is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved and regardless of the outcome of the advisory vote.

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Required Vote

Approval of the Bryn Mawr advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the outstanding shares of Bryn Mawr common stock having voting powers present, in person (including remote participation through the virtual format of the meeting) or by proxy, at the Bryn Mawr special meeting. If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr advisory proposal on specified compensation.

The Bryn Mawr board of directors recommends a vote “FOR” the Bryn Mawr advisory proposal on specified compensation.

Proposal 3: Bryn Mawr Adjournment Proposal

Bryn Mawr is asking its shareholders to approve the adjournment of the Bryn Mawr special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Bryn Mawr merger proposal if there are insufficient votes at the time of such adjournment to approve the Bryn Mawr merger proposal.

If, at the Bryn Mawr special meeting, there is an insufficient number of shares of Bryn Mawr common stock present in person (including remote participation through the virtual format of the meeting) or represented by proxy and voting in favor of the Bryn Mawr merger proposal, Bryn Mawr will move to adjourn the Bryn Mawr special meeting in order to enable the Bryn Mawr board of directors to solicit additional proxies for approval of the Bryn Mawr merger proposal. If the Bryn Mawr shareholders approve the Bryn Mawr adjournment proposal, Bryn Mawr may adjourn the Bryn Mawr special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Bryn Mawr shareholders who have previously voted. If the date of the adjournment is not announced at the Bryn Mawr special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the Bryn Mawr adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Bryn Mawr common stock having voting powers present, in person (including remote participation through the virtual format of the meeting) or by proxy, at the Bryn Mawr special meeting. If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person (including remote participation through the virtual format of the meeting) at the Bryn Mawr special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Bryn Mawr adjournment proposal.

The Bryn Mawr board of directors recommends that Bryn Mawr shareholders vote “FOR” the Bryn Mawr adjournment proposal.

Other Matters to Come Before the Bryn Mawr Special Meeting

As of the date of this joint proxy statement/prospectus, the Bryn Mawr board of directors is not aware of any matters that will be presented for consideration at the Bryn Mawr special meeting other than as described in this joint proxy statement/prospectus. If, however, the Bryn Mawr board of directors properly brings any other matters before the Bryn Mawr special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Bryn Mawr board of directors on any such matter.

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THE WSFS SPECIAL MEETING

This section contains information for WSFS stockholders about the WSFS special meeting. WSFS is mailing this joint proxy statement/prospectus to you, as a WSFS stockholder, on or about May 6, 2021. This joint proxy statement/prospectus is accompanied by a notice of the WSFS special meeting and a form of proxy card that the WSFS board of directors is soliciting for use at the WSFS special meeting and at any adjournments or postponements of the WSFS special meeting. References to “you” and “your” in this section are to WSFS stockholders.

Date, Time and Place of the WSFS Special Meeting

WSFS will hold the special meeting in a virtual-only format on June 10, 2021, at 4:00 p.m., Eastern Time. In order to attend the WSFS special meeting, WSFS stockholders must register at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp by 11:59 p.m., Eastern time on June 7, 2021. On the day of the special meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. The virtual format allows stockholders to ask questions during the registration process and also during the virtual special meeting by typing a question into the question/chat box on the meeting screen. During the live Q&A session of the special meeting, WSFS may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the special meeting, as time permits. There will be technicians ready to assist you with any technical difficulties you may have accessing the special meeting live audio webcast. Please be sure to check in 15 minutes prior to the start of the meeting on the day of the meeting, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

If you hold your shares beneficially through a bank, broker or other nominee, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp. On the day of the special meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the meeting.

On or about May 6, 2021, WSFS commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the WSFS special meeting.

Purpose of the WSFS Special Meeting

At the WSFS special meeting, WSFS stockholders will be asked to consider and vote on the following matters:

•	the WSFS merger and share issuance proposal; and
•	the WSFS adjournment proposal, if necessary or appropriate.

Recommendation of the WSFS Board of Directors

The WSFS board of directors approved the merger and the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal and “FOR” the WSFS adjournment proposal. Please see the section entitled “The Mergers—WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors” for a more detailed discussion of the factors considered by the WSFS board of directors in reaching its decision to approve the merger agreement.

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Completion of the mergers is conditioned upon the approval of the WSFS merger and share issuance proposal, but is not conditioned upon the approval of the WSFS adjournment proposal.

Record Date and Quorum

WSFS has fixed the close of business on May 3, 2021 as the WSFS record date for the WSFS special meeting. Only WSFS stockholders of record on that date are entitled to notice of and vote at the WSFS special meeting or any adjournment or postponement of the WSFS special meeting. As of the WSFS record date, there were 47,532,042 shares of WSFS common stock outstanding and entitled to notice of, and to vote at, the WSFS special meeting, held by approximately 3,349 stockholders of record. Each holder of shares of WSFS common stock outstanding on the WSFS record date will be entitled to one vote for each share held of record.

The presence at the WSFS special meeting in person by participation at the virtual WSFS special meeting or represented by proxy, of a majority of the shares of WSFS common stock outstanding and entitled to vote as of the WSFS record date will constitute a quorum for the purposes of the WSFS special meeting. All shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the WSFS special meeting.

If a quorum is not present at the WSFS special meeting, it will be postponed until the holders of the number of shares of WSFS common stock required to constitute a quorum attend. If additional votes must be solicited in order for WSFS stockholders to approve the WSFS merger and share issuance proposal and the WSFS adjournment proposal is approved, the WSFS special meeting will be adjourned to solicit additional proxies.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. Approval of the WSFS adjournment proposal requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy at the WSFS special meeting and entitled to vote on such proposal.

With respect to the WSFS merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the WSFS merger and share issuance proposal. With respect to the WSFS adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

Shares Held by Directors and Executive Officers

As of the WSFS record date, there were 47,532,042 shares of WSFS common stock entitled to vote at the WSFS special meeting. As of the WSFS record date, the directors and executive officers of WSFS and their affiliates beneficially owned and were entitled to vote approximately 816,038 shares of WSFS common stock, representing approximately 1.72% of the shares of WSFS common stock outstanding on that date. WSFS currently expects that each of its directors and executive officers will vote their shares of WSFS common stock in favor of the WSFS merger and share issuance proposal and the WSFS adjournment proposal.

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Voting of Proxies; Incomplete Proxies

A WSFS stockholder may vote by proxy, by telephone, through the internet or in person by participation at the virtual WSFS special meeting. If you hold your shares of WSFS common stock in your name as a stockholder of record, to submit a proxy, you, as a WSFS stockholder may vote by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States. To vote in person by participation at the virtual WSFS special meeting, a WSFS stockholder may vote through the internet by clicking on the link provided and entering the password you received via email in your registration confirmations or vote through telephone by calling 1 (866) 804-9616 and following the instructions provided.

When a properly executed proxy card is returned, the shares of WSFS common stock represented by it will be voted at the WSFS special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of WSFS common stock represented by the proxy card will be voted as recommended by the WSFS board of directors.

If a WSFS stockholder’s shares are held in “street name” by a bank, broker or other nominee, the stockholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to WSFS or by voting in person by participation at the virtual WSFS special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every WSFS stockholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card or vote through the internet or by telephone whether or not you plan to attend in person by participation at the virtual WSFS special meeting. Sending in your proxy card will not prevent you from voting your shares personally by participation at the virtual WSFS special meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Under stock exchange rules, banks, brokers and other nominees who hold shares of WSFS common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. WSFS expects that all proposals to be voted on at the WSFS special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of WSFS common stock in “street name,” such entity will vote your shares of WSFS common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a WSFS Stockholder’s Vote

If you hold stock in your name as a stockholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to WSFS’s corporate secretary, or (3) attending the WSFS special meeting in person by participation at the virtual meeting and voting by ballot at the WSFS special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the WSFS special meeting.

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Any WSFS stockholder entitled to vote in person by participation at the virtual WSFS special meeting may vote through the internet or by telephone at the meeting regardless of whether a proxy has been previously given, but the mere presence (without notifying WSFS’s corporate secretary) of a stockholder at the WSFS special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Attention: Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

WSFS is soliciting proxies from its stockholders in conjunction with the mergers. WSFS will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, WSFS will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of WSFS common stock and secure their voting instructions. WSFS will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, WSFS may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from WSFS stockholders, either personally or by telephone, facsimile, letter or electronic means. WSFS has also made arrangements with Alliance Advisors to assist it in soliciting proxies for the WSFS special meeting and has agreed to pay approximately $10,500 plus out-of-pocket expenses and certain additional fees related to these services.

Attending the WSFS Special Meeting Virtually

In order to attend the meeting, you must register at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp by 11:59 p.m. Eastern Time on June 7, 2021. On the day of the WSFS special meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations.

If you hold your shares beneficially through a bank, broker or other nominee, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares during the WSFS special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the WSFS special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet and telephone, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/wsfs/2021specialmeeting/htype.asp. On the day of the WSFS special meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the WSFS special meeting.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to WSFS stockholders residing at the same address, unless such WSFS stockholders have notified WSFS of their desire to receive multiple copies of this joint proxy statement/prospectus.

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WSFS will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at (302) 792-6000 or WSFS’s proxy solicitor, Alliance Advisors, at (844) 618-1691.

Assistance

If you need assistance in completing your proxy card, have questions regarding the WSFS special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (302) 792-6000 or WSFS’s proxy solicitor, Alliance Advisors, at (844) 618-1691.

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THE WSFS PROPOSALS

Proposal 1: WSFS Merger and Share Issuance Proposal

WSFS is asking its stockholders to adopt the merger agreement, pursuant to which, among other things, WSFS will issue shares of WSFS common stock in connection with the merger. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” WSFS stockholders should read this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, carefully and in its entirety for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Mergers—WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors,” after careful consideration, the WSFS board of directors approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers and the WSFS share issuance, to be advisable and in the best interest of WSFS and the WSFS stockholders.

Required Vote

Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the WSFS merger and share issuance proposal.

The WSFS board of directors recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal.

Proposal 2: WSFS Adjournment Proposal

WSFS is asking its stockholders to approve the adjournment of the WSFS special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the WSFS merger and share issuance proposal if there are insufficient votes at the time of such adjournment to approve the WSFS merger and share issuance proposal.

If, at the WSFS special meeting, there is an insufficient number of shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy and voting in favor of the WSFS merger and share issuance proposal, WSFS will move to adjourn the WSFS special meeting in order to enable the WSFS board of directors to solicit additional proxies for approval of the WSFS merger and share issuance proposal. If the WSFS stockholders approve the WSFS adjournment proposal, WSFS may adjourn the WSFS special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WSFS stockholders who have previously voted. If the date of the adjournment is not announced at the WSFS special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the WSFS adjournment proposal requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person by participation at the virtual WSFS special meeting or represented by proxy at the WSFS special meeting and entitled to vote on such proposal. If you mark

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“ABSTAIN” on your proxy card, it will have the same effect as a vote against the WSFS adjournment proposal, and if you fail to submit a proxy card or fail to vote by telephone or the internet or in person by participation at the virtual WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the WSFS adjournment proposal.

The WSFS board of directors recommends that WSFS stockholders vote “FOR” the WSFS adjournment proposal.

Other Matters to Come Before the WSFS Special Meeting

As of the date of this joint proxy statement/prospectus, the WSFS board of directors is not aware of any matters that will be presented for consideration at the WSFS special meeting other than as described in this joint proxy statement/prospectus. If, however, the WSFS board of directors properly brings any other matters before the WSFS special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the WSFS board of directors on any such matter.

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INFORMATION ABOUT THE COMPANIES

WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801
Telephone: (302) 792-6000

WSFS is a savings and loan holding company headquartered in Wilmington, Delaware. Substantially all of WSFS’s assets are held by its subsidiary, WSFS Bank, one of the ten oldest bank and trust companies in the United States continuously operating under the same name. WSFS Bank is also the oldest and largest locally-managed bank and trust company headquartered in the Delaware and Greater Philadelphia region. As a federal savings bank that was formerly chartered as a state mutual savings bank, WSFS Bank enjoys a broader scope of permissible activities than most other financial institutions. A fixture in the community, WSFS Bank has been in operation for more than 189 years.

As of December 31, 2020, WSFS services its customers primarily from its 112 offices located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1), its ATM network, its website and its mobile apps.

As of December 31, 2020, WSFS Bank’s banking business had a total loan and lease portfolio of $9.0 billion, which is primarily commercial lending funded by customer-generated deposits. WSFS has built a $7.1 billion commercial loan and lease portfolio by recruiting the best seasoned commercial lenders in its markets and offering the high level of service and flexibility typically associated with a community bank. WSFS funds this business primarily with deposits generated through commercial relationships and retail deposits, as well as through its digital banking platforms. WSFS Bank also offers a broad variety of consumer loan products, retail securities and insurance brokerage services through its retail branches, and mortgage and title services through those branches and through WSFS Mortgage®. WSFS Mortgage® is a mortgage banking company and abstract and title company specializing in a variety of residential mortgage and refinancing solutions.

WSFS’s Cash Connect® business is a premier provider of ATM vault cash, smart safe (safes that automatically accept, validate, record and hold cash in a secure environment) and other cash logistics services in the U.S. Cash Connect® manages approximately $1.6 billion in total cash and services approximately 27,900 non-bank ATMs and approximately 4,500 smart safes nationwide. Cash Connect® provides related services such as online reporting and ATM cash management, predictive cash ordering and reconcilement services, armored carrier management, loss protection, ATM processing equipment sales and deposit safe cash logistics. Cash Connect® also supports over 600 branded ATMs for WSFS Bank, which has one of the largest branded ATM networks in its market.

WSFS’s Wealth Management business provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $24.2 billion of assets under management and assets under administration at December 31, 2020. WSFS Wealth® Investments provides financial advisory services. Cypress, a registered investment adviser, is a fee-only wealth management firm managing a “balanced” investment style portfolio focused on preservation of capital and generating current income. West Capital, a registered investment adviser, is a fee-only wealth management firm operating under a multi-family office philosophy to provide customized solutions to institutions and high net worth individuals. The trust division of WSFS, comprised of WSFS Institutional Services® and Christiana Trust DE, provides personal trust and fiduciary services, as well as, trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill® is a multi-family office providing independent solutions to high-net-worth individuals, families and corporate executives through a coordinated, centralized approach. WSFS Wealth Client Management provides comprehensive solutions to high net worth clients by delivering credit and deposit products as well as partnering with other wealth management units.

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At December 31, 2020, WSFS had $14.3 billion of total assets, $11.9 billion of total deposits and stockholders’ equity of $1.8 billion.

WSFS common stock is traded on Nasdaq under the symbol “WSFS.”

Additional information about WSFS may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Telephone: (610) 525-1700

Bryn Mawr and Bryn Mawr Bank are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia. Bryn Mawr Bank received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. Bryn Mawr was formed in 1986 and on January 2, 1987, Bryn Mawr Bank became a wholly owned subsidiary of Bryn Mawr.

Bryn Mawr and its direct and indirect subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning from 41 banking locations, seven wealth management offices and two insurance and risk management locations in the following counties: Montgomery, Chester, Delaware, Philadelphia, and Dauphin Counties in Pennsylvania; New Castle County in Delaware; and Mercer and Camden Counties in New Jersey.

At December 31, 2020, Bryn Mawr had $5.4 billion of total assets, $4.4 billion of total deposits and shareholders’ equity of $622.3 million. Bryn Mawr common stock is traded on Nasdaq under the symbol “BMTC.”

Additional information about Bryn Mawr may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

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THE MERGERS

The following discussion contains material information regarding the mergers. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the mergers that is important to you. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement, for a more complete understanding of the mergers.

Terms of the Mergers

The WSFS board of directors and the Bryn Mawr board of directors approved the merger agreement. The merger agreement provides that, among other things, (i) Bryn Mawr will merge with and into WSFS with WSFS continuing as the surviving corporation in the merger, and (ii) simultaneously with the merger, Bryn Mawr Bank will merge with and into WSFS Bank with WSFS Bank continuing as the surviving bank in the bank merger.

At the effective time, each share of Bryn Mawr common stock, excluding certain specified shares, will be converted into the right to receive 0.90 of a share of WSFS common stock.

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Bryn Mawr shareholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Bryn Mawr shareholders and WSFS stockholders are being asked to approve and adopt, respectively, the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to consummation of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Merger

The Bryn Mawr board of directors periodically reviews and discusses Bryn Mawr’s business strategy, performance, prospects and strategic alternatives in the context of the national and local economic environment, regulatory and other developments in the financial institutions industry and the competitive landscape. Certain of these reviews and discussions have included presentations to the Bryn Mawr board of directors by Bryn Mawr’s management as well as by investment banking firms. These reviews and discussions have addressed the strategic initiatives available to Bryn Mawr, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions included analyses of the business and economic environment for financial institutions, including topics such as the impact technological advancements have had, or may have, on the business, the need to invest in technology and the impact of relatively low interest rates on the results of operations and the ability to make capital investments and expenditures. Additionally, presentations with respect to Bryn Mawr’s strategic alternatives have analyzed the mergers and acquisitions environment, including multiples and premiums being paid, and assessed potential partners for Bryn Mawr. In connection with the evaluation of strategic alternatives, Francis J. Leto, President and Chief Executive Officer of Bryn Mawr, has had, from time to time, informal discussions, including regarding potential mergers and acquisitions, with representatives of other financial institutions, including WSFS, and has regularly updated the Bryn Mawr board of directors regarding such discussions.

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Rodger Levenson, the Chairman, President and Chief Executive Officer of WSFS, and Mr. Leto, have known each other for a number of years and have periodically discussed matters of mutual interest to their respective institutions, including, in particular, community and neighborhood support and development programs, operating measures in response to COVID-19, as well as developments in the financial services industry generally. These discussions often included a general high-level discussion of a possible business combination.

In December 2020, Mr. Leto reached out to Mr. Levenson suggesting they have a check-in call in January 2021. A call was scheduled for January 8, 2021. In advance of the call with Mr. Levenson, Mr. Leto met with Britton H. Murdoch, chairman of the Bryn Mawr board of directors, where Mr. Leto informed Mr. Murdoch of the upcoming call with Mr. Levenson and advised that there would likely be a discussion about the potential for a strategic combination. In light of the fact that the Bryn Mawr board of directors would be discussing overall strategy at its meeting later that month, Mr. Murdoch authorized Mr. Leto to have a strategic discussion with Mr. Levenson and to seek more information regarding details of a potential business combination. On January 8, 2021, Messrs. Leto and Levenson met telephonically and discussed a variety of matters including the economy and the financial services industry generally. They also discussed the businesses of their respective institutions and in response to inquiries by Mr. Leto, Mr. Levenson provided context to WSFS’s then recent debt issuance and stock performance during the fourth quarter of 2020. Mr. Leto asked if Mr. Levenson felt it might be a good time to revisit their prior discussions about a possible merger. Mr. Levenson responded affirmatively, clearly sharing WSFS’s interest in a potential combination.

On January 11, 2021, and periodically thereafter throughout January and February, Mr. Levenson met telephonically with certain members of the WSFS board of directors, including Mark Turner and Eleuthère I. du Pont, to discuss a potential business combination with Bryn Mawr, including Mr. Levenson’s discussions with Mr. Leto. Each of Messrs. Turner and du Pont expressed support for a potential transaction.

On January 12, 2021, and over the weeks following this call, Messrs. Leto and Levenson discussed telephonically the potential financial and operational benefits of a merger between WSFS and Bryn Mawr and possible terms for such a transaction, including a framework for determining the form of merger consideration, the exchange ratio and governance terms; however, no specific pricing terms were discussed.

On January 12, 2021, and periodically thereafter throughout January and February, Mr. Leto regularly discussed a potential business combination with WSFS with certain members of the Bryn Mawr board of directors, including Mr. Murdoch, Michael J. Clement and F. Kevin Tylus, who expressed their support for Mr. Leto continuing to pursue preliminary discussions with Mr. Levenson.

On January 21, 2021, the Bryn Mawr board of directors held a regular meeting, and in advance of the meeting, met in an executive strategic planning session with representatives of an investment banking firm. This session included a discussion regarding, among other things, (i) a review of the banking industry and related updates on economic and regulatory matters, the current operating environment, innovation activity and merger and acquisition activity; (ii) positioning of Bryn Mawr and Bryn Mawr Trust; and (iii) Bryn Mawr’s prospects for organic growth, the viability of growth through acquisition and a potential strategic business combination of Bryn Mawr with several other financial institutions. Following the regular board meeting, the Bryn Mawr board of directors met again in executive session. In that session, Mr. Leto explained to the Bryn Mawr board of directors that he had met telephonically with Mr. Levenson and discussed in general, high-level terms, a potential business combination of WSFS and Bryn Mawr. The Bryn Mawr board of directors discussed the risks and challenges associated with the path of independence and organic growth, including scalability, concentration in the market, the need to invest in technology, the attractiveness of potential acquisition targets and likelihood of successfully consummating an acquisition, and the potential benefits associated with various strategic business combinations, including a potential business combination with WSFS.

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On January 26, 2021, the Bryn Mawr board of directors held a special meeting that was attended by representatives of KBW, Bryn Mawr’s financial advisor, and Squire Patton Boggs, Bryn Mawr’s outside counsel, where it discussed the future and strategic plans of Bryn Mawr. As part of this discussion, a representative of Squire Patton Boggs reviewed the role of the Bryn Mawr board of directors in connection with a potential business combination and the Bryn Mawr board of directors’ fiduciary duties to Bryn Mawr and various constituencies, including Bryn Mawr shareholders, in connection with a proposed sale of Bryn Mawr. Following a discussion regarding a potential business combination with WSFS, the Bryn Mawr board of directors adopted resolutions authorizing Mr. Leto to conduct preliminary discussions with Mr. Levenson to determine whether a potential business combination was financially viable and in the best interests of Bryn Mawr.

On January 27, 2021, Bryn Mawr and WSFS entered into a mutual nondisclosure and exclusivity agreement regarding the proposed business combination transaction and commenced formal reciprocal due diligence efforts. At this time, WSFS contacted Piper Sandler to discuss the strategic merits of a combination with Bryn Mawr and to review publicly available financial information of the two institutions and, based on that information, the potential financial impact the proposed transaction may have on WSFS.

On February 1, 2021, Mr. Levenson and certain members of WSFS management met with the Corporate Development Committee of the WSFS board of directors to discuss Bryn Mawr as a potential acquisition candidate including the potential exchange ratio, merger consideration and governance terms for a potential business combination with Bryn Mawr as well as the strategic rationale for a combination with Bryn Mawr.

On or about February 1, 2021, Messrs. Leto and Levenson met telephonically to discuss the terms of a potential transaction, including an exchange ratio for a 100% stock transaction. Mr. Levenson proposed an exchange ratio of 0.88 shares of WSFS common stock for each share of Bryn Mawr common stock. On February 2, 2021, Messrs. Leto and Levenson met telephonically and Mr. Leto proposed an exchange ratio of 0.92.

On February 3, 2021, WSFS submitted to Bryn Mawr a draft non-binding indication of interest letter that set forth, among other things, a proposed tax-free reorganization in which each share of Bryn Mawr common stock would be exchanged for 0.90 shares of WSFS common stock, subject to confirmatory due diligence by WSFS, and included an exclusivity agreement.

On the same date, the Bryn Mawr board of directors held a special meeting that was attended by representatives of KBW and Squire Patton Boggs, to discuss the indication of interest. The Bryn Mawr board of directors carefully reviewed and discussed the indication of interest in consultation with KBW and Squire Patton Boggs. In addition, the Bryn Mawr board of directors reviewed and discussed with KBW publicly available information regarding other financial institutions that might be potential parties to a transaction with Bryn Mawr, including each company’s ability to pay based on publicly available information. The Bryn Mawr board of directors considered WSFS’s strategic fit with Bryn Mawr, including concentration in Bryn Mawr’s markets, scale and quality in wealth management and investments in technology. The Bryn Mawr board of directors then adopted a resolution authorizing Mr. Leto to execute the non-binding indication of interest letter and authorizing officers of Bryn Mawr to conduct diligence with respect to WSFS and to confer with regulatory agencies regarding the potential business combination. Following the meeting of the Bryn Mawr board of directors, Mr. Leto communicated to Mr. Levenson the results of the meeting.

On February 6, 2021, the WSFS board of directors held a special meeting, to discuss the February 3, 2021 draft non-binding indication of interest letter in connection with a potential acquisition of Bryn Mawr. At the meeting, Mr. Levenson provided an update on discussions with Mr. Leto about the potential acquisition and the approval by the Bryn Mawr board of directors of the non-binding indication of interest letter. Members of WSFS management discussed the financial terms of the potential transaction, including the proposed exchange ratio of 0.90 shares of WSFS common stock, with the WSFS board of directors. The WSFS board of directors then approved the terms provided in the February 3, 2021 draft non-binding indication of interest letter and authorized

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Mr. Levenson to execute such letter and to continue discussions and diligence with respect to the potential acquisition of Bryn Mawr. On that same date, Bryn Mawr and WSFS entered into a non-binding indication of interest providing for the same terms as the February 3, 2021 draft non-binding indication of interest letter.

Beginning on February 8, 2021 and continuing through March 9, 2021, Messrs. Leto and Levenson had regular telephonic meetings to discuss their respective business plans, the potential integration of key business units, such as their wealth management businesses, the terms of the merger, the merger agreement and employee transition matters.

On February 10, 2021, the Bryn Mawr board of directors held a special meeting that representatives of management also attended. Mr. Leto provided an update regarding the proposed transaction with WSFS, including the due diligence review and the status of employee transition matters.

Beginning on February 11, 2021 and continuing through February 19, 2021, various working groups from Bryn Mawr and WSFS, including information technology, operations, retail, contact center, credit, human resources, marketing, wealth management, audit, treasury, capital markets, loan operations, insurance, tax, compliance, legal and risk management, met virtually to conduct due diligence relating to the proposed transaction. Representatives of KBW and Piper Sandler also attended these meetings.

On February 18, 2021, Covington & Burling provided Bryn Mawr and Squire Patton Boggs with an initial draft of the merger agreement. Between February 18 and March 9, 2021, Squire Patton Boggs and Covington & Burling exchanged drafts of the merger agreement and other transaction documents, including voting agreements to be entered into by each of the directors and each of the executive officers of Bryn Mawr, and the two firms and the respective management teams worked towards finalizing the terms and conditions of the transaction. In addition, Covington & Burling, Squire Patton Boggs and independent counsel for certain Bryn Mawr executive officers exchanged drafts of the letter agreements to be entered into between such Bryn Mawr executive officers and WSFS in connection with the execution of the merger agreement. During this period, Bryn Mawr and WSFS also continued their reciprocal due diligence efforts.

From February 22 through February 25, 2021, multiple working groups from each of the Bryn Mawr and WSFS management teams attended virtual follow-up due diligence meetings. Bryn Mawr and WSFS provided information regarding the following topics: corporate strategy, retail, commercial, finance, wealth, risk, legal, compliance, credit, insurance, customer complaint process and policy, contact center, taxes and information technology. Representatives of KBW and Piper Sandler also attended these meetings.

On February 23, 2021, representatives of Covington & Burling and Squire Patton Boggs met telephonically to discuss transaction structure and required regulatory filings. On that date, representatives of Bryn Mawr and WSFS conducted a site visit at Bryn Mawr’s Berwyn office, located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312. On February 24, 2021 and February 25, 2021, representatives of Bryn Mawr and WSFS met telephonically to discuss litigation matters of the parties.

On February 25, 2021, the Bryn Mawr board of directors held a special meeting that was attended by representatives of management, Squire Patton Boggs and KBW. At that meeting, the representatives of Squire Patton Boggs discussed regulatory matters, including the regulatory posture of Bryn Mawr and WSFS in connection with the proposed transaction and required regulatory approvals. In addition, there was a discussion led by members of Bryn Mawr’s management regarding Bryn Mawr’s due diligence review of WSFS. The Bryn Mawr board of directors met in executive session.

At a regularly scheduled meeting of the WSFS board of directors on February 25, 2021, WSFS management provided the WSFS board of directors with an update on the due diligence review, negotiation of the various transaction documents and its ongoing evaluation of the potential financial impact the transaction would have on WSFS.

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On March 2, 2021, representatives of Covington & Burling and Squire Patton Boggs met telephonically to negotiate the terms of the merger agreement. Among other matters that were negotiated, Covington & Burling and Squire Patton Boggs negotiated the provisions regarding required regulatory approvals, the circumstances in which the Bryn Mawr board of directors could change its recommendation and the conditions to closing applicable to the potential transaction. Thereafter, Bryn Mawr and WSFS, with the assistance of their legal and financial advisors, continued to negotiate the outstanding terms and provisions, and exchange drafts of, the merger agreement, the voting agreements and related transaction documents, including the letter agreements to be entered into by WSFS and certain Bryn Mawr executive officers.

On March 4, 2021, the Bryn Mawr board of directors held a special meeting that was attended by representatives of management, KBW and Squire Patton Boggs. The Bryn Mawr board of directors were provided with a set of meeting materials in advance of the meeting, including a presentation from Squire Patton Boggs and Bryn Mawr management on its due diligence review and evaluation of WSFS. At that meeting, Mr. Leto, members of Bryn Mawr’s executive management team and representatives of Squire Patton Boggs updated the Bryn Mawr board of directors on Bryn Mawr’s due diligence investigation of WSFS. The Bryn Mawr board of directors met immediately following this meeting in executive session to discuss the letter agreements to be entered into by WSFS and certain Bryn Mawr executive officers. Following this meeting, Bryn Mawr and WSFS, with the assistance of their legal and financial advisors, continued to negotiate the outstanding terms of the merger agreement, the voting agreements and related transaction documents.

On March 5, 2021, certain executive officers of Bryn Mawr executed their letter agreements with WSFS.

On March 8, 2021, the Bryn Mawr board of directors held a special meeting that was attended by representatives of Bryn Mawr management, KBW and Squire Patton Boggs to discuss the merger agreement and the proposed transaction. The Bryn Mawr board of directors were provided with a set of meeting materials in advance of the meeting, including the merger agreement, the voting agreements and a summary of the material terms of the merger agreement prepared by Squire Patton Boggs. Representatives of Squire Patton Boggs reviewed in detail with the Bryn Mawr board of directors the terms of the merger agreement. Representatives of KBW then provided a review of the financial aspects of the proposed transaction, which review included the preliminary financial analyses that KBW performed as Bryn Mawr’s financial advisor. Management of Bryn Mawr then discussed the communication plan, including the announcement, talking points and schedule. The Bryn Mawr board of directors met in executive session immediately following this meeting to discuss the letter agreements to be entered into by WSFS and certain Bryn Mawr executive officers.

On March 9, 2021, the Bryn Mawr board of directors held a special meeting to consider the approval of the merger agreement and the transactions contemplated by the merger agreement. Members of Bryn Mawr’s executive management team, as well as representatives of Squire Patton Boggs and KBW, were also in attendance. The Bryn Mawr board of directors were provided with a set of meeting materials in advance of the meeting, including the merger agreement, the voting agreements, and a financial presentation provided by KBW. Representatives of Squire Patton Boggs provided a detailed review of the proposed resolutions approving the merger and transactions related to the merger, reminded the Bryn Mawr directors of their fiduciary duties and recited the fiduciary duty standard. At the meeting, KBW updated the Bryn Mawr board of directors regarding the financial aspects of the proposed transaction and rendered a written opinion, dated March 9, 2021, to the Bryn Mawr board of directors (a copy of which is attached to this joint proxy statement/prospectus as Annex C) to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Bryn Mawr common stock. Representatives of Squire Patton Boggs discussed the terms of the merger agreement, the voting agreements and related transaction documents with the Bryn Mawr board of directors, including the changes to the merger agreement since the meeting of the Bryn Mawr board of directors held on March 8, 2021.

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After considering the proposed terms of the merger agreement and related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the Bryn Mawr board of directors, including the strategic alternatives discussed at those meetings and the factors described under the section of this joint proxy statement/prospectus entitled “—Recommendation of the Bryn Mawr Board of Directors and Reasons for the Merger,” the Bryn Mawr board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of Bryn Mawr and Bryn Mawr shareholders, and the directors approved and adopted the merger agreement and the transactions contemplated by it.

On March 9, 2021, the WSFS board of directors met to consider the proposed transaction. Members of the WSFS executive management team, as well as representatives of Covington & Burling and Piper Sandler were also in attendance as the WSFS board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The WSFS board of directors were provided with a set of meeting materials in advance of the meeting, including the merger agreement, a summary of the material terms of the merger agreement prepared by Covington & Burling, the voting agreements, drafts of the resolutions approving the merger and transactions related to the merger, including the letter agreements to be entered into with certain Bryn Mawr executive officers, a presentation from WSFS executive management on its due diligence review and evaluation of Bryn Mawr, and a financial presentation provided by Piper Sandler. At the meeting, Piper Sandler reviewed with the WSFS board of directors its financial analysis of the merger and rendered its oral opinion to the WSFS board of directors, which was subsequently confirmed in writing (a copy of which is attached to this joint proxy statement/prospectus as Annex D), to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and certain qualifications and limitations on the review undertaken by Piper Sandler, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to WSFS. Representatives of Covington & Burling discussed with the WSFS board of directors their fiduciary duties to the WSFS stockholders in the context of the proposed transaction. Representatives of Covington & Burling also discussed the terms of the merger agreement and the voting agreements with the WSFS board of directors. Certain members of WSFS executive management discussed the due diligence review and communication plan for the announcement of the potential acquisition. The WSFS board of directors discussed with members of the WSFS executive management team, Piper Sandler and Covington & Burling the strategic benefits of acquiring Bryn Mawr, including Bryn Mawr’s position and operations in the Philadelphia market, the financial aspects of the transaction, Bryn Mawr’s asset management business and the proposed plan for integrating the two organizations.

After further discussion, including the consideration of the proposed terms of the merger agreement and the voting agreements, and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the WSFS board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “ —Recommendation of the WSFS Board of Directors and Reasons for the Mergers,” the WSFS board of directors determined that the mergers, the merger agreement and the other transactions contemplated by the merger agreement, including entering into letter agreements with certain Bryn Mawr executive officers, were in the best interests of WSFS and WSFS stockholders, and the directors approved and adopted the merger agreement and the transactions contemplated by it and determined to recommend that WSFS stockholders approve the merger agreement.

Following the conclusion of the meeting of the WSFS board of directors on March 9, 2021, Bryn Mawr and WSFS executed the merger agreement, each of the directors and each of the executive officers of Bryn Mawr executed the voting agreements with WSFS and certain executive officers of Bryn Mawr executed their letter agreements with WSFS. On March 10, 2021, WSFS and Bryn Mawr issued a joint press release announcing the execution of the merger agreement.

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Bryn Mawr’s Reasons for the Mergers and Recommendations of the Bryn Mawr Board of Directors

After careful consideration, at a meeting held on March 9, 2021, the Bryn Mawr board of directors determined that the merger agreement, including the mergers and the other transactions contemplated thereby, is in the best interests of Bryn Mawr and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement and recommend that the Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, the Bryn Mawr board of directors evaluated the merger agreement, the mergers and such other transactions in consultation with Bryn Mawr’s management, as well as Bryn Mawr’s financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	its knowledge of Bryn Mawr’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a combined company with WSFS;
•	its understanding of WSFS’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of its due diligence review of WSFS and publicly available information;
•	the belief of the Bryn Mawr board of directors that significant growth in earnings is required for Bryn Mawr to be in a position to deliver a competitive return to its shareholders and that achieving such growth in earnings would require significant investment in both resources and time to achieve those results;
•	its belief that the mergers will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to the Bryn Mawr shareholders as compared to Bryn Mawr continuing to operate as a stand- alone entity;
•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;
•	the nature of the merger consideration, which offers Bryn Mawr shareholders the opportunity to participate as stockholders of WSFS in the future performance of the combined company;
•	the understanding of the Bryn Mawr board of directors that the merger will qualify as a “reorganization” under Section 368(a) of the Code and that, as a result, the Bryn Mawr shareholders will not recognize gain or loss with respect to their receipt of the stock portion of the merger consideration;
•	the benefits to Bryn Mawr and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;
•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;
•	the expected social and economic impact of the mergers on the constituencies served by Bryn Mawr, including its borrowers, customers, depositors, employees and communities;
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•	the effects of the mergers on Bryn Mawr employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Bryn Mawr employees;
•	the likelihood of realizing the strategic benefits of the proposed combination that the Bryn Mawr board of directors believes will result from the continuity provided to Bryn Mawr shareholders by the corporate governance aspects of the proposed combination, including the appointment of three current members of the Bryn Mawr board of directors, including Mr. Leto, upon the closing, as directors of WSFS and WSFS Bank;
•	the understanding of the Bryn Mawr board of directors of the current and prospective environment in which Bryn Mawr and WSFS operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;
•	the belief that the mergers are likely to provide substantial value to Bryn Mawr shareholders;
•	the ability of WSFS to complete the mergers from a financial and regulatory perspective;
•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;
•	the low probability of Bryn Mawr completing a desirable acquisition in the near term;
•	the opinion, dated March 9, 2021, of KBW to the Bryn Mawr board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Bryn Mawr common stock of the exchange ratio in the merger, which opinion was subject to and based on the various assumptions, considerations, qualifications and limitations, as more fully described below under “Opinion of Bryn Mawr’s Financial Advisor;” and
•	the review of the Bryn Mawr board of directors with Squire Patton Boggs, its outside legal counsel, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal and the nature of the covenants, representations and warranties and other termination provisions in the merger agreement.

The Bryn Mawr board of directors also considered a number of potential risks and uncertainties associated with the mergers in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the consideration to be paid to Bryn Mawr shareholders could be adversely affected by a decrease in the trading price of WSFS common stock during the pendency of the mergers;
•	the potential risk of diverting management attention and resources from the operation of Bryn Mawr’s business and towards the completion of the mergers;
•	the fact that the merger agreement restricts the conduct of Bryn Mawr’s business prior to the completion of the mergers which, subject to specific exceptions, could delay or prevent Bryn Mawr from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Bryn Mawr absent the pending merger;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Bryn Mawr’s business, operations and workforce with those of WSFS;
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•	the fact that the interests of certain of Bryn Mawr’s directors and executive officers may be different from, or in addition to, the interests of Bryn Mawr’s other shareholders;
•	that, while Bryn Mawr expects that the mergers will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or Bryn Mawr or WSFS stockholder approval might not be obtained or may be delayed and, as a result, the mergers may not be consummated or may be delayed;
•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending mergers;
•	certain anticipated merger-related costs;
•	the fact that: (i) Bryn Mawr would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Bryn Mawr would be obligated to pay to WSFS a termination fee of $37,725,000 if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Bryn Mawr from pursuing such a transaction; and
•	the possibility of litigation challenging the mergers, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the Bryn Mawr board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Bryn Mawr board of directors. In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the Bryn Mawr board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bryn Mawr board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and support, its determination to approve the merger agreement.

It should be noted that this explanation of the Bryn Mawr board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Bryn Mawr board of directors approved the merger agreement and the transactions contemplated thereby, including the mergers, and recommends that the Bryn Mawr shareholders vote “FOR” the Bryn Mawr merger proposal, “FOR” the Bryn Mawr advisory proposal on specified compensation and “FOR” the Bryn Mawr adjournment proposal.

In connection with entering into the merger agreement, each member of the board of directors of Bryn Mawr and each executive officer of Bryn Mawr, in their capacities as Bryn Mawr shareholders, have entered into the voting agreements. The voting agreements require, among other things, that the shareholder party thereto vote all of his or her shares of Bryn Mawr common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Bryn Mawr common stock, subject to certain exceptions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Opinion of Bryn Mawr’s Financial Advisor

Bryn Mawr engaged KBW to render financial advisory and investment banking services to Bryn Mawr, including an opinion to the Bryn Mawr board of directors as to the fairness, from a financial point of view, to the common shareholders of Bryn Mawr of the exchange ratio in the proposed merger. Bryn Mawr selected KBW

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because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Bryn Mawr board of directors held on March 9, 2021, at which the Bryn Mawr board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Bryn Mawr board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Bryn Mawr common stock. The Bryn Mawr board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Bryn Mawr board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Bryn Mawr common stock. It did not address the underlying business decision of Bryn Mawr to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bryn Mawr board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Bryn Mawr common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Bryn Mawr and WSFS and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated March 7, 2021 (the most recent draft then made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Bryn Mawr;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of WSFS;
•	certain regulatory filings of Bryn Mawr and WSFS and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020;
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•	certain other interim reports and other communications of Bryn Mawr and WSFS to their respective shareholders or stockholders; and
•	other historical financial information concerning the businesses and operations of Bryn Mawr and WSFS that was furnished to KBW by Bryn Mawr and WSFS or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Bryn Mawr and WSFS;
•	the assets and liabilities of Bryn Mawr and WSFS;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for Bryn Mawr and WSFS with similar information for certain other companies the securities of which were publicly traded;
•	financial and operating forecasts and projections of Bryn Mawr that were prepared by, and provided to KBW and discussed with KBW by, Bryn Mawr management and that were used and relied upon by KBW at the direction of Bryn Mawr management and with the consent of the Bryn Mawr board of directors;
•	publicly available consensus “street estimates” of WSFS discussed with WSFS management that were used and relied upon by KBW based on such discussions, at the direction of Bryn Mawr management and with the consent of the Bryn Mawr board of directors;
•	assumed long-term WSFS growth rates provided to KBW that were used and relied upon by KBW at the direction of Bryn Mawr management and with the consent of the Bryn Mawr board of directors; and
•	estimates regarding certain pro forma financial effects of the merger on WSFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) provided to KBW that were used and relied upon by KBW based on KBW's discussions with WSFS management, at the direction of Bryn Mawr management and with the consent of the Bryn Mawr board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Bryn Mawr and WSFS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist Bryn Mawr with soliciting indications of interest from third parties regarding a potential transaction with Bryn Mawr.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Bryn Mawr as to the reasonableness and achievability of the financial and operating forecasts and projections of

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Bryn Mawr referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW assumed that the assumed long-term WSFS growth rates and the estimates regarding certain pro forma financial effects of the merger on WSFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), as referred to above, were reasonably prepared and represented the best currently available estimates and judgments of WSFS management. KBW further assumed that the publicly available consensus “street estimates” of WSFS referred to above were consistent with the best currently available estimates and judgments of WSFS management. In all such cases, KBW also assumed that the forecasts, projections and estimates would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Bryn Mawr and WSFS that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of WSFS referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Bryn Mawr and WSFS and with the consent of the Bryn Mawr board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on Bryn Mawr and WSFS. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Bryn Mawr or WSFS since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses on loans and leases and KBW assumed, without independent verification and with Bryn Mawr’s consent, that the aggregate allowances for credit losses on loans and leases for Bryn Mawr and WSFS are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Bryn Mawr or WSFS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Bryn Mawr or WSFS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•	that the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Bryn Mawr common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
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•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the bank merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Bryn Mawr, WSFS or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Bryn Mawr that Bryn Mawr relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Bryn Mawr, WSFS, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Bryn Mawr common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Bryn Mawr, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Bryn Mawr to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Bryn Mawr or the Bryn Mawr board of directors;
•	the fairness of the amount or nature of any compensation to any of Bryn Mawr’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Bryn Mawr common stock;
•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Bryn Mawr (other than the holders of Bryn Mawr common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of WSFS or any other party to any transaction contemplated by the merger agreement;
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•	the actual value of WSFS common stock to be issued in the merger;
•	the prices, trading range or volume at which Bryn Mawr common stock or WSFS common stock would trade following the public announcement of the merger or the prices, trading range or volume at which WSFS common stock would trade following the consummation of the merger;
•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to Bryn Mawr, WSFS, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Bryn Mawr and WSFS. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Bryn Mawr board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Bryn Mawr board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Bryn Mawr and WSFS and the decision of Bryn Mawr to enter into the merger agreement was solely that of the Bryn Mawr board of directors.

The following is a summary of the material financial analyses presented by KBW to the Bryn Mawr board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Bryn Mawr board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $49.38 per outstanding share of Bryn Mawr common stock, or approximately $993,193.0 thousand in the aggregate (inclusive of the implied value of in-the-money Bryn Mawr’s stock options), based on the 0.9000x exchange ratio in the proposed merger and the closing price of WSFS common stock on March 8, 2021.

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In addition to the financial analyses described below, KBW reviewed with the Bryn Mawr board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $49.38 per outstanding share of Bryn Mawr common stock) of 17.0x Bryn Mawr’s estimated calendar year 2022 earnings per share, or EPS, taken from publicly available consensus “street estimates” for Bryn Mawr and 16.8x Bryn Mawr’s estimated calendar year 2022 EPS using financial and operating forecasts and projections of Bryn Mawr that were provided to KBW by Bryn Mawr management.

Bryn Mawr Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Bryn Mawr to 19 selected major exchange-traded U.S. banks in the Mid-Atlantic with total assets between $3 billion and $10 billion. Merger targets and Puerto Rico banks were excluded from the selected companies.

The selected companies were as follows:

Amalgamated Bank
Arrow Financial Corporation
CNB Financial Corporation
ConnectOne Bancorp, Inc.
Financial Institutions, Inc.
First Commonwealth Financial Corporation
First of Long Island Corporation
Flushing Financial Corporation
Kearny Financial Corp.
Lakeland Bancorp, Inc.
Metropolitan Bank Holding Corp.
Northfield Bancorp, Inc.
Peapack-Gladstone Financial Corporation
Republic First Bancorp, Inc.
S&T Bancorp, Inc.
Tompkins Financial Corporation
TriState Capital Holdings, Inc.
TrustCo Bank Corp NY
Univest Financial Corporation

To perform this analysis, KBW used profitability and other financial information (to the extent publicly available) for the latest 12 months, which we refer to as LTM (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of March 8, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for Bryn Mawr and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Bryn Mawr’s historical financial statements, or the data prepared by Piper Sandler presented under the section “The Mergers—Opinion of WSFS’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Bryn Mawr and the selected companies:

		Selected Companies
	Bryn Mawr	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.69%	0.66%	0.83%	0.79%	0.95%
LTM Core Return on Average Equity(1)	5.79%	6.38%	7.78%	8.08%	10.28%
LTM Core Return on Average Tangible Common Equity(1)	8.64%	6.80%	10.10%	9.32%	11.52%
LTM Core Pre-Tax Pre-Provision Return on Average Assets(2)	1.71%	1.27%	1.43%	1.41%	1.69%
LTM Net Interest Margin	3.16%	2.63%	3.09%	2.92%	3.28%

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		Selected Companies
	Bryn Mawr	25th Percentile	Median	Average	75th Percentile
LTM Fee Income / Revenue Ratio	35.6%	10.0%	16.1%	17.6%	25.4%
LTM Efficiency Ratio	61.2%	60.0%	58.3%	58.1%	53.4%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

KBW’s analysis showed the following concerning the financial condition of Bryn Mawr and, to the extent publicly available, the selected companies:

		Selected Companies
	Bryn Mawr	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.09%	7.67%	8.40%	8.53%	9.25%
Leverage Ratio	9.04%	8.31%	8.75%	9.13%	9.47%
Total Capital Ratio	15.55%	13.50%	14.29%	15.03%	15.31%
Loans / Deposits	82.9%	81.9%	90.9%	88.7%	95.4%
Loan Loss Reserve / Loans	1.48%	1.00%	1.17%	1.14%	1.38%
Nonperforming Assets / Loans + OREO(1)	0.34%	0.99%	0.67%	0.81%	0.30%
LTM Net Charge-offs / Average Loans	0.32%	0.20%	0.06%	0.18%	0.02%

(1)	NPAs included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.

In addition, KBW’s analysis showed the following concerning the market performance of Bryn Mawr and the selected companies (excluding the impact of the 2021 estimated EPS and 2022 estimated EPS multiples for one of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x):

			Selected Companies
	Bryn Mawr		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	27.3%		11.8%		21.5%		22.2%		31.3%
Year-To-Date Stock Price Change	41.3%		24.1%		36.0%		32.9%		41.2%
Price / Tangible Book Value per Share	2.05	x	1.23	x	1.36	x	1.44	x	1.64	x
Price / 2021 EPS Estimate	15.8	x	11.8	x	13.5	x	13.9	x	15.4	x
Price / 2022 EPS Estimate	14.9	x	11.3	x	12.6	x	12.7	x	13.8	x
Dividend Yield	2.5%		1.5%		2.8%		2.3%		3.1%
2021 Dividend Payout Ratio	39.5%		17.5%		40.2%		31.3%		43.6%

It was also noted in KBW’s analysis that the 2021 estimated EPS and 2022 estimated EPS multiples for Bryn Mawr would be 16.0x and 14.7x, respectively, using financial and operating forecasts and projections of Bryn Mawr that were provided to KBW by Bryn Mawr management.

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No company used as a comparison in the above selected companies analysis is identical to Bryn Mawr. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

WSFS Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of WSFS to 14 selected major exchange-traded U.S. banks in the Mid-Atlantic and Virginia with total assets between $10 billion and $30 billion. Puerto Rico banks were excluded from the selected companies.

The selected companies were as follows:

Atlantic Union Bankshares Corporation
Community Bank System, Inc.
Customers Bancorp, Inc.
Dime Community Bancshares, Inc.
Eagle Bancorp, Inc.
Fulton Financial Corporation
Investors Bancorp, Inc.
NBT Bancorp Inc.
Northwest Bancshares, Inc.
OceanFirst Financial Corp.
Provident Financial Services, Inc.
Sandy Spring Bancorp, Inc.
Sterling Bancorp
TowneBank

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of March 8, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for WSFS and the selected companies. Financial information for Dime Community Bancshares, Inc. was adjusted for an announced pending acquisition. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in WSFS’s historical financial statements, or the data prepared by Piper Sandler presented under the section “The Mergers—Opinion of WSFS’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of WSFS and the selected companies:

		Selected Companies
	WSFS	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.84%	0.78%	0.88%	0.94%	1.06%
LTM Core Return on Average Equity(1)	5.99%	6.63%	8.80%	8.29%	9.61%
LTM Core Return on Average Tangible Common Equity(1)	8.62%	9.43%	11.84%	11.41%	12.88%
LTM Core Pre-Tax Pre-Provision Return on Average Assets(2)	2.22%	1.41%	1.60%	1.67%	1.90%
LTM Net Interest Margin	3.95%	2.99%	3.20%	3.13%	3.30%
LTM Fee Income / Revenue Ratio	26.6%	12.8%	17.9%	21.1%	26.1%
LTM Efficiency Ratio	54.0%	58.1%	56.9%	54.4%	52.3%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items

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KBW’s analysis also showed the following concerning the financial condition of WSFS and the selected companies:

		Selected Companies
	WSFS	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.98%	8.29%	8.54%	8.55%	9.48%
Leverage Ratio	9.76%	8.93%	9.37%	9.40%	10.14%
Total Capital Ratio	13.76%	14.08%	14.80%	15.02%	15.62%
Loans / Deposits	76.1%	83.5%	90.7%	94.4%	102.7%
Loan Loss Reserves / Loans	2.48%	0.97%	1.23%	1.20%	1.45%
Nonperforming Assets / Loans + OREO(1)	0.66%	1.09%	0.86%	0.79%	0.53%
LTM Net Charge-offs / Average Loans	0.09%	0.25%	0.08%	0.17%	0.05%

(1)	NPAs included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.

In addition, KBW’s analysis showed the following concerning the market performance of WSFS and the selected companies:

			Selected Companies
	WSFS		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	61.6%		23.4%		27.2%		32.3%		44.3%
Year-To-Date Stock Price Change	22.3%		26.7%		30.3%		31.9%		34.4%
Price / Tangible Book Value per Share	2.11	x	1.52	x	1.64	x	1.75	x	1.83	x
Price / 2021 EPS Estimate	16.3	x	12.3	x	14.5	x	14.1	x	15.2	x
Price / 2022 EPS Estimate	15.3	x	11.3	x	13.6	x	14.0	x	15.3	x
Dividend Yield	0.9%		2.2%		2.8%		2.7%		3.1%
2021 Dividend Payout Ratio	14.3%		35.2%		39.7%		38.8%		47.0%

No company used as a comparison in the above selected companies analysis is identical to WSFS. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 18 selected U.S. bank transactions announced since January 1, 2018 with announced deal values between $500 million and $2 billion.

The 18 selected transactions in this group were as follows:

Acquiror	Acquired Company
SVB Financial Group	Boston Private Financial Holdings, Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
FB Financial Corporation	Franklin Financial Network, Inc.
United Bankshares, Inc.	Carolina Financial Corporation
People’s United Financial, Inc.	United Financial Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.
Ameris Bancorp	Fidelity Southern Corporation

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Acquiror	Acquired Company
CenterState Bank Corporation	National Commerce Corporation
Union Bankshares Corporation	Access National Corporation
Independent Bank Corp.	Blue Hills Bancorp, Inc.
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Veritex Holdings, Inc.	Green Bancorp, Inc.
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
BOK Financial Corporation	CoBiz Financial Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Cadence Bancorporation	State Bank Financial Corporation
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.

KBW also reviewed publicly available information related to the following seven selected U.S. bank transactions announced since January 1, 2020 with announced deal values greater than $500 million.

Acquiror	Acquired Company
M&T Bank Corporation	People’s United Financial, Inc.
SVB Financial Group	Boston Private Financial Holdings, Inc.
Huntington Bancshares Incorporated	TCF Financial Corporation
PNC Financial Services Group, Inc.	BBVA USA Bancshares, Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
South State Corporation	CenterState Bank Corporation
FB Financial Corporation	Franklin Financial Network, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, one year forward estimated EPS prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per share of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);
•	Price per common share to LTM EPS of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by last 12 months net income);
•	Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as Forward EPS, in the selected transactions in which consensus “street estimates” for the acquired company were available at announcement (consensus “street estimates” were not available for the CVB Financial Corp. /Community Bank, Pacific Premier Bancorp, Inc./Grandpoint Capital, Inc., PNC Financial Services Group, Inc./BBVA USA Bancshares, Inc. and FB Financial Corporation/Franklin Financial Network, Inc. selected transactions); and
•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

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KBW also reviewed the price per common share paid for the acquired company for the selected transactions involving publicly traded acquired companies (which included all but BBVA USA Bancshares, Inc.) as a premium/(discount) to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $49.38 per outstanding share of Bryn Mawr common stock and using historical financial information for Bryn Mawr as of December 31, 2020, Bryn Mawr’s estimated calendar year 2021 EPS taken from publicly available consensus “street estimates” and the closing prices of Bryn Mawr common stock on March 8, 2021.

The results of the analysis based on the above-listed 18 selected U.S. bank transactions announced since January 1, 2018 with announced deal values between $500 million and $2 billion are set forth in the following table (excluding the impact of the LTM EPS multiples for three of the transactions and the Forward EPS multiple for one of the selected transactions, which multiples were considered to be not meaningful because they were greater than 30.0x):

			Selected Transactions
	WSFS / Bryn Mawr		25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	2.35	x	1.55	x	1.95	x	2.02	x	2.46	x
Price / LTM EPS	30.3	x	17.4	x	20.7	x	20.2	x	22.6	x
Price / Forward EPS	18.1	x	14.9	x	15.6	x	16.0	x	17.1	x
Core Deposit Premium	13.7%		9.0%		16.5%		15.6%		20.9%
One-Day Market Premium	14.2%		4.6%		14.8%		14.2%		19.2%

The results of the analysis based on the above-listed seven selected U.S. bank transactions announced since January 1, 2020 with announced deal values greater than $500 million are set forth in the following table (excluding the impact of the LTM EPS multiples for two of the selected transactions, which multiples were considered to be not meaningful because they were greater than 30.0x or less than 0.0x):

			Selected Transactions
	WSFS / Bryn Mawr		25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	2.35	x	1.36	x	1.48	x	1.50	x	1.58	x
Price / LTM EPS	30.3	x	13.7	x	16.6	x	18.1	x	21.5	x
Price / Forward EPS	18.1	x	13.7	x	14.2	x	14.5	x	14.8	x
Core Deposit Premium	13.7%		4.4%		5.4%		6.1%		6.4%
One-Day Market Premium	14.2%		9.1%		11.4%		12.7%		14.1%

It was also noted in KBW’s analysis that the Forward EPS multiple for proposed merger would be 18.2x, using financial and operating forecasts and projections of Bryn Mawr that were provided to KBW by Bryn Mawr management.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Bryn Mawr or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

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Relative Contribution Analysis. KBW analyzed the relative standalone contribution of WSFS and Bryn Mawr to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for WSFS and Bryn Mawr as of December 31, 2020, (ii) publicly available consensus “street estimates” for WSFS and Bryn Mawr, (iii) financial and operating forecasts and projections of Bryn Mawr that were provided by Bryn Mawr management, and (iv) market price information as of March 8, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of WSFS’s stockholders and Bryn Mawr’s shareholders in the combined company based on the 0.9000x exchange ratio provided for in the merger agreement:

	WSFS % of Total	Bryn Mawr % of Total
Ownership at 0.9000x merger exchange ratio:	72%	28%
Market Information:
Pre-Transaction Market Capitalization	75%	25%
Balance Sheet:
Assets	73%	27%
Gross Loans Held for Investment	71%	29%
Deposits	73%	27%
Tangible Common Equity	74%	26%
Income Statement (WSFS Street/Bryn Mawr Street):
2021 Estimated Earnings	74%	26%
2022 Estimated Earnings	73%	27%
Income Statement (WSFS Street/Bryn Mawr Management:
2021 Estimated Earnings	74%	26%
2022 Estimated Earnings	72%	28%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of WSFS and Bryn Mawr. Using (i) closing balance sheet estimates as of September 30, 2021 for WSFS and Bryn Mawr taken from publicly available consensus “street estimates”, (ii) publicly available calendar year 2021 and 2022 EPS consensus “street estimates” for WSFS and Bryn Mawr, (iii) assumed long-term growth rates for WSFS and Bryn Mawr as directed by Bryn Mawr management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) discussed with KBW by WSFS management as referred to above, KBW analyzed the potential financial impact of the merger on certain projected financial results of WSFS. This analysis indicated the merger could be accretive to WSFS’s estimated 2022 and 2023 EPS and dilutive to WSFS’s estimated tangible book value per share at closing as of September 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of WSFS’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 (CET1) Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of September 30, 2021 could be lower. For all of the above analysis, the actual results achieved by WSFS following the merger may vary from the projected results, and the variations may be material.

Bryn Mawr’s Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Bryn Mawr to estimate a range for the implied equity value of Bryn Mawr. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of Bryn Mawr provided by Bryn Mawr management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Bryn Mawr could generate over the period from September 30, 2021 through December 31, 2025 as a standalone company, and

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(ii) the present value of Bryn Mawr’s implied terminal value at the end of such period. KBW assumed that Bryn Mawr would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for Bryn Mawr, KBW applied a range of 11.0x to 15.0x Bryn Mawr’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Bryn Mawr common stock of $32.44 to $46.54.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Bryn Mawr.

WSFS Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of WSFS to estimate a range for the implied equity value of WSFS. In this analysis, KBW used publicly available consensus “street estimates” for WSFS and assumed long-term growth rates for WSFS referred to above, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that WSFS could generate over the period from September 30, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of WSFS’s implied terminal value at the end of such period. KBW assumed that WSFS would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for WSFS, KBW applied a range of 12.0x to 16.0x WSFS’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of WSFS common stock of $42.18 to $59.34.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing discounted cash flow model analysis did not purport to be indicative of the actual values or expected values of WSFS or the pro forma combined entity.

Pro Forma Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of the pro forma combined entity. In this analysis, KBW used publicly available consensus “street estimates” for WSFS and Bryn Mawr, assumed long-term growth rates for WSFS and Bryn Mawr as directed by Bryn Mawr management and pro forma assumptions (including, without limitation, estimated cost savings and related expenses, purchase accounting and other merger-related adjustments and restructuring charges) discussed with KBW by WSFS management as referred to above, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that the pro forma combined entity could generate over the period from September 30, 2021 through December 31, 2025, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the pro forma combined entity, KBW applied a range of 12.0x to 16.0x the pro forma combined entity’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values for the 0.9000 of a share of WSFS common stock to be received in the proposed merger for each share of Bryn Mawr common stock of $42.60 to $60.02.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Miscellaneous. KBW acted as financial advisor to Bryn Mawr in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions,

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negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between Bryn Mawr and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Bryn Mawr and WSFS. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Bryn Mawr or WSFS for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Bryn Mawr agreed to pay KBW a cash fee equal to 1.00% of the aggregate merger consideration, $1,000,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. Bryn Mawr also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Bryn Mawr for which it received compensation. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to WSFS and received compensation for such services. KBW acted as joint book-running manager for WSFS’s December 2020 offering of fixed-to-floating rate senior notes. KBW may in the future provide investment banking and financial advisory services to Bryn Mawr or WSFS and receive compensation for such services.

WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors

After careful consideration, at a meeting held on March 9, 2021, the WSFS board of directors determined that the merger agreement, including the mergers and the other transactions contemplated thereby, is in the best interests of WSFS and its stockholders and approved the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement, the mergers, the WSFS share issuance and the other transactions contemplated by the merger agreement, the WSFS board of directors consulted with WSFS’s management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following material factors, which are not presented in order of priority:

•	the anticipation that the mergers are expected to solidify the combined company’s position as the preeminent, locally headquartered bank in the Greater Philadelphia and Delaware region with a premier wealth management and trust business;
•	each of WSFS’s, Bryn Mawr’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;
•	the complementary nature of Bryn Mawr’s business and operations to WSFS and that the mergers would result in a combined company with a diversified revenue stream from diversified geographic markets, a well-balanced portfolio and an attractive funding base;
•	the potential to broaden the scale of WSFS’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;
•	its existing knowledge of Bryn Mawr’s business and its review and discussions with WSFS’s management concerning the additional due diligence examination of Bryn Mawr conducted in connection with the mergers;
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•	the complementary nature of the cultures of the two companies, which WSFS’s management believes should facilitate integration and implementation of the mergers;
•	Bryn Mawr’s market position within the Philadelphia banking and wealth management markets;
•	the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, deal protection and termination fee provisions, which it reviewed with WSFS’s management and outside financial and legal advisors;
•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;
•	an enhanced management team and board of directors following the mergers with continued participation from key members of Bryn Mawr, which enhances the likelihood that the expected benefits of the mergers will be realized;
•	its belief that the combined company will have opportunities for technology consolidations and enhancements and revenue growth as a result of its enhanced scale and combined expertise;
•	WSFS’s successful operating and acquisition track record, specifically WSFS’s history of efficiently closing and integrating acquisitions;
•	its belief that the mergers are likely to provide substantial value to WSFS stockholders;
•	the opinion of Piper Sandler, rendered on March 9, 2021, addressed to the WSFS board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to WSFS of the merger consideration to be paid pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under “—Opinion WSFS’s Financial Advisor”;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Bryn Mawr’s business, operations and workforce with those of WSFS;
•	the potential risk of diverting management attention and resources from the operation of WSFS’s business and towards the completion of the mergers;
•	certain anticipated merger-related costs;
•	the merger agreement restricts the conduct of WSFS’s and Bryn Mawr’s business between the date of the merger agreement and the date of the consummation of the mergers;
•	the regulatory and other approvals required in connection with the mergers and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;
•	the potential risk of losing other acquisition opportunities while WSFS remains focused on completing the mergers; and
•	the nature and amount of payments and other benefits to be received by each of WSFS and Bryn Mawr management in connection with the mergers.

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The foregoing discussion of the factors considered by the WSFS board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the WSFS board of directors. In reaching its decision to approve the merger agreement, the mergers, the WSFS share issuance and the other transactions contemplated by the merger agreement, the WSFS board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The WSFS board of directors considered all these factors as a whole, including discussions with, and questioning of, WSFS’s management and WSFS’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination to approve the merger agreement.

It should be noted that this explanation of the WSFS board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the WSFS board of directors approved the merger agreement and the transactions contemplated thereby, including the mergers and the WSFS share issuance, and recommends that the WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal and “FOR” the WSFS adjournment proposal.

Opinion of WSFS’s Financial Advisor

WSFS retained Piper Sandler to act as financial advisor to the WSFS board of directors in connection with WSFS’s consideration of a possible business combination with Bryn Mawr. WSFS selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the WSFS board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 9, 2021 meeting at which the WSFS board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on March 9, 2021, to the effect that, as of such date, the merger consideration was fair to WSFS from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of WSFS common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of WSFS in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of WSFS as to how any such stockholder should vote at any meeting of stockholder called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to WSFS and did not address the underlying business decision of WSFS to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for WSFS or the effect of any other transaction in which WSFS might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of WSFS or Bryn Mawr, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

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In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated March 5, 2021;

•	certain publicly available financial statements and other historical financial information of WSFS that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Bryn Mawr that Piper Sandler deemed relevant;

•	publicly available mean analyst earnings per share estimates and estimated share repurchases for WSFS for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual earnings per share growth rate and annual estimated share repurchases for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS;

•	publicly available mean analyst earnings per share estimates for Bryn Mawr for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS;

•	the pro forma financial impact of the merger on WSFS based on certain assumptions relating to transaction expenses, purchase accounting adjustments, the regulatory capital treatment of certain trust preferred securities, cost savings and certain adjustments for current expected credit loss, or CECL, accounting standards, as provided by the senior management of WSFS;

•	the publicly reported historical price and trading activity for WSFS common stock and Bryn Mawr common stock, including a comparison of certain stock trading information for WSFS common stock and Bryn Mawr common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for WSFS and Bryn Mawr with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of WSFS and its representatives the business, financial condition, results of operations and prospects of WSFS and held similar discussions with certain members of the senior management of Bryn Mawr and its representatives regarding the business, financial condition, results of operations and prospects of Bryn Mawr.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler

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by WSFS or its representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the senior management of WSFS that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of WSFS or Bryn Mawr. Piper Sandler rendered no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of WSFS or Bryn Mawr. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of WSFS or Bryn Mawr, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to WSFS or Bryn Mawr. Piper Sandler assumed, with WSFS’s consent, that the respective allowances for loan losses for both WSFS and Bryn Mawr were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates and estimated share repurchases for WSFS for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual earnings per share growth rate and annual estimated share repurchases for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Bryn Mawr for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments, the regulatory capital treatment of certain trust preferred securities, cost savings and certain adjustments for CECL accounting standards, as provided by the senior management of WSFS. With respect to the foregoing information, Piper Sandler assumed that such information reflected (or, in the case of the publicly available mean analyst estimates referred to above, were consistent with) the best currently available estimates as well as discussions with senior management as to the future financial performance of WSFS and Bryn Mawr, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of WSFS or Bryn Mawr since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that WSFS and Bryn Mawr would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with WSFS’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on WSFS, Bryn Mawr, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with WSFS’s consent, Piper Sandler relied upon the advice that WSFS received

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from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of WSFS common stock or Bryn Mawr common stock at any time or what the value of WSFS common stock would be once it is actually received by the holders of Bryn Mawr common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the WSFS board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to WSFS or Bryn Mawr and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of WSFS and Bryn Mawr and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration, from a financial point of view, to WSFS on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of WSFS, Bryn Mawr and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the WSFS board of directors at its March 9, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of WSFS common stock or Bryn Mawr common stock or the prices at which WSFS or Bryn Mawr common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by WSFS board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the WSFS board of directors with respect to the fairness of the merger consideration.

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Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Bryn Mawr common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.90 of a share of WSFS common stock. Using the closing price of WSFS common stock on March 5, 2021, Piper Sandler calculated an aggregate implied transaction value of approximately $948.915 million and an implied purchase price per share of $46.89, based upon 19,879,922 shares of Bryn Mawr common stock outstanding, 225 Bryn Mawr options outstanding with a weighted average exercise price of $18.33, and 356,982 Bryn Mawr restricted stock awards outstanding. Based upon publicly available historical financial information for Bryn Mawr as of or for the last 12 months, or LTM, ended December 31, 2020, publicly available mean analyst earnings per share, or EPS, estimates for Bryn Mawr for the years ending December 31, 2019 and December 31, 2020, and the closing price of Bryn Mawr common stock on March 5, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value per Share	221%
Transaction Price / 2021E Mean Consensus EPS	17.2	x
Transaction Price / 2022E Mean Consensus EPS	16.2	x
Tangible Book Premium / Core Deposits (CDs > $100K)(1)	12.5%
Tangible Book Premium / Core Deposits (CDs > $250K) (2)	12.2%
Premium to Bryn Mawr Market Price(3)	12.3%

(1)	Core Deposits is defined as total deposits less time deposits with balances greater than $100,000.
(2)	Core Deposits is defined as total deposits less time deposits with balances greater than $250,000.
(3)	Bryn Mawr’s closing stock price on March 5, 2021 was $52.10.

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading prices of WSFS common stock and Bryn Mawr common stock for the one-year and three-year periods ended March 5, 2021. Piper Sandler then compared the relationship between the movements in the price of WSFS common stock and Bryn Mawr common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

WSFS’s One-Year Stock Performance

	Beginning Value March 5, 2020	Ending Value March 5, 2021
WSFS	100%	151.1%
WSFS Peer Group	100%	131.9%
Nasdaq Bank Index	100%	140.8%
S&P 500 Index	100%	127.1%
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WSFS’s Three-Year Stock Performance

	Beginning Value March 5, 2018	Ending Value March 5, 2021
WSFS	100%	105.7%
WSFS Peer Group	100%	101.7%
Nasdaq Bank Index	100%	109.0%
S&P 500 Index	100%	141.2%

Bryn Mawr’s One-Year Stock Performance

	Beginning Value March 5, 2020	Ending Value March 5, 2021
Bryn Mawr	100%	127.1%
Bryn Mawr Peer Group	100%	130.7%
Nasdaq Bank Index	100%	140.8%
S&P 500 Index	100%	127.1%

Bryn Mawr’s Three-Year Stock Performance

	Beginning Value March 5, 2018	Ending Value March 5, 2021
Bryn Mawr	100%	92.6%
Bryn Mawr Peer Group	100%	110.6%
Nasdaq Bank Index	100%	109.0%
S&P 500 Index	100%	141.2%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for WSFS with a group of financial institutions selected by Piper Sandler. The WSFS peer group included major exchange-traded (Nasdaq and NYSE) banks and thrifts headquartered in the Mid-Atlantic, Northeast and Southeast with total assets between $10 billion and $20 billion, but excluded targets of announced mergers and Puerto Rican institutions, which we refer to as the WSFS Peer Group. The WSFS Peer Group consisted of the following companies:

Atlantic Union Bankshares Corporation	Northwest Bancshares, Inc.
Berkshire Hills Bancorp, Inc.	OceanFirst Financial Corp.
Community Bank System, Inc.	Provident Financial Services, Inc.
Customers Bancorp, Inc.	Renasant Corporation
Eagle Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Eastern Bankshares, Inc.	ServisFirst Bancshares, Inc.
FB Financial Corporation	TowneBank
Home BancShares, Inc.	Trustmark Corporation
Independent Bank Corp.	United Community Banks, Inc.
NBT Bancorp Inc.	WesBanco, Inc.
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The analysis compared publicly available financial information for WSFS with corresponding data for the WSFS Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of March 5, 2021. The table below sets forth the data for WSFS and the median, mean, low and high data for the WSFS Peer Group.

WSFS Comparable Company Analysis

		WSFS	WSFS	WSFS	WSFS
		Peer Group	Peer Group	Peer Group	Peer Group
	WSFS	Median	Mean	Low	High
Assets ($M)	14,334	13,869	14,345	10,933	19,628
Loans / Deposits (%)	76.1	84.7	87.0	66.1	139.3
Non-performing assets / Assets (%)	0.42	0.54	0.54	0.18	0.92
Tangible Common Equity / Tangible Assets (%)	8.98	8.87	9.29	4.80	19.58
Tier 1 Leverage Ratio (%)	9.76	9.41	10.02	8.23	19.53
Total RBC Ratio (%)	13.76	15.31	15.99	11.86	29.61
CRE / Total RBC Ratio (%)	225.9	230.6	231.9	104.1	428.2
LTM Return on average assets (%)	0.86	0.85	0.67	(4.14)	1.59
LTM Return on average equity (%)	6.18	7.18	5.57	(37.50)	18.55
LTM Net interest margin (%)	3.95	3.30	3.27	2.71	4.02
LTM Efficiency ratio (%)	54.00	56.97	55.05	29.60	69.43
Price / Tangible book value (%)	201	176	187	97	321
Price / LTM EPS (x)	23.0	19.1	19.3	7.6	28.4
Price / 2021E EPS (x)(1)	15.4	14.9	16.1	5.9	26.1
Price / 2022E EPS (x)(1)	14.6	15.5	16.0	7.9	25.3
Current Dividend Yield (%)	0.9	2.2	2.4	0.0	5.1
Market Cap ($M)	2,474	2,174	2,364	909	4,388

(1)	Based on publicly available mean analyst consensus EPS estimates.

Piper Sandler used publicly available information to perform a similar analysis for Bryn Mawr by comparing selected financial information for Bryn Mawr with a group of financial institutions selected by Piper Sandler. The Bryn Mawr peer group included major exchange-traded (Nasdaq and NYSE) banks and thrifts headquartered Nationwide with total assets between $2 billion and $10 billion and gross revenue from fiduciary assets greater than $10 million, but excluded targets of announced mergers and Puerto Rican institutions, which we refer to as the Bryn Mawr Peer Group. The Bryn Mawr Peer Group consisted of the following companies:

1st Source Corporation	Midland States Bancorp, Inc.
Amalgamated Bank	Park National Corporation
BancFirst Corporation	Peapack-Gladstone Financial Corporation
Bar Harbor Bankshares	Stock Yards Bancorp, Inc.
Cambridge Bancorp	Tompkins Financial Corporation
Community Trust Bancorp, Inc.	Washington Trust Bancorp, Inc.
First Mid Bancshares, Inc.

The analysis compared publicly available financial information for Bryn Mawr with corresponding data for the Bryn Mawr Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of March 5, 2021. The table below sets forth the data for Bryn Mawr and the median, mean, low and high data for the Bryn Mawr Peer Group.

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Bryn Mawr Comparable Company Analysis

		Bryn Mawr	Bryn Mawr	Bryn Mawr	Bryn Mawr
		Peer Group	Peer Group	Peer Group	Peer Group
	Bryn Mawr	Median	Mean	Low	High
Assets ($M)	5,432	5,890	6,156	3,726	9,279
Loans / Deposits (%)	82.9	88.5	87.5	65.4	100.0
Non-performing assets / Assets (%)	0.23	0.65	0.78	0.20	1.67
Tangible Common Equity / Tangible Assets (%)	8.09	8.91	9.06	6.46	11.62
Tier 1 Leverage Ratio (%)	9.04	8.95	9.43	7.50	12.70
Total RBC Ratio (%)	15.55	14.39	15.40	13.24	20.50
CRE / Total RBC Ratio (%)	277.8	236.7	212.0	56.4	317.8
LTM Return on average assets (%)	0.64	1.06	0.99	0.35	1.40
LTM Return on average equity (%)	5.32	9.09	9.43	3.55	14.01
LTM Net interest margin (%)	3.16	3.33	3.22	2.31	3.93
LTM Efficiency ratio (%)	61.19	58.68	58.55	53.98	62.61
LTM Fiduciary Revenue ($M)	42.1	19.3	20.5	10.9	40.0
Price / Tangible book value (%)	197	163	178	108	287
Price/ LTM EPS (x)	25.6	16.5	17.4	12.2	29.0
Price / 2021E EPS (x) (1)	15.3	14.4	14.7	9.1	19.7
Price / 2022E EPS (x) (1)	14.4	13.6	14.2	9.7	18.9
Current Dividend Yield (%)	2.6	2.5	2.6	0.7	4.1
Market Cap ($M)	830	788	1,021	465	2,275

(1)	Based on publicly available mean analyst consensus EPS estimates.

Analysis of Precedent Transactions

Piper Sandler reviewed publicly available information for a nationwide group of recent historical merger and acquisition transactions. The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2018 and March 5, 2021 where the target’s total assets were between $2 billion and $10 billion at announcement, and excludes merger of equals transactions and transactions with targets not headquartered in the continental United States, which we refer to as the Nationwide Precedent Transactions.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
CVB Financial Corp.	Community Bank
Renasant Corporation	Brand Group Holdings, Inc.
Cadence Bancorporation	State Bank Financial Corporation
Independent Bank Group, Inc.	Guaranty Bancorp
BOK Financial Corporation	CoBiz Financial Inc.
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Independent Bank Corp.	Blue Hills Bancorp, Inc.

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Union Bankshares Corporation	Access National Corporation
CenterState Bank Corporation	National Commerce Corporation
People’s United Financial, Inc.	BSB Bancorp, Inc.
Ameris Bancorp	Fidelity Southern Corporation
Banco Bradesco SA	BAC Florida Bank
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
Valley National Bancorp	Oritani Financial Corp.
People’s United Financial, Inc.	United Financial Bancorp, Inc.
WesBanco, Inc.	Old Line Bancshares, Inc.
Simmons First National Corporation	Landrum Company
CIT Group Inc.	Mutual of Omaha Bank
Sandy Spring Bancorp, Inc.	Revere Bank
Northwest Bancshares, Inc.	MutualFirst Financial, Inc.
United Bankshares, Inc.	Carolina Financial Corporation
FB Financial Corporation	Franklin Financial Network, Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
Provident Financial Services, Inc.	SB One Bancorp
SVB Financial Group	Boston Private Financial Holdings, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM EPS, transaction price to forward EPS, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	WSFS/ Bryn Mawr	Median	Mean	Low	High
Transaction Price / LTM EPS (x) (1)	NM	16.7	22.2	9.2	53.0
Transaction Price / Estimated EPS (x)	17.2	16.2	17.7	8.8	33.4
Transaction Price / Tangible Book Value Per Share (%)	221	181	193	115	319
Tangible Book Value Premium to Core Deposits (%)(2)	12.5	13.0	14.4	2.2	33.7
1-Day Market Premium (%)	12.3	15.2	15.6	(7.1)	48.9

(1)	LTM EPS multiples for transactions with financial information announced after the start of the COVID-19 pandemic have been deemed not meaningful, or NM.
(2)	Core Deposits is defined as total deposits less time deposits with balances greater than $100,000.

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value per share of WSFS common stock, assuming WSFS performed in accordance with publicly available mean analyst EPS estimates and estimated share repurchases for WSFS for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual EPS growth rate and annual estimated share repurchases for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior

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management of WSFS. To approximate the terminal value of a share of WSFS common stock at December 31, 2025, Piper Sandler applied price to forward earnings multiples ranging from 14.0x to 19.0x and multiples of December 31, 2025 tangible book value ranging from 140% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of WSFS common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of WSFS common stock of $35.80 to $59.94 when applying multiples of earnings and $33.09 to $62.33 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
8.0%	$44.68	$47.73	$50.79	$53.84	$56.89	$59.94
9.0%	42.71	45.62	48.54	51.45	54.36	57.28
10.0%	40.84	43.62	46.41	49.19	51.97	54.76
11.0%	39.07	41.73	44.39	47.05	49.71	52.37
12.0%	37.39	39.94	42.48	45.02	47.57	50.11
13.0%	35.80	38.24	40.67	43.10	45.53	47.97

Tangible Book Value Per Share Multiples

Discount
Rate	140%	155%	170%	185%	200%	215%
8.0%	$41.28	$45.49	$49.70	$53.91	$58.12	$62.33
9.0%	39.46	43.48	47.50	51.52	55.54	59.56
10.0%	37.73	41.58	45.42	49.26	53.10	56.94
11.0%	36.10	39.77	43.44	47.11	50.78	54.46
12.0%	34.56	38.06	41.57	45.08	48.59	52.10
13.0%	33.09	36.45	39.80	43.16	46.52	49.87

Piper Sandler also considered and discussed with the WSFS board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming WSFS’s earnings varied from 10.0% above estimates to 10.0% below estimates. This analysis resulted in the following range of per share values for WSFS common stock, applying the price to 2025 earnings multiples range of 14.0x to 19.0x referred to above and a discount rate of 12.01%.

Earnings Per Share Multiples

Annual Estimate
Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(10.0%)	$33.82	$36.11	$38.39	$40.68	$42.97	$45.26
(5.0%)	35.60	38.01	40.43	42.84	45.26	47.67
0.0%	37.38	39.92	42.46	45.00	47.55	50.09
5.0%	39.16	41.83	44.49	47.16	49.83	52.50
10.0%	40.94	43.73	46.53	49.32	52.12	54.92
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Piper Sandler also performed an analysis that estimated the net present value per share of Bryn Mawr common stock, assuming Bryn Mawr performed in accordance with publicly available mean analyst EPS estimates for Bryn Mawr for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual EPS growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS. The analysis also included the impact of the estimated after-tax cost savings as a result of the merger, as provided by the senior management of WSFS. To approximate the terminal value of a share of Bryn Mawr common stock at December 31, 2025, Piper Sandler applied price to forward earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2025 tangible book value ranging from 140% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bryn Mawr common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Bryn Mawr common stock of $44.07 to $75.86 when applying multiples of earnings and $34.25 to $62.95 when applying multiples of tangible book value.

Earnings Per Share Multiples with Estimated After-Tax Cost Savings

Discount
Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
8.0%	$54.81	$59.02	$63.23	$67.44	$71.65	$75.86
9.0%	52.42	56.44	60.46	64.48	68.50	72.52
10.0%	50.16	54.00	57.85	61.69	65.53	69.37
11.0%	48.02	51.69	55.36	59.04	62.71	66.38
12.0%	45.99	49.50	53.01	56.52	60.03	63.54
13.0%	44.07	47.43	50.78	54.14	57.50	60.85

Tangible Book Value Per Share Multiples with Estimated After-Tax Cost Savings

Discount
Rate	140%	155%	170%	185%	200%	215%
8.0%	$42.50	$46.59	$50.68	$54.77	$58.86	$62.95
9.0%	40.67	44.57	48.48	52.39	56.29	60.20
10.0%	38.93	42.66	46.40	50.13	53.86	57.60
11.0%	37.29	40.86	44.42	47.99	51.56	55.13
12.0%	35.73	39.14	42.55	45.96	49.37	52.78
13.0%	34.25	37.51	40.78	44.04	47.30	50.56

Piper Sandler also considered and discussed with the WSFS board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Bryn Mawr’s earnings varied from 10.0% above estimates to 10.0% below estimates. This analysis resulted in the following range of per share values for Bryn Mawr common stock, applying the price to 2025 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 10.21%.

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Earnings Per Share Multiples with Estimated After-Tax Cost Savings

Annual Estimate
Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(10.0%)	$45.14	$48.57	$51.99	$55.41	$58.84	$62.26
(5.0%)	47.42	51.04	54.65	58.27	61.88	65.50
0.0%	49.71	53.51	57.32	61.12	64.93	68.73
5.0%	51.99	55.98	59.98	63.97	67.97	71.96
10.0%	54.27	58.46	62.64	66.83	71.01	75.20

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on WSFS assuming the merger closes on September 30, 2021. Piper Sandler utilized the following information and assumptions: (a) publicly available mean analyst EPS estimates and estimated share repurchases for WSFS for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual EPS growth rate and annual estimated share repurchases for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS, (b) publicly available mean analyst EPS estimates for Bryn Mawr for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual EPS growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS, and (c) the pro forma financial impact of the merger on WSFS based on certain assumptions relating to transaction expenses, purchase accounting adjustments, the regulatory capital treatment of certain trust preferred securities, cost savings and certain adjustments for CECL accounting standards, as provided by the senior management of WSFS. The analysis indicated that the transaction could be accretive to WSFS’s estimated EPS (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2024 and dilutive to WSFS’s estimated tangible book value per share at close through December 31, 2023.

In connection with this analysis, Piper Sandler considered and discussed with the WSFS board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as WSFS’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to $5.70 million, or approximately 0.70% of the aggregate purchase price calculated at the time of the negotiation of the exchange ratio, which fee is contingent upon the closing of the merger. Piper Sandler also received a $300,000 fee from WSFS upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the merger. WSFS has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

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In the two years preceding the date of Piper Sandler’s opinion Piper Sandler provided certain other investment banking services to WSFS. Specifically, Piper Sandler acted as lead book-running manager in connection with the offer and sale of WSFS senior debt, which transaction occurred in December 2020 and for which Piper Sandler received approximately $1 million in compensation. Piper Sandler did not provide any investment banking services to Bryn Mawr in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to WSFS, Bryn Mawr and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of WSFS, Bryn Mawr and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Certain Prospective Financial Information

Bryn Mawr and WSFS do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Bryn Mawr and WSFS are including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available by Bryn Mawr and WSFS in connection with the mergers as described below. The inclusion of this information should not be regarded as an indication that any of Bryn Mawr, WSFS, Piper Sandler or KBW, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Bryn Mawr Financial Forecasts

For purposes of certain financial analyses performed by KBW in connection with KBW’s opinion, KBW used (a) Bryn Mawr management’s estimated net income and year-end total assets for Bryn Mawr in 2021 through 2023 and (b) estimated long-term growth rates for Bryn Mawr’s net income and balance sheet as provided by Bryn Mawr senior management. Bryn Mawr senior management’s estimates of Bryn Mawr net income for 2021 through 2023 were approximately $54.5 million, $59.4 million and $65 million, respectively. Bryn Mawr senior management’s estimates of Bryn Mawr total assets as of December 31, 2021, December 31, 2022 and December 31, 2023 were approximately $5.5 billion, $5.7 billion and $5.8 billion, respectively. For purposes of extrapolating Bryn Mawr’s financial results, Bryn Mawr senior management also provided KBW an estimated long-term annual growth rate of 5% for Bryn Mawr’s net income and balance sheet.

For purposes of certain financial analyses performed by Piper Sandler in connection with Piper Sandler’s opinion, Piper Sandler used (a) estimated long-term annual EPS growth rate of 5% for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and (b) estimated dividends per share of $1.08 for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS.

WSFS Financial Forecasts

For purposes of certain financial analyses performed by KBW in connection with KBW’s opinion, at Bryn Mawr management’s direction, KBW used estimated long-term annual growth rates of 6.5% for WSFS’s net income and 5.0% for WSFS’s balance sheet in connection with extrapolating WSFS’s financial results.

For purposes of certain financial analyses of WSFS performed by Piper Sandler in connection with Piper Sandler’s opinion, Piper Sandler used (a)(i) an estimated long-term annual EPS growth rate of 8% and (ii) annual estimated share repurchases of 1.25% for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as (b) estimated dividends per share of $0.48 for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS.

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This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Bryn Mawr’s and WSFS’s respective business, all of which are difficult to predict and many of which are beyond Bryn Mawr’s and WSFS’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Bryn Mawr’s and WSFS’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Bryn Mawr’s or WSFS’s historical GAAP financial statements. Neither WSFS’s nor Bryn Mawr’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this joint proxy statement/prospectus relate to historical financial information of each of WSFS and Bryn Mawr. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after March 9, 2021. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Bryn Mawr nor WSFS intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on WSFS or Bryn Mawr of the mergers and does not attempt to predict or suggest future results of the combined company after giving effect to the mergers. The unaudited prospective financial information does not give effect to the mergers, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect on WSFS or Bryn Mawr of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the unaudited prospective financial information does not take into account the effect on WSFS

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or Bryn Mawr of any possible failure of the mergers to occur. By inclusion of the unaudited prospective financial information in this document, none of Bryn Mawr, WSFS, Piper Sandler, KBW or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any stockholder of Bryn Mawr or WSFS or any other person regarding Bryn Mawr’s or WSFS’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by Bryn Mawr or WSFS that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote for the merger agreement, but is being provided solely because it was made available by Bryn Mawr and WSFS to Piper Sandler and KBW as discussed above, in connection with the mergers.

In light of the foregoing, and considering that the special meetings of the WSFS and Bryn Mawr stockholders will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place unwarranted reliance on such information, and WSFS and Bryn Mawr urge all stockholders to review WSFS’s and Bryn Mawr’s financial statements and other information contained elsewhere in this document for a description of WSFS’s and Bryn Mawr’s respective businesses and reported financial results. See the section entitled “Where You Can Find More Information.”

Management and Board of Directors of WSFS After the Mergers

Pursuant to the merger agreement, at or prior to the time the mergers are completed, the number of directors constituting the full WSFS boards will be increased by three and comprised of the current members of the WSFS boards prior to the consummation of the merger and Francis Leto, who is the current President and Chief Executive Officer of Bryn Mawr and a member of the current Bryn Mawr board of directors, along with two other current members of the Bryn Mawr board of directors as mutually agreed by Bryn Mawr and WSFS. Each such Bryn Mawr director will be appointed to a class of the board of directors of the surviving corporation as mutually agreed by Bryn Mawr and WSFS. It is anticipated that, following the time the mergers are completed, Rodger Levenson will be the Chairman, President and Chief Executive Officer of the combined company.

Interests of Bryn Mawr’s Directors and Executive Officers in the Mergers

In considering the recommendations of the Bryn Mawr board of directors, Bryn Mawr shareholders should be aware that Bryn Mawr’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Bryn Mawr shareholders generally. These interests are described below. The Bryn Mawr board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Bryn Mawr shareholders that they vote to approve the Bryn Mawr merger proposal.

For purposes of this compensation-related disclosure, Bryn Mawr’s named executive officers are Francis Leto, Michael Harrington, Liam Brickley, Jennifer Fox, and F. Kevin Tylus, and Bryn Mawr’s executive officers that are not named executive officers are Emanuel Ball, Adam Bonanno, Lori Goldman, Patrick Killeen, Michael LaPlante, Linda Sanchez and Michael Thompson.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

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•	the relevant price per share of Bryn Mawr common stock is $47.46, which is the average closing price per share of Bryn Mawr common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger agreement on March 10, 2021;
•	the effective time is October 31, 2021, which is the assumed date of the closing solely for purposes of the disclosure in this section;
•	each executive officer’s change-in-control severance agreement is terminated effective as of the closing of the merger on October 31, 2021; and
•	with respect to certain payments, the employment of each executive officer of Bryn Mawr is terminated without cause or due to resignation for good reason (as such terms are defined in relevant Bryn Mawr agreements), in each case immediately upon the assumed effective time of October 31, 2021.

Treatment of Restricted Stock Awards

Pursuant to the merger agreement, at the effective time, each Bryn Mawr restricted stock award will fully vest, with any performance-based vesting condition applicable to such Bryn Mawr restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated) and will be canceled and converted automatically into the right to receive the merger consideration.

For an estimate of the value to be received by each of Bryn Mawr’s named executive officers in respect of their unvested Bryn Mawr restricted stock awards outstanding as of the date hereof, see the section entitled “—Merger-Related Compensation for Bryn Mawr’s Named Executive Officers” below. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the unvested Bryn Mawr restricted stock awards held by Bryn Mawr’s non-employee directors that would become vested at the effective time of the merger is $905,489.

Supplemental Executive Retirement Plan

Bryn Mawr offers the Bryn Mawr Bank Corporation Executive Deferred Compensation Plan, effective as of January 1, 2013, or the 2013 Executive Plan, which is a non-qualified defined-contribution plan designed to align the interests of the executive officers with the interests of Bryn Mawr and its shareholders, and pursuant to which a separate deferred compensation account is maintained for each executive participant. Messrs. Leto, Harrington, Tylus, Bonanno, and Killeen and Mses. Fox, Goldman and Sanchez are participants in the 2013 Executive Plan. The 2013 Executive Plan provides for the annual crediting to a participant’s deferred compensation account of both a fixed 1.5% of salary, a discretionary amount based, in part, on the achievement of certain performance goals determined each year, and hypothetical earnings. A participant’s deferred compensation account is subject to a 20% per year vesting schedule commencing with the participant’s sixth year of service, with accelerated vesting upon attainment of age 65, of a separation from service on account of death, disability, resignation for good reason or termination without cause following a change in control; and subject to forfeiture if terminated for cause. For quantification of the amount to be received by each of Bryn Mawr’s named executive officers, see the section entitled “—Merger-Related Compensation for Bryn Mawr’s Named Executive Officers” below.

Annual Cash Incentive Awards

Bryn Mawr intends to pay Annual Incentive Awards (Bryn Mawr’s short-term, cash-based incentive compensation plan) to Bryn Mawr’s executive officers for 2021 at the “target” level established by Bryn Mawr board of directors’ compensation committee pursuant to the Annual Incentive Methodology under such plan. For quantification of the amount to be received by each of Bryn Mawr’s named executive officers, see the section entitled “—Merger-Related Compensation for Bryn Mawr’s Named Executive Officers” below.

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Employment and Change-of-Control Severance Agreements with Bryn Mawr and Bryn Mawr Bank

Bryn Mawr and Bryn Mawr Bank are parties to employment agreements that include severance provisions with Messrs. Leto and Harrington and Mses. Fox and Goldman. Under the employment agreements, if Bryn Mawr or Bryn Mawr Bank terminates the executive’s employment without cause (as defined in the agreement) or the executive voluntarily terminates his employment with good reason (upon circumstances specified in the agreement), the executive would be entitled to receive a lump sum (or continuing) severance payments equal to (1) the accrued benefits, which will include (a) the executive’s earned but unpaid base salary and bonus compensation, (b) all accrued but unused vacation time, (c) reimbursement of expenses, (d) all vested benefits and deferred compensation, (e) all payment due under the terms of outstanding equity awards and (f) continued indemnification; and (2) an amount equal to the sum of one times (or two times with respect to Mr. Leto) the executive’s annual base salary at the rate in effect on the date of termination; and as applicable to Ms. Goldman, a bonus payment equal to the average bonus compensation paid to Ms. Goldman in the two years prior to termination. Under the agreements, Bryn Mawr and/or Bryn Mawr Bank will pay 100% of the applicable premiums for Consolidated Omnibus Budget Reconciliation Act, or COBRA, continuation coverage for the executive and his or her dependents for up to 12 months (or 18 months with respect to Mr. Leto) following termination of employment. In addition, Mr. Leto’s employment agreement provides that, except as set forth in the applicable plan document or award agreement, the unvested portion of any outstanding equity awards will immediately vest. Any amounts due to the executive under his or her employment agreement will be reduced by the amount of any payments due to such executive under a change-of-control severance agreement (as described below) between the executive and Bryn Mawr.

Bryn Mawr and Bryn Mawr Bank are parties to change-of-control severance agreements with Messrs. Leto, Harrington, Brickley, Tylus, Bonanno, and Killeen and Mses. Fox, Goldman and Sanchez. Under the change-of-control severance agreements, if, within 24 months after a change-of-control, the executive is involuntarily terminated without cause (as defined in the agreement) or voluntarily terminates employment with good reason (as defined in the agreement) he or she would be entitled to receive a lump sum severance payment equal to two or three times, as the case may be, the executive’s base salary. In addition, each executive would also be entitled to all accrued but unused vacation time and any unpaid amounts earned under the executive’s Annual Incentive Award. Bryn Mawr and/or Bryn Mawr Bank will also provide continued medical, dental and life insurance coverage for up to 36 months following termination of employment and career counseling services.

In connection with the mergers, the parties agreed that the change-of-control severance agreements with Messrs. Leto, Harrington, Brickley, Tylus, Bonanno, and Killeen and Mses. Fox, Goldman and Sanchez will be terminated by Bryn Mawr and Bryn Mawr Bank effective as of and contingent on the closing of the merger. Upon termination of the change-of-control severance agreements, Bryn Mawr will make payments contemplated by or in lieu of any payments that may be required pursuant to such change-of-control severance agreements. Upon making such payments, no amounts will be due to the executives under his or her respective employment agreement or change-of-control severance agreements, each of which will be terminated.

For quantification of the amounts that will be payable to each of Bryn Mawr’s named executive officers under his or her respective change-of-control severance agreement in connection with the termination of his or her respective change-of-control severance agreement, see the section entitled “— Merger-Related Compensation for Bryn Mawr’s Named Executive Officers” below.

Under each of the new letter agreements with WSFS and WSFS Bank as described below (other than the letter agreement with Mr. LaPlante) if the payments provided to the executive by WSFS or Bryn Mawr would be considered “parachute payments” under Section 280G of the Code, then such payments would be limited to the greatest amount that may be paid to the executive without causing any loss of deduction to Bryn Mawr under Section 280G, but only if, by reason of the reduction of such payments, the net after tax benefit to the executive exceeds the net after tax benefit if no reduction were made.

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Agreements with WSFS

Certain executive officers of Bryn Mawr have signed a letter agreement with WSFS to be effective upon the closing.

Francis Leto. Mr. Leto entered into a letter agreement with WSFS and WSFS Bank, which will be effective upon the closing and remain in effect for 36 months thereafter. Mr. Leto’s letter agreement provides that Mr. Leto will be designated to serve as a member of the WSFS boards. During the period that he serves as a member of the WSFS boards, Mr. Leto will receive such fees as are generally paid to other members of the WSFS boards. The letter agreement, however, does not limit, restrict, modify or otherwise affect the rights of WSFS stockholders and WSFS directors, as applicable, to appoint, elect or remove directors in accordance with the terms of the WSFS charter or the WSFS bylaws. Under the letter agreement, Mr. Leto’s employment will terminate as of the closing.

Under the letter agreement, WSFS and WSFS Bank will pay Mr. Leto $500,000 in a lump sum within 30 days following the closing in exchange for his agreement to abide by certain restrictive covenants. Specifically, Mr. Leto has agreed that, for a period of 36 months following the closing, he will not (a) compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 100 miles of Bryn Mawr, Pennsylvania; (b) solicit for competitive services or with respect to wealth management services, any current or prospective client of Bryn Mawr during his last two years of employment with Bryn Mawr; or (c) solicit, attempt to solicit, hire or participate in the recruitment of employees of WSFS or its affiliates. Mr. Leto has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

Under the letter agreement, upon termination of Mr. Leto’s change-of-control severance agreement and related change-of-control payout, subject to applicable taxes and withholding, of a cash payment equal to $2,012,484, and to the extent unpaid prior to closing, a cash payment equal to $358,582, which is Mr. Leto’s target Annual Incentive Award for 2021, Mr. Leto agrees that he will have no further rights under or with respect to the change-of-control severance agreement.

The payments to Mr. Leto under the letter agreement with WSFS and WSFS Bank are contingent on the closing and Mr. Leto’s continued employment with Bryn Mawr through the closing. As of the closing, the letter agreement with Mr. Leto will supersede and replace his employment agreement with Bryn Mawr and Bryn Mawr Bank.

Under the letter agreement with Mr. Leto, if the payments provided to him would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, the payments under the letter agreement will be reduced to a level that will result in no excise tax being due, unless it would be better economically for Mr. Leto to receive all of the benefits and pay the excise tax.

Adam Bonanno, Liam Brickley, Lori Goldman, Michael Harrington, Patrick Killeen, Linda Sanchez and F. Kevin Tylus. Each of Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez entered into letter agreements with WSFS, which will become effective upon the closing and remain in effect for 12 months thereafter. Pursuant to the letter agreements, Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez will be employed by WSFS or WSFS Bank in the same or similar positions currently held at Bryn Mawr or Bryn Mawr Bank.

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During the term of the letter agreements, Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez will each receive an annual base salary at an initial rate as follows:

Name	Annual Base Salary
Adam Bonanno	$316,200
Liam Brickley	$364,140
Lori Goldman	$315,000
Michael Harrington	$378,420
Patrick Killeen	$283,815
Linda Sanchez	$305,000
F. Kevin Tylus	$428,400

Additionally, Messrs. Bonanno, Brickley, Harrington and Tylus will be eligible to participate in WSFS’s annual cash bonus program with a target level annual bonus equal to 40% of his base salary, and Mr. Killeen and Mses. Goldman and Sanchez will be eligible to participate in WSFS’s annual cash bonus program with a target level annual bonus equal to 35% of his or her base salary.

Under the letter agreements, Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez agree that upon the termination of their respective change-of-control severance agreements, effective as of and contingent on the closing of the mergers, each will receive change-of-control payments and payments of their respective Annual Incentive Award, to the extent unpaid prior to closing, in lieu of severance payments and benefits that each would have been eligible for under such change-of-control severance agreement had his or her employment been involuntarily terminated (including a good reason resignation) upon or within 24 months following the closing. See the section entitled “—Employment and Change-of-Control Severance Agreements with Bryn Mawr and Bryn Mawr Bank” for a description of such severance payments and benefits. The amount of (a) the cash payments that the executive officers may be provided in lieu of the severance payments and benefits contemplated under the change-of-control severance agreements that Bryn Mawr and Bryn Mawr Bank have agreed to terminate effective as of and contingent upon the closing of the merger and (b) the annual cash incentive payment at the executive’s target amount that will be payable to the executive officers pursuant to the Annual Incentive Award with respect to 2021 are as follows:

Name	Change-of-Control Agreement Termination Payment	Annual Incentive Award Payments
Adam Bonanno	$672,124	$126,480
Liam Brickley	$759,512	$145,656
Lori Goldman	$992,999	$110,250
Michael Harrington	$1,184,480	$151,368
Patrick Killeen	$889,168	$99,335
Linda Sanchez	$954,724	$106,750
F. Kevin Tylus	$1,322,922	$171,360

The letter agreements with Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez provide for employment for one year following the closing of the mergers and, if any such employee is terminated without cause or resigns for good reason (as such terms are defined in the letter agreements) prior to the first anniversary of the closing, each of Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez will be entitled to receive severance benefits of (a) an amount equal to the sum of his or her base salary through the end of the letter agreement term, and his or her target annual cash bonus for the year in which the termination occurs, to be paid in equal installments over 12 months following the termination date, and (b) the employer-portion of COBRA continuation benefits through the end of the letter agreement term. In order to receive these benefits, each such executive officer must execute a release of claims.

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Pursuant to their respective letter agreements, each of Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez has agreed that, for a period of 12 months following termination of employment with WSFS for any reason, he or she will not (a) compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 100 miles of Bryn Mawr, Pennsylvania (except that Mr. Bonanno’s letter agreement includes an exception for Lancaster County, Pennsylvania); (b) solicit for competitive services or with respect to wealth management services, any current or prospective client of Bryn Mawr during his or her last two years of employment with Bryn Mawr or WSFS; or (c) solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. Each such executive officer has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

If any of Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez remain employed by WSFS following the 12-month term of the letter agreements, such executive officers will be employed on an at-will basis and the severance terms of the letter agreements will no longer apply. The payments to such executive officers under their respective letter agreements with WSFS are contingent on the closing and the executive officer’s continued employment with Bryn Mawr through the closing. As of the closing, the letter agreements with Messrs. Harrington and Tylus and Ms. Goldman will supersede and replace their respective employment agreements with Bryn Mawr and Bryn Mawr Bank.

Under each of the letter agreements with Messrs. Bonanno, Brickley, Harrington, Killeen and Tylus and Mses. Goldman and Sanchez, if the payments provided to such executive officer would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, the payments under the letter agreement will be reduced to a level that will result in no excise tax being due, unless it would be better economically for such executive officer to receive all of the benefits and pay the excise tax.

Jennifer Dempsey Fox. Ms. Fox has entered into a letter agreement with WSFS, which will become effective upon the closing and remain in effect for 36 months thereafter. Pursuant to the letter agreement, Ms. Fox will be employed by WSFS as Executive Vice President, President of Wealth Management.

During the term of the letter agreement, Ms. Fox will receive an annual base salary at an initial rate of $375,000. Additionally, beginning in 2022, she will be eligible for a cash bonus and an equity grant. Determination of each award will be based 50% on achievement of WSFS financial targets for the prior year and 50% on her personal performance, which will include wealth business performance, for the prior year. Ms. Fox’s first annual cash bonus is guaranteed to be at least $187,500, with the opportunity to earn up to 80% of her base salary. Ms. Fox’s first annual equity grant is guaranteed to have an equity grant value of at least $187,500, with the opportunity to earn up to 80% of her base salary.

In addition, under the letter agreement, Ms. Fox will receive a one-time equity grant in the form of restricted stock units with an equity grant value equal to $562,500. The initial equity grant will be granted within 60 days after the closing date with vesting to occur in full on the final date of the letter agreement term.

Under the letter agreement, Ms. Fox agrees that upon payout of a cash payment, subject to applicable taxes and withholding, equal to $1,170,016, and to the extent unpaid prior to closing, a cash payment equal to $150,000, which is Ms. Fox’s target Annual Incentive Award for 2021, and the termination of the change-of-control severance agreement, she will have no further rights under or with respect to the change-of-control severance agreement.

The letter agreement with Ms. Fox provides for employment for 36 months following the closing of the mergers and, if Ms. Fox is terminated without cause or resigns for good reason (as such terms are defined in the letter agreement) prior to the third anniversary of the closing, Ms. Fox will be entitled to receive severance benefits of (a) salary continuation for 18 months, (b) the employer-portion of COBRA continuation benefits for 18 months, (c) a pro-rated annual cash bonus for the year in which the termination occurs and (d) immediate vesting of the initial equity grant. In order to receive these benefits, Ms. Fox must execute a release of claims.

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Pursuant to the letter agreement, Ms. Fox has agreed that, for a period of 18 months following termination of employment with WSFS for any reason, she will not (a) compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 100 miles of Bryn Mawr, Pennsylvania; (b) solicit for competitive services or with respect to wealth management services, any current or prospective client of Bryn Mawr during her last two years of employment with Bryn Mawr of WSFS; or (c) solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. Ms. Fox has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

If Ms. Fox remains employed by WSFS following the 36 month term of the letter agreement, she will be employed on an at-will basis and the severance terms of the letter agreement will no longer apply. The payments to Ms. Fox under her letter agreement with WSFS are contingent on the closing and her continued employment with Bryn Mawr through the closing. As of the closing, the letter agreement with Ms. Fox will supersede and replace her employment agreement with Bryn Mawr and Bryn Mawr Bank.

Under the letter agreement with Ms. Fox, if the payments provided to her would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, the payments under the letter agreement will be reduced to a level that will result in no excise tax being due, unless it would be better economically for Ms. Fox to receive all of the benefits and pay the excise tax.

Emanuel Ball and Michael Thompson. Each of Messrs. Ball and Thompson entered into letter agreements with WSFS, which will become effective upon the closing and remain in effect for 12 months thereafter. Pursuant to the letter agreements, Mr. Ball will be employed by WSFS as Senior Vice President & Director of Facilities and Mr. Thompson will be employed by WSFS as Senior Vice President, BMBC Banking Group.

During the term of the letter agreements, Messrs. Ball and Thompson will each receive an annual base salary at an initial rate as follows:

Name	Annual Base Salary
Emanuel Ball	$140,000
Michael Thompson	$270,000

Beginning in 2022, Messrs. Ball and Thompson will be eligible to participate in the applicable WSFS annual incentive program. Mr. Thompson will have a target level annual bonus equal to 31% of his base salary, and Mr. Ball will have a target level annual bonus equal to 12% of his base salary.

The letter agreements with Messrs. Ball and Thompson provide for employment for 12 months following the closing of the mergers and, if any such employee is terminated without cause or resigns for good reason (as such terms are defined in the letter agreements) prior to the first anniversary of the closing, each of Messrs. Ball and Thompson will be entitled to receive severance benefits of (a) an amount equal to the sum of his base salary through the end of the letter agreement term, and his target annual cash bonus for the year in which the termination occurs, to be paid in equal installments over 12 months following the termination date, and (b) the employer-portion of COBRA continuation benefits through the end of the letter agreement term. In order to receive these benefits, each such executive officer must execute a release of claims.

Pursuant to the letter agreements, each of Messrs. Ball and Thompson agreed that, for a period of 12 months following the closing date, he will not (a) compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 100 miles of Bryn Mawr, Pennsylvania; (b) solicit for competitive services or with respect to wealth management services, any current or prospective client of Bryn Mawr during his or her last two years of employment with Bryn Mawr of WSFS; or (c) solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. Each such executive officer has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

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If either of Messrs. Ball or Thompson remain employed by WSFS following the 12-month term of the letter agreements, such executive officer will be employed on an at-will basis and the severance terms of the letter agreements will no longer apply. The payments to Messrs. Ball and Thompson under their respective letter agreements with WSFS are contingent on the closing and each such executive officer’s continued employment with Bryn Mawr through the closing.

Michael LaPlante. Mr. LaPlante has entered into a letter agreement with WSFS. Under the letter agreement, Mr. LaPlante will receive a one-time retention cash payment of $100,000, or the retention payment, if he remains employed by Bryn Mawr and, following the closing, WSFS through the 60th day after the conversion of Bryn Mawr’s operations into WSFS, or the retention date. Mr. LaPlante’s right to receive the retention payment is conditioned on the closing and other terms and conditions of the letter agreement. If the closing occurs and WSFS terminates Mr. LaPlante’s employment without cause (as such term is defined in the letter agreement) after the closing but prior to the retention date, WSFS will pay the retention payment to Mr. LaPlante within 30 days after the date of his termination.

Under the letter agreement with Mr. LaPlante, if, upon separation from service, Mr. LaPlante is a “specified employee” within the meaning of Section 409A of the Code, any payment that is subject to Section 409A and triggered by a separate of service and that would otherwise be paid within six months after separation of service will instead be paid in the seventh month following his separation from service, to the extent required by the applicable provisions of Section 409A of the Code.

Indemnification and Insurance of Directors and Officers.

The merger agreement provides that, for six years after the effective time, WSFS will maintain Bryn Mawr’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 250% of the annual premium payments paid on Bryn Mawr’s current policy. WSFS and the surviving corporation will indemnify, defend and hold harmless, to the fullest extent permitted, the present and former directors of officers of Bryn Mawr and its subsidiaries, and any present or former employee or agent of Bryn Mawr and its subsidiaries entitled to indemnification and advancement of expenses under Bryn Mawr’s organizational documents or any agreements providing for indemnification by Bryn Mawr or its subsidiaries in place on the date of the merger agreement, against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liability incurred in connection with any threatened or actual claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of pertaining to, the fact that such person is or was a director, officer, employee or agent of Bryn Mawr or any of its subsidiaries, or at Bryn Mawr’s request of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under Bryn Mawr’s organizational documents in place on the date of the merger agreement and applicable law. WSFS or the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law.

Combined Company’s Directors

Pursuant to the merger agreement, upon the completion of the mergers, the WSFS boards will consist of the current members of the WSFS board of directors and three current members of the Bryn Mawr board of directors (including Mr. Leto and two other current members of the Bryn Mawr board of directors as mutually agreed by Bryn Mawr and WSFS). As of the date of this joint proxy statement/prospectus, WSFS and Bryn Mawr have not selected the two additional members of Bryn Mawr board of directors for appointment to the WSFS boards.

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Merger-Related Compensation for Bryn Mawr’s Named Executive Officers

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of Bryn Mawr’s named executive officers that is based on, or otherwise relates to, the merger, which we refer to in this section as merger-related compensation. The merger-related compensation payable to these individuals is the subject of a non-binding advisory vote of Bryn Mawr shareholders, as described above in the section entitled “The Bryn Mawr Proposals—Proposal 2: Bryn Mawr Advisory Proposal on Specified Compensation.”

The following table sets forth the amount of payments and benefits that each of Bryn Mawr’s named executive officers would receive in connection with the merger, assuming: (i) that the effective time of the merger is October 31, 2021, which is the assumed date of the closing solely for purposes of the disclosure in this section; (ii) a per share price of Bryn Mawr common stock of $47.46, which is the average closing price per share of Bryn Mawr common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger agreement on March 10, 2021; and (iii) the change-of-control severance agreements for each named executive officer is terminated effective as of the closing of the merger on October 31, 2021; and (iv) with respect to the 2013 Executive Plan cash component, that the employment of each named executive officer of Bryn Mawr is terminated without cause or due to resignation for good reason (as such terms are defined in the relevant Bryn Mawr agreement), in each case immediately upon the assumed effective time of October 31, 2021. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change-of-control. In addition, consistent with SEC guidance, the amounts below do not reflect amounts payable pursuant to the new letter agreements between the named executive officers and WSFS. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total ($)
Francis Leto	$2,907,434	$1,853,075	$4,760,509
Michael Harrington	$1,564,223	$736,911	$2,301,134
Jennifer Fox	$1,439,090	$1,237,946	$2,667,036
F. Kevin Tylus	$1,636,813	$923,761	$2,560,574
Liam Brickley	$905,168	$612,756	$1,517,924

(1)	Cash. The amounts in this column reflect (a) cash payments that the named executive officers may be provided in lieu of the severance payments and severance perquisites/benefits contemplated under the change-of-control severance agreements that Bryn Mawr and Bryn Mawr Bank have agreed to terminate effective as of and contingent upon the closing of the merger, as described in the section entitled “—Employment and Change-of-Control Severance Agreements with Bryn Mawr and Bryn Mawr Bank,” (b) the annual cash incentive payment at the executive’s target amount that will be payable to the named executive officers pursuant to the Annual Incentive Award with respect to 2021; and (c) accelerated vested amounts pursuant to which the named executive officers are entitled in connection with the merger under the 2013 Executive Plan if terminated without cause. The 2013 Executive Plan benefits are considered a “double trigger” benefit because they vest and are payable in connection with a change-of-control of Bryn Mawr with regard to termination of employment without cause. The 2021 annual cash incentive payments are considered a “single trigger” benefit since they are payable in connection with a change-of-control of Bryn Mawr without regard to termination of employment. The following table lists the respective amounts in this column that are attributable to the payout in connection with any termination of the change-of-control severance agreement, the 2013 Executive Plan and the 2021 annual cash incentive payment.
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Named Executive Officer	Change-of-Control Agreement Termination Payment(a) ($)	2013 Executive Plan ($)	2021 Cash Incentive ($)
Francis Leto	$2,012,484	$536,368	$358,582
Michael Harrington	$1,184,480	$228,375	$151,368
Jennifer Fox	$1,170,016	$119,074	$150,000
F. Kevin Tylus	$1,322,972	$142,481	$171,360
Liam Brickley	$759,512	—	$144,456

(a)	The amounts in this column reflect (i) the amount of the lump sum severance payment equal to two or three times, as the case may be, of the named executive officer’s base salary and (ii) the estimated value of Bryn Mawr’s cost of continuation of coverage under Bryn Mawr’s medical, dental and life insurance plans based on the executive’s current elections for a period of 24 months (or 36 months with respect to Mr. Leto), which may be paid to the listed executives in lieu of the severance payments and perquisites/benefits contemplated under the change-of-control severance agreements that Bryn Mawr and Bryn Mawr Bank have agreed to terminate effective as of and contingent upon the closing of the merger, as described above. Assuming the change-of-control severance agreements are not terminated as contemplated above and the named executive officers are entitled to the severance payments and severance perquisites/benefits contemplated under the change-of-control severance agreements with Bryn Mawr and Bryn Mawr Bank as described in the section entitled “—Employment and Change-of-Control Severance Agreements with Bryn Mawr and Bryn Mawr Bank,” the following table sets forth (x) the amount of the lump sum severance payment equal to two or three times, as the case may be, the named executive officer’s base salary, (y) the estimated value of Bryn Mawr’s cost of continuation of coverage under Bryn Mawr’s medical, dental and life insurance plans based on the named executive officer’s current elections for a period of 36 months and (z) career counseling services following termination of employment, which may be paid to the listed executives under the change-of-control severance agreements with Bryn Mawr and Bryn Mawr Bank. Under the change-of-control severance agreements, these severance payments and perquisites/benefits are considered a “double trigger” payments and perquisites/benefits since the executive is entitled to the payments and perquisites/benefit upon a change-of-control of Bryn Mawr and termination of employment without cause or due to resignation with good reason. Bryn Mawr and Bryn Mawr Bank have agreed to terminate the change-of-control severance agreements in connection with, and contingent upon, the closing, and Bryn Mawr will make the payments contemplated by or in lieu of such agreements, as described above.

	Severance Payment	Welfare Benefits	Career Counseling Services
	($)	($)	($)
Francis Leto	$1,955,901	$96,352	$15,000
Michael Harrington	$1,135,260	$84,728	$15,000
Jennifer Fox	$1,125,000	$65,595	$15,000
F. Kevin Tylus	$1,285,200	$53,030	$15,000
Liam Brickley	$728,280	$38,559	$15,000

(2)	Equity. The amounts in this column reflect (a) the value of unvested Bryn Mawr restricted stock awards that will vest at the effective time of the merger and (b) the value of unvested performance share awards that will vest at the effective time of the merger. For purposes of this table, the value of unvested restricted stock and performance shares was determined by multiplying the number of unvested shares by $47.46, which is the average closing market price of Bryn Mawr common stock over the five business days following the public announcement of the merger agreement. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon completion of the merger without regard to termination of employment. The following table sets forth the cash payment to be made in exchange for the value of unvested Bryn Mawr restricted stock and performance share awards.

	Restricted Stock	Performance Shares
	($)	($)
Francis Leto	$612,471	$1,240,604
Michael Harrington	$243,564	$493,346
Jennifer Fox	$259,131	$978,815
F. Kevin Tylus	$305,310	$618,451
Liam Brickley	$458,036	$154,719

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Regulatory Approvals Required for the Mergers

The completion of the mergers is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities and providing of prior written notice in certain instances. These approvals include approvals from, among others, the Federal Reserve and the OCC. To facilitate the mergers, Bryn Mawr Bank intends to convert from a Pennsylvania chartered bank to a national bank and then to a federal stock savings association shortly prior to the mergers. Related to the charter conversions of Bryn Mawr Bank, Bryn Mawr intends to register as a savings and loan holding company and cease to be a bank holding company. Following these steps, Bryn Mawr will merge with and into WSFS and Bryn Mawr Bank will simultaneously merge with and into WSFS Bank.

Subject to the terms of the merger agreement, both Bryn Mawr and WSFS have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all applications, notices, and filings to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the mergers. Bryn Mawr and WSFS plan to file all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

The conversions of Bryn Mawr Bank into a national bank and then into a federal savings association require approvals from the OCC and, solely with respect to the conversion to a national bank, notices to the Federal Reserve and the PDBS. The registration of Bryn Mawr as a savings and loan holding company requires the approval of the Federal Reserve under HOLA. The merger of Bryn Mawr with and into WSFS requires the approval of the Federal Reserve under HOLA. The merger of Bryn Mawr Bank with and into WSFS Bank requires the approval of the OCC under the Bank Merger Act. WSFS’s acquisition of The Bryn Mawr Trust Company of Delaware requires the approval of the DOSBC. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations as well.

Although neither Bryn Mawr nor WSFS knows of any reason why the parties cannot obtain the regulatory approvals required to consummate the mergers and related transactions in a timely manner, Bryn Mawr and WSFS cannot be certain when or if such approvals will be obtained.

The DOJ has between 15- and 30-days following approval of the merger or the bank merger by the Federal Reserve and OCC, as applicable, to challenge the approval on antitrust grounds. While WSFS and Bryn Mawr do not know of any basis on which the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction (or waiver) of applicable regulatory criteria for approval, and does not include review or endorsement of the mergers from the standpoint of the adequacy of the consideration to be received by, or fairness to, holders of Bryn Mawr common stock. Regulatory approval does not constitute an endorsement or recommendation of the mergers.

WSFS and Bryn Mawr are not aware of any material governmental approvals or actions that are required prior to the completion of the mergers and related transactions other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required other than those described in this joint proxy statement/prospectus, Bryn Mawr and WSFS presently intend to seek those approvals or actions. However, Bryn Mawr and WSFS cannot assure you that any of these additional approvals or actions will be obtained.

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Accounting Treatment

The mergers will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Bryn Mawr as of the date of acquisition will be recorded at their respective fair values. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the date of acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Bryn Mawr.

Public Trading Markets

WSFS common stock is listed on Nasdaq under the symbol “WSFS.” Bryn Mawr common stock is listed on Nasdaq under the symbol “BMTC.” Upon completion of the merger, Bryn Mawr common stock will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The WSFS common stock issuable in the merger will be listed on Nasdaq.

Appraisal and Dissenters’ Rights

Under Delaware law, WSFS stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger. Under Pennsylvania law, Bryn Mawr shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.

Litigation Related to the Mergers

On April 21, 2021, a purported Bryn Mawr shareholder filed a lawsuit against Bryn Mawr, the members of the Bryn Mawr board of directors, and WSFS in the United States District Court for the District of Delaware, captioned Stein v. Bryn Mawr Corp., et al. (Case No. 1:99-mc-09999-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to Bryn Mawr shareholders. The plaintiff seeks injunctive relief, rescissory and compensatory damages and an award of attorneys’ fees and expenses.

On April 27, 2021, another purported Bryn Mawr shareholder filed a lawsuit against Bryn Mawr, the members of the Bryn Mawr board of directors, and WSFS in the United States District Court for the District of Delaware, captioned Artis v. Bryn Mawr Corp., et al. (Case No. 1:21-cv-00588-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to Bryn Mawr shareholders. The plaintiff seeks injunctive relief, declaratory relief, rescissory damages and an award of attorneys’ and experts’ fees and expenses.

On April 28, 2021, a purported WSFS stockholder filed a lawsuit against WSFS and the members of WSFS’s board of directors in the United States District Court for the District of Delaware, captioned Karp v. WSFS Fin. Corp., et al. (Case No. 1:21-cv-00605-UNA). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to WSFS stockholders. The plaintiff seeks injunctive relief, compensatory damages and an award of attorneys’ and experts’ fees and expenses.

On May 5, 2021, another purported WSFS stockholder filed a lawsuit against WSFS and the members of the WSFS board of directors in the United States District Court for the District of New Jersey, captioned Bushansky v. WSFS Fin. Corp., et al. (Case No. 1:21-cv-10789). The plaintiff generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information concerning the merger and related matters to WSFS stockholders. The plaintiff seeks injunctive relief, compensatory damages and an award of attorneys’ and experts’ fees and expenses.

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THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.

Structure of the Mergers

Under the terms and subject to the conditions of the merger agreement, among other things, (i) Bryn Mawr will merge with and into WSFS with WSFS continuing as the surviving corporation in the merger and (ii) simultaneously with the merger, Bryn Mawr Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank.

The Merger Consideration

At the effective time, each outstanding share of Bryn Mawr common stock, except for certain shares of Bryn Mawr common stock owned by Bryn Mawr or WSFS, will be converted into the right to receive the merger consideration, comprised of 0.90 of a share of WSFS common stock.

Fractional Shares

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Bryn Mawr shareholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Treatment of Bryn Mawr Equity Awards

Bryn Mawr Restricted Stock Awards. At the effective time, each Bryn Mawr restricted stock award will fully vest with any performance-based vesting condition applicable to such Bryn Mawr restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated) and will be canceled and converted automatically into the right to receive the merger consideration. WSFS and the affiliates of WSFS will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the merger consideration payable in respect of the Bryn Mawr restricted stock awards all such amounts as it is required to deduct and withhold under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable tax law.

Bryn Mawr Stock Options. At the effective time, each Bryn Mawr stock option, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will, automatically and without any required action on the part of the holder, be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the per share cash equivalent consideration and the exercise price of the Bryn Mawr stock option. Any Bryn Mawr stock option with an exercise price that equals or exceeds the per share cash equivalent consideration will be canceled with no consideration being paid to the optionholder with respect to such Bryn Mawr stock option. Bryn Mawr stock options are outstanding only under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan.

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Surviving Corporation Governing Documents and Board of Directors

At the effective time, the WSFS charter and the WSFS bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of WSFS as the surviving corporation of the merger, until the same be amended and changed as provided therein or by law.

Pursuant to the merger agreement, on or prior to the effective time, the number of directors constituting the full WSFS boards will be increased by three members, comprised of the current members of the WSFS boards prior to the consummation of the mergers and Francis Leto, who is the current President and Chief Executive Officer of Bryn Mawr and a member of the current Bryn Mawr board of directors, along with two other current members of the Bryn Mawr board of directors as mutually agreed by Bryn Mawr and WSFS. Each such Bryn Mawr director will be appointed to a class of the board of directors of the surviving corporation as mutually agreed by Bryn Mawr and WSFS.

Closing and Effective Time

The mergers will be completed only if all conditions to the mergers discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “—Conditions to Consummation of the Mergers” below.

The merger will become effective as of the date and time specified in (i) the statement of merger as duly filed with the Bureau of Corporations and Charitable Organizations of the Pennsylvania Department of State and (ii) the certificate of merger as duly filed with the Secretary of State of the State of Delaware. The bank merger will become effective simultaneously with the merger.

In the merger agreement, we have agreed to cause the effective time to occur on the third business day following the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the merger agreement to occur, or on another mutually agreed date. It currently is anticipated that the effective time will occur in the fourth quarter of 2021, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the mergers will be completed.

As described below, if the mergers have not closed by March 9, 2022, the merger agreement may be terminated by either WSFS or Bryn Mawr.

Conversion of Shares; Exchange Procedures

The conversion of Bryn Mawr common stock into the right to receive the merger consideration will occur automatically at the effective time.

Exchange Agent

WSFS will appoint an exchange agent reasonably acceptable to Bryn Mawr, which we refer to as the exchange agent, for the purpose of exchanging shares of Bryn Mawr common stock for the merger consideration, pursuant to an exchange agent agreement entered into between WSFS and the exchange agent.

Exchange Procedures

As soon as reasonably practicable after the effective time (and in any event within seven days), WSFS will cause the exchange agent to mail to holders of record of Bryn Mawr common stock immediately prior to the effective time transmittal materials, which such holder may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate or book-entry shares to the exchange agent in exchange for the merger consideration, any cash in lieu of fractional shares of WSFS common stock, and any dividends or distributions such holder is entitled to receive under the merger agreement.

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Withholding

WSFS, the surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the cash in lieu of fractional shares of WSFS common stock, cash dividends, distributions payable or any other cash amounts otherwise payable pursuant to the merger agreement to any person such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code or any provision of applicable tax law. To the extent that any amounts are so deducted or withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared (if any) by WSFS on WSFS common stock, with a record date after the effective time, the declaration will include dividends or other distributions on all whole shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its certificate or book-entry shares in accordance with the merger agreement. Following surrender of any such certificate or book-entry shares, the record holder of the whole shares of WSFS common stock issued in exchange therefor, will be paid, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS common stock with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS common stock.

Representations and Warranties

The merger agreement contains representations and warranties made, on the one hand, by Bryn Mawr to WSFS and, on the other hand, by WSFS to Bryn Mawr, which were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WSFS, Bryn Mawr or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WSFS’s or Bryn Mawr’s public disclosures. The representations and warranties contained in the merger agreement do not survive the effective time. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of WSFS or Bryn Mawr or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and the other information contained in the reports, statements and filings that WSFS or Bryn Mawr publicly files with the SEC. For more information regarding these documents, please see the section entitled “Where You Can Find More Information.”

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In the merger agreement, Bryn Mawr has made customary representations and warranties to WSFS with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Bryn Mawr and Bryn Mawr Bank;
•	Bryn Mawr’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Bryn Mawr in accordance with its terms;
•	the absence of conflicts with or breaches of Bryn Mawr’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;
•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	the capitalization of Bryn Mawr, including in particular the number of shares of Bryn Mawr common stock issued and outstanding;
•	ownership of subsidiaries;
•	reports filed with regulatory authorities;
•	financial matters;
•	books and records;
•	the absence of liabilities other than those liabilities incurred in the ordinary course of business that are not material in amount, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Bryn Mawr as of December 31, 2020;
•	the absence since December 31, 2020 of an event that has had a material adverse effect on Bryn Mawr, and Bryn Mawr and its subsidiaries having carried out their respective businesses in all material respects only in the ordinary course since December 31, 2020;
•	tax matters;
•	the assets of Bryn Mawr and its subsidiaries;
•	intellectual property and privacy matters;
•	environmental matters;
•	compliance with laws and permits;
•	compliance with the Community Reinvestment Act;
•	labor relations;
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•	matters relating to employee benefit plans and ERISA;
•	matters with respect to certain of Bryn Mawr’s contracts;
•	agreements with regulatory authorities;
•	investment securities;
•	derivative transactions entered into for the account of Bryn Mawr and its subsidiaries;
•	legal proceedings;
•	the accuracy of the information supplied by Bryn Mawr in this joint proxy statement/prospectus;
•	the inapplicability of state anti-takeover statutes;
•	receipt by the Bryn Mawr board of directors of the opinion from Bryn Mawr’s financial advisor;
•	the lack of action by Bryn Mawr that is reasonably likely to prevent the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;
•	loan matters;
•	allowance for credit losses on loans and leases;
•	insurance matters;
•	the absence of undisclosed brokers’ fees and expenses;
•	transactions with affiliates and insiders;
•	investment advisor and broker-dealer matters; and
•	compliance with insurance laws, rules and regulations.

In the merger agreement, WSFS made customary representations and warranties to Bryn Mawr with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of WSFS and WSFS Bank;
•	WSFS’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against WSFS in accordance with its terms;
•	the absence of conflicts with or breaches of WSFS’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;
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•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	WSFS’s capitalization, including in particular the number of shares of WSFS common stock issued and outstanding;
•	ownership of subsidiaries;
•	reports filed with regulatory authorities;
•	financial matters;
•	books and records;
•	the absence of liabilities other than those liabilities incurred in the ordinary course of business that are not material in amount, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of WSFS as of December 31, 2020;
•	the absence since December 31, 2020 of an event that has had a material adverse effect on WSFS;
•	tax matters;
•	compliance with laws and permits;
•	compliance with the Community Reinvestment Act;
•	agreements with regulatory authorities;
•	legal proceedings;
•	the accuracy of the information supplied by WSFS in this joint proxy statement/prospectus;
•	the lack of action by WSFS that is reasonably likely to prevent the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;
•	the absence of undisclosed brokers’ fees and expenses;
•	receipt by the WSFS board of directors of the opinion from WSFS’s financial advisor;
•	matters relating to employee benefit plans and ERISA;
•	matters relating to information security;
•	loan matters; and
•	the inapplicability of state anti-takeover statutes.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “—Effect of Termination,” if the merger agreement is validly

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terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

Many of the representations and warranties in the merger agreement made by Bryn Mawr and WSFS are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

Under the merger agreement, a “material adverse effect” is defined, with respect to a party and its subsidiaries, as any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operation, assets, liabilities or business of such party and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement; provided, that in the case of the foregoing clause (i), a material adverse effect will not be deemed to include effects to the extent resulting from the following (except, in certain instances, to the extent that the effect of such change disproportionately affects such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;
•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;
•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Bryn Mawr, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry;
•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;
•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;
•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;
•	changes after the date of the merger agreement resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the COVID-19 pandemic or measures taken by any regulatory authority in response to the COVID-19 pandemic, or pandemic measures) in jurisdictions in which Bryn Mawr or WSFS operate; or
•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

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Covenants and Agreements

Conduct of Business Prior to the Effective Time

Bryn Mawr has agreed that prior to the effective time or the termination of the merger agreement, unless the prior written consent of WSFS has been obtained (such consent WSFS may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated by the merger agreement or required by law, it will, and will cause each of its subsidiaries to, (1) operate its business only in the ordinary course (as defined in the merger agreement), (2) use its reasonable best efforts to preserve intact its business (including its organization, assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) use its reasonable best efforts to provide WSFS with prior written notice of any actions Bryn Mawr or any of its subsidiaries takes with respect to the COVID-19 pandemic, including pandemic measures (as defined in the merger agreement), that differ from or are inconsistent with actions taken by Bryn Mawr with respect to the COVID-19 pandemic prior to the date of the merger agreement, to the extent such actions would otherwise require consent of WSFS under the merger agreement or would have a material impact on Bryn Mawr or any of its subsidiaries.

Additionally, Bryn Mawr has agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of WSFS has been obtained (such consent WSFS may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement or required by law, Bryn Mawr will not, and will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

•	amend the Bryn Mawr charter, the Bryn Mawr bylaws or other governing instruments of Bryn Mawr or any of its subsidiaries;
•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the ordinary course) (it being understood and agreed that the incurrence of indebtedness in the ordinary course includes federal funds borrowings from the Federal Home Loan Bank, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit, and entry into repurchase agreements);
•	(1) subject to certain exceptions, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of Bryn Mawr or any of its subsidiaries, or (2) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect to Bryn Mawr’s capital stock or other equity interests (except for certain dividends in the ordinary course and required dividends in respect of its trust preferred securities);
•	issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Bryn Mawr common stock or any other capital stock of Bryn Mawr or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right, except pursuant to the exercise of Bryn Mawr stock options or the vesting or settlement of Bryn Mawr restricted stock awards (and dividend equivalents thereon, if any), in each case, granted under Bryn Mawr stock plans prior to the date of the merger agreement;
•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Bryn Mawr or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bryn Mawr common stock, or sell, transfer, lease, mortgage, permit any lien
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on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of Bryn Mawr or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Bryn Mawr or any of its subsidiaries) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course;
•	(1) purchase any securities or make any acquisition of or investment in (except in the ordinary course), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than a wholly owned subsidiary of Bryn Mawr, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Bryn Mawr), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
•	(1) grant any increase in compensation or benefits to the employees or officers of Bryn Mawr or any of its subsidiaries, except for merit- based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Bryn Mawr) in the ordinary course that do not exceed, in the aggregate, 1% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement; (2) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Bryn Mawr benefit plan in effect on the date of the merger agreement and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Bryn Mawr benefit plan without the exercise of any upward discretion; (3) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of Bryn Mawr or any of its subsidiaries; (4) fund any rabbi trust or similar arrangement; (5) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause; (6) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000; or (7) implement or announce any employee layoff that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;
•	enter into, amend or renew any employment or independent contractor contract between Bryn Mawr or any of its subsidiaries and any person requiring payments thereunder in excess of $100,000 in any 12-month period that Bryn Mawr or its subsidiaries do not have the unconditional right to terminate with more than 30 days’ notice without liability (other than liability for services already rendered), at any time on or after the effective time;
•	except with respect to a Bryn Mawr benefit plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (1) adopt or establish any plan, policy, program or arrangement that would be considered a Bryn Mawr benefit plan if such plan, policy, program or arrangement were in effect as of the date of the merger agreement or amend in any material respect any existing Bryn Mawr benefit plan, terminate or withdraw from, or amend, any Bryn Mawr benefit plan; (2) make any distributions from such Bryn Mawr benefit plans, except as required by the terms of such plans; or (3) fund or in any other way secure the payment of compensation or benefits under any Bryn Mawr benefit plan;
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•	except in each case as may be required to conform to changes in tax laws or regulatory accounting requirements or GAAP, as applicable, make any material change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any material tax election, tax accounting method, taxable year or period; amend any material tax returns; extend or waive any statute of limitations with respect to the assessment or determination of taxes; settle or compromise any material tax liability of Bryn Mawr or any of its subsidiaries or affiliates, enter into any closing agreement with respect to any material tax; surrender any right to claim a material tax refund; secure a PPP loan (as defined in the merger agreement); or claim any other tax relief or tax benefit under a COVID-19 relief law (as defined in the merger agreement).
•	commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Bryn Mawr or any of its subsidiaries for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or assets of Bryn Mawr or any of its subsidiaries, or the surviving corporation or (2) arising out of or relating to the transactions contemplated by the merger agreement;
•	enter into, renew, extend, modify, amend or terminate specified contracts, or waive, release, compromise or assign any material rights or claims under specified contracts;
•	(1) enter into any new line of business or, except as required by policies imposed by a regulatory authority, change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies; (2) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, except as required by policies imposed by a regulatory authority; or (3) change or revoke any systems of internal accounting controls or disclosure controls;
•	make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by Bryn Mawr to WSFS;
•	materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, other than (1) in the ordinary course or (2) as may be required by GAAP or policies imposed by a regulatory authority;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Bryn Mawr), except (1) new loans not in excess of $10,000,000 or (2) existing loans or commitments for loans that would not cause the aggregate extension for credit for an existing relationship to exceed $15,000,000, unless the renewal, amendment, modification or other change to an existing loan would cause such loan or loans to exceed $10,000,000;
•	take any action that is intended to or which would reasonably be expected to adversely affect, impede or materially delay (1) the receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the merger agreement, (2) the consummation of the transactions
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contemplated in the merger agreement, or (3) performance of its covenants and agreements in the merger agreement;
•	take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under the merger agreement or to consummate the transactions contemplated in the merger agreement; or
•	agree to take, make any commitment to take, or adopt any resolutions of the Bryn Mawr board of directors in support of, any of the above prohibited actions.

WSFS has also agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Bryn Mawr has been obtained (such consent Bryn Mawr may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement or required by law, WSFS will not, and will not do or commit to do, or permit any of its subsidiaries to undertake the following actions or commit to undertake the following actions:

•	amend the WSFS charter, the WSFS bylaws or other governing instruments of WSFS or any significant subsidiaries (as defined in Regulation S-X promulgated by the SEC) of WSFS in a manner that would adversely affect Bryn Mawr or the holders of Bryn Mawr common stock adversely relative to other holders of WSFS common stock;
•	adopt or publicly propose a plan of complete or partial liquidation of WSFS or resolutions providing for or authorizing such a liquidation or a dissolution;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger or the bank merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take any action that is intended to or which would reasonably be expected to adversely affect, impede or materially delay (1) the receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the merger agreement, (2) the consummation of the transactions contemplated in the merger agreement or (3) performance of its covenants and agreements in the merger agreement;
•	take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or
•	agree to take, make any commitment to take, or adopt any resolutions of the WSFS board of directors in support of, any of the above prohibited actions.

Regulatory Matters

WSFS and Bryn Mawr have agreed to cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, and filings and to obtain all permits and consents of all third parties and regulatory authorities that are necessary or advisable to consummate the transactions contemplated in the merger agreement, and to comply with the terms and conditions of all such permits and consents of all such third parties and regulatory authorities. Each of WSFS and Bryn Mawr have agreed to use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the merger agreement or the transactions contemplated thereby under any applicable law or order or by any regulatory authority.

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Notwithstanding the foregoing, in no event is WSFS or any of its subsidiaries required, and Bryn Mawr and its subsidiaries are not permitted (without WSFS’s prior written consent), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving WSFS or its subsidiaries or Bryn Mawr or its subsidiaries, which would be materially financially burdensome to the business, operations, financial condition or results of operations of WSFS and its subsidiaries, taken as a whole, after giving effect to the merger, which condition, commitment or restriction we refer to as a burdensome condition.

For a more complete discussion of the regulatory approvals required to complete the mergers and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Tax Matters

WSFS and Bryn Mawr have agreed to use their respective reasonable best efforts to cause the merger and bank merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

Employee Matters

For one year after the effective time, WSFS will, or cause the surviving corporation to, provide to employees who are actively employed by Bryn Mawr or its subsidiaries at the effective time, which we refer to as covered employees, while employed by WSFS following the closing date, employee benefits under WSFS benefit plans that are, in the aggregate, substantially comparable to those provided to similarly situated WSFS employees.

Bryn Mawr and its subsidiaries will take all necessary action to provide that no further participant loans may be taken from any Bryn Mawr benefit plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(k) of the Code, which we refer to as a Bryn Mawr 401(k) plan, effective no later than 90 days prior to the anticipated closing date. Bryn Mawr and its subsidiaries will take all necessary action to terminate, contingent on the closing and effective as of no later than the day immediately preceding the anticipated closing date, any Bryn Mawr 401(k) plan. If requested by WSFS prior to the closing, Bryn Mawr and its subsidiaries will cooperate in good faith with WSFS to amend, freeze, terminate or modify any other Bryn Mawr benefit plan to the extent requested and as consistent with applicable law.

Bryn Mawr will, to the extent any payments or benefits made with respect to, or which could arise as a result of, the merger agreement or the transactions contemplated thereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, prior to the closing date, cooperate in good faith with WSFS to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

D&O Indemnification and Insurance

The merger agreement provides that, for six years after the effective time, WSFS will cause to be maintained Bryn Mawr’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 250% of the aggregate annual premium payments paid on Bryn Mawr’s current policy. WSFS and the surviving corporation will indemnify, defend and hold harmless, to the fullest extent permitted, the present and former directors of officers of Bryn Mawr and its subsidiaries, and any present or former employee or agent of Bryn Mawr and its subsidiaries entitled to indemnification and advancement of expenses under Bryn Mawr’s organizational documents or any agreements providing for indemnification by Bryn Mawr or its subsidiaries in place on the date of the merger agreement, against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liability incurred in connection with any threatened or actual claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of pertaining to, the

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fact that such person is or was a director, officer, employee or agent of Bryn Mawr or any of its subsidiaries, or at Bryn Mawr’s request of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under Bryn Mawr’s organizational documents in place on the date of the merger agreement and applicable law. WSFS or the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, but not limited to, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, access to information, the declaration of dividends, the listing of the shares of WSFS common stock to be issued in the merger, assumption of debt and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Bryn Mawr has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;
•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, except to notify a person that has made or, to the knowledge of Bryn Mawr, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the non-solicitation obligations of the merger agreement;
•	approve, agree to, accept, endorse or recommend any acquisition proposal;
•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction; or
•	otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Bryn Mawr and its subsidiaries have agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to the date of the merger agreement, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any person (other than WSFS and its subsidiaries) that has made or indicated an intention to make an acquisition proposal and not to waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

Notwithstanding Bryn Mawr’s non-solicitation obligations described above, if Bryn Mawr or any of its representatives receives an unsolicited written bona fide acquisition proposal by any person at any time prior to the Bryn Mawr shareholder approval that did not result from or arise in connection with a breach of its non-solicitation

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obligations, then Bryn Mawr and its representatives may, prior to (but not after) the Bryn Mawr special meeting, furnish information or data to and enter into discussions and negotiations with respect to such acquisition proposal if the Bryn Mawr board of directors (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes, or could reasonably be expected to lead to a superior proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable law and (ii) obtained from such person an executed confidentiality agreement containing terms at least as restrictive with respect to such person as the terms of the confidentiality agreement is in each provision with respect to WSFS. However, Bryn Mawr may not terminate the merger agreement pursuant to these provisions and is required to call a shareholder meeting to consider and vote upon the mergers notwithstanding negotiations with such third parties.

For purposes of the merger agreement,

•	an “acquisition agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;
•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Bryn Mawr or announced publicly to the Bryn Mawr shareholders and whether binding or non-binding and written or oral) by any person (other than WSFS or its subsidiaries) for an acquisition transaction;
•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving (1) any acquisition or purchase, direct or indirect, by any person (other than WSFS or its subsidiaries) of 25% or more in interest of the total outstanding voting securities of Bryn Mawr or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Bryn Mawr, or any tender offer or exchange offer that, if consummated, would result in any person (other than WSFS or its subsidiaries) beneficially owning 25% or more in interest of the total outstanding voting securities of Bryn Mawr or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of the Bryn Mawr, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Bryn Mawr or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Bryn Mawr; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated assets of Bryn Mawr and its subsidiaries, taken as a whole; and
•	a “superior proposal” means an unsolicited bona fide written acquisition proposal which the Bryn Mawr board of directors determines in its good faith judgment is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction move favorable, from a financial point of view, to the Bryn Mawr shareholders than the merger (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by WSFS in response to such acquisition proposal)); provided, that for purposes of the definition of superior proposal, the references to “25%” in the definition of acquisition transaction will be deemed to be references to “50%.”

Stockholder Meetings and Recommendation of WSFS and Bryn Mawr Boards of Directors

Each of WSFS and Bryn Mawr have agreed to hold a meeting of its stockholders as promptly as reasonably practicable after this joint proxy statement/prospectus is declared effective for the purpose of obtaining the Bryn Mawr shareholder approval, in the case of Bryn Mawr shareholders, and obtaining the WSFS stockholder approval, in the case of WSFS stockholders.

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The board of directors of each of Bryn Mawr and WSFS have agreed to recommend to its stockholders the approval of the Bryn Mawr merger proposal, in the case of Bryn Mawr and the approval of the WSFS merger and share issuance proposal, in the case of WSFS and to include such recommendations in this joint proxy statement/prospectus and to use its respective reasonable best efforts to obtain, in the case of Bryn Mawr, the Bryn Mawr shareholder approval and, in the case of WSFS, the WSFS stockholder approval. The board of directors of each of Bryn Mawr and WSFS and any committee thereof agreed to not (1) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) such recommendation in any manner adverse to WSFS or Bryn Mawr, respectively, (2) fail to make such recommendation in this joint proxy statement/prospectus, or otherwise submit the merger agreement its stockholders without recommendation or (3) take any action or make any public statement, filing or release inconsistent with such recommendation, or submit their respective merger proposals to its stockholders without such recommendation, which we refer to as a change in recommendation. In addition the Bryn Mawr board of directors and any committee thereof agreed to not (1) fail to publicly and without qualification (x) recommend against any acquisition proposal or (y) reaffirm such recommendation, in each case within ten business days (or such fewer number of days as remains prior to the Bryn Mawr special meeting) after an acquisition proposal is made public or any request by the other party to do so or (2) adopt, approve, recommend or endorse an acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal.

However, the Bryn Mawr board of directors may make a change in recommendation (including approving, endorsing or recommending any acquisition proposal), if Bryn Mawr has received a superior proposal (after giving effect to any revised offer from WSFS) and the Bryn Mawr board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the Bryn Mawr board of directors may not make a change in recommendation unless:

•	Bryn Mawr has complied in all material respects with its non-solicit obligations described above;
•	Bryn Mawr gives WSFS at least five business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such five business day period, Bryn Mawr has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS (to the extent WSFS desires to so negotiate) in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by WSFS; and
•	the Bryn Mawr board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by WSFS that such superior proposal remains a superior proposal and that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the Bryn Mawr board of directors may communicate the basis for its lack of recommendation to its shareholders to the extent required by law.

Any material amendment to any superior proposal will require a new determination and notice period.

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In addition, the WSFS board of directors may make a change in recommendation, if the WSFS board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the WSFS board of directors may not make a change in recommendation unless:

•	WSFS gives Bryn Mawr at least five business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such five business day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Bryn Mawr (to the extent Bryn Mawr desires to so negotiate) in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Bryn Mawr; and
•	the WSFS board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Bryn Mawr, if any, that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the WSFS board of directors may communicate the basis for its lack of recommendation to its stockholders to the extent required by law.

Conditions to Consummation of the Mergers

The respective obligation of each party to consummate the mergers is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the Bryn Mawr merger proposal by the Bryn Mawr shareholders and the approval of the WSFS merger and share issuance proposal by the WSFS stockholders;
•	the receipt of all requisite regulatory approvals;
•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers);
•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement; and
•	the authorization of the listing on Nasdaq of WSFS common stock to be issued pursuant to the merger, subject to official notice of issuance.

Each party’s obligation to consummate the mergers is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;
•	the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;
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•	the receipt of (1) a certificate from the other party to the effect that the two conditions described above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request;
•	in the case of WSFS, the receipt by WSFS of a written opinion of Covington & Burling in form reasonably satisfactory to WSFS to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes;
•	in the case of WSFS, the receipt of requisite regulatory approvals without the imposition of a burdensome condition; and
•	in the case of Bryn Mawr, the receipt by Bryn Mawr of a written opinion of Squire Patton Boggs in form reasonably satisfactory to Bryn Mawr to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed in the fourth quarter of 2021 or at all. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by Bryn Mawr shareholders or by WSFS stockholders) by mutual written agreement, or by either party in the following circumstances:

•	any regulatory authority (1) denies a requisite regulatory approval and such denial is final, or has advised either party in writing or both parties orally that is will not grant (or intends to rescind or revoke if previously approved) requisite regulatory approval, (2) requests in writing that WSFS, WSFS Bank, Bryn Mawr, Bryn Mawr Bank, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to any requisite regulatory approval, or (3) has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action is final and nonappealable, so long as such denial in (1), (2) or (3) is not materially caused by, or a result of, a failure of the terminating party to comply with its obligations under the merger agreement;
•	the Bryn Mawr shareholders fail to vote their approval of the Bryn Mawr merger proposal, so long as such failure is not materially caused by, or a result of, a failure of the terminating party to comply with its obligations under the merger agreement, which we refer to as a no-vote termination;
•	the WSFS stockholders fail to vote their approval of the WSFS merger and share issuance proposal, so long as such failure is not materially caused by, or a result of, a failure of the terminating party to comply with its obligations under the merger agreement;
•	the mergers have not been consummated by March 9, 2022, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before that date is not caused by the terminating party’s breach of such merger agreement, which we refer to as an outside date termination; or
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•	if there was a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Bryn Mawr, in the case of a termination by WSFS, or WSFS, in the case of a termination by Bryn Mawr, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a WSFS or Bryn Mawr condition to closing, respectively, and is not cured within the earlier of March 9, 2022 and 45 days following written notice or by its nature or timing cannot be cured during such period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination.

In addition, WSFS may terminate the merger agreement if:

•	the Bryn Mawr board of directors fails to recommend that the Bryn Mawr shareholders approve the Bryn Mawr merger proposal, effects a change in their recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to WSFS (other than unintentional, immaterial breaches that do not prejudice WSFS’s rights under the merger agreement) or fails to call, give notice of, convene or hold the Bryn Mawr special meeting; or
•	if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

In addition, Bryn Mawr may terminate the merger agreement if:

•	the WSFS board of directors fails to recommend that the WSFS stockholders approve the WSFS merger and share issuance proposal, effects a change in their recommendation, or fails to call, give notice of, convene or hold the WSFS special meeting.

Effect of Termination

If the merger agreement is terminated or abandoned, it will become void and have no effect and none of WSFS, Bryn Mawr, any of its respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature under the merger agreement or in connection with the transactions contemplated by the merger agreement, except that (1) designated provisions of each merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (2) notwithstanding anything contrary contained in the merger agreement, both WSFS and Bryn Mawr will remain liable for any liability resulting from fraud or breach of any provision of the merger agreement occurring prior to termination or abandonment.

Termination Fee

Bryn Mawr will pay WSFS a $37,725,000 termination fee if:

•	(1) either Bryn Mawr or WSFS effects a no-vote termination or outside date termination (and the approval of the Bryn Mawr merger proposal has not been obtained), or (2) WSFS effects a breach termination and, in each case, prior to such termination, an acquisition proposal for Bryn Mawr has been made or an intention to make an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal results in a definitive agreement or a completed transaction; or
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•	WSFS terminates the merger agreement because the Bryn Mawr board of directors fails to recommend that the Bryn Mawr shareholders approve the Bryn Mawr merger proposal, effects a change in their recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to WSFS (other than unintentional, immaterial breaches that do not prejudice WSFS’s rights under the merger agreement) or fails to call, give notice of, convene or hold the Bryn Mawr special meeting.

If Bryn Mawr fails to pay any termination fee payable when due, then Bryn Mawr must pay to WSFS its costs and expenses incurred (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing on the date such payment was due under the merger agreement until the date of payment.

Expenses and Fees

Each of WSFS and Bryn Mawr will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this joint proxy statement/prospectus, and all filing fees paid to the SEC in connection with this joint proxy statement/prospectus will be borne equally by WSFS and Bryn Mawr.

Amendments and Waivers

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after the Bryn Mawr shareholder approval or the WSFS stockholder approval are obtained, provided that after obtaining such approvals, no amendment may be made that requires further approval by Bryn Mawr shareholders or WSFS stockholders.

At any time prior to the effective time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by law, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement; provided, that after the Bryn Mawr shareholder approval or the WSFS stockholder approval are obtained, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements

Each of the members of the Bryn Mawr board of directors and each of the executive officers of Bryn Mawr, in their capacities as shareholders of Bryn Mawr, have separately entered into voting agreements with WSFS and Bryn Mawr, which we refer to as the voting agreements, in which they have agreed to vote (or cause to be voted), in person (including remote participation through the virtual format of the meeting) or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which the they control the right to vote, (1) in favor of the approval of the merger agreement and the transactions contemplated thereby, including the mergers, and any actions required in furtherance thereof, (2) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Bryn Mawr under the merger agreement, (3) against any acquisition proposal and (4) against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for vote or written consent of the Bryn Mawr shareholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the voting agreement or the performance by Bryn Mawr of its obligations under the

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merger agreement. In addition, the voting agreements provide that such shareholders will not sell or transfer any of their shares of Bryn Mawr common stock, subject to certain exceptions, until the earlier of the receipt of the Bryn Mawr shareholders approval or the date on which the merger agreement is terminated in accordance with its terms. The voting agreements remain in effect until the earlier to occur of the closing and the date of termination of the merger agreement in accordance with its terms.

The foregoing description of the voting agreements is subject to, and qualified in its entirety by reference to, the voting agreements, a form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

Agreements with WSFS

As inducement for the parties to enter into the merger agreement, each of F. Kevin Tylus, Michael Thompson, Linda Sanchez, Patrick Killeen, Michael Harrington, Lori Goldman, Jennifer Fox, Robert Eaddy, Liam Brickley, Adam Bonanno, Emanuel Ball, Michael LaPlante and Francis Leto have entered into a letter agreement with WSFS to be effective upon closing. For a description of these agreements, please see the section entitled “The Mergers—Interests of Bryn Mawr’s Directors and Executive Officers in the Mergers.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences relating to the merger to a U.S. holder (as defined below) of Bryn Mawr common stock that receives WSFS common stock pursuant to the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Bryn Mawr common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders who hold their shares of Bryn Mawr common stock as a capital asset within the meaning of Section 1221 of the Code and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; S corporations; holders whose functional currency is not the U.S. dollar; holders who hold shares of Bryn Mawr common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who exercise appraisal rights; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to WSFS common stock as a result of such item being taken into account in an applicable financial statement).

This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws.

If a partnership (including for this purpose an entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds Bryn Mawr common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Bryn Mawr common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.

This discussion, and the tax opinions referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinion described below will not be binding on the IRS, or any court. WSFS and Bryn Mawr have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

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Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

WSFS and Bryn Mawr intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of WSFS and Bryn Mawr to complete the mergers that they each receive an opinion from Covington & Burling and Squire Patton Boggs, respectively, in form reasonably satisfactory to WSFS and Bryn Mawr, as appropriate, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither WSFS nor Bryn Mawr currently intends to waive this condition to the consummation of the mergers. In the event that either WSFS or Bryn Mawr waives the condition to receive such tax opinion and the tax consequences of the merger materially change, WSFS and Bryn Mawr will recirculate appropriate soliciting materials and seek new approval of the merger from WSFS and Bryn Mawr stockholders. The opinions will be based on representation letters provided by WSFS and Bryn Mawr and on customary factual assumptions.

Accordingly, subject to the limitations and qualifications set forth herein and in the opinions of Covington & Burling and Squire Patton Boggs, if the merger qualifies as a reorganization, for U.S. federal income tax purposes, when a U.S. holder of Bryn Mawr common stock receives WSFS common stock, such U.S. holder will not recognize any gain or loss upon surrendering its Bryn Mawr common stock.

The aggregate tax basis of the WSFS common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Bryn Mawr common stock that it surrenders in the merger. The holding period for the shares of WSFS common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Bryn Mawr common stock that such U.S. holder surrenders in the merger. The basis and holding period of each block of WSFS common stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Bryn Mawr common stock exchanged for such block of WSFS common stock. U.S. holders should consult their tax advisors regarding the manner in which shares of WSFS common stock should be allocated among different blocks of their Bryn Mawr common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of WSFS common stock, the U.S. holder will be treated as having received such fractional share of WSFS common stock pursuant to the merger and then as having received cash in exchange for such fractional share of WSFS common stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of WSFS common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional share (including the holding period of shares of Bryn Mawr common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

If you are an individual U.S. holder, you will be subject to a 3.8% tax on the lesser of: (1) your “net investment income” for the relevant taxable year, or (2) the excess of your modified adjusted gross income for the

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taxable year over a certain threshold (between $125,000 and $250,000 depending on your U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally will include any capital gain recognized as a result of receiving cash instead of fractional shares, as well as, among other items, other interest, dividends, capital gains and rental or royalty income you receive. You should consult your tax advisors as to the application of the net investment income tax in your circumstances.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder of Bryn Mawr common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	Furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If you are a U.S. holder that receives WSFS common stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Bryn Mawr common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a “significant holder” if, immediately before the merger, you (a) owned at least 5% (by vote or value) of the outstanding stock of Bryn Mawr, or (b) owned Bryn Mawr securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Bryn Mawr common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

If the mergers are completed, holders of Bryn Mawr common stock will have a right to receive shares of WSFS common stock in exchange for their shares of Bryn Mawr common stock. Bryn Mawr is organized under the laws of the Commonwealth of Pennsylvania; WSFS is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Bryn Mawr shareholders under the Pennsylvania Business Corporation Law, or the PBCL, and the Bryn Mawr charter and the Bryn Mawr bylaws, and (2) the current rights of WSFS stockholders under the Delaware General Corporation Law, or the DGCL, and the WSFS charter and the WSFS bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the PBCL and the DGCL and Bryn Mawr’s and WSFS’s governing documents, which we urge Bryn Mawr shareholders to read. Copies of WSFS’s and Bryn Mawr’s governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 162.

	Bryn Mawr	WSFS
Capitalization:	Under the Bryn Mawr charter, Bryn Mawr is authorized to issue 100.0 million shares of common stock, par value of $1.00 per share. As of May 3, 2021, there were issued and outstanding 19,930,498 shares of Bryn Mawr common stock. No shares of preferred stock are authorized or outstanding.	Under the WSFS charter, WSFS is authorized to issue 97.5 million shares of stock consisting of 7.5 million shares of preferred stock and 90 million shares of common stock. As of May 3, 2021, there were issued and outstanding 47,532,042 shares of WSFS common stock. No shares of preferred stock are outstanding.
Corporate Governance:	The rights of Bryn Mawr shareholders are governed by Pennsylvania law, the Bryn Mawr charter and the Bryn Mawr bylaws.	The rights of WSFS stockholders are governed by Delaware law, and the WSFS charter and the WSFS bylaws.

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Board of Directors:

The PBCL requires that a corporation have at least one director and permits the bylaws to govern the number and term of directors. If the bylaws do not provide for the number of directors, the number of directors shall be as provided in the articles of incorporation. If the articles are silent, the number of directors shall be three.

The Bryn Mawr bylaws state that the number of directors is fixed, from time to time, by a majority vote of the board of directors, and the number of directors shall be not less than eight nor more than thirteen. The directors must be divided into four classes, as nearly equal in number as possible. Except for the initial board of directors, the term of office of each class shall be four years. There are currently ten directors on the Bryn Mawr board of directors.

The DGCL requires that a corporation have at least one director and permits the certificate of incorporation or bylaws to govern the number and term of directors.

The WSFS charter states that the number of directors is fixed, from time to time, by a majority vote of the board of directors. The directors must be divided into three classes with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. There are currently 12 directors on the WSFS board of directors.

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Election and Removal of Directors:

Under Pennsylvania law, directors of a corporation are elected by the shareholders. Bryn Mawr’s charter provides that each director shall be elected by a majority of the votes cast for such position, in person or by proxy, at a duly organized meeting of the shareholders by the holders of shares entitled to vote.

The Bryn Mawr charter does not permit shareholders to cumulate their votes for directors.

Pennsylvania law provides that, unless a corporation’s articles of incorporation state otherwise, the shareholders may remove the entire board of directors, or any class of the board of a corporation having a classified board, or any individual director, only for cause, by the vote of the shareholders entitled to vote if such classification has been effected in the articles or by a bylaw adopted by the shareholders. Pennsylvania law further provides that the board of directors may be removed at any time with or without cause by the unanimous vote or consent of the shareholders entitled to vote.

The Bryn Mawr bylaws provide that continued unexcused absence for six months, conviction of a felony, adjudication of incompetence, and any other grounds set forth in the bylaws and the PBCL will create a vacancy on the board of directors. The PBCL provides that the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind, or who has been convicted of an offense punishable by imprisonment for a term of more than one year. The Bryn Mawr bylaws provide that the board of directors, by majority vote, shall be the sole judge as to when a vacancy on the board has occurred.

Under Delaware law, where a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, unless otherwise provided in the certificate of incorporation or bylaws.

The WSFS charter permits stockholders to cumulate their votes for directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Delaware law provides that the stockholders may remove one or more directors of a classified board only for cause by a majority of the shares then entitled to vote unless otherwise provided in the certificate of incorporation.

The WSFS charter provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of WSFS entitled to vote generally in the election of directors voting together as a single class.

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Board Vacancies:

Under Pennsylvania law, any vacancies existing on the board of directors may be filled by the majority vote of the remaining members of the board, though less than a quorum, or by a sole remaining director, and each person so selected shall hold office until the next selection of the class for which such director has been chosen, and until his successor has been selected and qualified or until his earlier death, resignation or removal.

However, under the Bryn Mawr bylaws, when a vacancy occurs before the record date for the next annual meeting of shareholders, the person selected by the remaining directors to fill the vacancy shall hold office until the next annual meeting, at which time the director shall be elected by the shareholders to fill the unexpired term. When a vacancy occurs after the record date for the next annual meeting, the person selected by the remaining directors to fill the vacancy shall hold office until a successor is duly chosen and qualified. The foregoing provisions apply regardless of the length of term of the office of the director in which the vacancy occurred.

Under Delaware law, any vacancies existing on the board of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The WSFS charter states that any vacancies occurring on the WSFS board of directors will be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

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Vote Required for Certain Stockholder Actions and Quorum Requirement:

The PBCL provides that whenever any corporate action is to be taken by the vote of the shareholders of a corporation, including with respect to the adoption of a merger, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, unless otherwise provided in the PBCL or in a bylaw adopted by the shareholders.

The Bryn Mawr bylaws provide that shareholders and their trustees or legal representatives have the right to as many votes as the number of shares held or represented by them, respectively.

The Bryn Mawr bylaws further provide that when a quorum is present or represented at any shareholders meeting, the vote of the holders of a majority of the shares having voting powers, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one which requires a different vote pursuant to an express provision of applicable law or the charter or bylaws.

The PBCL and Bryn Mawr bylaws provide that the presence of a majority of the total number of shares outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum.

The DGCL provides that, except for the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders, including with respect to the adoption of a merger or consolidation.

The WSFS bylaws provide that holders of its common stock have the right to one vote for each share of common stock in their name.

The WSFS bylaws provide that all matters except for the election of directors submitted to stockholders at any meeting will be decided by the vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect thereto.

The DGCL provides that a quorum shall consist of not less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third of the shares of such class or series or classes or series. The WSFS bylaws provide that the presence, in person or by proxy, of the holders of record of shares of capital stock of the corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of WSFS will constitute a quorum. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy will constitute a quorum.

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Amendment of Charter:

Under the PBCL, a corporation may amend its articles of incorporation upon the submission of a proposed amendment to the shareholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Unless the amendment is proposed by petition of the shareholders as provided in the PBCL, a proposed amendment shall not be deemed to have been adopted by the corporation unless it has also been approved by the board of directors.

The Bryn Mawr charter provides that any amendment, alteration, change or repeal of the charter shall require the affirmative vote of not less than a majority of the outstanding shares entitled to vote.

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote thereon as a class.

The DGCL further provides the holders of the outstanding shares of a class of capital stock will be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

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Amendment of Bylaws:

Pennsylvania law provides that the shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of the corporation. Pennsylvania law further provides that authority to adopt, amend and repeal bylaws may be expressly vested in the board of directors, subject to the power of the shareholders to change such action and other limitations.

The Bryn Mawr bylaws may be amended (1) at any regular meeting of the shareholders or at any special meeting of the shareholders called for that purpose, by the vote of not less than a majority of the outstanding shares entitled to vote, or (2) at any meeting of the board of directors, provided that written notice of the proposed change was given to each director at least five days before the meeting and, provided further, that the board of directors shall not have the power to amend the bylaws (i) to change the qualifications required or the classification or the terms of office of a director or (ii) if the amendment would take place within 30 days prior to an annual meeting of shareholders. Any amendment to the bylaws adopted by the board of directors must be ratified by the shareholders at the first meeting of shareholders after the adoption of the amendment to be effective.

Delaware law provides that a bylaw amendment adopted by stockholders which specifies the vote that will be necessary for the election of directors cannot be further amended or repealed by the board of directors of a corporation.

The WSFS bylaws may be amended, rescinded or repealed (1) at any meeting of the WSFS board of directors, provided notice of the proposed change was given in the notice of the meeting and notice was given not less than two days prior to the meeting, or (2) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock, voting together as a single class.

Delaware law provides that, in an emergency, a corporation’s bylaws may be amended to make any provision that may be practical and necessary for the circumstances of the emergency. The emergency bylaws may be adopted by the board of directors or, if a quorum cannot be readily convened for a meeting, by a majority of the directors present.

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Special Meetings of Stockholders:

Pennsylvania law provides that special meetings of the shareholders may be called at any time by the board of directors, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting unless otherwise provided in the articles, or by such officers or other persons as may be provided in the bylaws.

Under the Bryn Mawr bylaws, special meetings of Bryn Mawr shareholders for any proper purpose may be called by a majority of the board of directors or by the shareholders entitled to cast at least one-fifth (20%) of the votes which all shareholders are entitled to cast.

Written notice of a special meeting must be given either personally or by mail or telegram at least five days prior to the meeting and must specify the place, date, time, and the general nature of the business of the meeting. Pennsylvania law requires notice to be given at least ten days prior to the date of a meeting that will consider a fundamental change (including amendment to the articles of incorporation, merger, consolidation, share exchanges and sale of assets, division, conversion, voluntary dissolution and winding up, involuntary liquidation and dissolution, and post-dissolution provision for liabilities).

Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

The WSFS bylaws provide that, subject to the rights of preferred stockholders, special meetings of stockholders may be called only by the WSFS board of directors pursuant to a resolution adopted by a majority of the total number of directors which WSFS would have if there were no vacancies on the WSFS board of directors.

Notice of a special meeting must be given personally, mailed or delivered by electronic mail at least 10 days and not more than 60 days prior to the meeting.

Delaware law provides that, during any emergency condition, the board of directors of a corporation may take any action that it determines to be practical and necessary to address the circumstances of the emergency with respect to a meeting of stockholders.

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Nomination of Directors:

Pursuant to Bryn Mawr’s Nominating and Corporate Governance Committee policies, Bryn Mawr will consider written proposals from shareholders for nominees of directors received not less than 120 days before the anniversary of the date its proxy statement was released to shareholders in connection with the previous year’s annual meeting, provided that any written proposal sets forth: (1) the name and address, as they appear on Bryn Mawr’s books, of the shareholder nominating a candidate; (2) the number of shares of Bryn Mawr common stock beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (3) the name, age, business address and residence address of each proposed nominee; (4) the principal occupation or employment of the proposed nominee; (5) the number of shares of Bryn Mawr common stock beneficially owned by the proposed nominee; (6) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination; and (7) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to the proposed nominee, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

The WSFS bylaws state that recommendations of nominees for election to the WSFS board of directors may be made at an annual meeting of WSFS stockholders (1) pursuant to WSFS’s notice of meeting, (2) by or at the direction of the WSFS board of directors or by the Nominating Committee of the WSFS board of directors, or (3) by any WSFS stockholder present in person (at the meeting who (a) is a stockholder of record at the time of giving of notice as required below and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) complies with the notice procedures set forth in the WSFS bylaws as to nominations for director elections. Clause (3)(c) in the foregoing sentence provides the exclusive means for a stockholder to make recommendations for nomination for election or reelection as a director.

Stockholder recommendations for nomination for election or reelection as a director must be delivered to, or mailed and received at, WSFS’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’s proxy statement for the immediately preceding annual meeting of WSFS stockholders; provided, however, that in the event that the date of the annual meeting is more than 25 days before or after such anniversary date or a special meeting called for the purpose of electing directors, notice by the stockholder must be so received not later than the 10th day following the day on which public announcement of the date of the meeting is first made by WSFS. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

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A stockholder’s notice must set forth (1) as to each person whom the stockholder recommends for nomination for election or reelection as a director, (a) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, (b) a description of all compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (c) a description of all relationships between the proposed nominee and the recommending stockholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending stockholder and the beneficial owner, if any, and the recommended nominee regarding the nomination, and (d) a description of all relationships between the recommended nominee and any of WSFS’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding WSFS; (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination, (a) the name, address and telephone number of such stockholder

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and such beneficial owner, if any, (b)(i) the class or series and number of WSFS shares which are, directly or indirectly, owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of WSFS shares or with a value derived in whole or in part from the value of any class or series of WSFS shares, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of WSFS shares, or a derivative instrument, (iii) any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of WSFS or has granted any such right to any person or persons, (iv) any short interest in any security of WSFS, (v) any rights to dividends on the WSFS shares owned beneficially by such stockholder that are separated or separable from the underlying WSFS shares, (vi) any proportionate interest in WSFS or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, beneficially owns an interest in a general partner, (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of WSFS shares or derivative instruments, if any, as of the date of such notice, including any such interests held by members of such stockholder’s immediate family sharing the same household,

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(viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ix) any material pending or threatened legal proceeding in which such stockholder or beneficial owner is a party or material participant involving WSFS or any of its officers or directors, or any affiliate of WSFS, and (x) any direct or indirect material interest in any material contract or agreement of such stockholder or beneficial owner with WSFS, any affiliate of WSFS or any principal competitor of WSFS; (3) a representation that such stockholder and beneficial owner, if any, intend to be present in person at the meeting; (4) a representation that such stockholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of WSFS’s next annual meeting of stockholders; (5) a completed and signed questionnaire and consent regarding the nominee’s qualifications to serve as a director, prepared with respect to and signed by such stockholder and beneficial owner; and (6) such additional information, documents, instruments, agreements and consents as may be deemed useful to the WSFS board of directors. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners.
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Stockholder Proposal of Business:

Bryn Mawr’s bylaws provide that each shareholder request to include matters in Bryn Mawr’s proxy statement for a shareholder meeting will be handled in accordance with applicable law. Shareholder requests to include matters in Bryn Mawr’s proxy statement for the annual meeting must be submitted, in the form required by law, in writing at least 120 days prior to the annual meeting date. Pursuant to Rule 14a-8 of the Exchange Act and subject to certain limitations and eligibility requirements, a shareholder desiring to submit a proposal to Bryn Mawr for inclusion in the proxy statement for an annual shareholder meeting must submit the proposal in writing not less than 120 days before the anniversary of the date Bryn Mawr’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. The notice must be mailed to the Corporate Secretary at Bryn Mawr’s executive office at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in Bryn Mawr’s proxy statement, pursuant to Rule 14a-4(c)(1) of the Exchange Act and subject to certain limitations and eligibility requirements, the shareholder’s notice must be received at least 45 days before the anniversary of the date on which Bryn Mawr first sent its proxy statement for the prior year’s annual meeting (or the date specified by an advance notice provision).

The WSFS bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to WSFS’s secretary. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’s proxy statement for the immediately preceding annual meeting of stockholders. Such stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; (2) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such stockholder; and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration). With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for proposal is made, the notice provisions of the WSFS bylaws governing the procedures for submitting stockholder proposals are substantially similar to the procedures governing stockholder recommendations for nominations for election or re-election of directors. No business will be conducted at an annual meeting except in accordance with the aforementioned procedures.

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Limitation of Director Liability; Indemnification:

The PBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), or any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any such action or proceeding or in the defense of any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Under Pennsylvania law, if bylaws adopted by the corporation’s shareholders so provide, a director is not personally liable for monetary damages for any action taken unless (i) the director has breached or failed to perform the duties of his office as provided by the PBCL and (ii) the breach or failure to perform constitutes self-dealing, willful

Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which a director derived an improper personal benefit.

The WSFS charter provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action,

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misconduct or recklessness, provided, that the foregoing does not apply to the responsibility of a director pursuant to any criminal statute or the liability of a director for the payment of taxes.

The Bryn Mawr charter obligates Bryn Mawr to indemnify its officers and directors and the officers and directors of its subsidiaries to the full extent permitted by applicable law. The Bryn Mawr bylaws obligate Bryn Mawr to indemnify any director or officer who was or is a party to, or is threatened to be made a party to or who is called as a witness in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Bryn Mawr bylaws provide that a director must perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as an indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described in the paragraph below, WSFS will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of WSFS Bank, and all officers thereof, will be deemed to be serving at the request of WSFS as such directors and officers.

If a claim under the indemnification provisions of the WSFS charter is not paid in full by WSFS within 60 days after a written claim has been received by WSFS (except in the case of a claim for an advancement, in which case the period will be 20 days),

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use under similar circumstances. The Bryn Mawr bylaws further provide that a director shall not be personally liable for monetary damages for any action taken, or for any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office as provided in the preceding sentence and (ii) the breach or failure to perform the duties of his office constitutes self-dealing, willful misconduct or recklessness, provided, that the foregoing does not apply to the responsibility of a director pursuant to any criminal statute or the liability of the director for the payment of taxes.

the indemnitee may at any time thereafter bring suit against WSFS to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit.

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Stockholders’ Rights of Dissent and Appraisal:

Under the PBCL, a stockholder of a Pennsylvania corporation generally has rights to dissent and obtain payment of the fair value of his shares in connection with certain corporate actions such as a merger or conversion, subject to specified procedural requirements. The PBCL does not confer appraisal rights, however, if the corporation’s stock is listed on a national securities exchange or held beneficially or of record by more than 2,000 persons on the record date for the meeting at which a specified plan is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting.

However, dissenters rights’ will still be available to the holders of:

•      shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series; or

shares entitled to dissenters’ rights relating to special treatment of holders of shares of the same class or series that differs materially from the treatment accorded other interest holders or groups of interest holders that hold interests of the same class or series.

Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•      shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

•      shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective time of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•      cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•      any combination of the foregoing.

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Anti-Takeover Laws:

The PBCL contains certain anti-takeover provisions that apply to Pennsylvania publicly-traded companies including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their shares following a control transaction. Pennsylvania law allows corporations to opt-out of any of these anti-takeover provisions. Bryn Mawr has opted out of the provisions relating to control share acquisitions and the disgorgement of profits by certain controlling persons. The anti-takeover provisions that remain applicable to Bryn Mawr are summarized below.

Subchapter 25F of the PBCL prohibits for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power.

Subchapter 25E of the PBCL requires that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation.

Section 203 of the DGCL limits WSFS’s ability to enter into business combination transactions with any interested shareholder for three years following the interested shareholder’s stock acquisition date unless:

•      the board approves the business combination or the stock acquisition prior to the interested stockholder’s stock acquisition date;

•      upon completion of the transaction, the interested stock holder would own at least 85% of the outstanding shares of the corporation; or

•      the business combination is approved by the board and subsequently approved by the stockholder by a vote of at least two-thirds of the outstanding shares which are not owned by the interested stockholder.

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LEGAL MATTERS

The validity of the WSFS common stock to be issued in connection with the merger will be passed upon for WSFS by Covington & Burling. Covington & Burling and Squire Patton Boggs will deliver at the effective time their opinions to WSFS and Bryn Mawr, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”

EXPERTS

The consolidated financial statements of WSFS Financial Corporation as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to WSFS Financial Corporation’s method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments - Credit Losses.

The consolidated financial statements of Bryn Mawr Bank Corporation as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to Bryn Mawr Bank Corporation’s method of accounting for recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments - Credit Losses.

OTHER MATTERS

As of the date of this document, neither the WSFS nor the Bryn Mawr board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter properly comes before either the WSFS special meeting or the Bryn Mawr special meeting or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

DEADLINES FOR SUBMITTING WSFS STOCKHOLDER PROPOSALS

WSFS will hold its 2021 annual meeting of stockholders on May 6, 2021. All deadlines have passed for the timely submission of stockholder proposals for the 2021 annual meeting.

To be eligible under Rule 14a-8 under the Exchange Act and under the WSFS bylaws for inclusion in the proxy statement for WSFS’s 2022 annual meeting of stockholders, a proper stockholder proposal and supporting statements, if any, must have been received by WSFS at its principal offices at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, to the attention of the WSFS Secretary, no earlier than November 23, 2021 and no later than December 23, 2021. The notice must be in the manner and form required by the WSFS bylaws and Rule 14a-8 under the Exchange Act.

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In addition, the WSFS bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to WSFS’s secretary. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’s proxy statement for the immediately preceding annual meeting of stockholders. Such stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; (2) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such stockholder; and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration). With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for proposal is made, the notice provisions of the WSFS bylaws governing the procedures for submitting stockholder proposals are substantially similar to the procedures governing stockholder recommendations for nominations for election or re-election of directors. No business will be conducted at an annual meeting except in accordance with the aforementioned procedures. A copy of the WSFS bylaws may be obtained upon written request to the secretary of WSFS.

DEADLINES FOR SUBMITTING BRYN MAWR SHAREHOLDER PROPOSALS

Bryn Mawr held its 2021 annual meeting of shareholders on April 22, 2021. All deadlines have passed for the timely submission of shareholder proposals for the 2021 annual meeting.

Bryn Mawr does not anticipate holding a 2022 annual meeting of shareholders if the merger is completed before the second quarter of 2022. However, if the merger is not completed by the second quarter of 2022, or at all, Bryn Mawr may hold an annual meeting of its shareholders in 2022.

To be eligible under Rule 14a-8 under the Exchange Act and under the Bryn Mawr bylaws for inclusion in the proxy statement for Bryn Mawr’s 2022 annual meeting of shareholders, a proper shareholder proposal and supporting statements, if any, must have been received by Bryn Mawr at its executive office at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, to the attention of the Corporate Secretary or, if the proposal is a nominee for director, to the attention of the Chair of the Nominating and Corporate Governance Committee of the Board of Directors, no later than November 10, 2021. However, in the event the date of the 2022 annual meeting is changed from the date of April 22, 2022 by more than 30 days, then shareholder proposals must be received within a reasonable time before Bryn Mawr beings to print and send its proxy materials. The notice must be in the manner and form required by the Bryn Mawr Nominating and Corporate Governance Committee policies and Rule 14a-8 under the Exchange Act.

If a shareholder wishes to present a proposal at the 2022 annual meeting but does not intend to have such proposal included in the corporation’s proxy statement, and such proposal is properly brought before the 2022 annual meeting, then in accordance with Rule 14a-4 under the Exchange Act, the shareholder’s notice must be received by January 25, 2022 (or if the date of the meeting is changed from the date of April 22, 2022 by more than 30 days, a reasonable time before Bryn Mawr sends its proxy materials). A copy of the Bryn Mawr bylaws may be obtained upon written request to the Corporate Secretary of Bryn Mawr.

WHERE YOU CAN FIND MORE INFORMATION

WSFS has filed with the SEC a registration statement under the Securities Act that registers the distribution to Bryn Mawr shareholders of the shares of WSFS common stock to be issued in connection with the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of WSFS in addition to being a proxy statement for WSFS stockholders and Bryn Mawr shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits, contains additional relevant information about WSFS and WSFS common stock.

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WSFS and Bryn Mawr also file reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as WSFS and Bryn Mawr, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by WSFS with the SEC are also available at WSFS’s website at http://www.wsfsbank.com. The reports and other information filed by Bryn Mawr with the SEC are also available at Bryn Mawr’s website at https://www.bmtc.com. These websites are inactive textual references only and the information provided on the websites is not a part of this joint proxy statement/prospectus and therefore is not incorporated by reference into this joint proxy statement/prospectus.

The SEC allows WSFS and Bryn Mawr to incorporate by reference information in this joint proxy statement/prospectus. This means that WSFS and Bryn Mawr can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that WSFS or Bryn Mawr previously filed with the SEC. They contain important information about the companies and their financial condition.

WSFS SEC Filings (SEC File No. 001-35638)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2020, filed with the SEC on March 1, 2021.
Current Reports on Form 8-K	Filed with the SEC on March 10, 2021 (only with respect to information filed under items 1.01 and 8.01) (other than those portions of the documents deemed to be furnished and not filed).
Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 23, 2021.
Description of WSFS common stock	The description of WSFS common stock contained in WSFS’s Registration Statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on January 7, 1989, including any subsequent amendments or reports filed for the purpose of updating such description.
Bryn Mawr SEC Filings (SEC File No. 001-35746)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2020, filed with the SEC on March 1, 2021.
Current Reports on Form 8-K	Filed with the SEC on March 10, 2021 (only with respect to information filed under items 1.01 and 8.01) and April 27, 2021 (other than those portions of the documents deemed to be furnished and not filed).
Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 12, 2021.
Description of Bryn Mawr securities	The description of Bryn Mawr common stock contained in Bryn Mawr’s Registration Statement on Form 8-A Registration Statement filed with the SEC on December 18, 1986, including any subsequent amendments or reports filed for the purpose of updating such description.
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In addition, WSFS and Bryn Mawr each also incorporate by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date the offering is terminated, provided that WSFS and Bryn Mawr are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, information contained in this document regarding WSFS has been provided by WSFS and information contained in this document regarding Bryn Mawr has been provided by Bryn Mawr.

Documents incorporated by reference into this joint proxy statement/prospectus are available from WSFS and Bryn Mawr, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus or other relevant corporate documents referenced in this joint proxy statement/prospectus related to WSFS by requesting them in writing or by telephone at the following address and phone number:

WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801
Attention: Corporate Secretary
Telephone: (302) 792-6000

You can obtain documents incorporated by reference into this joint proxy statement/prospectus or other relevant corporate documents referenced in this joint proxy statement/prospectus related to Bryn Mawr by requesting them in writing or by telephone at the following address and phone number:

Bryn Mawr Bank Corporation

801 Lancaster Ave

Bryn Mawr, PA 19010

Attention: Corporate Secretary

Telephone: (610) 525-1700

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of your special meeting, you must make your request no later than June 3, 2021 in order to receive them before the WSFS special meeting and the Bryn Mawr special meeting. If you request any incorporated documents from WSFS or Bryn Mawr, WSFS or Bryn Mawr will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. WSFS and Bryn Mawr have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 6, 2021. You should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

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Annex A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WSFS FINANCIAL CORPORATION
AND
BRYN MAWR BANK CORPORATION
Dated as of March 9, 2021

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Exhibit A - Form of Bryn Mawr Voting Agreement

Exhibit B - List of Bryn Mawr Officers Subject to Service Agreements

Exhibit C - Subsidiary Plan of Merger

Bryn Mawr’s Disclosure Memorandum

WSFS’s Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 9, 2021, by and between WSFS Financial Corporation (“WSFS”), a Delaware corporation, and Bryn Mawr Bank Corporation (“Bryn Mawr”), a Pennsylvania corporation.

Preamble

The board of directors of Bryn Mawr has approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bryn Mawr and its shareholders.

The board of directors of WSFS has approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of WSFS and its stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Delaware General Corporation Law (the “DGCL”), Bryn Mawr will merge with and into WSFS (the “Merger”), with WSFS as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Simultaneously with the Merger, Bryn Mawr Bank, a Pennsylvania chartered bank and a wholly owned subsidiary of The Bryn Mawr Trust Company (“Bryn Mawr Bank”) or a successor thereof, will merge with and into Wilmington Savings Fund Society, FSB, a federal savings bank and a wholly owned subsidiary of WSFS (“WSFS Bank”), with WSFS Bank as the surviving bank, sometimes referred to in such capacity as the “Surviving Bank” (the “Bank Merger,” and together with the Merger, the “Mergers”).

As a condition and an inducement for WSFS to enter into this Agreement, each of the directors and each of the executive officers of Bryn Mawr have simultaneously herewith entered into a Voting Agreement (each a “Bryn Mawr Voting Agreement”), in the form of Exhibit A.

As a condition and an inducement for WSFS’s willingness to enter into this Agreement, certain employees of Bryn Mawr set forth on Exhibit B hereto have simultaneously herewith entered into service agreements with WSFS, in form and substance acceptable to WSFS and such employees of Bryn Mawr, to be effective upon the Closing (the “Service Agreements”).

It is the intention of the Parties that the Merger and the Bank Merger for federal income tax purposes shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code for each such Merger.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe to certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

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ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.         Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Bryn Mawr shall be merged with and into WSFS in accordance with the provisions of the PBCL and the DGCL with the effects set forth in the PBCL and the DGCL. WSFS shall be the Surviving Corporation resulting from the Merger, and shall (i) continue its corporate existence under the laws of the State of Delaware and (ii) succeed to and assume all the rights and obligations of Bryn Mawr in accordance with the PBCL and the DGCL. Upon consummation of the Merger, the separate corporate existence of Bryn Mawr shall terminate.

1.2.         Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be held at the offices of Covington & Burling LLP, located at 850 Tenth Street NW, Washington, DC 20001, or at such other place as the Parties may mutually agree (including remotely by electronic exchange of executed signature pages according to procedures agreed upon by the Parties and their respective counsel).

1.3.         Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in (i) the statement of merger to be filed with the Bureau of Corporations and Charitable Organizations of the Pennsylvania Department of State and (ii) the certificate of merger to be filed with the Secretary of State of the State of Delaware. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).

1.4.         Charter.

The certificate of incorporation of WSFS in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.         Bylaws.

The bylaws of WSFS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.         Directors and Officers.

Subject to Section 7.16, the directors of WSFS in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of WSFS in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.         Bank Merger.

Simultaneously with the Merger, Bryn Mawr Bank, will merge with and into WSFS Bank, with WSFS Bank as the Surviving Bank. Following the Bank Merger, the separate existence of Bryn Mawr Bank shall

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terminate. The Parties agree that the Bank Merger shall become effective simultaneously with the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form of Exhibit C (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Bryn Mawr shall cause the board of directors of Bryn Mawr Bank to approve the Subsidiary Plan of Merger, and Bryn Mawr, as the sole shareholder of Bryn Mawr Bank, shall approve the Subsidiary Plan of Merger and Bryn Mawr shall cause the Subsidiary Plan of Merger to be duly executed by Bryn Mawr Bank and delivered to WSFS; (ii) Bryn Mawr shall cause the board of directors of Bryn Mawr Bank to approve the conversion of Bryn Mawr Bank to a federal savings bank immediately prior to the Effective Time (the “Charter Conversion”) and to file an application for the Charter Conversion with the Office of the Comptroller of the Currency (the “OCC”); and (iii) WSFS shall cause the board of directors of WSFS Bank to approve the Subsidiary Plan of Merger, and WSFS, as the sole stockholder of WSFS Bank, shall approve the Subsidiary Plan of Merger and WSFS shall cause the Subsidiary Plan of Merger to be duly executed by WSFS Bank and delivered to Bryn Mawr. Prior to the Effective Time, Bryn Mawr shall cause Bryn Mawr Bank, and WSFS shall cause WSFS Bank, to execute and file applicable articles or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Merger.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.         Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of WSFS, Bryn Mawr or the stockholders of any of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)              Each share of capital stock of WSFS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

(b)              Each share of Bryn Mawr Common Stock issued and outstanding immediately prior to the Effective Time that is held by Bryn Mawr, any Bryn Mawr Subsidiary, WSFS or any WSFS Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(c)              Each share of Bryn Mawr Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, 0.90 of a share (the “Exchange Ratio”) of WSFS Common Stock (the “Merger Consideration”).

(d)              Each share of Bryn Mawr Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Bryn Mawr that immediately prior to the Effective Time represented shares of Bryn Mawr Common Stock shall cease to have any rights with respect to such Bryn Mawr Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.4, cash in lieu of fractional shares of WSFS Common Stock into which such shares of Bryn Mawr Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

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2.2.         Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Bryn Mawr Common Stock or securities convertible or exchangeable into or exercisable for shares of Bryn Mawr Common Stock or the issued and outstanding shares of WSFS Common Stock or securities convertible or exchangeable into or exercisable for shares of WSFS Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, or there shall be any special or extraordinary dividend or distribution, then, the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change and to give holders of Bryn Mawr Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.2 shall be considered to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.         Treatment of Bryn Mawr Equity Awards.

(a)              At the Effective Time, each option granted by Bryn Mawr to purchase a share of Bryn Mawr Common Stock under a Bryn Mawr Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Bryn Mawr Stock Option”) shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the Per Share Cash Equivalent Consideration and the exercise price of the Bryn Mawr Stock Option. Any Bryn Mawr Stock Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the optionholder with respect to such Bryn Mawr Stock Option.

(b)             At the Effective Time, each award in respect of a share of Bryn Mawr Common Stock subject to vesting, repurchase or other lapse restriction granted under a Bryn Mawr Stock Plan that is either outstanding or subject to a restricted stock unit or other Equity Right (other than a Bryn Mawr Stock Option) immediately prior to the Effective Time (a “Bryn Mawr Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Bryn Mawr Restricted Stock Award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated)) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(c) and treating the shares of Bryn Mawr Common Stock subject to such Bryn Mawr Restricted Stock Award in the same manner as all other shares of Bryn Mawr Common Stock for such purposes. WSFS shall pay or issue the consideration described in this Section 2.3(b) within ten days following the Effective Time. WSFS and the Affiliates of WSFS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Bryn Mawr Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.

(c)              At or prior to the Effective Time, Bryn Mawr, the board of directors of Bryn Mawr or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

2.4.         Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of WSFS Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of WSFS shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of WSFS. Notwithstanding any

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other provision of this Agreement, each holder of shares of Bryn Mawr Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WSFS Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of WSFS Common Stock that such holder of shares of Bryn Mawr Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price.

ARTICLE 3
EXCHANGE OF SHARES

3.1.         Exchange Procedures.

(a)              Deposit of Merger Consideration. At or prior to the Effective Time, WSFS shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to Bryn Mawr (the “Exchange Agent”), for the benefit of the holders of record of shares of Bryn Mawr Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at WSFS’s option, evidence of WSFS Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “WSFS Certificates”) for shares of WSFS Common Stock equal to the aggregate Merger Consideration and (ii) immediately available funds for any cash payable in lieu of fractional shares pursuant to Section 2.4, to the extent then determinable (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by WSFS, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to WSFS. WSFS shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement.

(b)             Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than seven days following the Effective Time, WSFS shall cause the Exchange Agent to mail to each Holder of a Certificate or Book-Entry Share notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, to the Exchange Agent (and such other documents as the Exchange Agent may reasonably request) and (ii) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) the Merger Consideration in non-certificated book-entry form and (y) a check representing the amount of any cash in lieu of fractional shares (which such Holder has the right to receive pursuant to Section 2.4) and any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 3.1(d), in each case which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this ARTICLE 3, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any cash in lieu of fractional shares payable upon the surrender of the Certificates or Book-Entry Shares.

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(c)              Share Transfer Books. At the Effective Time, the share transfer books of Bryn Mawr shall be closed, and thereafter there shall be no further registration of transfers of shares of Bryn Mawr Common Stock. From and after the Effective Time, Holders who held shares of Bryn Mawr Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Bryn Mawr Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to WSFS’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Bryn Mawr in respect of such shares of Bryn Mawr Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.4 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Bryn Mawr Common Stock formerly represented thereby.

(d)             Dividends with Respect to WSFS Common Stock. No dividends or other distributions declared (if any) with respect to WSFS Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of WSFS Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book Entry Shares (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of WSFS Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS Common Stock.

(e)              Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WSFS Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to WSFS and the Surviving Corporation for payment of their claims with respect thereto.

(f)              No Liability. None of WSFS, Bryn Mawr, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)             Withholding Rights. Each and any of WSFS, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from cash in lieu of fractional shares of WSFS Common Stock, cash dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person, such amounts or property (or portions thereof) as WSFS, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and

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paid over to the appropriate Regulatory Authority by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)             Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividend or distributions to which the holder thereof is entitled pursuant to this Agreement.

(i)               Change in Name on Certificate. If any WSFS Certificate representing shares of WSFS Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a WSFS Certificate representing shares of WSFS Common Stock in any name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Bryn Mawr

Except as Previously Disclosed, Bryn Mawr hereby represents and warrants to WSFS as follows:

4.1.         Organization, Standing, and Power.

(a)              Status of Bryn Mawr. Bryn Mawr is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Bryn Mawr is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. As of the date hereof, Bryn Mawr is a bank holding company duly registered with the Federal Reserve under the BHC Act and, upon and following completion of the Charter Conversion, will become a savings and loan holding company duly registered with the Federal Reserve under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). True, complete and correct copies of the articles of incorporation of Bryn Mawr and the bylaws of Bryn Mawr, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

(b)             Status of Bryn Mawr Bank. Bryn Mawr Bank is a direct, wholly owned Subsidiary of Bryn Mawr, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, is authorized under applicable Law to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. As of the date hereof, Bryn Mawr Bank is authorized by the Pennsylvania Department of Banking and Securities (“PDBS”) and the FDIC to engage in the business of banking as a Pennsylvania-chartered bank and, upon and following completion of the Charter Conversion, will be authorized by the OCC to engage in the business of banking as a federal savings bank. Bryn Mawr Bank is in good standing in each jurisdiction

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in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. True, complete and correct copies of the articles of incorporation and bylaws of Bryn Mawr Bank, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

4.2.         Authority of Bryn Mawr; No Breach By Agreement.

(a)              Authority. Bryn Mawr has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Bryn Mawr entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Bryn Mawr Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Bryn Mawr and Bryn Mawr Bank (including, approval by, and a determination by the boards of directors of Bryn Mawr and Bryn Mawr Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Bryn Mawr’s shareholders and Bryn Mawr Bank’s shareholder and directing the submission of this Agreement to a vote at a meeting of shareholders), subject to receipt of the Bryn Mawr Shareholder Approval. Subject to the Bryn Mawr Shareholder Approval, and assuming the due authorization, execution and delivery by WSFS, this Agreement represents a legal, valid, and binding obligation of Bryn Mawr, enforceable against Bryn Mawr in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)             No Conflicts. Subject to the receipt of the Bryn Mawr Shareholder Approval, neither the execution and delivery of this Agreement by Bryn Mawr, nor the consummation by Bryn Mawr of the transactions contemplated hereby, nor compliance by Bryn Mawr with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Bryn Mawr’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of any Bryn Mawr Entity or any resolution adopted by the board of directors or the shareholders of any Bryn Mawr Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Bryn Mawr Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any Bryn Mawr Entity under any of the terms, conditions or provisions of any Contract or Permit of any Bryn Mawr Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr.

(c)              Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the PBCL, the DGCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Bryn Mawr or Bryn Mawr Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Bryn Mawr does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

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4.3.        Capitalization of Bryn Mawr.

(a)              Ownership. The authorized capital stock of Bryn Mawr consists of (i) 100,000,000 shares of Bryn Mawr Common Stock, $1.00 par value per share and (ii) no shares of preferred stock. As of the close of business on March 4, 2021, (i) 19,930,498 shares of Bryn Mawr Common Stock (excluding treasury shares) were issued and outstanding, (ii) 4,784,270 shares of Bryn Mawr Common Stock were held by Bryn Mawr in its treasury, (iii) 459,793 shares of Bryn Mawr Common Stock were granted in respect of outstanding Bryn Mawr Restricted Stock Awards, (iv) 225 shares of Bryn Mawr Common Stock were reserved for issuance upon the exercise of outstanding Bryn Mawr Stock Options, (v) no shares of Bryn Mawr preferred stock were issued and outstanding or held by Bryn Mawr in its treasury, and (vi) 50,576 shares of Bryn Mawr Common Stock were held in a rabbi trust under a deferred compensation arrangement. As of the Effective Time, no more than (A) 24,765,569 shares of Bryn Mawr Common Stock will be issued and outstanding (excluding treasury shares), (B) 4,784,270 shares of Bryn Mawr Common Stock will be held by Bryn Mawr in its treasury, and (C) no shares of Bryn Mawr preferred stock will be issued and outstanding or held by its treasury.

(b)             Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Bryn Mawr have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Bryn Mawr has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Bryn Mawr.

(c)              Outstanding Equity Rights. Other than the Bryn Mawr Stock Options and the Bryn Mawr Restricted Stock Awards, in each case, outstanding as of the date of this Agreement and set forth in Sections 4.3(a)(iii) and 4.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of Bryn Mawr, (ii) Contracts under which Bryn Mawr is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Bryn Mawr, (iii) Contracts under which Bryn Mawr is or may become obligated to register shares of Bryn Mawr’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Bryn Mawr is a party or of which Bryn Mawr has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Bryn Mawr, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Bryn Mawr may vote. No Bryn Mawr Subsidiary owns any capital stock of Bryn Mawr.

4.4.        Bryn Mawr Subsidiaries.

(a)              Bryn Mawr has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Bryn Mawr Bank and the entities set forth in Section 4.4(a)(i) of Bryn Mawr’s Disclosure Memorandum and indirect ownership through Bryn Mawr Bank of the entities set forth in Section 4.4(a)(ii) of Bryn Mawr’s Disclosure Memorandum. The authorized capital stock of Bryn Mawr Bank consists of 600,000 shares of common stock, par value $5.00 per share (the “Bryn Mawr Bank Common Stock”), and 411,840 shares of Bryn Mawr Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Bryn Mawr Bank Common Stock are directly and beneficially owned and held by Bryn Mawr. Bryn Mawr or Bryn Mawr Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Bryn Mawr Subsidiaries.

(b)             Other Rights or Obligations. All of the issued and outstanding shares of capital stock or equity interests of Bryn Mawr Bank and, each other Bryn Mawr Subsidiary have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned by the Bryn Mawr Entity free and clear of any Lien. None of the outstanding shares of capital stock or equity interests of Bryn Mawr Bank and each other Bryn Mawr Subsidiary has been

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issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders or equity interest holder of Bryn Mawr Bank and each other Bryn Mawr Subsidiary. The deposits in Bryn Mawr Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Bryn Mawr, threatened. The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each Bryn Mawr Subsidiary comply with applicable Law.

(c)              Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the capital stock or equity interests of Bryn Mawr Bank and each other Bryn Mawr Subsidiary, (ii) Contracts under which Bryn Mawr Bank and any other Bryn Mawr Subsidiary] is or may become obligated to sell, issue, transfer, or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock or equity interests (other than to another Bryn Mawr Entity), (iii) Contracts under which Bryn Mawr Bank or any other Bryn Mawr Subsidiary is or may become obligated to register shares of capital stock, equity interests or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other Contracts to which Bryn Mawr Bank or any other Bryn Mawr Subsidiary is a party or of which such entity has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of such entity, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders or equity interest holders of Bryn Mawr Bank and each other Bryn Mawr Subsidiary may vote.

4.5.        Regulatory Reports.

(a)              Bryn Mawr’s Reports. Since December 31, 2017, Bryn Mawr has filed on a timely basis, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents required to be filed or furnished by it with any Regulatory Authority, including under any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Bryn Mawr is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)             Bryn Mawr SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Bryn Mawr Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2017 (the “Bryn Mawr SEC Reports”) is publicly available. No such Bryn Mawr SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Bryn Mawr SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Bryn Mawr has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Bryn Mawr SEC Reports.

(c)              Bryn Mawr Bank’s Reports. Since December 31, 2017, Bryn Mawr Bank has duly filed with the Federal Reserve and PDBS and any other applicable Regulatory Authorities, as the case may be, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents,

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required to be filed or furnished by it under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Bryn Mawr Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Bryn Mawr Entity since December 31, 2017.

4.6.        Financial Matters.

(a)              Financial Statements. The Bryn Mawr Financial Statements included or incorporated by reference in the Bryn Mawr SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the Bryn Mawr Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Bryn Mawr Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Bryn Mawr Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated Bryn Mawr Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Bryn Mawr as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Bryn Mawr for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)             Call Reports. The financial statements contained in the Call Reports of Bryn Mawr Bank for the periods ended December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Bryn Mawr Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Bryn Mawr Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will be prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Bryn Mawr Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Bryn Mawr Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)              Systems and Processes. Each of Bryn Mawr and Bryn Mawr Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Bryn Mawr and Bryn Mawr Bank and that are designed to (i) provide reasonable assurances regarding the reliability of Bryn Mawr Financial Statements and Bryn Mawr Bank’s financial statements and (ii) in a timely manner accumulate and communicate to Bryn Mawr and Bryn Mawr Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Bryn Mawr Financial Statements and Bryn Mawr Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Since December 31, 2017, neither Bryn Mawr nor Bryn Mawr Bank nor, to Bryn Mawr’s Knowledge, any employee, auditor, accountant

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or representative of any Bryn Mawr Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Bryn Mawr Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to credit loss reserves, write-downs, charge-offs and accruals) of any Bryn Mawr Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Bryn Mawr Entity has engaged in questionable accounting or auditing practices. No attorney representing any Bryn Mawr Entity, whether or not employed by any Bryn Mawr Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Bryn Mawr or any of its officers, directors or employees to the board of directors of Bryn Mawr or any committee thereof or to any director or officer of Bryn Mawr. To Bryn Mawr’s Knowledge, there has been no instance of fraud by any Bryn Mawr Entity, whether or not material, that occurred during any period covered by Bryn Mawr.

(d)             Records. The records, systems, controls, data and information of the Bryn Mawr Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bryn Mawr Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. Bryn Mawr (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Bryn Mawr Financial Statements and to ensure that information relating to the Bryn Mawr Entities is made known to the chief executive officer, chief financial officer or other members of executive management of Bryn Mawr by others within those entities as appropriate (A) to allow timely decisions to be made regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Bryn Mawr, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Bryn Mawr are being made only in accordance with authorizations of management and directors of Bryn Mawr and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Bryn Mawr’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Bryn Mawr’s outside auditors and the audit committee of the board of directors of Bryn Mawr (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Bryn Mawr’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Bryn Mawr’s internal controls over financial reporting. To the Knowledge of Bryn Mawr, there is no reason to believe that Bryn Mawr’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)              Auditor Independence. Since December 31, 2017, the independent registered public accounting firm engaged to express its opinion with respect to the Bryn Mawr Financial Statements included in the Bryn Mawr SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Bryn Mawr and Bryn Mawr Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Bryn Mawr or Bryn Mawr Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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4.7.        Books and Records.

Since December 31, 2017, the Books and Records of Bryn Mawr and Bryn Mawr Bank have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Bryn Mawr and Bryn Mawr Bank.

4.8.        Absence of Undisclosed Liabilities.

No Bryn Mawr Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course that are not material in amount, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Bryn Mawr as of December 31, 2020 included in the Bryn Mawr Financial Statements at and for the period ending December 31, 2020.

4.9.        Absence of Certain Changes or Events.

(a)              Since December 31, 2020, there has not been a Material Adverse Effect on Bryn Mawr.

(b)             Since December 31, 2020, except with respect to the transactions contemplated hereby, (i) the Bryn Mawr Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Bryn Mawr Entity whether or not covered by insurance, (iii) Bryn Mawr has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of Bryn Mawr’s capital stock or other equity interests (except for regular quarterly cash dividends by Bryn Mawr at a rate not in excess of $0.27 per share of Bryn Mawr Common Stock), (iv) there has not been any change in any Bryn Mawr Entity’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any Bryn Mawr Entity to officers or Key Employees or any amendment of any of the Bryn Mawr Benefit Plans other than increases or amendments in the Ordinary Course.

4.10.      Tax Matters.

(a)              All Bryn Mawr Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and Tax Returns of the Bryn Mawr Entities are correct and complete in all material respects. None of the Bryn Mawr Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Bryn Mawr Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Bryn Mawr Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Bryn Mawr Entity does not file a Tax Return that such Bryn Mawr Entity may be subject to Taxes by that jurisdiction.

(b)              None of the Bryn Mawr Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Bryn Mawr Entity or the Assets of any Bryn Mawr Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the Bryn Mawr Entities has waived any statute of limitations in respect of any Taxes.

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(c)              Each Bryn Mawr Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)             The unpaid Taxes of each Bryn Mawr Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Bryn Mawr Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Bryn Mawr Entities in filing their Tax Returns.

(e)              None of the Bryn Mawr Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Bryn Mawr Entities and other than any Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Bryn Mawr Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Bryn Mawr) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Bryn Mawr is parent), or as a transferee or successor.

(f)              During the five-year period ending on the date hereof, none of the Bryn Mawr Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Bryn Mawr Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)              Each Bryn Mawr Benefit Plan or other arrangement of a Bryn Mawr Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the requirements of Section 409A of the Internal Revenue Code and in all material respects in compliance with the terms of such plan document, in each case such that no Tax is or has been due, payable or reportable under Section 409A of the Internal Revenue Code. No Bryn Mawr Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A, Section 4999 or Section 280G of the Internal Revenue Code. No Bryn Mawr Entity is party to or has any obligations under any nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code that is required to be aggregated under Section 409A of the Internal Revenue Code with the arrangements listed on Section 4.10(g) Bryn Mawr’s Disclosure Memorandum.

(h)             None of the Bryn Mawr Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Bryn Mawr Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.11.      Assets.

Each Bryn Mawr Entity has good and marketable title to those Assets reflected in the most recent Bryn Mawr Financial Statements as being owned by such Bryn Mawr Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens,

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except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) Liens or similar security interests held by the Federal Home Loan Bank in the Ordinary Course, and (e) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Bryn Mawr is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Bryn Mawr Financial Statements (except real property sold or otherwise disposed of in the Ordinary Course since the date hereof and leases that have expired or been terminated in the Ordinary Course since the date hereof), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Bryn Mawr, the lessor. There are no pending or, to the Knowledge of Bryn Mawr, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Bryn Mawr. The Bryn Mawr Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

4.12.      Intellectual Property; Privacy.

(a)              Each Bryn Mawr Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Bryn Mawr Entity as it is currently conducted. Each Bryn Mawr Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Bryn Mawr Entity in connection with its business operations, and such Bryn Mawr Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Bryn Mawr Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Bryn Mawr threatened, which challenge the rights of any Bryn Mawr Entity with respect to Intellectual Property used, sold or licensed by such Bryn Mawr Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by any Bryn Mawr Entity. To the Knowledge of Bryn Mawr, the conduct of the business of each Bryn Mawr Entity and the use of any Intellectual Property by each Bryn Mawr Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. Since December 31, 2017, no Person has asserted to Bryn Mawr in writing that any Bryn Mawr Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.

(b)             (i) The computer, information technology and data processing systems, facilities and services used by the Bryn Mawr Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Bryn Mawr Systems”), are reasonably sufficient for the conduct of the respective businesses of the Bryn Mawr Entities as currently conducted and (ii) the Bryn Mawr Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Bryn Mawr Entities as currently conducted. To Bryn Mawr’s Knowledge, no third party has gained unauthorized access to any Bryn Mawr Systems owned or controlled by any Bryn Mawr Entity, and the Bryn Mawr Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Bryn Mawr Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Bryn Mawr Entity has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to such Bryn Mawr Entity and sufficient to reasonably maintain the operation of the respective business of such Bryn Mawr Entity in all material respects. Each Bryn Mawr Entity has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

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(c)              Since December 31, 2017, each Bryn Mawr Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Bryn Mawr’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Bryn Mawr Entity or any other Person.

4.13.      Environmental Matters.

(a)              Each Bryn Mawr Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2017, in compliance, in all material respects, with all applicable Environmental Laws.

(b)             There is no material Litigation pending or, to the Knowledge of Bryn Mawr, threatened before any Regulatory Authority or other forum in which any Bryn Mawr Entity or any of its Operating Properties or Participation Facilities (or Bryn Mawr in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Bryn Mawr Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Bryn Mawr Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or may have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr, nor is any such Order threatened.

(c)              No Hazardous Material is or has been present on, at, around or under any property, whether currently or formerly owned, leased, or operated by any Bryn Mawr Entity or any of its Operating Properties or Participation Facilities, or any other property, in quantities or concentrations that require remediation by or would give rise to Liability for any Bryn Mawr Entity pursuant to applicable Environmental Laws.

4.14.        Compliance with Laws.

(a)              Each Bryn Mawr Entity has, and since December 31, 2017, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. Since December 31, 2017, there has occurred no material Default under any such Permit and to the Knowledge of Bryn Mawr, no suspension or cancellation of any such Permit is threatened. None of the Bryn Mawr Entities:

(i)                is in Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)               is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)               subject to Section 10.15, has since December 31, 2017 received any written notification or communication from any Regulatory Authority or the staff thereof asserting that any Bryn

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Mawr Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

(b)             Each Bryn Mawr Entity is in compliance in all material respects with all applicable Laws, and all Orders or conditions imposed in writing by a Regulatory Authority to which it or its Assets may be subject. Bryn Mawr and Bryn Mawr Bank are “well-capitalized” (as that term is defined in applicable Laws).

(c)              Since December 31, 2017, Bryn Mawr Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

(d)             Since December 31, 2017, each Bryn Mawr Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Bryn Mawr Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2017, no Bryn Mawr Entity nor, to Bryn Mawr’s Knowledge, any director, officer, or employee of any Bryn Mawr Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.15.      Community Reinvestment Act Performance.

Bryn Mawr Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Bryn Mawr has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Bryn Mawr Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.      Labor Relations.

(a)              No Bryn Mawr Entity is the subject of any pending or, to the Knowledge of Bryn Mawr, threatened Litigation asserting that it or any other Bryn Mawr Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Bryn Mawr Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Bryn Mawr Entity, predecessor, or Affiliate of a Bryn Mawr Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Bryn Mawr’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Bryn Mawr Entity or Affiliate of a Bryn Mawr Entity is currently negotiating any collective bargaining agreement. To the Knowledge of Bryn Mawr, since December 31, 2017, there has not been any attempt by any Bryn Mawr Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Bryn Mawr Entity. The employment of each employee of Bryn Mawr Entity are terminable at will by the relevant Bryn Mawr Entity without any penalty, liability or severance obligation incurred by any Bryn Mawr Entity.

(b)             Section 4.16(b) of Bryn Mawr’s Disclosure Memorandum separately sets forth all of Bryn Mawr’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or

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payable, all wage arrangements, bonuses, incentives, or commissions paid since January 1, 2020, and visa and greencard application status. Bryn Mawr has made available to WSFS prior to the execution of this Agreement, a list, by employee, of all fringe benefits other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of Bryn Mawr’s Disclosure Memorandum. To Bryn Mawr’s Knowledge, no employee of any Bryn Mawr Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way materially adversely affects or restricts the performance of such employee’s duties. No Key Employee of any Bryn Mawr Entity has provided written notice to a Bryn Mawr Entity of his or her intent to terminate his or her employment with the applicable Bryn Mawr Entity as of the date hereof, and, as of the date hereof, to Bryn Mawr’s Knowledge, no Key Employee intends to terminate his or her employment with Bryn Mawr before Closing.

(c)              Section 4.16(c) of Bryn Mawr’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has personally provided services to any Bryn Mawr Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) since January 1, 2020 and which have been paid over $30,000 in any 12-month period. A copy of each Contract relating to the services provided by any such Independent Contractor to a Bryn Mawr Entity has been made available to WSFS prior to the date hereof. The Bryn Mawr Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. The Bryn Mawr Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the Bryn Mawr Entities at any point. The engagement of each Independent Contractor of each Bryn Mawr Entity is terminable upon no more than 30 days’ notice by the relevant Bryn Mawr Entity without any penalty, liability or severance obligation incurred by any Bryn Mawr Entity.

(d)             The Bryn Mawr Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)              The Bryn Mawr Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Bryn Mawr Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)              Since December 31, 2017, there have not been any claims or charges with respect to wage and hour, discrimination, disability accommodation, or other employment matters by any employee of any Bryn Mawr Entity or by any individual who has applied for employment with any Bryn Mawr Entity, nor, to Bryn Mawr’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Bryn Mawr Entity. To Bryn Mawr’s Knowledge, there are no governmental investigations open or under consideration by with the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state Regulatory Authority charged with administering or enforcing employment related Laws.

(g)              All of the Bryn Mawr Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each Bryn Mawr Entity has completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by Applicable Law and is correct and complete in all material

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respects as of the date hereof. The Bryn Mawr Entities are in compliance with the proper classification of the status of the employees and independent contractors (including for purposes of taxation and Tax reporting and under Bryn Mawr Benefit Plans).

(h)             Since December 31, 2017, none of the Bryn Mawr Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)               The Bryn Mawr Entities have (i) implemented policies and procedures to enable social distancing and remote working environments for employees of the Bryn Mawr Entities, (ii) taken commercially reasonable steps to ensure regular disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iii) required all employees who report experiencing symptoms of COVID-19 (including cough, shortness of breath or fever) to either stay home or to go home immediately, as applicable. The Bryn Mawr Entities have complied in all material respects with all applicable Laws related to the Pandemic, including “shelter in place,” “essential business” and similar Pandemic Measures and applicable Laws concerning employee leaves of absence. Section 4.16(i) of Bryn Mawr’s Disclosure Memorandum lists all of the following for the Bryn Mawr Entities since March 1, 2020, or otherwise in response to or in connection with the Pandemic or business circumstances related thereto: (i) employee furloughs; (ii) reductions in employee salary, other compensation, benefits or hours; (iii) employee lay-offs or terminations; or (iv) other material changes in employee policies, practices or terms and conditions.

4.17.      Employee Benefit Plans.

(a)              Bryn Mawr has made available to WSFS prior to the execution of this Agreement, true and correct copies (or if not written, a written summary of its terms) of each current Bryn Mawr Benefit Plan, a complete and accurate list of which is included in Section 4.17(a) of Bryn Mawr’s Disclosure Memorandum. “Bryn Mawr Benefit Plan” means any Employee Benefit Plan (including all amendments thereto) that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to, by any Bryn Mawr Entity or Bryn Mawr ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Bryn Mawr or any Bryn Mawr ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “Bryn Mawr Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of the Bryn Mawr Entity or any of its affiliates are eligible to participate. No Bryn Mawr Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Bryn Mawr has made available to WSFS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Bryn Mawr Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by DOL, the United States Internal Revenue Service (“IRS”), or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Bryn Mawr Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other Regulatory Authority regarding a Bryn Mawr Benefit Plan, and (vi) all actuarial valuations of Bryn Mawr Benefit Plans.

(b)              Each Bryn Mawr Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Bryn Mawr Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Bryn Mawr Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Bryn Mawr Benefit Plan that is intended to be qualified

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under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Bryn Mawr Benefit Plan and on which such Bryn Mawr Benefit Plan is entitled to rely. To Bryn Mawr’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Bryn Mawr Benefit Plan. Within the past three years, no Bryn Mawr Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Bryn Mawr Benefit Plan. All assets of each Bryn Mawr Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)              There are no pending, or, to Bryn Mawr’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the Bryn Mawr Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material Liability to any Bryn Mawr Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Bryn Mawr Benefit Plan.

(d)             Neither Bryn Mawr nor any Affiliate of Bryn Mawr has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Bryn Mawr Benefit Plan and no prohibited transaction has occurred with respect to any Bryn Mawr Benefit Plan that would be reasonably expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code. No Bryn Mawr Entity, Bryn Mawr Entity employee, nor any committee of which any Bryn Mawr Entity employee is a member has breached his or her fiduciary duty with respect to a Bryn Mawr Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bryn Mawr Benefit Plan. To Bryn Mawr’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Bryn Mawr or any Bryn Mawr Entity employee, has breached his or her fiduciary duty with respect to a Bryn Mawr Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bryn Mawr Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Bryn Mawr or any Affiliate of Bryn Mawr. The treatment of the Bryn Mawr Equity Awards as required under Section 2.3 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement. All Bryn Mawr Stock Options, and any other stock options granted by an Bryn Mawr Entity and outstanding at any time within the last six years, were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each such stock option has at all times been exempt from Section 409A of the Internal Revenue Code.

(e)              Neither Bryn Mawr nor any Bryn Mawr ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any material Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or material Liability with respect to: (i) any plan subject to Title IV of ERISA other than the plan set forth on Section 4.17(e) of Bryn Mawr’s Disclosure Memorandum (the “Bryn Mawr Pension Plan”), (ii) “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iv) a self-funded health or welfare benefit plan, (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)              Each Bryn Mawr Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Bryn Mawr Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Bryn Mawr Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Bryn Mawr Benefit Plan and no circumstance exists which could give rise to such Tax.

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(g)              The Bryn Mawr Pension Plan has been terminated and all assets distributed, Bryn Mawr received from the IRS a favorable determination letter on the termination of the Bryn Mawr Pension Plan, the PBGC approved the termination of the Bryn Mawr Pension Plan, and Bryn Mawr filed a final annual return on Form 5500 for the Bryn Mawr Pension Plan's final plan year. There are no outstanding Liabilities with respect to the Bryn Mawr Pension Plan, and there was no reversion of assets to any Bryn Mawr Entity in connection with the termination of the Bryn Mawr Pension Plan. No Bryn Mawr Entity, Bryn Mawr Entity employee, nor any committee of which any Bryn Mawr Entity employee is a member has breached his or her fiduciary duty with respect to any annuity purchase related to the termination of the Bryn Mawr Pension Plan.

(h)             All contributions required to be made to any Bryn Mawr Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Bryn Mawr Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Bryn Mawr.

(i)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Bryn Mawr Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any Bryn Mawr Entity to amend, merge, terminate or receive a reversion of assets from any Bryn Mawr Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.17(i) of Bryn Mawr’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who is or might be reasonably expected to be a “disqualified individual” within the meaning of Section 280G of the Internal Revenue Code and has a contractual right to pay or benefits (or increase in pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, or could otherwise be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. No Bryn Mawr Benefit Plan provides for the gross up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

4.18.       Material Contracts.

(a)              Except as otherwise reflected in the Bryn Mawr Financial Statements or the Bryn Mawr SEC Reports, none of the Bryn Mawr Entities, nor any of their respective Assets, businesses, or operations, is a party to, is bound by or receives benefits under any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the Bryn Mawr SEC Reports, (b) which prohibits or materially restricts any Bryn Mawr Entity (or, following consummation of the transactions contemplated by this Agreement, WSFS) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (c) which limits the payment of dividends by any Bryn Mawr Entity, (d) pursuant to which any Bryn Mawr Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (e) between any Bryn Mawr Entity, on the one hand, and (i) any

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officer or director of any Bryn Mawr Entity, or (ii) to the Knowledge of Bryn Mawr, any (x) record or beneficial owner of five percent or more of the voting securities of Bryn Mawr, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Bryn Mawr, on the other hand, except those of a type available to directors, officers or employees of Bryn Mawr generally, (f) that provides for indemnification by any Bryn Mawr Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (g) with or to a labor union or guild (including any collective bargaining agreement), (h) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets or rights of any Bryn Mawr Entity, taken as a whole or (i) any other Contract or amendment thereto that is material to any Bryn Mawr Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each contract, arrangement, commitment or understanding of the type described in this Section 4.18, whether or not set forth in Bryn Mawr’s Disclosure Memorandum, together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “Bryn Mawr Contracts.” With respect to each Bryn Mawr Contract: (i) the Contract is legal, valid and binding on a Bryn Mawr Entity and is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions), (ii) no Bryn Mawr Entity is in material Default thereunder, (iii) no Bryn Mawr Entity has repudiated or waived any material provision of any such Contract and (iv) no other party to any such Contract is, to the Knowledge of Bryn Mawr, in material Default thereunder. All of the Bryn Mawr Contracts have been Previously Disclosed. All of the indebtedness of any Bryn Mawr Entity for money borrowed is prepayable at any time by such Bryn Mawr Entity without penalty or premium.

(b)             With respect to each Advisory Agreement and customer agreement with respect to broker dealer activities: (i) such Contract is legal, valid and binding on a Bryn Mawr Entity and, to Bryn Mawr’s Knowledge, is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions), (ii) no Bryn Mawr Entity is in material Default thereunder, (iii) no Bryn Mawr Entity has repudiated or waived any material provision of any such Contract and (iv) no other party to any such Contract is, to the Knowledge of Bryn Mawr, in material Default thereunder.

4.19.      Agreements with Regulatory Authorities.

Subject to Section 10.15, no Bryn Mawr Entity is subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or Bryn Mawr Bank’s acceptance of brokered deposits (each, whether or not set forth in Bryn Mawr’s Disclosure Memorandum, a “Bryn Mawr Regulatory Agreement”), nor has any Bryn Mawr Entity been advised in writing or, to Bryn Mawr’s Knowledge, orally, since December 31, 2017, by any Regulatory Authority that Bryn Mawr Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Bryn Mawr Regulatory Agreement that is material to Bryn Mawr and its Subsidiaries, taken as a whole.

4.20.      Investment Securities.

(a)              Each Bryn Mawr Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Bryn Mawr Financial Statements or in the Bryn Mawr SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Bryn Mawr Entity. Such securities are valued on the books of Bryn Mawr in accordance with GAAP in all material respects.

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(b)             Each Bryn Mawr Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Bryn Mawr believes are prudent and reasonable in the context of their respective businesses, and each Bryn Mawr Entity has, since December 31, 2017, been in compliance with such policies, practices and procedures in all material respects.

4.21.      Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Bryn Mawr Entity or by any Bryn Mawr Entity for the account of a customer of any Bryn Mawr Entity (a) were entered into by such Bryn Mawr Entity in the Ordinary Course and in accordance with prudent banking practice and in all material respects with all applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Bryn Mawr Entity party thereto and, to the Knowledge of Bryn Mawr, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. Bryn Mawr Entities and, to the Knowledge of Bryn Mawr, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Bryn Mawr, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Bryn Mawr Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Bryn Mawr Entities in accordance with GAAP.

4.22.      Legal Proceedings.

(a)              There is no Litigation instituted or pending, or, to the Knowledge of Bryn Mawr, threatened against any Bryn Mawr Entity, or against any current or former director, officer or employee of a Bryn Mawr Entity in their capacities as such or against any Employee Benefit Plan of any Bryn Mawr Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Bryn Mawr Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. Section 4.22(a) of Bryn Mawr’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Bryn Mawr Entity is a party. Section 4.22(a) of Bryn Mawr’s Disclosure Memorandum sets forth a list of all Orders to which any Bryn Mawr Entity is subject.

(b)             There is no Order imposed upon any Bryn Mawr Entity or the Assets of any Bryn Mawr Entity (or that, upon consummation of the Mergers, would apply to any Bryn Mawr Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Bryn Mawr Entity.

4.23.      Statements True and Correct.

(a)              None of the information supplied or to be supplied by any Bryn Mawr Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Bryn Mawr Entities and other portions within the reasonable control of Bryn Mawr Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)             None of the information supplied or to be supplied by any Bryn Mawr Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Bryn Mawr Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and

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such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of Bryn Mawr, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Bryn Mawr Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Bryn Mawr Meeting.

4.24.      State Takeover Statutes and Takeover Provisions.

Bryn Mawr has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). Bryn Mawr has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions. No Bryn Mawr Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of WSFS entitled to vote in the election of WSFS’s directors.

4.25.      Opinion of Financial Advisor.

The board of directors of Bryn Mawr has received the opinion of Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Keefe, Bruyette & Woods, Inc., as set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Bryn Mawr Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26.      Tax and Regulatory Matters.

No Bryn Mawr Entity or, to the Knowledge of Bryn Mawr, any Affiliate thereof has taken or agreed to take any action, and Bryn Mawr does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.      Loan Matters.

(a)              No Bryn Mawr Entity is a party to any written or oral Loan in which any Bryn Mawr Entity is a creditor which as of December 31, 2020, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of February 28, 2021, 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of Bryn Mawr’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Bryn Mawr Entities that, as of December 31, 2020 (i) had an outstanding balance of $500,000 or more and were classified by Bryn Mawr as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Pass-Watch” or words of similar import, or (ii) are subject to a deferral or payment modification (including the date on which such Loans are to return to the contractual payment schedule in place prior to the deferral or payment modification), in each case (i) and (ii), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of December 31, 2020.

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(b)             Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Bryn Mawr Entity and are complete and correct in all material respects.

(c)              Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Bryn Mawr’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)             None of the Contracts pursuant to which any Bryn Mawr Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than first payment post-sale defaults) by the obligor on any such Loan.

(e)              (i) Section 4.27(e) of Bryn Mawr’s Disclosure Memorandum sets forth a list of all Loans as of February 28, 2021 by Bryn Mawr to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any Bryn Mawr Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)               No Bryn Mawr Entity is now nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28.      Allowance for Credit Losses on Loans and Leases.

The allowance for credit losses (“ACL”) on loans and leases (formerly the Allowance for Loan and Lease Losses prior to the adoption of Accounting Standards Update 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments” on January 1, 2020) reflected in the Bryn Mawr Financial Statements was, as of the date of each of the Bryn Mawr Financial Statements, in the opinion of management of Bryn Mawr, in compliance with Bryn Mawr’s existing methodology for determining the adequacy of the ACL on loans and leases and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

4.29.      Insurance.

Except to the extent that such Bryn Mawr Entities have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr, Bryn Mawr Entities are insured with reputable insurers against such risks and in such amounts as the management of Bryn Mawr reasonably has determined to be prudent and consistent with industry practice. The Bryn Mawr Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Bryn Mawr Entities, Bryn Mawr or Bryn Mawr Bank is the

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sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Bryn Mawr’s Knowledge, no Bryn Mawr Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Bryn Mawr’s Knowledge, is the termination of any such policies threatened.

4.30.      Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., a Stifel Company, neither Bryn Mawr nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.31.      Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including but not limited to extensions of credit, between any Bryn Mawr Entity, on the one hand, and (a) any officer or director of any Bryn Mawr Entity, (b) any (i) record or beneficial owner of five percent or more of the voting securities of Bryn Mawr or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Bryn Mawr, on the other hand, except those, in each case, of a type available to employees of Bryn Mawr generally and, in the case of Bryn Mawr Bank, that are fully compliant with Regulation O, Regulation W, and Section 18(z) of the FDIA, 12 U.S.C. § 1828(z).

4.32.      Investment Advisory Services.

(a)              Neither Bryn Mawr nor any Bryn Mawr Subsidiary currently serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor currently acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or any analogous applicable state Law. Bryn Mawr Bank offers Investment Advisory Services either through a third party or pursuant to an exemption from registration under the Investment Advisers Act and any analogous applicable state Law. Bryn Mawr Bank is not conducting any activities that would require it to be registered with the SEC as an investment adviser under the Investment Advisers Act or any analogous applicable state Law.

(b)             Section 4.32(b) of Bryn Mawr’s Disclosure Memorandum lists each Bryn Mawr Entity that provides, or has at any time since December 31, 2017 provided, Investment Advisory Services to any person (each such entity, an “Bryn Mawr Advisory Entity”) and each third party that provides Investment Advisory Services to customers of any Bryn Mawr Entity pursuant to a Contract between such third party and such Bryn Mawr Entity (each such third party, a “TP Advisory Entity,” and collectively with Bryn Mawr Advisory Entities, the “Advisory Entities”). With respect to each Advisory Entity (but solely with respect to the TP Advisory Entities in Sections 4.32(b)(iii), (iv), (vi), (viii) and (ix) to the Knowledge of Bryn Mawr):

(i)                Each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law is or was so registered and operated since December 31, 2017 in compliance with all Laws applicable to it or its business. Each such Advisory Entity has, or since December 31, 2017 had, all registrations, Permits, exemptions, Orders and Consents required for the operation of its business or ownership of its Assets.

(ii)               Each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, has been and is in all material respects in compliance with each Advisory Agreement to which it is a party under which it provides Investment Advisory Services. Each Advisory Agreement includes all provisions required by and complies in all respects with applicable Law.

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(iii)              Bryn Mawr has provided to WSFS form Advisory Agreements that are substantially similar, and conform in all material respects, to the Advisory Agreements in place between customers of any Bryn Mawr Entity and any Bryn Mawr Advisory Entity.

(iv)              Each Advisory Entity is in compliance with its obligations under ERISA to the extent applicable to such Advisory Entity.

(v)               Each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since December 31, 2017, (A) written policies and procedures reasonably designed to prevent violation, by the Advisory Entity and its supervised persons, of applicable Law (B) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (C) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (D) written cyber security and identity theft policies and procedures, (E) written supervisory procedures and a supervisory control system, (F) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (G) written recordkeeping policies and procedures and (H) any other policies required to be maintained by such Bryn Mawr Advisory Entity under applicable law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act.

(vi)             With respect to each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, (A) none of such Advisory Entity, its control persons, its directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to Bryn Mawr’s Knowledge, any of such Advisory Entity’s other “associated persons” (as defined in the Investment Advisers Act) is, or at any time since December 31, 2017 was (1) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (2) subject to ineligibility pursuant to Section 9(a) of the Investment Company Act to serve as investment adviser of an investment company registered under the Investment Company Act, (3) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (4) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (1), (2), (3) or (4), such Bryn Mawr Advisory Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (B) is there any proceeding pending or, to Bryn Mawr’s Knowledge, threatened by any Regulatory Authority that would reasonably be expected to result in the ineligibility or disqualification of such Bryn Mawr Advisory Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(vii)            There are no unresolved issues with the SEC with respect to any Advisory Entity.

(viii)            As of the date hereof, no Advisory Entity is subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Regulatory Authority with respect to its Investment Advisory Services.

(ix)              No Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, is prohibited from charging fees to any person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement.

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(c)                No Consent or deemed Consent is required under any Advisory Agreement or applicable Law in connection with this Agreement and the transactions contemplated hereby. Since December 31, 2017, all transfers of Assets between Bryn Mawr Entities relating to the Investment Advisory Services were conducted in accordance with applicable Law and any Consents or deemed Consents required under any Advisory Agreement.

4.33.      Broker-Dealer Activities.

(a)             Neither Bryn Mawr nor any Bryn Mawr Subsidiary is a broker-dealer required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any analogous applicable state Law. Neither Bryn Mawr nor any Bryn Mawr Subsidiary is conducting, nor has at any time since December 31, 2017 conducted, broker-dealer activities.

(b)             Section 4.33(b) of Bryn Mawr’s Disclosure Memorandum lists each third party that provides broker-dealer services to customers of any Bryn Mawr Entity pursuant to a Contract between such third party and such Bryn Mawr Entity (each such third party, a “Broker-Dealer Entity”).

(i)                Each Broker-Dealer Entity that is, or since December 31, 2017 was, required to register as a broker-dealer under the Exchange Act or under any analogous applicable state Law is, and has been at all times since December 31, 2017, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities Laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification or has perfected and maintained an exemption from such registration. Each such Broker-Dealer Entity is, or since December 31, 2017 was, a member in good standing of FINRA and each other Self-Regulatory Organization where the conduct of its business requires such membership.

(ii)               To the Knowledge of Bryn Mawr, each Broker-Dealer Entity, since December 31, 2017, each Form BD or amendment to Form BD of each Broker-Dealer Entity the business of which requires, or since December 31, 2017 required, such filings, as of the date of filing with the SEC and FINRA, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)             To the extent applicable, no Broker-Dealer Entity is, or since December 31, 2017 was, nor is any Affiliate of any Broker-Dealer Entity, nor, to the Knowledge of Bryn Mawr, any “associated person” as defined in the Exchange Act, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Broker-Dealer Entities as broker-dealers, municipal securities dealers, government securities brokers or government securities dealers under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the laws of other jurisdictions, and there is no formal proceeding or written notice of investigation (or, to Bryn Mawr’s Knowledge, any informal proceeding, non-public, formal proceeding or investigation) by any Regulatory Authority, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

4.34.      Insurance Subsidiary.

Except as those that have not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Bryn Mawr, (a) since December 31, 2017, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Bryn Mawr Subsidiary (“Bryn Mawr Agent”) wrote, sold, produced, managed, administered or procured business for a Bryn

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Mawr Subsidiary, such Bryn Mawr Agent was, at the time the Bryn Mawr Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable Law, (b) no Bryn Mawr Agent has been since December 31, 2017, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Bryn Mawr Agent’s writing, sale, management, administration or production of insurance business for any Bryn Mawr Insurance Subsidiary and (c) each Bryn Mawr Agent was appointed by Bryn Mawr or a Bryn Mawr Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Bryn Mawr Agent were undertaken in compliance with applicable insurance Laws. Except as those that have not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Bryn Mawr, (i) since December 31, 2017, Bryn Mawr and the Bryn Mawr Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Bryn Mawr Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Bryn Mawr Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.35.       No Other Representations and Warranties.

(a)             Except for the representations and warranties in this ARTICLE 4 Bryn Mawr does not make any express or implied representation or warranty with respect to the Bryn Mawr Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bryn Mawr hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Bryn Mawr in this ARTICLE 4, Bryn Mawr does not make and has not made any representation to WSFS or any of WSFS’s Affiliates or Representatives with respect to any oral or written information presented to WSFS or any of WSFS’s Affiliates or Representatives in the course of their due diligence investigation of Bryn Mawr (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)             WSFS acknowledges and agrees that Bryn Mawr has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF WSFS

Except as Previously Disclosed, WSFS hereby represents and warrants to Bryn Mawr as follows:

5.1.         Organization, Standing, and Power.

(a)             Status of WSFS. WSFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. WSFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS is a savings and loan holding company duly registered with the Federal Reserve under the HOLA. True, complete and correct copies of the certificate of incorporation of WSFS and the bylaws of WSFS, each as in effect as of the date of this Agreement, have been delivered or made available to Bryn Mawr.

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(b)             Status of WSFS Bank. WSFS Bank is a direct, wholly owned Subsidiary of WSFS, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. WSFS Bank is authorized by the OCC to engage in the business of banking as a federal savings bank. WSFS Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. True, complete and correct copies of the articles of association and bylaws of WSFS Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Bryn Mawr.

5.2.         Authority of WSFS; No Breach By Agreement.

(a)             Authority. WSFS has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of WSFS entitled to vote on this Agreement and the Merger and the approval of the issuance of WSFS Common Stock pursuant to this Agreement by a majority of the votes cast by holders of shares of WSFS Common Stock at the WSFS Meeting to approve the WSFS Share Issuance as contemplated by Section 7.1 (the “WSFS Stockholder Approval ”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of WSFS (including, approval by, and a determination by all of the members of the boards of directors of WSFS and WSFS Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of WSFS’s stockholders and WSFS Bank’s stockholder and directing the submission of this Agreement, and the WSFS Share Issuance proposal to a vote at a meeting of stockholders), subject to receipt of the WSFS Stockholder Approval. Subject to the WSFS Stockholder Approval, and assuming the due authorization, execution and delivery by Bryn Mawr, this Agreement represents a legal, valid, and binding obligation of WSFS, enforceable against WSFS in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)             No Conflicts. Subject to the receipt of the WSFS Stockholder Approval, neither the execution and delivery of this Agreement by WSFS, nor the consummation by WSFS of the transactions contemplated hereby, nor compliance by WSFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WSFS’s certificate of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of WSFS Bank and any other WSFS Entity or any resolution adopted by the board of directors or the stockholders of any WSFS Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any WSFS Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any WSFS Entity under any of the terms, conditions or provisions of any Contract or Permit of any WSFS Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.

(c)             Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the PBCL, the DGCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by

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WSFS or WSFS Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, WSFS does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3.         Capitalization of WSFS.

(a)             Ownership. The authorized capital stock of WSFS consists of (i) 90,000,000 shares of WSFS Common Stock, $0.01 par value per share, and (ii) 7,500,000 shares of preferred stock, $0.01 par value per share. As of the close of business on March 8, 2021, (i) 47,503,067 shares of WSFS Common Stock (excluding treasury shares) were issued and outstanding, (ii) 10,086,936 shares of WSFS Common Stock were held by WSFS in its treasury, (iii) 322,349 shares of WSFS Common Stock were granted in respect of outstanding WSFS Restricted Stock Awards, (iv) 505,682 shares of WSFS Common Stock were reserved for issuance upon the exercise of outstanding WSFS Stock Options, and (v) no shares of WSFS preferred stock were issued and outstanding or held by WSFS in its treasury. As of the Effective Time, no more than (A) 48,000,000 shares of WSFS Common Stock will be issued and outstanding (excluding treasury shares), (B) 10,600,000 shares of WSFS Common Stock will be held by WSFS in its treasury, and (C) no shares of WSFS preferred stock will be issued and outstanding or held by its treasury.

(b)             Other Rights or Obligations. All of the issued and outstanding shares of capital stock of WSFS have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of WSFS has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of WSFS.

(c)             Outstanding Equity Rights. Other than the WSFS Stock Options and the WSFS Restricted Stock Awards, in each case, outstanding as of the date of this Agreement and set forth in Sections 5.3(a)(iii) and 5.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of WSFS or WSFS Bank, (ii) Contracts under which WSFS or WSFS Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of WSFS (other than to WSFS or WSFS Bank), (iii) Contracts under which WSFS is or may become obligated to register shares of WSFS’s capital stock or other securities under the Securities Act, (iv) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which WSFS or WSFS Bank is a party or of which WSFS has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of WSFS or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of WSFS may vote. No WSFS Subsidiary owns any capital stock of WSFS.

5.4.         WSFS Subsidiaries.

WSFS or WSFS Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the WSFS Subsidiaries. The deposits in WSFS Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of WSFS, threatened. The articles of incorporation or association, bylaws, or other governing documents of each WSFS Subsidiary comply with applicable Law.

5.5.         Regulatory Reports.

(a)             WSFS’s Reports. Since December 31, 2017, WSFS has filed on a timely basis, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents required to be filed or furnished by it with any Regulatory Authority, including under any and all federal and

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state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. WSFS is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)             WSFS SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any WSFS Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2017 (the “WSFS SEC Reports”) is publicly available. No such WSFS SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all WSFS SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of WSFS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the WSFS SEC Reports.

(c)             WSFS Bank’s Reports. WSFS Bank has duly filed with the OCC and any other applicable Regulatory Authorities, as the case may be, all reports, forms, returns, filings, information, data, registrations, submissions, statements, certifications, and documents, required to be filed or furnished by it under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any WSFS Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any WSFS Entity since December 31, 2017.

5.6.         Financial Matters.

(a)             Financial Statements. The WSFS Financial Statements included or incorporated by reference in the WSFS SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the WSFS Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the WSFS Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the WSFS Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated WSFS Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of WSFS as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of WSFS for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

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(b)             Call Reports. The financial statements contained in the Call Reports of WSFS Bank for the periods ended December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of WSFS Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of WSFS Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)             Systems and Processes. Each of WSFS and WSFS Bank have in place sufficient systems and processes that are customary for a financial institution of the size of WSFS and WSFS Bank and that are designed to (i) provide reasonable assurances regarding the reliability of WSFS Financial Statements and WSFS Bank’s financial statements and (ii) in a timely manner accumulate and communicate to WSFS and WSFS Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in WSFS Financial Statements and WSFS Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Since December 31, 2017, neither WSFS nor WSFS Bank nor, to WSFS’s Knowledge, any employee, auditor, accountant or representative of any WSFS Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of WSFS Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to credit loss reserves, write-downs, charge-offs and accruals) of any WSFS Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any WSFS Entity has engaged in questionable accounting or auditing practices. No attorney representing any WSFS Entity, whether or not employed by any WSFS Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by WSFS or any of its officers, directors or employees to the board of directors of WSFS or any committee thereof or to any director or officer of WSFS. To WSFS’s Knowledge, there has been no instance of fraud by any WSFS Entity, whether or not material, that occurred during any period covered by WSFS.

(d)             Records. The records, systems, controls, data and information of the WSFS Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the WSFS Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the WSFS Financial Statements and to ensure that information relating to the WSFS Entities is made known to the chief executive officer, chief financial officer or other members of executive management of WSFS by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of WSFS, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of WSFS are being made only in accordance with authorizations of management and directors of WSFS and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of WSFS’s Assets that could have a material effect on its financial statements and

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(ii) has disclosed, based on its most recent evaluation prior to the date hereof, to WSFS’s outside auditors and the audit committee of the board of directors of WSFS (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect WSFS’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WSFS’s internal controls over financial reporting. To the Knowledge of WSFS, there is no reason to believe that WSFS’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)             Auditor Independence. Since December 31, 2017, the independent registered public accounting firm engaged to express its opinion with respect to the WSFS Financial Statements included in the WSFS SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for WSFS and the WSFS Bank has not resigned or been dismissed as a result of or in connection with any disagreements with WSFS or WSFS Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(f)              Books and Records. Since December 31, 2017, the Books and Records of WSFS and WSFS Bank have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by WSFS and WSFS Bank.

5.7.         Absence of Undisclosed Liabilities.

No WSFS Entity has incurred any Liability except for Liabilities (a) incurred in the Ordinary Course that are not material in amount, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of WSFS as of December 31, 2020 included in the WSFS Financial Statements at and for the period ending December 31, 2020.

5.8.         Absence of Certain Changes or Events.

Since December 31, 2020, there has not been a Material Adverse Effect on WSFS.

5.9.         Tax Matters.

(a)             All WSFS Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and Tax Returns of the WSFS Entities are correct and complete in all material respects. None of the WSFS Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the WSFS Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the WSFS Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any WSFS Entity does not file a Tax Return that such WSFS Entity may be subject to Taxes by that jurisdiction.

(b)             None of the WSFS Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any WSFS Entity or the Assets of any WSFS Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the WSFS Entities has waived any statute of limitations in respect of any Taxes.

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(c)              Each WSFS Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)             The unpaid Taxes of each WSFS Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such WSFS Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the WSFS Entities in filing their Tax Returns.

(e)             None of the WSFS Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the WSFS Entities and other than any Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the WSFS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was WSFS) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which WSFS is parent), or as a transferee or successor.

(f)              During the five-year period ending on the date hereof, none of the WSFS Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the WSFS Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)             None of the WSFS Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the WSFS Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

5.10.      Compliance with Laws.

(a)             Each WSFS Entity has, and since December 31, 2017, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Since December 31, 2017, there has occurred no material Default under any such Permit and to the Knowledge of WSFS no suspension or cancellation of any such Permit is threatened. None of the WSFS Entities:

(i)                is in Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)               is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)              subject to Section 10.15, has since December 31, 2017 received any written notification or communication from any Regulatory Authority or the staff thereof asserting that any WSFS Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

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(b)             Each WSFS Entity is in compliance in all material respects with all applicable Laws, and all Orders or conditions imposed in writing by a Regulatory Authority to which it or its Assets may be subject. WSFS and WSFS Bank are “well-capitalized” (as that term is defined in applicable Laws).

(c)             WSFS Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and WSFS has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in WSFS Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.11.      Agreements with Regulatory Authorities.

Subject to Section 10.15, no WSFS Entity is subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or WSFS Bank’s acceptance of brokered deposits (each, whether or not set forth in WSFS’s Disclosure Memorandum, a “WSFS Regulatory Agreement”), nor has any WSFS Entity been advised in writing or, to WSFS’s Knowledge, orally, since December 31, 2017, by any Regulatory Authority that WSFS Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such WSFS Regulatory Agreement that is material to WSFS and its Subsidiaries, taken as a whole.

5.12.      Legal Proceedings.

(a)             There is no Litigation instituted or pending, or, to the Knowledge of WSFS, threatened against any WSFS Entity, or against any current or former director, officer or employee of a WSFS Entity in their capacities as such or against any Employee Benefit Plan of any WSFS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any WSFS Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Section 5.12(a) of WSFS’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any WSFS Entity is a party. Section 5.12(a) of WSFS’s Disclosure Memorandum sets forth a list of all Orders to which any WSFS Entity is subject.

(b)            There is no Order imposed upon any WSFS Entity or the Assets of any WSFS Entity (or that, upon consummation of the Mergers, would apply to any WSFS Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any WSFS Entity.

5.13.      Statements True and Correct.

(a)             None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to WSFS Entities and other portions within the reasonable control of WSFS Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

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(b)             None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a WSFS Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the stockholders of WSFS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the WSFS Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the WSFS Meeting.

5.14.      Tax and Regulatory Matters.

No WSFS Entity or, to the Knowledge of WSFS, any Affiliate thereof has taken or agreed to take any action, and WSFS does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15.      Brokers and Finders.

Except for Piper Sandler & Co., neither WSFS nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.16.      Opinion of Financial Advisor.

The board of directors of WSFS has received the opinion of Piper Sandler & Co. which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Piper Sandler & Co. as set forth therein, the Merger Consideration to be paid to the holders of Bryn Mawr Common Stock in the Merger is fair, from a financial point of view, to WSFS. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.17.      Employee Benefit Plans.

(a)             Each WSFS Benefit Plan is and has been maintained in all material respects in compliance with the terms of such WSFS Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each WSFS Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the WSFS Benefit Plan and on which such WSFS Benefit Plan is entitled to rely. To WSFS’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such WSFS Benefit Plan.

(b)             There are no pending, or, to WSFS’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the WSFS Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material Liability to any WSFS Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any WSFS Benefit Plan.

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(c)             Each WSFS Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(d)             All contributions required to be made to any WSFS Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any WSFS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of WSFS.

5.18.      Information Security.

To WSFS’s Knowledge, since December 31, 2017, no third party has gained unauthorized access to any WSFS Systems owned or controlled by any WSFS Entity, and the WSFS Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the WSFS Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each WSFS Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards applicable to such WSFS Entity and sufficient to reasonably maintain the operation of the respective business of such WSFS Entity in all material respects. Each WSFS Entity has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

5.19.        Loan Matters.

(a)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS, each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a WSFS Entity and are complete and correct in all material respects.

(b)             Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Bryn Mawr’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c)             All Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any WSFS Entity are and were originated in compliance in all material respects with all applicable Laws.

5.20.      State Takeover Statutes and Takeover Provisions.

WSFS has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any Takeover Statutes. WSFS has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,”

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“voting requirement,” “constituency requirement” or other related provisions. No WSFS Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Bryn Mawr entitled to vote in the election of Bryn Mawr’s directors.

5.21.      No Other Representations and Warranties.

(a)             Except for the representations and warranties in this ARTICLE 5, WSFS does not make any express or implied representation or warranty with respect to the WSFS Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WSFS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by WSFS in this ARTICLE 5, WSFS does not make and has not made any representation to Bryn Mawr or any of Bryn Mawr’s Affiliates or Representatives with respect to any oral or written information presented to Bryn Mawr or any of Bryn Mawr’s Affiliates or Representatives in the course of their due diligence investigation of WSFS (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)               Bryn Mawr acknowledges and agrees that WSFS has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.         Affirmative Covenants of Bryn Mawr.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.1 of Bryn Mawr’s Disclosure Memorandum, Bryn Mawr shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Bryn Mawr will use reasonable best efforts to provide WSFS with prior written notice of any actions Bryn Mawr or any Bryn Mawr Entity takes with respect to the Pandemic, including Pandemic Measures, that differ from or are inconsistent with actions taken by Bryn Mawr with respect to the Pandemic prior to the date of this Agreement, to the extent such actions would otherwise require consent of WSFS under this Section 6.1 or Section 6.2 or would have a material impact on Bryn Mawr or any of its Subsidiaries.

6.2.         Negative Covenants of Bryn Mawr.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.2 of Bryn Mawr’s Disclosure Memorandum, Bryn Mawr covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)             amend the articles of incorporation or association, bylaws or other governing instruments of any Bryn Mawr Entity;

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(b)             incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course) (it being understood and agreed that the incurrence of indebtedness in the Ordinary Course shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements);

(c)             (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Bryn Mawr Entity (except for the acceptance of shares of Bryn Mawr Common Stock as payment for the exercise of Bryn Mawr Stock Options or for withholding taxes incurred in connection with the exercise of Bryn Mawr Stock Options or the vesting or settlement of Bryn Mawr Restricted Stock Awards and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Bryn Mawr’s capital stock or other equity interests (except for (x) regular quarterly cash dividends by Bryn Mawr at a rate not in excess of $0.27 per share, increasing to $0.28 per share beginning in the third quarter of 2021, of Bryn Mawr Common Stock, and required dividends in respect of its trust preferred securities and (y) dividends paid by any of Bryn Mawr's wholly owned Subsidiaries in the Ordinary Course);

(d)             issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Bryn Mawr Common Stock or any other capital stock of any Bryn Mawr Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, except pursuant to the exercise of Bryn Mawr Stock Options or the vesting or settlement of Bryn Mawr Restricted Stock Awards (and dividend equivalents thereon, if any), in each case, granted under the Bryn Mawr Stock Plans prior to the date of this Agreement;

(e)             directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Bryn Mawr Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bryn Mawr Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Bryn Mawr Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Bryn Mawr Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)              (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of Bryn Mawr, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Bryn Mawr Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)             (i) grant any increase in compensation or benefits to the employees or officers of any Bryn Mawr Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Bryn Mawr), in the Ordinary Course that do not exceed,

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in the aggregate 1% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Bryn Mawr Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Bryn Mawr Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Bryn Mawr Entity (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000 or (vii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h)             enter into, amend or renew any employment or independent contractor Contract between any Bryn Mawr Entity and any Person requiring payments thereunder in excess of $100,000 in any 12-month period that the Bryn Mawr Entity does not have the unconditional right to terminate with more than 30 days’ notice without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)               except with respect to a Bryn Mawr Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Bryn Mawr Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Bryn Mawr Benefit Plan, terminate or withdraw from, or amend, any Bryn Mawr Benefit Plan, (ii) make any distributions from such Bryn Mawr Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Bryn Mawr Benefit Plan;

(j)               except in each case as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, as applicable, make any material change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any material Tax election, Tax accounting method, taxable year or period; amend any material Tax Returns; extend or waive any statute of limitations with respect to the assessment or determination of Taxes; settle or compromise any material Tax liability of any Bryn Mawr Entity, enter into any closing agreement with respect to any material Tax; surrender any right to claim a material Tax refund; secure a PPP Loan; or claim any other Tax relief or Tax benefit under a COVID-19 Relief Law;

(k)             commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Bryn Mawr Entity for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or Assets of any Bryn Mawr Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)              (i) enter into, renew, extend, modify, amend or terminate any Bryn Mawr Contract, any material Advisory Agreement or material customer agreement with respect to broker dealer activities, or any Contract which would be a Bryn Mawr Contract if it were in existence on the date hereof or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m)            (i) enter into any new line of business or, except as required by policies imposed by a Regulatory Authority, change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing

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or buying or selling rights to service Loans except as required by policies imposed by a Regulatory Authority or (iii) change or revoke any systems of internal accounting controls or disclosure controls;

(n)             make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by Bryn Mawr to WSFS;

(o)             materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, other than (i) in the Ordinary Course or (ii) as may be required by GAAP or policies imposed by a Regulatory Authority;

(p)             take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(q)             make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Bryn Mawr), except (i) new Loans not in excess of $10,000,000 or (ii) existing Loans or commitments for Loans that would not cause the aggregate extension for credit for an existing relationship to exceed $15,000,000, unless the renewal, amendment, modification or other change to an existing Loan would cause such Loan or Loans to exceed $10,000,000; provided, that any consent from WSFS sought pursuant to this Section 6.2(q) shall not be unreasonably withheld, conditioned or delayed; provided, further, that, if WSFS does not respond to any such request for consent within three business days after the relevant loan package is provided to WSFS, such non-response shall be deemed to constitute consent pursuant to this Section 6.2(q);

(r)              take any action that is intended to or which would reasonably be expected to adversely affect, impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement;

(s)             notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants, and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(t)              agree to take, make any commitment to take, or adopt any resolutions of Bryn Mawr’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.         Covenants of WSFS.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bryn Mawr shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.3 WSFS’s Disclosure Memorandum, WSFS covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)             amend the articles of incorporation, bylaws or other governing instruments of WSFS or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) of WSFS in a manner that would adversely affect Bryn Mawr or the holders of Bryn Mawr Common Stock adversely relative to other holders of WSFS Common Stock;

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(b)             adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of WSFS;

(c)             take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(d)             take any action that is intended to or which would reasonably be expected to adversely affect, impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement;

(e)             notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants, and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f)              agree to take, make any commitment to take, or adopt any resolutions of WSFS’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.         Registration Statement; Joint Proxy/Prospectus; Stockholder Approval.

(a)             WSFS and Bryn Mawr shall promptly prepare and file with the SEC, the Joint Proxy/Prospectus and WSFS shall prepare and file with the SEC the Registration Statement (including the Joint Proxy/Prospectus) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. WSFS and Bryn Mawr agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus. Each of WSFS and Bryn Mawr agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to promptly thereafter mail or deliver the Joint Proxy/Prospectus (including the Registration Statement) to the respective stockholders of each of Bryn Mawr and WSFS. WSFS also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Bryn Mawr shall furnish all information concerning Bryn Mawr and the holders of Bryn Mawr Common Stock as may be reasonably requested in connection with any such action.

(b)             Each of Bryn Mawr and WSFS shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Bryn Mawr Meeting” and the “WSFS Meeting” respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Bryn Mawr Shareholder Approval and the WSFS Stockholder Approval and, such other matters of the type customarily brought before an annual or special meeting of stockholders. Bryn Mawr and WSFS shall use their reasonable best efforts to cooperate to hold the Bryn Mawr Meeting and the WSFS Meeting, which such meetings may be held virtually subject to applicable Law and the organizational documents of Bryn Mawr and WSFS, as the case may be, on the same day and at the same time, and to set the same record date for each such meeting.

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(c)             Subject to Section 7.2, the board of directors of each of Bryn Mawr and WSFS shall (i) recommend to its respective stockholders the approval of (A) this Agreement and the transactions contemplated hereby, in the case of Bryn Mawr (the “Bryn Mawr Recommendation”), and (B) this Agreement and the transactions contemplated hereby, including the WSFS Share Issuance, in the case of WSFS (the “WSFS Recommendation”), (ii) include such Bryn Mawr Recommendation and WSFS Recommendation in the Joint Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the Bryn Mawr Shareholder Approval, in the case of Bryn Mawr, and the WSFS Stockholder Approval, in the case of WSFS.

(d)             Subject to Section 7.2(d), neither the board of directors of Bryn Mawr nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to WSFS, the Bryn Mawr Recommendation, (ii) fail to make the Bryn Mawr Recommendation, in the Joint Proxy/Prospectus, or otherwise submit this Agreement to its stockholders without recommendation, (iii) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Bryn Mawr Recommendation, in each case within ten Business Days (or such fewer number of days as remains prior to the Bryn Mawr Meeting) after an Acquisition Proposal is made public or any request by the other party to do so, (iv) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, or (v) take any action, or make any public statement, filing or release inconsistent with the Bryn Mawr Recommendation, or submit this Agreement to the Bryn Mawr’s shareholders without recommendation (any of the foregoing being a “Change in the Bryn Mawr Recommendation”).

(e)             Subject to 7.2(e), neither the board of directors of WSFS nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Bryn Mawr, the WSFS Recommendation, (ii) fail to make the WSFS Recommendation, in the Joint Proxy/Prospectus, or otherwise submit this Agreement to its stockholders without recommendation, or (iii) take any action, or make any public statement, filing or release inconsistent with the WSFS Recommendation, or submit this Agreement and the WSFS Share Issuance to the WSFS’s stockholders without recommendation (any of the foregoing being a “Change in the WSFS Recommendation”).

(f)              Bryn Mawr or WSFS, as applicable, shall adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled there are insufficient shares of Bryn Mawr Common Stock or WSFS Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Bryn Mawr or WSFS shall also adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled, Bryn Mawr or WSFS, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the Bryn Mawr Shareholder Approval or the WSFS Stockholder Approval. Notwithstanding anything to the contrary herein, each of the WSFS Meeting and Bryn Mawr Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of WSFS and Bryn Mawr at the WSFS Meeting and Bryn Mawr Meeting, respectively, for the purpose of voting on the approval of this Agreement and the WSFS Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either WSFS or Bryn Mawr of such obligation. Each of WSFS and Bryn Mawr shall only be required to adjourn or postpone the WSFS Meeting and Bryn Mawr Meeting, as the case may be, two times pursuant to the first sentence of this Section 7.1(f).

7.2.         Acquisition Proposals.

(a)             No Bryn Mawr Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any

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other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of Bryn Mawr, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of this Section 7.2, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Bryn Mawr shall constitute a breach of this Section 7.2 by Bryn Mawr. In addition to the foregoing, Bryn Mawr shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)             Notwithstanding anything to the contrary in Section 7.2(a), if Bryn Mawr or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to the Bryn Mawr Shareholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Bryn Mawr and its Representatives may, prior to (but not after) the Bryn Mawr Meeting, take the following actions if the board of directors of Bryn Mawr (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Bryn Mawr’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to WSFS (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Bryn Mawr): (A) furnish information to (but only if Bryn Mawr shall have provided such information to WSFS prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.

(c)             Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Bryn Mawr shall advise WSFS in writing of the receipt of such Acquisition Proposal, request or inquiry, the name of the person making such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Bryn Mawr shall as promptly as practicable provide to WSFS (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Bryn Mawr shall provide WSFS as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep WSFS informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d)             Notwithstanding anything herein to the contrary, at any time prior to the Bryn Mawr Meeting, the board of directors of Bryn Mawr may make a Change in the Bryn Mawr Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if (i) Bryn Mawr has received a Superior Proposal (after giving effect to the terms of any revised offer by WSFS pursuant to this Section 7.2(d)), and (ii) the board of directors of Bryn Mawr has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Bryn Mawr may not take the actions set forth in this Section 7.2(d) unless:

(i)                 Bryn Mawr has complied in all material respects with this Section 7.2;

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(ii)               Bryn Mawr has provided WSFS at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)              during such five Business Day period, Bryn Mawr has and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by WSFS; and

(iv)              the board of directors of Bryn Mawr has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by WSFS, if any, that such Superior Proposal remains a Superior Proposal and that failure to make a Change in the Bryn Mawr Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of Bryn Mawr may communicate the basis for its lack of Bryn Mawr Recommendation to its shareholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

Any material amendment to any Superior Proposal, will be deemed to be a new Superior Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)             Notwithstanding anything herein to the contrary, at any time prior to the WSFS Meeting, the board of directors of WSFS may make a Change in the WSFS Recommendation, if the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of WSFS may not take the actions set forth in this Section 7.2(e) unless:

(i)                WSFS has provided Bryn Mawr at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action;

(ii)               during such five Business Day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Bryn Mawr in good faith (to the extent Bryn Mawr desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Bryn Mawr; and

(iii)              the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by Bryn Mawr, if any, that failure to make a Change in the WSFS Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of WSFS may communicate the basis for its lack of WSFS Recommendation to its stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

(f)              Bryn Mawr and Bryn Mawr Subsidiaries shall, and Bryn Mawr shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than WSFS and its Representatives) that has made or

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indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(g)             Nothing contained in this Agreement shall prevent Bryn Mawr or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the stockholders of Bryn Mawr; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3.         Exchange Listing.

WSFS shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of WSFS Common Stock to be issued to the holders of Bryn Mawr Common Stock pursuant to the Merger, and WSFS shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.         Consents of Regulatory Authorities.

(a)             WSFS and Bryn Mawr shall, and shall cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents, of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities. Each of WSFS and Bryn Mawr shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law or Order or by any Regulatory Authority. Notwithstanding the foregoing, in no event shall any WSFS Entities be required, and the Bryn Mawr Entities shall not be permitted (without WSFS’s prior written consent), to take any action, or commit to take any action, or to accept any restriction, commitment, or condition, involving the WSFS Entities or the Bryn Mawr Entities, which would be materially financially burdensome to the business, operations, financial condition or results of operations of WSFS and its Subsidiaries, taken as a whole, after giving effect to the Merger (any such condition, commitment, or restriction, a “Burdensome Condition”).

(b)             Each of WSFS and Bryn Mawr shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Bryn Mawr shall not have the right to review portions of material filed by WSFS with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required Consent from a Regulatory Authority will not be obtained or that the receipt of such Consent may be materially delayed. Except for non-material routine communications between counsel and a Regulatory Authority relating to the regulatory approval process or status, each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

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(c)             Subject to Section 10.15, each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party and/or Regulatory Authority.

7.5.         Access to Information; Confidentiality and Notification of Certain Matters.

(a)             Bryn Mawr and WSFS shall each promptly advise the other of any fact, change, event or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would reasonably be likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(b) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to WSFS or Bryn Mawr.

(b)            Prior to the Effective Time, upon reasonable notice and subject to applicable Laws and Section 10.15, each of Bryn Mawr and WSFS shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other Party, access during normal business hours to its books, records, Contracts, properties and personnel and such other information as the other Party may reasonably request and furnish to the other Party promptly all other information concerning its business, properties and personnel as the other Party may reasonably request, provided, that such access or requests shall not unreasonably interfere with normal operations of the Party. No investigation by either Party or their respective Representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Bryn Mawr nor WSFS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bryn Mawr’s or WSFS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement or to the extent that Bryn Mawr or WSFS, as the case may be, impose any reasonable restrictions with respect to in-person access in light of the Pandemic or the Pandemic Measures, including the health and safety of such party’s employees. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)             Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the letter agreement, dated January 27, 2021, between WSFS and Bryn Mawr (the “Confidentiality Agreement”).

7.6.         Press Releases.

Bryn Mawr and WSFS shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld,

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delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may, upon the advice of outside counsel, be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.        Tax Treatment.

(a)             Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Bank Merger, and to take no action which would cause the Merger and the Bank Merger not, to each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b)             Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and to Squire Patton Boggs (US) LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to each such counsel, at such time or times as may be reasonably requested by each such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsels’ deliveries of opinions with respect to the Tax treatment of the Merger and the Bank Merger.

(c)              Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of WSFS and Bryn Mawr shall report the Merger and the Bank Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.         Employee Benefits and Contracts.

(a)             For a period of one year following the Effective Time, except as contemplated by this Agreement, WSFS shall, or shall cause the Surviving Corporation to, provide to employees who are actively employed by a Bryn Mawr Entity at the Effective Time (“Covered Employees”) while employed by WSFS following the Closing Date employee benefits under WSFS Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by WSFS Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any WSFS Entity. Until such time as WSFS shall cause the Covered Employees to participate in the applicable WSFS Benefit Plans, the continued participation of the Covered Employees in the Bryn Mawr Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in WSFS Benefit Plans may commence at different times with respect to each of WSFS Benefit Plans). For purposes of determining eligibility to participate and vesting under WSFS Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under WSFS’s paid time off program, the service of the Covered Employees with a Bryn Mawr Entity prior to the Effective Time shall be treated as service with a WSFS Entity participating in such WSFS Benefit Plans, to the same extent that such service was recognized by the Bryn Mawr Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of WSFS Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

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(b)             From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) WSFS shall use reasonable best efforts to cause each life, disability, medical, dental or health plan of WSFS or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Bryn Mawr Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the Bryn Mawr Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)             Bryn Mawr shall, effective no later than 90 days prior to the anticipated Closing Date, take all necessary and appropriate actions, including any plan amendment, loan policy amendment and communications to participants, to provide that no further participant loans may be taken from any Bryn Mawr Benefit Plan that is defined contribution plan with a 401(k) feature (the “Bryn Mawr 401(k) Plan”). The form and substance of the amendments, documents and notices effecting such action shall be subject to the prior review and written approval of WSFS (such approval not to be unreasonably withheld, conditioned or delayed), and Bryn Mawr shall deliver to WSFS an executed or final copy of such amendments, documents and notices and shall fully comply with such amendments, documents and notices. Bryn Mawr shall, effective no later than the day immediately preceding the Closing Date (the “401(k) Plan Termination Date”) and contingent upon the Closing, adopt such necessary resolutions and/or amendments to the Bryn Mawr 401(k) Plan to terminate the Bryn Mawr 401(k) Plan as of the 401(k) Plan Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the prior review and written approval of WSFS (such approval not to be unreasonably withheld, conditioned or delayed), and Bryn Mawr shall deliver to WSFS an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of Bryn Mawr and shall fully comply with such resolutions and any necessary amendments.

(d)             Upon request by WSFS in writing prior to the Closing Date, the Bryn Mawr Entities shall cooperate in good faith with WSFS prior to the Closing Date to amend, freeze, terminate or modify any other Bryn Mawr Benefit Plan to the extent and in the manner determined by WSFS effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Bryn Mawr shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Bryn Mawr shall provide WSFS with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e)             Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Bryn Mawr or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Bryn Mawr Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by WSFS, Bryn Mawr or any of their respective Affiliates, (ii) alter or limit the ability of Surviving Corporation, WSFS or any of their Subsidiaries or Affiliates to amend, modify or terminate any Bryn Mawr Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant of Bryn Mawr or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with WSFS or any WSFS Subsidiaries, the Surviving Corporation or the Bryn Mawr Entities, or constitute or create an employment

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agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Bryn Mawr, WSFS or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Bryn Mawr or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(f)              On the Closing Date, Bryn Mawr shall provide WSFS with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

(g)             To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, Bryn Mawr shall, prior to the Closing Date, cooperate in good faith with WSFS to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(h)             The parties shall perform the actions set forth on Section 7.8 of each of Bryn Mawr’s and WSFS’s Disclosure Memorandum.

7.9.        Indemnification.

(a)             From and after the Effective Time, each of WSFS and the Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted, the present and former directors or officers of the Bryn Mawr Entities, and any present and former employee or agent of the Bryn Mawr Entities entitled to indemnification and advancement of expenses under Bryn Mawr’s organizational documents or any agreements providing for indemnification by the Bryn Mawr Entities in place on the date hereof (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such person is or was a director, officer, employee or agent of the Bryn Mawr Entities or, at Bryn Mawr’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Bryn Mawr’s organizational documents in place on the date hereof and applicable Law (and WSFS or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b)             WSFS shall cause to be maintained in effect for a period of six years after the Effective Time Bryn Mawr’s existing directors’ and officers’ liability insurance policy (provided, that WSFS may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Bryn Mawr given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time (including the transactions contemplated by this Agreement); provided, that WSFS shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Bryn Mawr’s directors and officers, 250% of the aggregate annual premium payments currently paid on Bryn Mawr’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, WSFS shall cause to be maintained policies of directors’

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and officers’ liability insurance that, in the Surviving Corporation’s good faith determination, provide the most advantageous coverage obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, WSFS, or Bryn Mawr in consultation with WSFS, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, WSFS, or Bryn Mawr in consultation with WSFS, may purchase the most advantageous “tail” prepaid policy obtainable for a premium less than or equal to the Maximum Amount, and in each case, WSFS shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)             Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify WSFS thereof (but the failure to so notify WSFS shall not relieve it from any liability which it may have under this Section 7.9, except to the extent that such failure materially prejudices WSFS). In the event of any such Claim (whether arising before or after the Effective Time): (i) WSFS or Surviving Corporation shall have the right to assume the defense thereof and, upon such assumption, WSFS and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except that if WSFS elects not to assume such defense, or counsel for the Indemnified Party reasonably advises the Indemnified Party that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between WSFS and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to WSFS, and WSFS shall pay the reasonable fees and expenses of such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) WSFS and Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that WSFS and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)             If WSFS or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if WSFS (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, WSFS shall cause proper provision to be made so that the successors and assigns of WSFS shall expressly assume in writing the obligations set forth in this Section 7.9.

(e)             The provisions of this Section 7.9 shall survive the Effective Time and are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and Representatives.

7.10.       Operating Functions.

Bryn Mawr and Bryn Mawr Bank shall cooperate with WSFS and WSFS Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as WSFS may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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7.11.       Stockholder Litigation.

Each of Bryn Mawr and WSFS shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Bryn Mawr or WSFS, as applicable, threatened against Bryn Mawr, WSFS or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Bryn Mawr, WSFS or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Bryn Mawr shall give WSFS every opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Bryn Mawr or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WSFS’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

7.12.        Legal Conditions to Mergers; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Bryn Mawr and WSFS shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by any Regulatory Authority and any other third party that is required to be obtained by Bryn Mawr or WSFS or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of WSFS, on the one hand, and a Subsidiary of Bryn Mawr, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by WSFS.

7.13.       Dividends.

After the date of this Agreement, each of WSFS and Bryn Mawr shall coordinate with the other regarding the declaration of any dividends in respect of WSFS Common Stock and Bryn Mawr Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Bryn Mawr Common Stock shall not receive two dividends or more, or fail to receive one dividend, in any quarter with respect to their shares of Bryn Mawr Common Stock and any shares of WSFS Common Stock any such holder receives in exchange therefor in the Merger.

7.14.       Change of Method.

WSFS may at any time change the method of effecting the combination of the Bryn Mawr and WSFS (including by providing for the merger of Bryn Mawr with a wholly owned Subsidiary of WSFS) if and to the extent requested by WSFS, and Bryn Mawr agrees to enter into such amendments to this Agreement as WSFS may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to Bryn Mawr’s shareholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

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7.15.       Restructuring Efforts.

If either Bryn Mawr or WSFS shall have failed to obtain the Bryn Mawr Shareholder Approval or the WSFS Stockholder Approval, as applicable, at the duly convened Bryn Mawr Meeting or WSFS Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its stockholders or adversely affect the Tax treatment of the Mergers with respect to the Bryn Mawr’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.15) to its respective stockholders for approval.

7.16.       Corporate Governance.

On or prior to the Effective Time, the boards of directors of WSFS and WSFS Bank shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation and the Surviving Bank, as applicable, at the Effective Time to be increased by three members, and shall appoint Francis J. Leto and two other directors of Bryn Mawr’s board of directors (collectively, the “Bryn Mawr Directors”) to the boards of directors of the Surviving Corporation and the Surviving Bank, as applicable, as mutually agreed by Bryn Mawr and WSFS. Each such Bryn Mawr Director shall be appointed to a class of the board of directors of the Surviving Corporation and the Surviving Bank, as applicable, as mutually agreed by Bryn Mawr and WSFS. Notwithstanding the foregoing, WSFS’s and WSFS Bank’s, as applicable, obligation to appoint a particular Bryn Mawr Director is subject to each such Bryn Mawr Director’s compliance with WSFS’s and WSFS Bank’s, as applicable, governance and ethics policies, including customary interview and onboarding practices of WSFS and WSFS Bank, as applicable, in place from time to time, as reasonably determined by WSFS’s and WSFS Bank’s, as applicable, Corporate Governance and Nominating Committee.

7.17.       Takeover Statutes.

Neither WSFS nor Bryn Mawr shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each of WSFS and Bryn Mawr shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of WSFS and Bryn Mawr will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18.       Exemption from Liability Under Section 16(b).

Bryn Mawr and WSFS agree that, in order to most effectively compensate and retain those officers and directors of Bryn Mawr subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Bryn Mawr Insiders”), both prior to and after the Effective Time, it is desirable that Bryn Mawr Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Bryn Mawr Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of WSFS and of Bryn Mawr, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Bryn Mawr Common Stock and (ii) any acquisitions of WSFS Common Stock pursuant to the transactions contemplated by this Agreement and by any Bryn Mawr

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Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.19.       Service Agreements.

Prior to the Closing, Bryn Mawr shall use reasonable best efforts to cause each of the individuals set forth on Exhibit B hereto to remain employed by Bryn Mawr and to maintain the effectiveness of the Service Agreements as of the Effective Time.

7.20.       Assumption of Bryn Mawr Debt.

Prior to the Effective Time, WSFS or a Subsidiary of WSFS shall take all actions necessary for WSFS or any applicable Subsidiary to enter into a supplemental indenture or other documents with the trustee of the indentures set forth in Section 7.20 of Bryn Mawr’s Disclosure Memorandum (the “Bryn Mawr Indentures”) to evidence the succession of WSFS as the obligor on those Bryn Mawr Indentures as of the Effective Time. The Parties shall use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumptions effective to the extent required by the terms of such Bryn Mawr Indentures.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.          Conditions to Obligations of Each Party.

The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)              Stockholder Approval. Each of the WSFS Stockholder Approval and the Bryn Mawr Shareholder Approval shall have been obtained.

(b)             Regulatory Approvals. (i) All required regulatory approvals, waivers or non-objections from the Federal Reserve, the OCC, the FDIC, the PDBS, the DOSBC and any other Regulatory Authority, and (ii) any other regulatory approvals or Consents contemplated by Sections 4.2(c) and 5.2(c) the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS and Bryn Mawr (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)             Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Mergers), in each case that remains in effect.

(d)             Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)             Exchange Listing. The shares of WSFS Common Stock issuable pursuant to the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

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8.2.          Conditions to Obligations of WSFS.

The obligation of WSFS to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by WSFS pursuant to Section 10.6:

(a)             Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Bryn Mawr set forth in this Agreement shall be assessed (in each case after giving effect to the lead in to Article IV) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a), 4.3(c), 4.4(a) (second and third sentences only), 4.9(a), and 4.30 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.1, 4.2, 4.3(b), 4.4(a) (other than the second and third sentences), 4.4(b) and 4.4(c) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)             Performance of Agreements and Covenants. Bryn Mawr shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)             Certificates. Bryn Mawr shall have delivered to WSFS (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Bryn Mawr and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Bryn Mawr’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSFS and its counsel shall request.

(d)             Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(e)              Tax Matters. WSFS shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to WSFS (the “WSFS Tax Opinion”), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such WSFS Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Bryn Mawr and WSFS reasonably satisfactory in form and substance to such counsel.

8.3.         Conditions to Obligations of Bryn Mawr.

The obligation of Bryn Mawr to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Bryn Mawr pursuant to Section 10.6:

(a)             Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of WSFS set forth in this Agreement shall be assessed (in each case after giving effect to the lead in to Article V) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.3(a), 5.4 (first sentence only), 5.8 and 5.15 shall be true and

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correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.1, 5.2, 5.3(b), 5.3(c) and 5.4 (other than the first sentence) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)             Performance of Agreements and Covenants. WSFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)              Certificates. WSFS shall have delivered to Bryn Mawr (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to WSFS and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by WSFS’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Bryn Mawr and its counsel shall request.

(d)             Tax Matters. Bryn Mawr shall have received a written opinion of Squire Patton Boggs (US) LLP, in form reasonably satisfactory to Bryn Mawr (the “Bryn Mawr Tax Opinion”), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Bryn Mawr Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Bryn Mawr and WSFS reasonably satisfactory in form and substance to such counsel.

ARTICLE 9
TERMINATION

9.1.          Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Bryn Mawr or the stockholders of WSFS, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)              by mutual written agreement of WSFS and Bryn Mawr;

(b)             by either Party, by written notice to the other Party, in the event (i)(A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party in writing or both Parties orally that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, (B) any Regulatory Authority shall have requested in writing that WSFS, WSFS Bank, Bryn Mawr, Bryn Mawr Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, or (C) any Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable, (ii) subject to Section 7.15, the shareholders of Bryn Mawr fail to vote their approval of this Agreement and the transactions contemplated hereby at the Bryn Mawr Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement) or (iii) subject to Section 7.15, the stockholders of WSFS fail to vote their approval of this Agreement and the transactions contemplated hereby

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at the WSFS Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been a material cause of, or resulted in, such action;

(c)             by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by the first anniversary of the date of this Agreement (the “Termination Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)             by WSFS, by written notice to Bryn Mawr, in the event that the board of directors of Bryn Mawr has (i) failed to make the Bryn Mawr Recommendation or otherwise effected a Change in the Bryn Mawr Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to WSFS (other than unintentional, immaterial breaches that do not prejudice WSFS’s rights under such section), or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the Bryn Mawr Meeting in accordance with Section 7.1;

(e)              by Bryn Mawr, by written notice to WSFS, in the event that the board of directors of WSFS has (i) failed to make the WSFS Recommendation or otherwise effected a Change in the WSFS Recommendation or (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the WSFS Meeting in accordance with Section 7.1;

(f)              by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Bryn Mawr, in the case of a termination by WSFS, or WSFS, in the case of a termination by Bryn Mawr, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by WSFS, or Section 8.3, in the case of a termination by Bryn Mawr, and which is not cured within the earlier of the Termination Date and 45 days following written notice to Bryn Mawr, in the case of a termination by WSFS, or WSFS, in the case of a termination by Bryn Mawr, or by its nature or timing cannot be cured during such period; or

(g)             By WSFS, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.         Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, and none of WSFS, Bryn Mawr, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) notwithstanding anything to the contrary contained in this Agreement, no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of any provision of this Agreement.

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9.3.         Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.       Definitions.

(a)             Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (communicated to Bryn Mawr or publicly announced to Bryn Mawr’s shareholders and whether binding or non-binding and written or oral) by any Person (other than a WSFS Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, directly or indirectly, by any Person (other than a WSFS Entity) of 25% or more in interest of the total outstanding voting securities of any Bryn Mawr Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Bryn Mawr, or any tender offer or exchange offer that if consummated would result in any Person (other than a WSFS Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any Bryn Mawr Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Bryn Mawr, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Bryn Mawr Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Bryn Mawr; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the Bryn Mawr Entities, taken as a whole.

“Advisory Agreement” means any Contract governing the provision of Investment Advisory Services.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person including, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the power to exercise a controlling influence over the management or policies of the other Person.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed,

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tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WSFS Common Stock for the ten consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by Nasdaq or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to its business.

“Bryn Mawr Common Stock” means the $1.00 par value common stock of Bryn Mawr.

“Bryn Mawr Entities” means, collectively, Bryn Mawr and all Bryn Mawr Subsidiaries.

“Bryn Mawr ERISA Affiliate” means any entity which together with a Bryn Mawr Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Bryn Mawr Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Bryn Mawr as of December 31, 2020, 2019, and 2018, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2020, 2019 and 2018, as filed by Bryn Mawr in the Bryn Mawr SEC Reports and (ii) the consolidated statements of condition of Bryn Mawr (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Bryn Mawr SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“Bryn Mawr Insurance Subsidiary” means each Subsidiary of Bryn Mawr through which insurance operations are conducted.

“Bryn Mawr Subsidiary” means a Subsidiary of Bryn Mawr, which shall include Bryn Mawr Bank, the entities set forth in Section 4.4(a)(i) of Bryn Mawr’s Disclosure Memorandum and any corporation, bank, savings association, trust company, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Bryn Mawr after the date hereof and held as a Subsidiary by Bryn Mawr at the Effective Time.

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“Bryn Mawr Stock Plans” means the existing stock option and other stock-based compensation plans of Bryn Mawr designated as follows: Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan, Bryn Mawr 2010 Long-Term Incentive Plan, Amended and Restated Bryn Mawr 2010 Long-Term Incentive Plan, and Bryn Mawr Director Stock Retainer Plan.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean, in the case of Bryn Mawr Bank or WSFS Bank, as applicable, Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, 131 Stat. 281.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Regulatory Authority that grants to any Person the ability (i) to defer, reduce or eliminate any Taxes, (ii) to borrow or otherwise secure financing (including any PPP Loans), (iii) to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Coronavirus Response Act, and the Consolidated Appropriations Act, 2021.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

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“Determination Date” shall mean the fifth Business Day prior to the Closing Date, provided that if shares of the WSFS Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the fifth Business Day prior to the Closing Date on which shares of WSFS Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to or concurrently with execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not reasonably be likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“DOSBC” means the Office of the State Bank Commissioner of the State of Delaware.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights

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convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos, designs together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property or proprietary rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Advisory Services” means investment management, investment advisory or sub-advisory services, or any other wealth management services including but not limited to trust and estate planning and trust administration.

“Joint Proxy/Prospectus” means the joint proxy statement and prospectus in definitive form relating to the meetings of Bryn Mawr’s shareholders and WSFS’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

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“Key Employee” means an employee of any Bryn Mawr Entity having holder the position of Senior Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of, in the case of Bryn Mawr, those individuals set forth in Section 10.1 of Bryn Mawr’s Disclosure Memorandum and, in the case of WSFS, those individuals set forth in Section 10.1 of WSFS’s Disclosure Memorandum, and, in each case, the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Regulation O, Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the PDBS, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network, COVID-19 Relief Laws and Pandemic Measures, and any other applicable laws (including common law), ordinances, regulations, reporting or licensing requirements, rules, or statutes related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records,

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its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Bryn Mawr or Bryn Mawr Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Bryn Mawr, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the Pandemic and the implementation of the Pandemic Measures) in the jurisdictions in which Bryn Mawr or WSFS operate or (I) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), (G), and (H) to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Global Select Market.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of Bryn Mawr and Bryn Mawr Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Bryn Mawr and Bryn Mawr Bank’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to either Party, shall take into account the commercially reasonable action or inaction by such Party and its Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed to the other Party prior to the date hereof.

“Pandemic” means any outbreaks, epidemics or pandemics relating to COVID-19, or any evolutions or mutations thereof.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other Laws or directives, guidelines or recommendations promulgated by any Regulatory Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Bryn Mawr or WSFS, and “Parties” means Bryn Mawr and WSFS.

“Per Share Cash Equivalent Consideration” means the product of the Average Closing Price multiplied by the Exchange Ratio.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“PPP Loan” means (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its respective SEC Reports, but with respect to the SEC Reports, prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

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“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by WSFS under the Securities Act with respect to the shares of WSFS Common Stock to be issued to the shareholders of Bryn Mawr pursuant to this Agreement.

“Regulation O” means Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve (12 C.F.R. Part 215).

“Regulation W” means Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve (12 C.F.R. Part 223).

“Regulatory Authority” means, collectively, the SEC, Nasdaq, state securities authorities, the FINRA, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the OCC, the FDIC, the PDBS, the DOSBC, the OCC, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking, insurance or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, as amended, the Investment Advisers Act, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Bryn Mawr determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Bryn Mawr’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by WSFS in response to such Acquisition Proposal)); provided, that for purposes of

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the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

“WSFS Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation plan, vacation, bonus, incentive, retention, change in control or other incentive plan, severance pay plan (but not including severance agreements with individual employees), medical vision, dental or other health plan, any life insurance, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan that is adopted by any WSFS Entity or WSFS ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries thereof.

“WSFS Common Stock” means the $0.01 par value common stock of WSFS.

“WSFS Entities” means, collectively, WSFS and all WSFS Subsidiaries.

“WSFS ERISA Affiliate” means any entity which together with a WSFS Entity would be treated as a single employer under Internal Revenue Code Section 414.

“WSFS Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of WSFS as of December 31, 2020, 2019, and 2018, and the related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2020, 2019 and 2018, as filed by WSFS in the WSFS SEC Reports and (ii) the consolidated statements of financial condition of WSFS (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the WSFS SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“WSFS Stock Options” means each option or other Equity Right to purchase shares of WSFS Common Stock pursuant to stock options or stock appreciation rights.

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“WSFS Restricted Stock Award” means each award of shares of WSFS Common Stock or other Equity Right to shares of WSFS Common Stock subject to vesting, repurchase or other lapse restriction granted under a WSFS Stock Plan.

“WSFS Share Issuance” means the issuance of shares of WSFS Common Stock in connection with the Merger.

“WSFS Stock Plans” means the existing stock option and other stock-based compensation plans of WSFS designated as follows: the WSFS 2018 Incentive Plan, the WSFS 2013 Incentive Plan and the WSFS 2005 Incentive Plan.

“WSFS Subsidiary” means a Subsidiary of WSFS, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of WSFS after the date hereof and held as a Subsidiary by WSFS at the Effective Time.

10.2.        Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan Termination Date	A-50
ACL	A-25
Advisory Entities	A-26
Agreement	A-1
Bank Merger	A-1
Bankruptcy and Equity Exceptions	A-8
Book-Entry Share	A-3
Broker-Dealer Entities	A-28
Bryn Mawr	A-1
Bryn Mawr 401(k) Plan	A-50
Bryn Mawr Advisory Entity	A-26
Bryn Mawr Agent	A-28
Bryn Mawr Bank	A-1
Bryn Mawr Bank Common Stock	A-9
Bryn Mawr Benefit Plan	A-19
Bryn Mawr Contracts	A-22
Bryn Mawr Directors	A-54
Bryn Mawr Indentures	A-55
Bryn Mawr Insiders	A-54
Bryn Mawr Meeting	A-43
Bryn Mawr Pension Plan	A-20
Bryn Mawr Recommendation	A-44
Bryn Mawr Regulatory Agreement	A-22
Bryn Mawr Restricted Stock Award	A-4
Bryn Mawr SEC Reports	A-10
Bryn Mawr Shareholder Approval	A-8
Bryn Mawr Stock Option	A-4
Bryn Mawr Systems	A-15
Bryn Mawr Tax Opinion	A-57
Bryn Mawr Voting Agreement	A-1
Burdensome Condition	A-47
Canceled Shares	A-3

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Certificate	A-3
Change in the Bryn Mawr Recommendation	A-44
Change in the WSFS Recommendation	A-44
Charter Conversion	A-3
Chosen Courts	A-74
Claim	A-51
Closing	A-2
Closing Date	A-2
Confidentiality Agreement	A-48
Covered Employees	A-49
DGCL	A-1
DOL	A-18
Effective Time	A-2
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-3
HOLA	A-7
Holders	A-5
Indemnified Party	A-51
Independent Contractors	A-18
Investment Advisers Act	A-26
Investment Company Act	A-26
IRS	A-19
Maximum Amount	A-51
Merger	A-1
Merger Consideration	A-3
Mergers	A-1
OCC	A-3
PBCL	A-1
PBGC	A-19
PDBS	A-7
Permitted Liens	A-15
Requisite Regulatory Approvals	A-55
Sarbanes-Oxley Act	A-10
Service Agreements	A-1
Subsidiary Plan of Merger	A-3
Surviving Bank	A-1
Surviving Corporation	A-1
Takeover Statutes	A-24
Termination Date	A-58
Termination Fee	A-71
TP Advisory Entity	A-26
TP Broker-Dealer Entity	A-28
WSFS	A-1
WSFS Bank	A-1
WSFS Certificates	A-5
WSFS Meeting	A-43
WSFS Recommendation	A-44
WSFS Regulatory Agreement	A-36
WSFS SEC Reports	A-32
WSFS Stockholder Approval	A-30
WSFS Tax Opinion	A-56

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Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.        Expenses.

(a)            Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.

(b)            Notwithstanding Section 10.3(a),

(i)               if either Bryn Mawr or WSFS terminates this Agreement pursuant to Sections 9.1(b)(ii) or 9.1(c) (and the Bryn Mawr Shareholder Approval has not been obtained) or WSFS terminates pursuant to Section 9.1(f), and prior to such termination, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Bryn Mawr shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)               if WSFS shall terminate this Agreement pursuant to Section 9.1(d), then Bryn Mawr shall pay to WSFS an amount equal to $37,725,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

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(c)            The payment of the Termination Fee by Bryn Mawr pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of WSFS in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d), or 9.1(f). The Parties acknowledge that the agreement contained in Section 10.3(b) is an integral part of the transactions contemplated by this Agreement, and that without such agreement, the Parties would not enter into this Agreement; accordingly, if Bryn Mawr fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Bryn Mawr shall pay to WSFS its costs and expenses incurred (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing on the date such payment was due under this Agreement until the date of payment.

10.4.       Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including Bryn Mawr’s Disclosure Memorandum and WSFS’s Disclosure Memorandum, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

10.5.       Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Bryn Mawr Shareholder Approval or WSFS Stockholder Approval has been obtained; provided, that after obtaining the Bryn Mawr Shareholder Approval or WSFS Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6.       Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Bryn Mawr Shareholder Approval or WSFS Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further stockholder approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

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10.7.       Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by merger, consolidation or otherwise by operation of Law) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.8.       Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Michael P. Reed
Email: MReed@wsfsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com
Attention: Charlotte May
Email: cmay@cov.com

Bryn Mawr:	Bryn Mawr Bank Corporation
The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania 19010
Facsimile Number: (610) 527-3715
Attention: Francis J. Leto
Email: fleto@bmtc.com
Attention: Lori A. Goldman
Email: lgoldman@bmtc.com

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Copy to Counsel:	Squire Patton Boggs
201 East Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Facsimile Number: (513) 361-1201
Attention: James Barresi
Email: james.barresi@squirepb.com

10.9.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Bryn Mawr shall be subject to the Laws of the Commonwealth of Pennsylvania and that matters relating to the Bank Merger shall be subject to the Laws of the United States to the extent they are mandatorily applicable).

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.    Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

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10.11.    Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.    Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.    Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.14.    Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15.    Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.

[signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS FINANCIAL CORPORATION

By:	/s/ Rodger Levenson
Name: Rodger Levenson
Title: Chairman, President and Chief Executive Officer

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name: Francis J. Leto
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of March [9], 2021 (this “Agreement”), by and among WSFS Financial Corporation (“WSFS”), a Delaware corporation, Bryn Mawr Bank Corporation (“Bryn Mawr”), a Pennsylvania corporation, and the undersigned shareholder [and director][and executive officer] (the “Shareholder”) of Bryn Mawr in the Shareholder’s capacity as a shareholder of Bryn Mawr, and not in his or her capacity as a director or officer of Bryn Mawr, as applicable.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, WSFS and Bryn Mawr are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Bryn Mawr will merge with and into WSFS, with WSFS as the surviving corporation (the “Merger”), and The Bryn Mawr Trust Company, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Bryn Mawr, will merge with and into Wilmington Savings Fund Society, FSB (“WSFS Bank”), a federal savings bank and wholly owned subsidiary of WSFS, with WSFS Bank as the surviving bank (collectively, the “Mergers”);

WHEREAS, as of the date hereof, the Shareholder is a [director][officer] of Bryn Mawr and has Beneficial Ownership of (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, those shares of common stock, $1.00 par value per share of Bryn Mawr (“Bryn Mawr Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of WSFS Common Stock (as such term is defined in the Merger Agreement), and therefore the Mergers are expected to be of substantial benefit to the Shareholder;

WHEREAS, as a material inducement to WSFS entering into the Merger Agreement, WSFS has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, other individuals, as a material inducement to WSFS entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
GENERAL

1.1.          Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment

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power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Shareholder, the Existing Shares, together with any shares of Bryn Mawr Common Stock or other capital stock of Bryn Mawr and any WSFS securities convertible into or exercisable or exchangeable for shares of Bryn Mawr Common Stock or other capital stock of Bryn Mawr, in each case that the Shareholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

“Existing Shares” means, with respect to the Shareholder, all shares of Bryn Mawr Common Stock Beneficially Owned by the Shareholder as specified on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (i) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, and (iii) Transfers to any other shareholder and director and/or executive officer of Bryn Mawr who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i) and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to WSFS and Bryn Mawr an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to WSFS and Bryn Mawr, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Shareholder shall have made hereunder.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers

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by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Transferred” shall have a correlative meaning.

ARTICLE II
COVENANTS OF SHAREHOLDER

2.1.          Agreement to Vote. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the shareholders of Bryn Mawr or at any other meeting of the shareholders of Bryn Mawr, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of Bryn Mawr (collectively, “Bryn Mawr Shareholders’ Meeting”), the Shareholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Shareholder controls the right to vote:

(i)              in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, and any actions required in furtherance thereof;

(ii)            against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Bryn Mawr under the Merger Agreement;

(iii)           against any Acquisition Proposal; and

(iv)           against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of Bryn Mawr that is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Bryn Mawr of its obligations under the Merger Agreement.

2.2.          No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Shareholder or otherwise reasonably expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Bryn Mawr, WSFS and WSFS Bank as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Ownership. The Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned by the Shareholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Shareholder has and will have title to the Covered Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. As of the date hereof, the Existing Shares constitute all of the shares of Bryn Mawr Common Stock Beneficially Owned by the Shareholder. The Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (including the right to control any disposition), sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof (including the right to control the making or issuing of any such instructions), and sole power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date. The Shareholder has and will have possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(c)           No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement will not, (i) conflict with or violate any Law or Order applicable to the Shareholder or by which any of his or her Assets is bound, or (ii) conflict with, result in any breach of or constitute a Default, or result in the creation of any Encumbrance on the Assets of the Shareholder pursuant to, any Contract to which the Shareholder is a party or by which the Shareholder or any of his or her Assets is bound, except for any of the foregoing as would not be reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his or her obligations under this Agreement. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her Affiliates (1) has entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any other Contract relating to the voting of the Covered Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Covered Shares.

(d)          Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any Consent. No Consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

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(e)           Legal Proceedings. There is no Litigation pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)            Reliance by WSFS. The Shareholder understands and acknowledges that WSFS is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

ARTICLE IV
OTHER COVENANTS

4.1.          Prohibition on Transfers; Other Actions.

(a)           Until the earlier of the receipt of the Bryn Mawr Shareholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, Bryn Mawr shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares; subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Bryn Mawr following the termination of this Agreement in accordance with Section 5.1.

(b)           The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Bryn Mawr shall not, and the Shareholder hereby unconditionally and irrevocably instructs Bryn Mawr to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.

4.2.          Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Bryn Mawr Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.          Notice of Acquisitions, etc. The Shareholder hereby agrees to notify Bryn Mawr and WSFS as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of Bryn Mawr Common Stock or other securities of Bryn Mawr of which the Shareholder acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

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4.4.          Non-Solicit. The Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined under the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Bryn Mawr’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Bryn Mawr that takes any action in support of an Acquisition Proposal, or (g) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

4.5.          Shareholder Capacity. The Shareholder is signing this Agreement solely in his or her capacity as a holder of Bryn Mawr Common Stock, and nothing herein shall prohibit, prevent or preclude the Shareholder from taking or not taking any action in the Shareholder’s capacity as an officer or director of Bryn Mawr to the extent permitted by the Merger Agreement.

4.6.         Further Assurances. From time to time, at the request of WSFS or Bryn Mawr and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

4.7.          Disclosure. The Shareholder hereby authorizes WSFS and Bryn Mawr to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligation under this Agreement.

ARTICLE V
MISCELLANEOUS

5.1.          Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Closing, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the termination of this Agreement by mutual written consent of the parties hereto; provided, that the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

5.2.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in WSFS or Bryn Mawr any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and WSFS or Bryn Mawr shall not have any authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with

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receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Attention: Michael P. Reed
Email: MReed@wsfsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com
Attention: Charlotte May
Email: cmay@cov.com

Bryn Mawr:	Bryn Mawr Bank Corporation
The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania 19010
Facsimile Number: (610) 527-3715
Attention: Lori A. Goldman, Esq.
Email: lgoldman@bmtc.com

Copy to Counsel:	Squire Patton Boggs
201 East Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Facsimile Number: (513) 361-1201
Attention: James Barresi
Email: james.barresi@squirepb.com

Shareholder:	To those persons indicated on Schedule 1.

5.4.          Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.5.          Counterparts; Delivery by Facsimile or Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed

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and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

5.6.          Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

5.7.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           The parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8.         Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties.

5.9.         Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or

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was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.10.       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11.       Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by merger, consolidation or otherwise by operation of Law) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.12.        Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WSFS FINANCIAL CORPORATION

By:
Name:
Title:

BRYN MAWR BANK CORPORATION

By:
Name:
Title:

SHAREholder

Name:

[Signature Page to Voting Agreement]

Schedule 1

INFORMATION

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

Annex C

March 9, 2021

The Board of Directors

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, PA 19010

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Bryn Mawr Bank Corporation (“Bryn Mawr”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Bryn Mawr with and into WSFS Financial Corporation (“WSFS”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Bryn Mawr and WSFS. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of WSFS, Bryn Mawr or their respective stockholders or shareholders, each share of common stock, par value $1.00 per share, of Bryn Mawr (“Bryn Mawr Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding the Canceled Shares (as defined in the Agreement), shall be converted into the right to receive 0.9000 of a share of common stock, par value $0.01 per share, of WSFS (“WSFS Common Stock”). The ratio of 0.9000 of a share of WSFS Common Stock for one share of Bryn Mawr Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, simultaneously with the Merger, Bryn Mawr Trust Company, a wholly-owned subsidiary of Bryn Mawr, will merge with and into Wilmington Savings Fund Society, FSB, a wholly-owned subsidiary of WSFS (the “Bank Merger”), pursuant to a subsidiary plan of merger in the form attached to the Agreement.

KBW has acted as financial advisor to Bryn Mawr and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between Bryn Mawr and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Bryn Mawr and WSFS. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Bryn Mawr or WSFS for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Bryn Mawr (the “Board”) in rendering this opinion and will receive a fee from Bryn Mawr for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Bryn Mawr has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company 787 Seventh Avenue • New York, New York 10019
212.887.7777 • www.kbw.com

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The Board of Directors – Bryn Mawr Bank Corporation

March 9, 2021

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Bryn Mawr for which it has received compensation. In the past two years, KBW has provided investment banking and financial advisory services to WSFS and received compensation for such services. KBW acted as joint book-running manager for WSFS’ December 2020 offering of fixed-to-floating rate senior notes. We may in the future provide investment banking and financial advisory services to Bryn Mawr or WSFS and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Bryn Mawr and WSFS and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated March 7, 2021 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Bryn Mawr; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of WSFS; (iv) certain regulatory filings of Bryn Mawr and WSFS and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020; (v) certain other interim reports and other communications of Bryn Mawr and WSFS to their respective shareholders or stockholders; and (vi) other financial information concerning the businesses and operations of Bryn Mawr and WSFS that was furnished to us by Bryn Mawr and WSFS or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Bryn Mawr and WSFS; (ii) the assets and liabilities of Bryn Mawr and WSFS; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Bryn Mawr and WSFS with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Bryn Mawr that were prepared by, and provided to us and discussed with us by, Bryn Mawr management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of WSFS, as well as assumed long-term WSFS growth rates provided to us by WSFS management, all of which information was discussed with us by WSFS management and used and relied upon by us based on such discussions, at the direction of Bryn Mawr management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on WSFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, WSFS management and that were used and relied upon by us based on such discussions, at the direction of Bryn Mawr management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Bryn Mawr and WSFS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Bryn Mawr with soliciting indications of interest from third parties regarding a potential transaction with Bryn Mawr.

Keefe, Bruyette & Woods, A Stifel Company 787 Seventh Avenue • New York, New York 10019
212.887.7777 • www.kbw.com

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The Board of Directors – Bryn Mawr Bank Corporation

March 9, 2021

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Bryn Mawr as to the reasonableness and achievability of the financial and operating forecasts and projections of Bryn Mawr referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Bryn Mawr, upon WSFS management as to the reasonableness and achievability of the publicly available consensus “street estimates” of WSFS, the assumed long-term WSFS growth rates, and the estimates regarding certain pro forma financial effects of the Merger on WSFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the WSFS “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of WSFS management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Bryn Mawr and WSFS that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of WSFS referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Bryn Mawr and WSFS and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Bryn Mawr and WSFS. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Bryn Mawr or WSFS since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Bryn Mawr and WSFS are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Bryn Mawr or WSFS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Bryn Mawr or WSFS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

Keefe, Bruyette & Woods, A Stifel Company 787 Seventh Avenue • New York, New York 10019
212.887.7777 • www.kbw.com

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The Board of Directors – Bryn Mawr Bank Corporation

March 9, 2021

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Bryn Mawr Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Bryn Mawr, WSFS or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Bryn Mawr that Bryn Mawr has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Bryn Mawr, WSFS, the Merger and any related transaction (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Bryn Mawr Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Bryn Mawr, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Bryn Mawr to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Bryn Mawr or the Board; (iii) the fairness of the amount or nature of any compensation to any of Bryn Mawr’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Bryn Mawr Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Bryn Mawr (other than the holders of Bryn Mawr Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of WSFS or any other party to any transaction contemplated by the Agreement; (v) the actual value of WSFS Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which Bryn Mawr Common Stock or WSFS Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume

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The Board of Directors – Bryn Mawr Bank Corporation

March 9, 2021

at which WSFS Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to Bryn Mawr, WSFS, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Bryn Mawr Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Bryn Mawr Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company 787 Seventh Avenue • New York, New York 10019
212.887.7777 • www.kbw.com

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Annex D

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE

March 9, 2021

Board of Directors

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, DE 19801

Ladies and Gentlemen:

WSFS Financial Corporation (“WSFS”) and Bryn Mawr Bank Corporation (“Bryn Mawr”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Bryn Mawr will merge with and into WSFS with WSFS as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, par value $1.00 per share, of Bryn Mawr (“Bryn Mawr Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Bryn Mawr Common Stock as specified in the Agreement, shall be converted into the right to receive 0.90 of a share of common stock, par value $0.01 per share, of WSFS (“WSFS Common Stock” and such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to WSFS.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 5, 2021; (ii) certain publicly available financial statements and other historical financial information of WSFS that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Bryn Mawr that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates and estimated share repurchases for WSFS for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual earnings per share growth rate and annual estimated share repurchases for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS; (v) publicly available mean analyst earnings per share estimates for Bryn Mawr for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS; (vi) the pro forma financial impact of the Merger on WSFS based on certain assumptions relating to transaction expenses, purchase accounting adjustments, the regulatory capital treatment of certain trust preferred securities, cost savings and certain adjustments for current expected credit loss (CECL) accounting standards, as provided by the senior management of WSFS; (vii) the publicly reported historical price and trading activity for WSFS Common Stock and Bryn Mawr Common Stock, including a comparison of certain stock trading information for WSFS Common Stock and Bryn Mawr Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for WSFS and Bryn Mawr with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the

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current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of WSFS and its representatives the business, financial condition, results of operations and prospects of WSFS and held similar discussions with certain members of the senior management of Bryn Mawr and its representatives regarding the business, financial condition, results of operations and prospects of Bryn Mawr.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by WSFS or its representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior management of WSFS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of WSFS or Bryn Mawr. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of WSFS or Bryn Mawr. We did not make an independent evaluation of the adequacy of the allowance for loan losses of WSFS or Bryn Mawr, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to WSFS or Bryn Mawr. We have assumed, with your consent, that the respective allowances for loan losses for both WSFS and Bryn Mawr are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates and estimated share repurchases for WSFS for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual earnings per share growth rate and annual estimated share repurchases for WSFS for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for WSFS for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Bryn Mawr for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Bryn Mawr for the years ending December 31, 2021 through December 31, 2025, as reviewed with the senior management of WSFS. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments, the regulatory capital treatment of certain trust preferred securities, cost savings and certain adjustments for CECL accounting standards, as provided by the senior management of WSFS. With respect to the foregoing information, the senior management of WSFS confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of WSFS and Bryn Mawr, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in WSFS’s or Bryn Mawr’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that WSFS and Bryn Mawr will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining

D-2

the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on WSFS, Bryn Mawr, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that WSFS has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of WSFS Common Stock or Bryn Mawr Common Stock at any time or what the value of WSFS Common Stock will be once it is actually received by the holders of Bryn Mawr Common Stock.

We have acted as WSFS’s financial advisor in connection with the Merger and will receive a fee for our services, which advisory fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. WSFS has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has provided certain other investment banking services to WSFS in the two years preceding the date hereof. In summary, Piper Sandler acted as lead book-running manager in connection with the offer and sale of WSFS senior debt, which transaction occurred in December 2020 and for which Piper Sandler received approximately $1 million in compensation. Piper Sandler did not provide any investment banking services to Bryn Mawr in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to WSFS, Bryn Mawr and their respective affiliates. We may also actively trade the equity and debt securities of WSFS, Bryn Mawr and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of WSFS in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of WSFS as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to WSFS and does not address the underlying business decision of WSFS to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for WSFS or the effect of any other transaction in which WSFS might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any WSFS officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to WSFS from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.

D-3

BMBC BRYN MAWR BANK CORPORATION VOTE Your vote matters – here’s how to vote  You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/BMTCSpecial or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BMTCSpecial Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Special Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A 1, FOR Proposal 2 and FOR Proposal 3. 1. Approval of the Agreement and Plan of Merger, dated as of March 9, 2021, by and between WSFS Financial Corporation (“WSFS”) and Bryn Mawr Bank Corporation (“Bryn Mawr”), pursuant to which, among other things, Bryn Mawr will merge with and into WSFS and, simultaneously with the merger, The Bryn Mawr Trust Company will merge with and into Wilmington Savings Fund Society, FSB (“Merger Proposal”). 2. An advisory (non-binding) proposal to approve the specified compensation that may become payable to the named executive officers of Bryn Mawr in connection with the merger. 3. Approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Proposal. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 ENDORSEMENT_LINE SACKPACK 000004

The Bryn Mawr Bank Corporation (“Bryn Mawr”) 2021 Special Meeting of Shareholders will be held on Thursday, June 10, 2021, at Bryn Mawr’s Headquarters, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010 at 11:00 A.M., Eastern Time, with a virtual attendance option, which shareholders can access via the internet at www.meetingcenter.io/255742583 and with the password BMTC2021. To attend the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form, and if you hold your shares in “street name” through a broker, you must follow the instructions in Bryn Mawr’s Proxy Statement in order to obtain a control number. Any questions regarding the virtual format of the meeting, or how to access it, should be directed to Computershare at (877) 238-6956. To attend the Special Meeting in person, shareholders must first register with Bryn Mawr’s Corporate Secretary’s Office at (610) 526-2303 by 5:00 P.M., Eastern Time June 4, 2021. Any shareholder intending to attend the Special Meeting in person will be required to comply with Bryn Mawr’s COVID-19 protocols, including, but not limited to, undergoing COVID-19 screening in advance of the meeting, and a temperature check on the day of the meeting. Bryn Mawr’s COVID-19 protocols are subject to change. Directions to Bryn Mawr’s Headquarters and a copy of the COVID-19 protocols can be obtained by calling the Corporate Secretary’s Office at the above telephone number. Bryn Mawr retains the right to restrict access to the Special Meeting for any shareholder(s) that do(es) not meet Bryn Mawr’s protocols for in-person meeting attendance. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BMTCSpecial IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Bryn Mawr Bank Corporation Notice of 2021 Special Meeting of Shareholders Proxy Solicited by Board of Directors for Special Meeting — June 10, 2021 Megan Iannacone and Diane McDonald, or any of them, each with the power of substitution (the “Proxy Agents”), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Bryn Mawr Bank Corporation to be held on June 10, 2021 at 11:00 A.M., Eastern Time, at Bryn Mawr’s Headquarters, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, and virtually via the internet, and at any postponement or adjournment thereof (the “Special Meeting”). Shares represented by properly submitted proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly submitted proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board of Directors, and in the discretion of the Proxy Agents, on any other matters which may properly come before the Special Meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.